Exhibit 10.1

Execution Version

Dated March 4, 2025

Borrowing Base Facility Agreement
Up to $190,000,000
between
VAALCO Energy, Inc.
as an Original Borrower

The Financial Institutions listed in Schedule 1
as the Original Lenders

The Standard Bank of South Africa Limited, Isle of Man Branch The Mauritius Commercial Bank Limited
Glencore Energy UK Ltd.
FirstRand Bank Limited, acting through its Rand Merchant Bank Division as Mandated Lead Arrangers

The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division)
as the Agent

The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division)
as the Onshore (Gabon) Security Agent

The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division)
as the Offshore Security Agent and others

White & Case LLP 5 Old Broad Street London EC2N 1DW

(i)

(ii)

This Agreement (this “Agreement”) is dated     February 2025 and made:
Between:
(1)VAALCO Energy, Inc., a corporation incorporated in the state of Delaware, United States of America (Delaware Secretary of State file no. 2188793) whose principal place of business is at 2500 Citywest Blvd., Suite 400, Houston, Texas 77042, United States of America (the “Parent”) in its capacity as an original borrower;
(2)The Entities listed in Part 1 (The Original Borrowers) of Schedule 1 (The Original Parties) as original borrowers (together with the Parent, the “Original Borrowers”);
(3)The Entities listed in Part 2 (The Original Guarantors) of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);
(4)The Financial Institutions listed in Part 3 (The Original Lenders) of Schedule 1 (The Original Parties) as the original lenders (the “Original Lenders”);
(5)The Standard Bank of South Africa Limited, Isle of Man Branch; The Mauritius Commercial Bank Limited; Glencore Energy UK Ltd. and FirstRand Bank Limited, acting through its Rand Merchant Bank Division (together, the “Mandated Lead Arrangers”);
(6)The Standard Bank of South Africa Limited, Isle of Man Branch as the bookrunner (the “Bookrunner”);
(7)The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division) as the facility agent for the Finance Parties (the “Agent”);
(8)The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division) as the offshore security agent for the Secured Parties (the “Offshore Security Agent”);
(9)The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division) as the onshore security agent for the Secured Parties in Gabon (the “Onshore (Gabon) Security Agent”);
(10)The Standard Bank of South Africa Limited as the modelling bank (the “Modelling Bank”); and
(11)The Standard Bank of South Africa Limited as the technical bank (the “Technical Bank”). It is agreed:
1.Definitions and Interpretation
1.1Definitions
In this Agreement:
“1P Reserves” means, in relation to a Borrowing Base Asset, those quantities of Hydrocarbons which are deemed to be recoverable from the Field comprised in such Borrowing Base Asset as “Proved Reserves” in accordance with the June 2018 SPE / WPC / AAPG / SPEE / SEG / EAGE / SPWLA Petroleum Resources Management System (provided that if such guidelines are modified after the date of this Agreement and as a result of such modification, the Technical Bank (acting reasonably and in consultation with the Parent) is of the opinion that such definition of the term

“1P Reserves” will need to be modified to take account of the modification to the Petroleum Resources Management System, then such definition shall be modified as required by the Technical Bank (acting reasonably and in consultation with the Parent) and as approved by the Majority Lenders).
“2P Reserves” means, in relation to a Borrowing Base Asset, those quantities of Hydrocarbons which are deemed to be recoverable from the Field comprised in such Borrowing Base Asset as “Proved plus Probable Reserves” in accordance with the June 2018 SPE / WPC / AAPG / SPEE / SEG / EAGE / SPWLA Petroleum Resources Management System (provided that if such guidelines are modified after the date of this Agreement and as a result of such modification, the Technical Bank (acting reasonably and in consultation with the Parent) is of the opinion that such definition of the term “2P Reserves” will need to be modified to take account of the modification to the Petroleum Resources Management System, then such definition shall be modified as required by the Technical Bank (acting reasonably and in consultation with the Parent) and as approved by the Majority Lenders).
“Abandonment Costs” means, in relation to a Borrowing Base Asset and/or the Infrastructure relative thereto, the estimated cost to the Parent Obligor Group of final abandonment and/or demolition and removal of all installations together with any necessary site reinstatement as may be required by the Field Licences and/or any relevant laws or regulations after allowing for estimated salvage value (if any) and any other expected receipts from abandonment and/or demolition and removal (excluding Tax) in relation to that Borrowing Base Asset.
“Abandonment Date” means, in relation to a Borrowing Base Asset, the date upon which the Technical Bank (acting reasonably and in consultation with the Obligors’ Agent) have determined that production of Field Hydrocarbons will no longer be commercially viable and that operation of that Borrowing Base Asset will cease for economic reasons, in each case pursuant to and in accordance with the Banking Case.
“Acceding Obligor” means an Additional Obligor which accedes to this Agreement pursuant to Clause 28 (Changes to the Obligors).
“Acceptable Bank” means:
(a)a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BB- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Ba2 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or
(b)any other bank or financial institution approved by the Agent (acting on the instructions of the Majority Lenders).
“Acceptable Intercreditor Agreement” means:
(a)the Subordination Deed; and/or
(b)any other document or instrument evidencing any intercreditor or subordination terms entered into pursuant to, and in accordance with, the terms of this Agreement (including as contemplated by the definitions of Permitted Obligor Group Financial Indebtedness and/or Permitted Parent Financial Indebtedness) that are, in each case, satisfactory to the Majority Lenders.

“Acceptable Unsecured Hedging Entity” means:
(a)an Investment Grade Entity; or
(b)any other entity approved by the Agent.
“Account Bank” means an Offshore Account Bank or an Onshore Account Bank.
“Account Holding Obligor” means an Offshore Proceeds Account Holding Obligor or an Onshore Proceeds Account Holding Obligor.
“Accounting Principles” means generally accepted accounting principles in the jurisdiction of incorporation or establishment of the relevant member of the VAALCO Energy Group, including:
(a)in relation to the financial statements delivered in respect of the VAALCO Energy Group pursuant to Clause 22.1 (Financial Statements), generally accepted accounting principles adopted by the U.S. Securities and Exchange Commission to the extent applicable to the relevant financial statements (the “US GAAP”); and
(b)in relation to the financial statements delivered in respect of VAALCO Gabon, pursuant to Clause 22.1 (Financial Statements), the accounting principles of the Système Comptable OHADA (SYSCOHADA).
“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 28 (Changes to the Obligors).
“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 28 (Changes to the Obligors).
“Additional Obligor” means an Additional Borrower or an Additional Guarantor. “Administrative Finance Parties” means:
(a)each Mandated Lead Arranger;
(b)the Agent;
(c)each Security Agent;
(d)the Technical Bank;
(e)the Modelling Bank; and
(f)the Documentation Bank.
“Affected Obligor” has the meaning given to that term in Clause 30.31(f)(i) (Parallel Obligation (Covenant to pay the Security Agent)).
“Affiliate” means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Agent” means The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division) in its capacity as agent for the Finance Parties or any other person that replaces it in such capacity in accordance with this Agreement.
“Agent’s Spot Rate of Exchange” means:

(a)the Agent’s spot rate of exchange for the purchase of the relevant currency with dollars in the London foreign exchange market at or about 11:00 a.m. on a particular day; or
(b)(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably).
“Agreed Insurances” means the insurances to be implemented and maintained by the relevant Insuring Obligor with respect to the Borrowing Base Assets in accordance with the required provisions of this Agreement, the terms of the Transaction Documents (to the extent of its interest) in which an Obligor has an interest and any related policies of reinsurance, but excluding any insurances to the extent that the cover to be maintained is not available on reasonable commercial terms or no longer reflects insurance which would be implemented and maintained in accordance with good oil industry practice or ceases to be generally available in the market.
“Annual Financial Statements” means the audited consolidated accounts for each Guarantor for any Financial Year as required to be delivered to the Agent pursuant to Clause 22.1 (Financial Statements).
“Anti-Blocking Law” has the meaning given to that term in Clause 1.6 (Anti-Blocking Law). “Applicable Jurisdiction” means each of:
(a)Gabon in relation to VAALCO Gabon or any Borrowing Base Asset located in Gabon;
(b)Egypt in relation to any Borrowing Base Asset located in Egypt;
(c)Côte d’Ivoire in relation to VAALCO CDI or any Borrowing Base Asset located in Côte d’Ivoire;
(d)in relation to VAALCO CDI, UEMOA;
(e)in relation to VAALCO Gabon, CEMAC;
(f)in relation to any Additional Borrower, its jurisdiction of incorporation and each other legal framework applicable to such jurisdiction, such as UEMOA or CEMAC; and
(g)in relation to any Hydrocarbon Asset which to be designated as a Borrowing Base Asset after the date of this Agreement, the jurisdiction in which such designated Borrowing Base Asset is located.
“Approved Development and Exploration Costs” means, in respect of a Borrowing Base Asset, any development and exploration costs, operating expenditure and capital expenditure relating to that Borrowing Base Asset which has been taken into account in the then-current Banking Case.
“Approved Entity” mean any person that is listed in Schedule 14 (Offtaker Whitelist).
“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
“Assumptions” means the Economic Assumptions and the Technical Assumptions.
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means, in relation to a company or other legal person:
(a)one or more directors who are duly authorised whether singly or jointly, to act to bind that company or other legal person; or
(b)a person or persons duly authorised by that company or other legal person to act to bind that company or other legal person.
“Authority” has the meaning given to that term in Clause 26.14 (Expropriation).
“Availability Period” means the period from and including the date of this Agreement to and including the date falling one Month before the Final Maturity Date.
“Available Commitment” means a Lender’s Commitment minus:
(a)the amount of its participation in any outstanding Loans; and
(b)in relation to any proposed Utilisation, the amount of its participation in any other Loans that are due to be made under the Facility on or before the proposed Utilisation Date.
“Available Facility” means, at any time the lower of:
(a)the Borrowing Base Amount; and
(b)the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers. “Bail-In Legislation” means:
(a)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)in relation to the United Kingdom, the UK Bail-In Legislation; and
(c)in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
“Banking Case” means a consolidated cashflow and debt service projection in respect of the Parent Obligor Group prepared or to be prepared pursuant to this Agreement including:
(a)the Initial Banking Case; and
(b)any other banking case prepared and finally determined in accordance with Clause 6 (Banking Cases).
“Baobab EPC Contract” means the contract dated 2 December 2024 between CNR International (Côte d’Ivoire) SARL as the company and the Baobab EPC Contractor for the provision of engineering, procurement and construction services (Baobab Field, MV 10 Quayside Project).
“Baobab EPC Contractor” means MODEC Management Services Pte Ltd.

“Baobab Field” means the Hydrocarbon accumulation located in Block CI-40 known as the “Baobab field”.
“Baobab FPSO” means the floating production storage and offloading tanker facility named Baobab Ivorian MV10 FPSO for use in connection with the development of the Baobab Field.
“Baobab FPSO Class Assurer” means the American Bureau of Shipping.
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“Baobab FPSO Expected Renovation Completion Date” means the date set out in the most recent Banking Case on which the Baobab FPSO Renovation is expected to successfully pass the Baobab FPSO Renovation Completion Test.
“Baobab FPSO Renovation” means the renovation and repair of the Baobab FPSO required to be undertaken during which time the existing Baobab FPSO will be off station.
“Baobab FPSO Renovation Completion Date” means the date on which the Baobab FPSO Renovation has successfully passed the Baobab FPSO Renovation Completion Test to the satisfaction of the Technical Bank (to the extent not waived by the Technical Bank) (in each case acting on the instructions of the Majority Lenders (acting reasonably)).
“Baobab FPSO Renovation Completion Test” means the satisfaction of the following:
(a)the Baobab FPSO’s full term class certification has been received from the Baobab FPSO’s Class Assurer, or if a provisional class certification has been issued, any outstanding items are confirmed to be acceptable by the Technical Bank (acting reasonably);
(b)a Provisional Acceptance Certificate (as defined in the Baobab EPC Contract) has been issued by CNR International (Côte d’Ivoire) SARL to the Contractor, and a copy issued to the Technical Bank;
(c)the Baobab FPSO is successfully hooked up at the Baobab Field, with the re-connection to the sub-sea production system (including production or injection as appropriate established at each manifold) confirmed; and
(d)that production has been re-instated for at least 28 days with at least one successful offload (consisting of at least 400,000 barrels (bbls) being transferred per off-load) being achieved from the Baobab FPSO.
“Baobab FPSO Renovation Desktop Assumption” has the meaning given to that term in Clause 6.5(a)(ii)(A) (Draft Banking Cases).
“Baobab FPSO Renovation Desktop Banking Case” has the meaning given to that term in Clause 6.1(i)(i) (Adoption).
“Baobab FPSO Renovation Longstop Date” means the later of:
(a)the date falling 21 Months from the Baobab FPSO Renovation Start Date; and
(b)any such later date as agreed in writing between the Obligors’ Agent and the Technical Bank (acting on the instructions of the Majority Lenders), provided that such date shall not extend beyond the date falling 30 Months from the Baobab FPSO Renovation Start Date.

“Baobab FPSO Renovation Period” means the period commencing on the Baobab FPSO Renovation Start Date and ending on the Baobab FPSO Expected Renovation Completion Date or if earlier, the Baobab FPSO Renovation Completion Date provided that the Baobab FPSO Renovation Period shall not extend beyond the Baobab FPSO Renovation Long Stop Date.
“Baobab FPSO Renovation Start Date” means the date notified by the Obligors’ Agent to the Technical Bank as the date on which the Baobab FPSO Renovation commences which shall be a date occurring no later than 31 January 2025 or such later date as may be agreed between the Parent and the Agent (acting on the instructions of the Majority Lenders).
“Baobab FPSO Renovation Update Report” means a monthly report in a form agreed between the Parent and the Agent (acting on the instructions of the Majority Lenders (acting reasonably)) including a summary of activity, progress, any concerns or issues, updated schedule and costs, in respect of the Baobab FPSO Renovation.
“Baobab Lifting Agreement” means each of:
(a)the CI 40 Baobab Field Lifting and Entitlement Scheduling Agreement dated 20 June 2005 and amended by addendum dated 9 March 2023 between CNR International (Côte d’Ivoire) SARL, VAALCO CDI and Petroci Holding (as “Field Owners”) and CNR International (Côte d’Ivoire) SARL (as “Shipping Co-ordinator and Agent”) relating to the procedures for scheduling of each party’s entitlement to and lifting by tankers of each party’s respective share of crude oil delivered from Block CI-40 (including the Baobab Field); and
(b)the associated letter agreement titled “CI-40 Baobab Field - Joint Liftings of Crude Oil” in contemplation of joint crude oil liftings ahead of FPSO disconnection dated 17 September 2024 between CNR International (Côte d’Ivoire) SARL, VAALCO CDI and Petroci Holding.
“Baobab Offtake Agreements” means:
(a)the product sales agreement dated 17 April 2023 entered into between CNR International (Côte d’Ivoire) SARL (on behalf of itself and VAALCO CDI) and Glencore Energy UK Ltd. for the sale and purchase of crude oil from the Baobab Field; and
(b)the domestic gas sales agreement dated 21 July 2003 between Société de Gestion du Patrimoine du Secteur de l’Electricité (SOGEPE) (as purchaser); CNR International (Côte d’Ivoire) SARL and VAALCO CDI (as sellers); and the Government of Côte d’Ivoire, Petroci Holding and Petroci Overseas Limited (as suppliers).
“Baobab Operating Agreement” means the agreement entitled “Operating Agreement covering Block CI 40” between CNR International (Côte d’Ivoire) SARL (as operator), VAALCO CDI and others dated 9 April 1998 as amended on 30 January 2001, 22 April 2003 and 16 February 2005.
“Baobab Production Sharing Contract” means the agreement entitled “Petroleum Production Sharing Contract” between the government of Côte d’Ivoire, CNR International (Côte d’Ivoire) SARL (as operator), VAALCO CDI and others dated 9 April 1998 as amended on 29 September 2000, 22 April 2003, 16 February 2005 and 24 November 2005.
“Block CI-40” means that area offshore Côte d’Ivoire identified in the Baobab Production Sharing Contract but excluding any areas relinquished from time to time by the “Contractor” (as defined therein) pursuant to Baobab Production Sharing Contract.
“Borrower” means:
(a)each Original Borrower; and

(b)any Additional Borrower.
“Borrower Update” means an information package prepared by or on behalf of the Obligors’ Agent (in a form approved by the Technical Bank) which updates the information and/or evaluation(s) contained in the Reserves Report most recently delivered to the Technical Bank under this Agreement.

“Borrowing Base Amount” means, in relation to a Calculation Period or any day falling within such period, the amount in dollars specified in the most recently adopted Banking Case which is the lesser of A and B where:
(a)“A” is the field life cover ratio amount calculated by dividing the NPV (Field Life) relating to that Calculation Period by 1.5; and
(b)“B” is the loan life cover ratio amount calculated by dividing the NPV (Loan Life) relating to that Calculation Period by 1.3.
“Borrowing Base Asset” means:
(a)each Initial Borrowing Base Asset; and
(b)any other Hydrocarbon Asset that has been designated as such in accordance with Clause 6 (Banking Cases), but, in each case, excluding any of the foregoing which have ceased to be designated as a Borrowing Base Asset in accordance with Clause 6 (Banking Cases).
“Borrowing Base Deficiency” means, at any time, the amount by which the aggregate amount of the Loans under the Facility exceeds the Borrowing Base Amount at such time.
“Borrowing Base Reduction Amount” has the meaning given to that term in Clause 7.2(d)(ii) (Reduction of Loans).
“Break Costs” means, in respect of any Loan, the amount (if any) by which:
(a)the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in such Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Brent Forward Curve” means the Brent forward curve as published by ICE, Platts, Bloomberg or such other sources as may be agreed between the Technical Bank and the Obligors’ Agent (before any discount for crude oil quality is applied).
“Business Day” means:
(a)a day (other than a Saturday or Sunday) on which banks are open for general business in London, Houston, Johannesburg, Port Louis and New York; and
(b)in relation to the fixing of an interest rate in respect of a Loan, which is a SOFR Banking Day.
“Calculation End Date” means, in relation to each Banking Case, the last day of the last Calculation Period in which any item of Gross Expenditure and/or Gross Income is projected to arise.

“Calculation Period” means:
(a)other than in respect of the DSCR calculation, each period of six months:
(i)commencing on 1 October and ending on 31 March of each year; and
(ii)commencing on 1 April and ending on 30 September of each year, or, in the case of the first Calculation Period for an Interim Banking Case or the Initial Banking Case, such shorter period ending on the following 31 March or 30 September (whichever is the first to occur) as the Modelling Bank shall, acting reasonably and in consultation with the Parent, determine in connection with the preparation of such Banking Case; and
(b)solely for purposes of calculating the DSCR:
(i)in the case of the first Calculation Period commencing on the day after the Baobab FPSO Renovation Completion Date, the period commencing on such date and ending on the following 31 March or 30 September (whichever is the second to occur); and
(ii)for all subsequent Calculation Periods, the two consecutive six month periods within the period:
(A)commencing on 1 October and ending on 30 September; and
(B)commencing on 1 April and ending on 31 March. “Capex Add-Back Amount” means, in relation to any Calculation Period:
(a)any time prior to and during the Baobab FPSO Renovation Period, the amount of capital expenditure that is projected (and included in the relevant Banking Case as Gross Expenditure) to be payable by the Obligors with respect to the Borrowing Base Assets, in the period commencing on the first day of that Calculation Period until the later of:
(i)the date falling 12 months thereafter; and
(ii)the Baobab FPSO Expected Renovation Completion Date; and
(b)at any time after (and excluding) the FPSO Renovation Completion Date, the amount of capital expenditure that is projected (and included in the relevant Banking Case as Gross Expenditure) to be payable by the Obligors with respect to the Borrowing Base Assets in the period commencing on the first day of that Calculation Period until the date falling 12 months thereafter, and which, in each case, the Technical Bank and the Modelling Bank (each, acting reasonably) are satisfied, and the Obligors’ Agent has agreed, that the same amount is projected to be funded by the Facility, existing unrestricted cash balances or any other committed and available sources of funds (excluding any items of Gross Income and any other sources that have been reserved for any purpose other than capital expenditure).
“Cash” means, in relation to the VAALCO Energy Group, at any time, cash in hand or at bank and to which a member of the VAALCO Energy Group is alone (or together with other members of the VAALCO Energy Group) beneficially entitled for so long as:
(a)that cash is repayable on demand;

(b)repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the VAALCO Energy Group or of any other person whatsoever or on the satisfaction of any other condition;
(c)there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the VAALCO Energy Group in the ordinary course of their banking arrangements; and
(d)the cash is freely and immediately available to be applied in repayment or prepayment of the Facility.
“Cash Equivalent Investments” means, in relation to the VAALCO Energy Group, any of the following, in each case, to which any member of the VAALCO Energy Group is beneficially entitled at that time, which is freely transferable, convertible and accessible, and which is not issued or guaranteed by any member of the VAALCO Energy Group or subject to any Security other than Permitted Security at any time:
(a)certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;
(b)any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, Switzerland, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them (in each case having a rating for its long-term unsecured and non-credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investor Services Limited (in either case with an outlook of at least “stable”) or a comparable rating from an internationally recognised credit rating agency) which:
(i)matures within one year after the relevant date of calculation; and
(ii)is not convertible or exchangeable to any security;
(c)debt securities maturing within one year after the relevant date of calculation which are not convertible or exchangeable into any other security and are rated either A-2 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-2 or higher by Moody’s Investor Services Limited or, if no rating is available in respect of debt securities, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating;
(d)open market commercial paper not convertible or exchangeable to any other security:
(i)for which a recognised trading market exists;
(ii)issued by an issuer incorporated in the United States of America, the United Kingdom, a member of the European Economic Area or any Participating Member State;
(iii)which matures within one year after the relevant date of calculation; and
(iv)which has a credit rating of either A-2 or higher by Standard & Poor’s Rating Services or F2 or higher by Fitch Ratings Ltd or P-2 or higher by Moody’s Investor Services Limited or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit-enhanced debt obligations, an equivalent rating;
(e)bills of exchange issued in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State eligible for rediscount at the relevant central bank and accepted by an Acceptable Bank or any dematerialised equivalent;
(f)investments accessible within 90 days in money market funds which:
(i)have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited; and
(ii)invest substantially all their assets in securities of the types described in paragraphs (a) to (e) above; or;
(g)any other debt security approved by the Majority Lenders.
“CEMAC” means the Communauté Economique et Monetaire de l’Afrique Centrale.
“CEMAC Bank Accounts Instruction” means Instruction no. 003/GR/2022 from the Governor of the Bank of Central African States dated 4 February 2022 relating to the terms and conditions for opening and operating bank accounts in foreign currencies for companies operating in the extractive sector.
“CEMAC Domiciliation Instructions” means Instruction no. 001/GR/2022 from the Governor of the Bank of Central African States dated 4 February 2022 relating to terms and conditions of imports of goods and services of companies operating in the extractive sector and Instruction no. 002/GR/2022 from the Governor of the Bank of Central African States dated 4 February 2022 relating to terms and conditions of exports of goods and services of companies operating in the extractive sector.
“CEMAC FX Regulation” means the Foreign Exchange Regulation no. 02/18/CEMAC/UMA/CM as amended from time to time including pursuant to the CEMAC FX Regulation Amendments.
“CEMAC FX Regulation Amendments” means the amendments effected pursuant to the CEMAC Domiciliation Instructions, the CEMAC Bank Accounts Instruction, the CEMAC Repatriation Regulation and the CEMAC Onshore FX Accounts Regulation.
“CEMAC Onshore FX Accounts Regulation” means Regulation no. 02/CEMAC/UMAC/CM dated 23 December 2021 relating to the un-seisability of onshore foreign currency bank accounts of companies operating in the extractive sector.
“CEMAC Repatriation Regulation” means Regulation no. 01/CEMAC/UMAC/CM dated 23 December 2021 relating to the application of certain provisions of the foreign exchange regulation to companies operating in the extractive sector.
“Central Bank Rate” means:
(a)the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or
(b)if that target is not a single figure, the arithmetic mean of:

(i)the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and
(ii)the lower bound of that target range.
“Central Bank Rate Adjustment” means in relation to the Central Bank Rate prevailing at close of business on any SOFR Banking Day, the 20 per cent. trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding US Government Securities Business Days for which Term SOFR for a period equal in length to the applicable Interest Period is available.
“Central Bank Rate Spread” means, in relation to any SOFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:
(a)Term SOFR for a period equal in length to the applicable Interest Period for that SOFR Banking Day; and
(b)the Central Bank Rate prevailing at close of business on that SOFR Banking Day.
“Change of Control” means any person or group of persons acting in concert (directly or indirectly) obtains control of the Parent, where for these purposes:
(a)“control” over an entity means:
(i)the power to:
(A)cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a meeting of its stockholders; or
(B)appoint and/or remove all or the majority of the members of the board of directors or other equivalent officers of that entity; or
(C)give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; or
(ii)the holding beneficially of more than 50 per cent. of the issued share capital of such entity (excluding any part of that issued share capital that carries no right to vote or otherwise participate beyond a specified amount in a distribution of either profits or capital); and
(b)“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in an entity by any of them, either directly or indirectly, to obtain or consolidate control of an entity, including any such persons constituting a “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (but excluding any employee benefit plan of such person or its subsidiaries, and any person acting in its capacity as a trustee, agent, or other fiduciary or administrator of any such plan).
“Change of Operator” means:

(a)in respect of the Initial Ivorian Borrowing Base Assets, CNR International (Côte d’Ivoire) SARL ceases to be the Operator of the Initial Ivorian Borrowing Base Assets;
(b)in respect of the Initial Gabonese Borrowing Base Assets, VAALCO Gabon ceases to be the Operator of the Initial Gabonese Borrowing Base Assets;
(c)in respect of the Initial Egyptian Borrowing Base Assets, PetroBakr ceases to be the Operator of the Initial Egyptian Borrowing Base Asset; or
(d)in respect of any other Borrowing Base Asset, the Operator of such Borrowing Base Asset on the day on which such Borrowing Base Asset was so designated ceases to be the Operator of such Borrowing Base Asset, in each case without the prior consent of the Majority Lenders.
“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security.
“Closing Date” means the date on which the Agent serves the notice referred to in Clause 4.1 (Initial Conditions Precedent).
“Code” means the US Internal Revenue Code of 1986. “Commitment” means:
(a)in relation to any Original Lender at any time during a Specified Period, the amount (in dollars) set opposite that Specified Period in the column in which that Original Lender’s name appears in the table in Schedule 1 (The Original Lenders) and the amount of any other Commitment for that Specified Period transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase due to Cancellation); and
(b)in relation to any other Lender at any time during a Specified Period, the amount (in dollars) of any Commitment for that Specified Period transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase due to Cancellation), in each case (i) as may be increased pursuant to Clause 2.5 (Accordion) and (ii) to the extent not cancelled, reduced or transferred by it under this Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Commodity Futures Trading Commission” means the Commodity Futures Trading Commission established pursuant to the Commodity Exchange Act, as amended (7 U.S.C. § 1 et. seq.).
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).
“Computer Model” means the computer model used to prepare the Initial Banking Case, as amended from time to time in accordance with Clause 6.11 (Computer Model).
“Confidential Information” means all information relating to the VAALCO Energy Group, any Security Grantor, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance

Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)any member of the VAALCO Energy Group, any Security Grantor or any of its or their advisers; or
(b)another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the VAALCO Energy Group, any Security Grantor or any of its or their advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)information that:
(A)is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 43 (Confidential Information); or
(B)is identified in writing at the time of delivery as non-confidential by any member of the VAALCO Energy Group, any Security Grantor or any of its or their advisers; or
(C)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the VAALCO Energy Group, any Security Grantor and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(ii)any Funding Rate.
“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Obligors’ Agent and the Agent.
“Corporate Overheads” means all payments in respect of normal corporate operating costs, to include all employee payments (including salaries, bonuses, pension contributions and insurance payments), rents, repair and maintenance costs, utilities bills, professional fees and expenses.
“Côte d’Ivoire” means the Republic of Côte d’Ivoire.
“CSS” means any special solitary contribution (Contribution spéciale de solidarité) imposed in Gabon.
“DAC 6” means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.
“Dangerous Substance” means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable (in either case) of causing harm to man or any other living organism or of damaging the Environment or public health or welfare, including any controlled, special, hazardous, toxic, radioactive or dangerous waste.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:
(a)purchases by way of assignment or transfer;
(b)enters into any sub-participation in respect of; or
(c)enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.
“Debt Service Period” means the period commencing on the date of this Agreement and ending on the first 31 March or 30 September and thereafter, each consecutive six Month period commencing on 1 April and 1 October (but not extending beyond the Final Maturity Date).
“Debt Service Reserve Account” has the meaning given to that term in Clause 20.5(a)(i) (Debt Service Reserve Account).
“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Defaulting Lender” means any Lender:
(a)which has failed to make its participation in a Loan available (or has notified the Agent or the Obligors’ Agent (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ Participation);
(b)which has otherwise rescinded or repudiated a Finance Document; or
(c)during the Availability Period, with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event; and
payment is made within three Business Days of its due date; or
(ii)the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
“Delegate” means any delegate, agent, custodian, nominee, attorney or co-trustee appointed by a Security Agent.
“Desktop Banking Case” has the meaning given to that term in Clause 6.1(i) (Adoption).
“Development Consent” means, in relation to a Borrowing Base Asset, any permit, licence, authorisation, consent, registration, exemption, certificate, notification or other document issued by any regulatory authority and/or required by any law or regulation in connection with the exploration and exploitation of that Borrowing Base Asset by an Obligor.
“Development Costs” means, in relation to any Calculation Period or any other relevant period, all amounts to be paid or payable and attributable to a Field Interest or an Obligor’s interest in a Development Document in that Calculation Period and in respect of development costs and expenditures incurred in bringing a Borrowing Base Asset into production or in improving the rate at which Hydrocarbons can be won or transported from a Borrowing Base Asset to the point of sale or in reducing a decline in such rate or otherwise considered as being development costs in accordance with Good Industry Field Practice.
“Development Document” means in respect of a Borrowing Base Asset, any material document relating to the development of that Borrowing Base Asset, including all Development Consents relating to that Borrowing Base Asset.
“Development Plan” means, in relation to a Borrowing Base Asset, the written development plan approved by the relevant Obligor, the Operator of that Borrowing Base Asset and the other joint venture partners in that Borrowing Base Asset.
“Discount Rate” means the lower of:
(a)12 per cent. per annum; and
(b)the higher of:
(i)the aggregate of the Reference Rate plus the Margin; and
(ii)10 per cent. per annum. “Disruption Event” means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)from performing its payment obligations under the Finance Documents; or
(ii)from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Distribution” means:
(a)any payment, dividend or other distribution in relation to any share capital (or issued shares) of any member of the Parent Obligor Group;
(b)any redemption, repurchase, reduction, repayment or retirement of any share capital (or issued shares) of any member of the Parent Obligor Group;

(c)any payments in respect of, or any repayment, prepayment, redemption, retirement, discharge or purchase of, or sub-participation in, any loans or other financial accommodation made available to any member of the Parent Obligor Group; and
(d)in respect of the Parent only, any other payments or distributions (including any loans) to any member of the Parent Obligor Group’s shareholders (direct or indirect) or their Affiliates that are not members of the Parent Obligor Group (including any payment to such persons in respect of any management, administration, advisory, consultancy or other similar type fees or expenses), in each case, whether in cash or in kind and whether by way of actual payment, set-off, counterclaim or otherwise but excluding any of the foregoing occurring between Obligors.
“Distribution Conditions” means, on the proposed date of any Distribution, each of the following conditions in relation to such Distribution:
(a)which is made, or to be made by any member of the Obligor Group:
(i)no Material Default is continuing or would result if such Distribution were made;
(ii)no Borrowing Base Deficiency is continuing;
(iii)the Debt Service Reserve Account is and will remain (following such Distribution) funded up to the DSRA Required Balance; and
(b)which is made, or to be made by the Parent:
(i)no Default is continuing or would result if such Distribution were made;
(ii)    no Borrowing Base Deficiency is continuing; (iii)
(A)the most recent VAALCO Energy Group Liquidity Forecast delivered in accordance with Clause 23.1 (VAALCO Energy Group Liquidity Forecast) (the “relevant GLF”) demonstrates no Funding Shortfall will occur following such Distribution and the amount of Distribution that the Parent intends to declare, make or pay and/or that the Parent has declared in any three month period within the Forecast Period for that relevant GLF does not exceed in the aggregate 110 per cent. of the estimated amount of Distributions for that period; or
(B)prior to making the proposed Distribution, the Parent delivers an updated VAALCO Energy Group Liquidity Forecast in accordance with Clause
23.1 (VAALCO Energy Group Liquidity Forecast) which demonstrates that no Funding Shortfall will occur following such Distribution and (as applicable) takes into account the updated expected amount of Distributions to be declared and/or paid in any three month period within the Forecast Period for that VAALCO Energy Group Liquidity Forecast.
“DSCR” means, in relation to any Calculation Period of a Banking Case, the debt service cover ratio for such period, being the ratio of N:D as shown in the then-current Banking Case where:
(a)“N” is the Projected Net Revenues for that Calculation Period; and

(b)“D” is the aggregate amount of all principal, interest, fees, commission and other amounts which are due and payable by the Obligors in that Calculation Period under the Finance Documents other than any Secured Hedging Agreement.
“DSRA Required Balance” means:

Month of Debt Service Period	Amount
First	1/6 of P plus I
Second	2/6 of P plus I
Third	3/6 of P plus I
Fourth	4/6 of P plus I
Fifth	5/6 of P plus I
Sixth	P plus I
where, for these purposes, in relation to any Debt Service Period:
(a)“P” means an amount equal to the aggregate amount of scheduled principal (disregarding Rollover Loans) payable by the Borrowers under the Finance Documents projected to fall due in that Debt Service Period as determined by the Agent (acting reasonably); and
(b)“I” means an amount equal to the aggregate amount of interest payable by the Borrowers under the Finance Documents projected to fall due in that Debt Service Period as determined by the Agent (acting reasonably), provided that, if any Debt Service Period is shorter than six months, the principal component of the DSRA Required Balance for each month or part month of that period (the total number of such months or part months being “X”) shall be determined by dividing the amount of scheduled principal payable by the Borrowers under the Finance Documents in such Debt Service Period as determined by the Agent (acting reasonably) (such amount being “Y”) by X with the DSRA Required Balance in the first month or part month being 1/X of Y, the DSRA Required Balance in the second month (being 2/X of Y and so forth) and the term “month” where used in this definition means a calendar month.
“Eastern Desert Merged Concession Offtake Agreements” means the Mercuria Offtake Agreement, or any such other Offtake Agreement entered into in accordance with this Agreement which replaces it from time to time.
“EBITDAX” means, in relation to any period and in relation to the VAALCO Energy Group, the consolidated profit of the VAALCO Energy Group on ordinary activities for such period:
(a)before deduction of any tax on such activities during such period;
(b)before any extraordinary or Exceptional Item during such period;
(c)before deduction of any Interest Costs or accretion charges on provisions during such period;
(d)before any amount attributable to depletion, depreciation or amortisation;

(e)before taking into account profits (or losses) of any member of the VAALCO Energy Group which are attributable to interests held by any person that is not a member of the VAALCO Energy Group;
(f)before taking into account any unrealised gains or losses on any Hedging Agreement;
(g)before charges or deemed charges in respect of any pension liabilities, of any post-employment benefit scheme liabilities (including, in each case, service costs and pension interest costs) and other provisions or any share option or management incentive schemes;
(h)after adding, to the extent deducted, any non-cash or non-recurring cash fees, expenses or charges paid or accrued during that period, or any costs incurred in connection with the relevant transaction;
(i)after adding back an amount equal to the amount of any reduction, or deducting an amount equal to the amount of any increase, in the consolidated income from operations of members of the VAALCO Energy Group as a result of a revaluation or recognition of assets and liabilities of members of the VAALCO Energy Group, in each case, during the period;
(j)after deducting any unrealised gain over book value and after adding back any unrealised loss on book value arising on the disposal of any fixed asset of any member of the VAALCO Energy Group (other than the sale of trading stock) during such period;
(k)after deducting any gain and adding back any loss on movements in foreign exchange by the VAALCO Energy Group during such period;
(l)after adding back any exploration and evaluation cost or write-off expense incurred during such period; and
(m)after adding back, to the extent deducted, any non cash provisions for credit losses.
“Economic Assumption” means each of the following economic assumptions, and the values ascribed to such assumptions, upon which each Banking Case or draft Banking Case and, in each case, the calculations and information therein are, or are to be, based:
(a)Hydrocarbon prices;
(b)Discount Rate;
(c)exchange rates;
(d)inflation rates;
(e)interest rates;
(f)Tax rates; and
(g)any other assumption that the Technical Bank and the Obligors’ Agent (each acting reasonably) agree shall be treated as an “Economic Assumption”.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EGPC” means Egyptian General Petroleum Company.

“EGPC Statements” means, in respect of each Egyptian Borrower, written statements from VAALCO West Gharib Inc. of the amounts owed to that Egyptian Borrower from EGPC at the relevant time in respect of Field Hydrocarbons which have been produced under each of its Initial Egyptian Field Licences and sold and/or invoiced by that Egyptian Borrower but for which receipts have not, at such date, been received by or credited to such Egyptian Borrower.
“Egypt” means the Arab Republic of Egypt. “Egyptian Borrowers” means:
(a)VAALCO West Gharib Inc.;
(b)VAALCO West Bakr Inc.; and
(c)VAALCO NW Gharib Inc.
“Enforcement Date” means the date on which a notice is issued under Clause 26.30 (Acceleration).
“Enforcement Notice” means any notice issued by a Security Agent to the Offshore Account Bank or the Onshore Account Bank (as the case may be) following the occurrence of the Enforcement Date which confirms that the Enforcement Date has occurred, the relevant Account Holding Obligor is no longer permitted to make a withdrawal from the relevant Project Account, and the relevant Security Agent should be the sole signatory on that Project Account, in each case, until the relevant Account Bank receives a Withdrawal Notice in respect of that Enforcement Notice.
“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:
(a)air (including, air within natural or man-made structures, whether above or below ground);
(b)water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)land (including land under water).
“Environmental and Social Action Plan” means the plan prepared by the Independent E&S Consultant on behalf of the Parent setting out the specific environmental and social measures to be undertaken by each member of the Parent Obligor Group to enable the relevant Borrowing Base Assets to comply with the Environmental and Social Requirements, including reduction of flaring and reduction of greenhouse gas emissions as required to be undertaken or completed in accordance with the timelines and indicators of completion developed and set out therein.
“Environmental and Social Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
“Environmental and Social Matters” means those environmental and social matters identified in the Environmental and Social Action Plan.
“Environmental and Social Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the VAALCO Energy Group conducted on or from the properties owned or used by any member of the VAALCO Energy Group.
“Environmental and Social Requirements” means:

(a)the IFC Standards on Social and Environmental Sustainability;
(b)the Equator Principles; and
(c)any relevant national legislative requirements,
in each case, identified in the Environment and Social Action Plan to apply to any Borrowing Base Asset.
“Environmental Contamination” means each of the following and their consequences:
(a)any release, discharge, emission, leakage or spillage of any Dangerous Substance at or from any relevant site into any part of the Environment;
(b)any accident, fire, explosion or sudden event at any relevant site which is directly or indirectly caused by, or attributable to, any Dangerous Substance; or
(c)any other pollution of the Environment arising in connection with any relevant site, where, for these purposes, “relevant site” means any site of a Hydrocarbon Asset in which a member of the VAALCO Energy Group has an interest or is otherwise owned, occupied or used by a member of the VAALCO Energy Group.
“Environmental Law” means any applicable law or regulation which relates to:
(a)the pollution or protection of the Environment;
(b)the conditions of the workplace; or
(c)the generation, handling, storage, use, release or spillage of any Dangerous Substance.
“Equator Principles” means those principles entitled “The Equator Principles July 2020 – A financial industry benchmark for determining, assessing and managing environmental and social risk in projects” effective from 1 October 2020 that have been adopted by certain financial institutions, as such principles may be amended, re-enacted or replaced from time to time.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a US Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).
“ERISA Event” means:
(a)a Reportable Event with respect to a Pension Plan;
(b)the failure by a US Obligor or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules;
(c)the incurrence by a US Obligor or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA;

(d)a complete or partial withdrawal by a US Obligor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA);
(e)the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA;
(f)the institution by the PBGC of proceedings to terminate a Pension Plan;
(g)any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;
(h)the determination by the Pension Plan’s actuary that such Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or the determination by the Multiemployer Plan’s actuary that such Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA);
(i)the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or
(j)the engagement by a US Obligor or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.
“Etame Field Trustee and Paying Agent Agreement” means the trustee and paying agent agreement dated 26 June 2002, originally between VAALCO Etame, J. P. Morgan Trustee and Depositary Company Limited and JPMorgan Chase Bank, London Branch as amended from time to time.
“Etame Marine Exploration and Production Sharing Contract” means the exploration and production sharing contract dated as of 7 July 1995, between Gabon and VAALCO Gabon and other parties, collectively as the contractor, as amended by an undated agreement with retroactive effect to 7 July 2001, and by the subsequent amendments thereto dated as of 13 April 2006, 26 November 2009, 5 January 2012 (with retroactive effect to 17 July 2011), 25 April 2016, 29
December 2016 and 17 September 2018.
“Etame Marin Joint Operating Agreement” means the Joint Operating Agreement between VAALCO Gabon, PetroEnergy and Addax, dated 4 April 1997, as amended and novated on 15 January 2001, 5 September 2002, 31 December 2004, 12 October 2007, 10 December 2014, 22
November 2016, 29 December 2016 and 25 February 2021.
“Etame Marin Offtake Agreements” means the crude oil sale and marketing agreement dated 20 May 2022 between Glencore Energy (UK) Ltd as buyer and VAALCO Gabon as seller, as amended from time to time.
“EU Bail-In Legislation Schedule” means the document described as such and published by the LMA (or any successor person) from time to time.
“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).
“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;
(b)disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment; and
(c)disposals of assets associated with discontinued operations.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of Security to secure, such Swap Obligation (or any guarantee of that Swap Obligation) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such Security becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Hedging Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or Security is or becomes illegal.
“Existing AB Intercompany Loan Agreement” means the Swedish law intercompany loan agreement dated 26 September 2023 and made between VAALCO Energy Cote d’Ivoire AB as lender and VAALCO CDI as borrower.
“Existing BP Hedging Agreement” has the meaning given to such term in paragraph (e) of the definition of “Permitted Parent Financial Indebtedness”.
“Existing Etame Intercompany Loan Agreement” means the revolving loan facility agreement dated 29 November 2021 as amended on 10 June 2022 between VAALCO Etame and VAALCO Gabon, and as may be further amended, restated or otherwise modified from time to time.
“Existing Facility Agreement” means the facility agreement dated 16 May 2022 as amended and restated on 3 October 2023 between, amongst others, VAALCO Etame, the Parent, VAALCO Gabon, Glencore Energy UK Ltd. and The Law Debenture Trust Corporation PLC.
“Existing Gabonese Security” means the Gabonese law security agreement dated 16 May 2022 between VAALCO Gabon and VAALCO Etame.
“Existing Intercompany Loan Agreement” means each of:
(a)the Existing Etame Intercompany Loan Agreement;
(b)the Existing AB Intercompany Loan Agreement;
(c)the Existing Parent Intercompany Loan Agreement; and
(d)the Existing VAALCO Egypt Intercompany Loan Agreement.
“Existing Non-Project Accounts” has the meaning given to that term in Clause 20.6(b) (Permitted Parent Accounts).
“Existing Offshore Proceeds Account” means the offshore proceeds account which VAALCO Gabon maintains with JPMorgan Chase Bank, N.A. in New York.

“Existing Parent Intercompany Loan Agreement” means the Texan law intercompany loan agreement dated 19 July 2024 between the Parent as lender and VAALCO Energy Canada, Inc., as borrower.
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“Existing RBL Obligors” means each of the Parent, VAALCO Etame, and VAALCO Gabon.
“Existing RBL Project Accounts” means each of the bank accounts maintained by an Existing RBL Obligor pursuant to the Existing Facility Agreement.
“Existing Security” means the Security granted pursuant to the Existing Facility Agreement which comprise of Security created pursuant to:
(a)a New York law governed security agreement dated 16 May 2022 between VAALCO Etame and The Law Debenture Trust Corporation PLC;
(b)a New York law governed security agreement dated 16 May 2022 between VAALCO Gabon and The Law Debenture Trust Corporation PLC;
(c)a New York law governed security agreement dated 16 May 2022 between the Parent and The Law Debenture Trust Corporation PLC;
(d)an English law governed security agreement dated 16 May 2022 between the Parent and The Law Debenture Trust Corporation PLC;
(e)an English law governed security agreement dated 16 May 2022 between VAALCO Gabon and The Law Debenture Trust Corporation PLC;
(f)the Existing Gabonese Security;
(g)an English law security assignment dated 20 May 2022 between VAALCO Gabon and Bank of New York Mellon, London Branch as trustee and paying agent under the Etame Field Trustee and Paying Agent Agreement.
“Existing TPAA Account” means each of the bank accounts maintained by VAALCO Gabon with the Bank of New York Mellon pursuant to the Etame Field Trustee and Paying Agent Agreement.
“Existing VAALCO CDI Account” means each bank account maintained by VAALCO CDI with Standard Bank Isle of Man Limited.
“Existing VAALCO Egypt Account” means the bank account maintained by VAALCO Egypt with JP Morgan Chase Bank N.A.
“Existing VAALCO Egypt Intercompany Loan Agreement” means the Texan law intercompany loan agreement dated 13 January 2023 and made between VAALCO Egypt and VAALCO Energy Holdings, LLC.
“Facility” means the revolving credit facility described in Clause 2 (The Facility). “Facility Office” means:
(a)in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five

Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or
(b)in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
“Fallback Interest Period” means three Months. “FATCA” means:
(a)sections 1471 to 1474 of the Code or any associated regulations;
(b)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.
“FATCA Application Date” means, in relation to:
(a)a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.
“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.
“Fee Letter” means:
(a)each fee letter entered into between the Parent and a Finance Party pursuant to Clause 13 (Fees); and
(b)any other letter designated as a “Fee Letter” by the Agent and the Obligors’ Agent. “Field” means any onshore or offshore reservoir of Hydrocarbons.
“Field Agreement” means, in relation to a Borrowing Base Asset:
(a)in respect of the Initial Ivorian Borrowing Base Assets:
(i)each Baobab FPSO Contract;
(ii)the Baobab Operating Agreement;
(iii)the Baobab Production Sharing Contract;
(iv)each Baobab Lifting Agreement;

(v)the lifting and entitlement scheduling agreement between the Block CI-40 Group and CNR International (Côte d’Ivoire) SARL dated 20 June 2005;
(vi)the letter agreement (in respect of the lifting and entitlement scheduling agreement) prepared by CNR International (Côte d’Ivoire) SARL dated September 2024;
(vii)the pipeline joint operating agreement in connection with the construction, ownership and operation of a pipeline connecting the Block CI-40 and Block CI- 26 between the Block CI-40 Group and the Block CI-26 Group dated 15 February 2005;
(viii)the asset and sale purchase agreement in connection with the transfer of a 25 per cent. participating interest in the Espoir-Baobab pipeline between the Block CI-40 Group and the Block CI-26 Group dated 15 February 2005;
(ix)the natural gas sale and purchase contract in connection with the Espoir-Baobab Pipeline between the Block CI-40 Group as Purchasers, CNR International (Côte d’Ivoire) SARL and Tullow Côte d’Ivoire Limited as Sellers, dated 1 January 2014; and
(x)the gas transportation agreement between the Block CI-40 Group, the Block CI-26 Group, Petroci CI-11 Limited, Cipem S.A., Hydrodrill S.A. and Petroci Holding dated 25 October 2005 (as amended);
(b)in respect of the Initial Gabonese Borrowing Base Assets:
(i)the Etame Marin Joint Operating Agreement and its amendments; and
(ii)the Etame Marin Exploration and Production Sharing Contract;
(iii)the Etame Lifting Agreement;
(iv)an agency agreement between VAALCO Gabon, PetroEnergy Resources Corporation, Addax Petroleum Etame Gabon S.A. and Tullow Oil Gabon S.A. dated August 2022;
(v)a bareboat charter agreement between VAALCO Gabon and World Carrier Offshore Services Corp. (subsequently novated to Ocean Cloud Navigation, Inc. pursuant to a novation agreement dated 15 November 2022) in respect of an FSO (Teli; IMO: 9229295) (formerly named “Cap Diamant”) dated 31 August 2021 (as amended);
(vi)a contract for the provision and operation of an FPSO for the Etame Field between VAALCO Gabon, Tinworth Pte. Limited and Tinworth Gabon SA dated 20 August 2001 (as amended);
(vii)the crude oil lifting and entitlement scheduling agreement between VAALCO Gabon, PetroEnergy Resources Corporation, Addax Petroleum Etame Gabon S.A., Tullow Oil Gabon S.A. and La Société Nationale des Hydrocarbures du Gabon dated 1 November 2017;
(viii)the deed of guarantee and indemnity between VAALCO Energy, Inc. and World Carrier Offshore Services Corp. (subsequently novated to Ocean Cloud Navigation, Inc. pursuant to a novation agreement dated 15 November 2022) dated 31 August 2021 to guarantee VAALCO Gabon’s obligations as co-venturer under the bareboat charter agreement dated 31 August 2021 between VAALCO Gabon and World Carrier Offshore Services Corp. (subsequently novated to Ocean Cloud Navigation, Inc. pursuant to a novation agreement dated 15 November 2022) in respect of the provision of a floating storage and offloading system on the Etame Marin Permit (Block G4-160) Field; and
(ix)the parent company guarantee issued by the Parent in favour of World Carrier Offshore Services Corp. (subsequently novated to Atlantic Energy Logistics SASU pursuant to a novation agreement dated 15 November 2022) on 31 August 2021 to guarantee VAALCO Gabon’s obligations as co-venturer under the operating agreement dated 31 August 2021 between VAALCO Gabon and World Carrier Offshore Services Corp. (subsequently novated to Atlantic Energy Logistics SASU pursuant to a novation agreement dated 15 November 2022) in respect of the operation and maintenance of a floating storage and offloading system on the Etame Marin Permit (Block G4-160) Field;
(c)in respect of the Initial Egyptian Borrowing Base Assets:
(i)the Initial Egyptian Field Licenses;
(d)the Initial Egyptian Field Licences in respect of each of the Initial Borrowing Base Assets, each agreement which relates to:
(i)the exploration or exploitation of that Borrowing Base Asset;
(ii)any other right to receive Field Hydrocarbons or the proceeds thereof;
(iii)the transportation, storage or initial treatment or processing of Field Hydrocarbons;
(iv)the sale or other disposal of Field Hydrocarbons;
(v)the production or storage of Field Hydrocarbons;
(vi)the joint operation of that Borrowing Base Asset; or
(vii)any charter and services agreements in relation to that Borrowing Base Asset, and
(e)any other agreement designated as a “Field Agreement” by the Obligors’ Agent and the Agent.
“Field Hydrocarbons” means, in relation to a Borrowing Base Asset, all Hydrocarbons won and saved from that Borrowing Base Asset which accrue to the Field Interests (including the appropriate share in any co-mingled Hydrocarbons).
“Field Interest” means, in relation to a Borrowing Base Asset, an Obligor’s legal and beneficial interest in:
(a)each Material Project Document;
(b)the Infrastructure; and
(c)land and all necessary easements, rights and privileges attaching thereto used in connection with the exploration, development, exploitation, production, generation, storage, processing or transportation of Field Hydrocarbons, together, in each case, with all rights and obligations in any and all other necessary contracts, agreements, permits, leases, licences, franchises, consents (including Development Consents), easements, searches, wayleaves, freeholds, leaseholds, tenancies, insurances and other rights and interests (whether tangible or intangible) now or at any time in the future existing which relate to the exploration, development, exploitation or operation of that Borrowing Base Asset or to the production of Field Hydrocarbons or the construction, maintenance or use of the Infrastructure or to the carrying out and the completion of any work pursuant to any Development Document or to the production, storage, loading, transportation, processing or marketing of Field Hydrocarbons.
“Field Licence” means, in relation to a Borrowing Base Asset, each licence, concession agreement, production sharing contract or other authority required for the exploitation, development or production of Field Hydrocarbons from such Borrowing Base Asset, including (as at the date of this Agreement):
(a)the Initial Ivorian Field Licences;
(b)the Initial Gabonese Field Licences;
(c)the Initial Egyptian Field Licences; and
(d)and each other licence, concession agreement, production sharing contract or other authority required for the exploitation, development or production of Field Hydrocarbons from a Borrowing Base Asset.
“Field Life End Date” means, in relation to a Borrowing Base Asset, the earlier of:
(a)the date (included in each Banking Case) which is the anticipated Abandonment Date for that Borrowing Base Asset; and
(b)the date (included in each Banking Case) of termination of the Field Licence in relation to that Borrowing Base Asset (or such other date as may be agreed between the Obligors’ Agent and the Majority Lenders).
“Final Discharge Date” means the first date on which all Liabilities under the Finance Documents have been fully and finally discharged to the satisfaction of the Agent whether or not as the result of an enforcement and the Finance Parties are under no further obligation to provide financial accommodation to any Obligor under the Finance Documents.
“Final Maturity Date” means the earlier of:
(a)the Reserve Tail Date; and
(b)the date falling six years from the date of this Agreement.
“Finance Charges” means, for any Relevant Period and in relation to the VAALCO Energy Group, the aggregate amount of costs payable by any member of the VAALCO Energy Group (calculated on a consolidated basis) in respect of that Relevant Period as calculated from the financial statements of the VAALCO Energy Group where, for these purposes, costs shall include:
(a)the interest expense calculated by the effective interest method under international accounting standards;
(b)finance charges in respect of finance leases recognised in accordance with international accounting standards; and

(c)commission, fees, discounts, prepayment fees, premiums or charges. “Finance Document” means:
(a)this Agreement;
(b)any Hedge Counterparty Accession Deed;
(c)any Onshore Account Bank Agreement;
(d)each Onshore Security Agent Appointment Agreement;
(e)any Obligor Accession Deed;
(f)any Compliance Certificate;
(g)any Fee Letter;
(h)the Subordination Deed;
(i)any Acceptable Intercreditor Agreement;
(j)any Secured Hedging Agreement;
(k)any Transaction Security Document;
(l)any Utilisation Request;
(m)any Increase Confirmation;
(n)any letter entered into by the Parent designating a Designated Lender; and
(o)any other document designated as a “Finance Document” by the Agent and the Obligors’ Agent,
provided that where the term “Finance Document” is used in, and construed for the purposes of, this Agreement, a Secured Hedging Agreement shall be a Finance Document only for the purposes of:
(i)the definition of “Confidential Information”;
(ii)the definition of “Default”;
(iii)the definition of “Hedge Counterparty”;
(iv)the definition of “Material Adverse Effect”;
(v)the definition of “Secured Obligations”;
(vi)the definition of “Security Property”;
(vii)the definition of “Transaction Document”;
(viii)the definition of “Transaction Security Document”;
(ix)paragraph 1.2(a)(ix) of Clause 1.2 (Construction);
(x)Clause 1.4 (Third Party Rights);

(xi)Clause 2.3 (Finance Parties’ Rights and Obligations);
(xii)Clause 2.4 (Obligors’ Agent);
(xiii)Clause 19 (Guarantee and Indemnity);
(xiv)Clause 24.18 (Pari Passu Ranking);
(xv)Clause 24.29 (Transaction Security Documents and Further Assurance);
(xvi)Clause 26 (Events of Default) (other than Clause 26.30 (Acceleration));
(xvii)Clause 27.5(c)(iii) (Procedure for Transfer);
(xviii)Clause 29.19 (Reliance and Engagement Letters);
(xix)Clause 30 (The Security Agents);
(xx)Clause 31 (Application of Proceeds);
(xxi)Clause 35 (Sharing among the Finance Parties); and
(xxii)Clause 37 (Set-Off). “Finance Party” means:
(a)each of the Administrative Finance Parties;
(b)the Account Banks;
(c)the Lenders; and
(d)the Secured Hedge Counterparties,
provided that where the term “Finance Party” is used in, and construed for the purposes of, this Agreement, a Secured Hedge Counterparty shall be a Finance Party only for the purposes of:
(i)the definition of “Confidential Information”;
(ii)the definition of “Secured Party”;
(iii)the definition of “Secured Obligations”;
(iv)the definition of “Secured Parties”;
(v)the definition of “Security Property”;
(vi)paragraph 1.2(a)(i) of Clause 1.2 (Construction);
(vii)paragraph (a) of the definition of “Material Adverse Effect”;
(viii)Clause 2.2 (Increase due to Cancellation);
(ix)Clause 2.3 (Finance Parties’ Rights and Obligations);
(x)Clause 2.4 (Obligors’ Agent);
(xi)Clause 27.5(c)(iii) (Procedure for Transfer)

(xii)Clause 19 (Guarantee and Indemnity);
(xiii)Clause 24.18 (Pari Passu Ranking);
(xiv)Clause 26 (Events of Default) (other than Clause 26.30 (Acceleration));
(xv)Clause 30 (The Security Agents);
(xvi)Clause 31 (Application of Proceeds);
(xvii)Clause 29.19 (Reliance and Engagement Letters);
(xviii)Clause 33 (Conduct of Business by the Finance Parties);
(xix)Clause 34 (Hedging and Hedge Counterparties);
(xx)Clause 35 (Sharing among the Finance Parties);
(xxi)Clause 37 (Set-Off); and
(xxii)Paragraph 6 of Part 1 (Conditions Precedent to Submission of Initial Utilisation Request) of Schedule 2 (Conditions).
“Financial Half-Year” means the period commencing on 1 January and ending on 30 June in each calendar year.
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)moneys borrowed and debit balances at banks or other financial institutions;
(b)any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)the amount of any liability in respect of any lease or hire purchase contract which would be treated in the accounts of the relevant entity as a finance or capital lease in accordance with the US GAAP, provided that, for the purpose of this Agreement, in no event shall any obligation of a person under any lease that would be categorised as and “operating lease” in accordance with Financial Accounting Standards Board Accounting Standards Update No. 2016 02, Leases (Topic 842) be considered Financial Indebtedness;
(e)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis provided that they meet any requirement for recognition under the Accounting Principles);
(f)any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);
(g)any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Maturity Date or are otherwise classified as borrowings under the Accounting Principles;
(i)any amount of any liability under an advance or deferred purchase agreement if (A) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question and (B) the agreement is in respect of the supply of assets or services and payment is due more than 30 days after the expiry of the period customarily allowed by the relevant supplier;
(j)any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and
(k)the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.
“Financial Quarter” means each period, as applicable, commencing on:
(a)1 January and ending on 31 March;
(b)1 April and ending on 30 June;
(c)1 July and ending on 30 September; and
(d)1 October and ending on 31 December, in each calendar year.
“Financial Statements” means:
(a)the Annual Financial Statements; and
(b)the Quarterly Financial Statements.
“Financial Year” means the annual accounting period of each Obligor ending on 31 December. “First Reduction Date” means, the earlier to occur of:
(a)the date falling 24 Months after the date of this Agreement; and
(b)30 September 2026.
“First Scheduled Redetermination Date” means 30 June 2025. “First Test Date” means 30 June 2025.
“Forecast Period” means, in relation to any VAALCO Energy Group Liquidity Forecast:
(a)at any time prior to (and including) the Baobab FPSO Renovation Completion Date, the period commencing on the day after the relevant Test Date and ending on the date which is the later of:
(i)the date falling 12 months thereafter; and
(ii)the Operator’s most recent forecast of the Baobab FPSO Renovation Completion Date; and

(b)at any time after (and excluding) the FPSO Renovation Completion Date, the period commencing on the day after the relevant Test Date and ending on the date falling 12 months thereafter.
“Foreign Public Official” means an individual who:
(a)holds a legislative, administrative or judicial position of any kind, whether appointed or elected, of a country or territory outside the United Kingdom (or any subdivision of such a country or territory);
(b)exercises a public function:
(i)for or on behalf of a country or territory outside the United Kingdom (or any subdivision of such a country or territory); or
(ii)for any public agency or public enterprise of that country or territory (or subdivision); or
(c)is an official or agent of a public international organisation.
“Fraudulent Transfer Law” means Section 548 of the United States Bankruptcy Code or any applicable US state fraudulent transfer or conveyance law.
“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 12.3 (Cost of Funds).
“Funding Shortfall” means, in relation to any VAALCO Energy Group Liquidity Forecast, the Total Corporate Uses exceed the Total Corporate Sources in any 12 Month period within the Forecast Period for that VAALCO Energy Group Liquidity Forecast.
“FX Regulation” means the CEMAC FX Regulation or the UEMOA FX Regulation.
“Gabon” means the Gabonese Republic.
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“Gabon Customs Guarantee” means the guarantee [*****] made by VAALCO Gabon to the Gabonese Customs for the Sutton Tide, an anchor handling towing supply vessel servicing the Etame Marin Permit Field, which is cash covered in an account held with the Onshore Account Bank in Gabon.
“Gabonese Customs” means the General Directorate of Customs and Excise of Gabon or any such substitute body.
“Good Industry Field Practice” means the practices, techniques, methods and standards which are generally accepted for use in the oil and gas industry in international oil and gas fields to develop, operate and maintain oil and gas fields, pipelines and related assets similar to those comprised in a Borrowing Base Asset lawfully, safely, efficiently and economically.
“Gross Expenditure” means, in relation to any period and any Obligor, without double counting:
(a)to the extent that the same is payable in that period by that Obligor in respect of a Borrowing Base Asset:
(i)all cash calls by an Operator of that Borrowing Base Asset; and

(ii)to the extent not covered by paragraph (i) above:
(A)all Development Costs and other capital expenditure relating to the Borrowing Base Asset (fixed and/or variable) (including budgeted and necessary to generate or sustain the production profiles in the Banking Case);
(B)operating and maintenance expenditure in relation to the Borrowing Base Asset (fixed and/or variable);
(C)all costs related to or for the purpose of securing the services of producing, lifting, transporting, storing, processing, fractionating, marketing and selling any Hydrocarbons derived from the Borrowing Base Asset and/or the field (including all costs under the Material Project Documents);
(D)all costs of reinstating any damaged Infrastructure relating to the Borrowing Base Asset;
(E)all costs of satisfying any liability in respect of seepage, pollution, well control and health and safety in respect of the Borrowing Base Asset;
(F)all insurance and reinsurance premiums and all the fees, costs and expenses of insurance and reinsurance brokers, in each case, relating to insurances and reinsurances for that Borrowing Base Asset for such Obligor;
(G)all costs related to high pressure high temperature wells (including costs related to procuring equipment, securing regulatory approvals and developing technology in respect of the same);
(H)all committed exploration and appraisal expenditure on that Borrowing Base Asset and all costs related to carbon offsetting, carbon tax and carbon mitigation activities;
(I)all costs, expenses or payments related to acquiring, licensing, processing or interpreting seismic data;
(J)all costs related to the use or reservation of capacity of any pipeline forming part of, or relating to, the Borrowing Base Asset or any such costs on any pipeline or facility related to the transportation, gathering, processing, treating, fractionating of Field Hydrocarbons including without limitation costs associated with the acquisition of linefill;
(K)all Abandonment Costs of, and any payments to make provision for Abandonment Costs relating to, all or any part of the Borrowing Base Asset or any facilities or physical assets associated with the Borrowing Base Asset (net of any tax benefit associated with such costs and/or payments);
(L)any delay rentals and any royalties and other amounts payable to any person under or in connection with any Field Licence; and

(M)all other costs, expenses, levies and payments not falling within the preceding paragraphs of this definition in respect of that Borrowing Base Asset including costs and liabilities in respect of litigation or claims;
(b)any Taxes payable by that Obligor in that period;
(c)all Corporate Overheads not falling within paragraph (a) above which are payable by that Obligor in that period;
(d)all Hedging Costs and Hedging Termination Payments payable by an Obligor in that period under each Hedging Agreement to which it is a party; and
(e)any other costs, expenses or payments that a Borrower and the Majority Lenders agree to designate as “Gross Expenditure”.
“Gross Income” means, in relation to any period and any Obligor, without double counting:
(a)to the extent that the same is payable in that period in respect of a Borrowing Base Asset:
(i)the gross proceeds (without deductions whatsoever) of any disposal of Field Hydrocarbons derived from that Borrowing Base Asset payable to that Obligor in that period;
(ii)the gross proceeds (without any deductions whatsoever) payable to that Obligor in respect of the use or reservation of capacity of any Infrastructure forming part of, or relating to, that Borrowing Base Asset;
(iii)the proceeds of any insurance relating to any loss of production insurance relating to that Borrowing Base Asset payable under Agreed Insurances and any other insurance proceeds which are to be used for reinstatement costs included as Gross Expenditure; and
(iv)any other amounts paid or payable to an Obligor in that period in respect of the Borrowing Base Assets;
(b)any refunds of Taxes payable to that Obligor in that period;
(c)all amounts payable to that Obligor in that period under each Hedging Agreement to which it is a party;
(d)all amounts received in respect of any Permitted Disposal; and
(e)any other amounts that the Obligors’ Agent and the Majority Lenders (acting reasonably) agree to designate as Gross Income.
“Guarantor”
(a)each Original Guarantor; and
(b)any Additional Guarantor. “Hedge Counterparty” means:
(a)any Secured Hedge Counterparty; and
(b)any Acceptable Unsecured Hedging Entity.

“Hedge Counterparty Accession Deed” means a document substantially in the form set out in Part 1 (Form of Hedge Counterparty Accession Deed) of Schedule 6 (Form of Accession Documents).
“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by any Obligor in accordance with this Agreement.
“Hedging Costs” means any amount falling due from an Obligor under a Hedging Agreement except for any Hedging Termination Payment but including any interest accruing on any Hedging Termination Payment.
“Hedging Desktop Banking Case” has the meaning given to that term in Clause 6.1(i)(ii) (Adoption).
“Hedging Liabilities” means the Liabilities owed by an Obligor to the Hedge Counterparties under or in connection with any Secured Hedging Agreement.
“Hedging Policy” means the policy set out in Schedule 11 (Hedging Policy).
“Hedging Termination Payment” means any amount falling due from or, as the case may be, to an Obligor under a Hedging Agreement as a direct or indirect result of a termination of that Hedging Agreement, other than interest accruing on any amount not paid when due.
“Historic Term SOFR” means, in relation to any Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than five SOFR Banking Days before the Quotation Day.
“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.
“Hydrocarbon Assets” means:
(a)any Field, pipeline transmission system or other Hydrocarbon project;
(b)the Infrastructure relating to such Field, system or project; and/or
(c)the interests in such Field, system, project or facilities.
“Hydrocarbons” means any mineral oil or relative hydrocarbon and natural gas existing in its natural condition in strata and natural gas liquids but excluding:
(a)coal or bituminous shales or other stratified deposits from which oil can be extracted by destructive distillation; and
(b)any substance unavoidably lost in the production thereof or used in conformity with Good Industry Field Practice for drilling and the production operations (including gas injection, fuel, secondary recovery pressure maintenance, re-pressuring or re-cycling operations) conducted for the purpose of winning and saving such substances but only for the duration of such use.
“IFC” means the International Finance Corporation.
“IFC Standards on Social and Environmental Sustainability” means the “Performance Standards on Environmental and Social Sustainability” dated 1 January 2012 and published by IFC (including the technical reference documents known as World Bank Group’s Environmental, Health, and Safety Guidelines), as may be amended or replaced from time to time.

“Impaired Agent” means the Agent or a Security Agent at any time when:
(a)it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)it otherwise rescinds or repudiates a Finance Document;
(c)(if the Agent or that Security Agent (as applicable) is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or
(d)an Insolvency Event has occurred and is continuing with respect to the Agent or that Security Agent (as applicable);
unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event; and
payment is made within three Business Days of its due date; or
(ii)the Agent or that Security Agent (as applicable) is disputing in good faith whether it is contractually obliged to make the payment in question.
“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 8 (Form of Increase Confirmation).
“Increase Date” has the meaning given to it in any duly executed Increase Confirmation delivered pursuant to Clause 2.5 (Accordion).
“Increase Lender” has the meaning given to that term in Clause 2.2(a)(ii)(B)(1) (Increase due to Cancellation).
“Increase Notice” has the meaning given to that term in Clause 2.5(b) (Accordion).
“Independent E&S Consultant” means The Petroleum and Renewable Energy Company Ltd or such other reputable independent environmental and social consultant or other expert as may be appointed by the Obligors’ Agent with the approval of the Technical Bank.
“Independent Engineering Consultant” means NSI Consulting Engineers or such other reputable independent Hydrocarbons engineer or other expert as may be appointed by the Technical Bank (in consultation with the Obligors’ Agent).
“Information Package” means any and all information supplied in writing by, or on behalf of, the Obligors’ Agent, the Original Obligors or any other member of the VAALCO Energy Group to the Finance Parties (or any of them) on or before the date of this Agreement in connection with the Facility including any information in relation to the Initial Borrowing Base Assets, any Original Obligor or any other member of the VAALCO Energy Group.

“Infrastructure” means, in relation to a Borrowing Base Asset, each of the following (whether or not partly used for purposes other than those mentioned below):
(a)all wells drilled or to be drilled in relation to a Borrowing Base Asset in accordance with the relevant Development Plan, including production and injection wells and all equipment and structures installed or to be installed or erected in or at the site of such well;
(b)all separation and processing plants used to separate and process gaseous and liquid constituents of the Field Hydrocarbons;
(c)all pipeline and ancillary facilities and all loading, pumping and other terminals and stations constructed or to be constructed for the storage and transportation of Field Hydrocarbons; and
(d)all other pipelines, platforms, apparatus, machinery, structures, equipment, vehicles and other facilities (including any floating storage and offloading system and any floating production storage and offloading system and, in each case, any connected infrastructure) which from time to time are used or are available principally for use in development or production, generation, processing, treatment, storage, transportation, commercialisation, reinjection and/or export of Field Hydrocarbons.
“Initial Approved Reserves” has the meaning given to that term in Clause 6.12 (Initial Approved Reserves).
“Initial Banking Case” means the Banking Case delivered to the Agent as a condition precedent pursuant to paragraph 7(a) of Part 1 (Conditions Precedent to Submission of Initial Utilisation Request) of Schedule 2 (Conditions).
“Initial Borrowing Base Assets” means, on and from the date of this Agreement, each of the Hydrocarbon Assets set out in Schedule 13 (Initial Borrowing Base Assets).
“Initial Egyptian Borrowing Base Assets” means the:
(a)North West Gharib Initial Egyptian Borrowing Base Asset;
(b)West Bakr Initial Egyptian Borrowing Base Asset; and
(c)West Gharib Initial Egyptian Borrowing Base Asset. “Initial Egyptian Field Licences” means:
(a)the Merged Concession Agreement; and
(b)any development lease granted by the government of Egypt in connection with the Merged Concession Agreement, including any extensions or amendments thereof, with respect to any fields in the Initial Egyptian Borrowing Base Assets.
“Initial Gabonese Borrowing Base Assets” means all interests, rights, activities, assets, entitlements and developments of VAALCO Gabon in the Etame Marin Permit (Block G4-160) Field.

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“Initial Hedge Counterparty” means Glencore Commodities Limited.
“Initial Ivorian Borrowing Base Assets” means all interests, rights, activities, assets, entitlements and developments of VAALCO CDI in the Baobab Field.
“Initial Ivorian Field Licences” means:
(a)the decree no. 2003-91 dated 11 April 2003 to CNR International (Côte d’Ivoire) SARL, as amended by decree no. 2009-13 dated 13 January 2009; and
(b)the Baobab Production Sharing Contract; and
(c)any exclusive exploitation authorisation granted by the government of Côte d’Ivoire in connection with the Baobab Production Sharing Contract, including any extensions or amendments thereof, with respect to any fields in the Initial Ivorian Borrowing Base Asset.
“Initial Offtake Agreements” means:
(a)the Baobab Offtake Agreements;
(b)the Eastern Desert Merged Concession Offtake Agreements; and
(c)the Etame Marin Offtake Agreements.
“Initial Reserves Report” means the reserves report by the Independent Engineering Consultant in relation to the Initial Borrowing Base Assets and delivered as a condition precedent pursuant to paragraph 3 (Reports) of Part 1 (Conditions Precedent to Submission of Initial Utilisation Request) of Schedule 2 (Conditions).
“Initial VAALCO Energy Group Liquidity Forecast” means the VAALCO Energy Group Liquidity Forecast referred to in paragraph 7(b) (The Initial Banking Case, Initial VAALCO Energy

Group Liquidity Forecast) of Part 1 (Conditions Precedent to Submission of Initial Utilisation Request) of Schedule 2 (Conditions).
“Insolvency Event” means, in relation to a Finance Party, that the Finance Party:
(a)is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)becomes insolvent or is unable to pay its debts (in each case as determined in accordance with the laws applicable to such Finance Party) or fails or admits in writing its inability generally to pay its debts as they become due;
(c)makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)institutes in any jurisdiction or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its dissolution, winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its dissolution, winding-up or liquidation; or
(ii)is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;
(g)has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);
(i)has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to
(i)above; or
(k)takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
“Insuring Obligor” has the meaning given to that term in Clause 24.11(a) (Agreed Insurances). “Intellectual Property” means:
(a)any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and
(b)the benefit of all applications and rights to use such assets of any member of the Parent Obligor Group which may now or in the future subsist.
“Interest Costs” means in relation to any period and in relation to the VAALCO Energy Group the aggregate of interest, commission, fees, discounts and other Finance Charges paid or payable by any member of the VAALCO Energy Group in respect of Financial Indebtedness which would fall within the Total Net Indebtedness during such period including:
(a)discount and acceptance fees;
(b)amortisation of financing fees;
(c)fees payable to any person for the issue by that person of any guarantee or other assurance against financial loss; and
(d)amounts due under any swap, cap, floor, collar option or other derivative transaction relating to protection against changes in interest rate.
“Interest Payment” means the aggregate amount of interest that is, or is scheduled to become, payable under any Finance Document.
“Interest Period” means, in relation to:
(a)a Loan, each period determined in accordance with Clause 11 (Interest Periods); and
(b)an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default Interest). “Interim Banking Case” has the meaning given to that term in Clause 6.1(c) (Adoption). “Interim Redetermination Date” has the meaning given to that term in Clause 6.1(f) (Adoption).
“Interpolated Historic Term SOFR” means, in relation to any Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:
(a)either:
(i)the most recent applicable Term SOFR (as of a day which is not more than five SOFR Banking Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, SOFR for a day which is no more than five SOFR Banking Days and no less than two SOFR Banking Days before the Quotation Day; and
(b)the most recent applicable Term SOFR (as of a day which is not more than five SOFR Banking Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.
“Interpolated Term SOFR” means, in relation to any Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:
(a)either:
(i)the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or
(ii)if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, SOFR for the day which is two SOFR Banking Days before the Quotation Day; and
(b)the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.
“Investment Grade Entity” means an entity which has a rating for its long term unsecured and non-credit enhanced debt obligations of BBB- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency.
“IRS” means the United States Internal Revenue Service (or any successor thereto).
“ISDA Master Agreement” means the 2002 ISDA Master Agreement (Multicurrency—Cross Border) published by the International Swaps and Derivatives Association.
“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
“Legal Due Diligence Report” means the legal due diligence report prepared by White & Case LLP dated on or about the date of this Agreement addressed to certain of the Finance Parties.
“Legal Reservations” means:
(a)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(b)the time barring of claims under the Limitation Act 1980, the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;
(c)the principle that in certain circumstances, any Security granted by way of fixed charge may be recharacterised as a floating charge;

(d)the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
(e)the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(f)similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(g)any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered pursuant to this Agreement.
“Lender” means:
(a)an Original Lender; and
(b)any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase due to Cancellation), Clause 2.5 (Accordion) or Clause 27 (Changes to the Lenders),
which, in each case, has not ceased to be a Lender in accordance with the terms of this Agreement. “Lenders’ Adviser” has the meaning given to that term in Clause 18.4(a) (Advisers’ Fees).
“Liabilities” means all present and future liabilities and obligations at any time of any Obligor or any Security Grantor both actual and contingent, and whether incurred, solely or jointly or as principal or surety or in any other capacity, and including interest and fees that accrue after the commencement by or against any Obligor of any proceeding under the US Bankruptcy Code and/or any debtor relief laws naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, together with any of the following matters relating to or arising in respect of those liabilities and obligations:
(a)any refinancing, novation, deferral or extension;
(b)any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;
(c)any claim for damages or restitution; and
(d)any claim as a result of any recovery by any member of the VAALCO Energy Group of a payment on the grounds of preference or otherwise, and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceeding.
“LMA” means the Loan Market Association.
“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
“Local Account” has the meaning given to such term in Clause 24.27 (Local Accounts and Local Subsidiaries).
“Local Currency Gross Income” means any amount of Gross Income which is paid in EGP, XAF and/or XOF.

“Local Subsidiary” has the meaning given to such term in Clause 24.27 (Local Accounts and Local Subsidiaries).
“Major Representation” means a representation or warranty under any of Clause 21.2 (Status) to Clause 21.6 (Validity and Admissibility in Evidence) inclusive, Clause 21.8 (Insolvency); Clause
21.11 (No Default); Clause 21.13(e) to (g) (No Misleading information); Clause 21.18 (No Breach of Laws); Clause 21.24 (Security and Financial Indebtedness); Clause 21.27 (Material Project Documents); and Clause 21.35 (Security).
“Majority Lenders” means, at any time, one or more Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to that reduction).
“Margin” means:
(a)from (and including) the date of this Agreement to (but excluding) the Baobab FPSO Renovation Completion Date, 6.50 per cent. per annum; and
(b)thereafter, 6.00 per cent. per annum.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States as in effect from time to time.
“Market Disruption Rate” means the percentage rate per annum which is the aggregate of the Reference Rate for the Interest Period of the relevant Loan.
“Material Adverse Effect” means, in relation to any event (or series of events) or circumstance which occurs or arises, that event (or events) or circumstance (or any effect or consequence thereof), would reasonably be expected to materially and adversely affect:
(a)the condition (financial or otherwise), business, operations, or property of the Obligors taken as a group; or
(b)the ability of an Obligor to perform payment and other material obligations as and when due under the Finance Documents; or
(c)the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.
“Material Default” means any Default pursuant to:
(a)Clause 26.1 (Non-Payment);
(b)Clause 26.4 (Other Obligations) in so far as it relates to a breach of Clause 24.3 (Negative Pledge), Clause 24.12 (Financial Indebtedness), Clause 24.7 (Change of Business), Clause
24.21 (Compliance with Sanctions), or Clause 24.22 (Anti-Corruption Law);
(c)Clause 26.5 (Misrepresentation) in so far as it relates to a breach of any Major Representation;
(d)Clause 26.7 (Insolvency);
(e)Clause 26.8 (Insolvency Proceedings);

(f)Clause 26.10 (Unlawfulness and Invalidity) in respect of the Finance Documents to which that Obligor is a party;
(g)Clause 26.11 (Cessation of Business); or
(h)Clause 26.15 (Repudiation and Recission of Agreements). “Material Project Documents” means:
(a)each Field Licence;
(b)each Field Agreement;
(c)each Development Document;
(d)each Offtake Agreement; and
(e)each Operating Agreement.
“Mercuria Offtake Agreement” means the crude oil purchase and marketing agreement dated 10 February 2017 (as amended and/or extended from time to time) entered into between VAALCO Egypt and Mercuria Energy Trading SA in respect of the sale and marketing of the “Seller’s” entire (100 per cent.) entitlement (made available to it) to crude oil production from the Initial Egyptian Borrowing Base Assets, together with any crude oil exported from the Ras Gharib Terminal.
“Merged Concession Agreement” means the concession agreement dated 19 January 2022 entered into between Egypt, the Egyptian General Petroleum Corporation and the Egyptian Borrowers in respect of petroleum exploration, development and exploitation in the Initial Egyptian Borrowing Base Assets.
“Modelling Bank” means The Standard Bank of South Africa Limited in its capacity as modelling bank or any other person that replaces it in such capacity in accordance with this Agreement.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
“Multiemployer Plan” means any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) of the type described in Section 4001(a)(3) of ERISA, to which any US Obligor or any ERISA Affiliate makes or is obligated to make contributions or has any liability.

“Multiple Employer Plan” means a Pension Plan with respect to which any US Obligor or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Necessary Approvals” has the meaning given to that term in Clause 2.5(d) (Accordion).
“New Lender” has the meaning given to that term in Clause 27.1 (Assignments and Transfers to the Lenders).
“New Party” has the meaning given to that term in Clause 2.5(e) (Accordion).
“Non-Consenting Lender” has the meaning given to that term in Clause 42.6(d) (Replacement of Lender).
“North West Gharib Initial Egyptian Borrowing Base Asset” means the Hydrocarbons which will be extracted from, the Infrastructure related to and the interests in, in each case, the North West Gharib area.
“NPV (Field Life)” means, in relation to any Calculation Period, the amount (in dollars) calculated in accordance with the following formula:
NPV (Field Life) = A + B – C where:
“A” is the net present value of the Projected Net Revenues (in dollars) for that Calculation Period and for each subsequent Calculation Period ending on or before the Calculation End Date;
“B” is the net present value of the Capex Add-Back Amount for the relevant period starting on the first day of that Calculation Period; and
“C” is an amount which, if not deducted from the aggregate of the A and B values that are attributable to the Borrowing Base Assets (taken together) located in Gabon, would result in the relevant NPV (Field Life) attributable to the Borrowing Base Assets (taken together) located in Gabon exceeding the Gabon BBA Percentage of the relevant NPV (Field Life);
where:
(a)net present values are calculated, using the Computer Model, by applying the Discount Rate;
(b)in accordance with Clause 6.3 (Key Principles), in determining the Projected Net Revenues, no account shall be taken of any Gross Expenditure or Gross Income relating to any Borrowing Base Asset which is projected to arise after the Field Life End Date for that Borrowing Base Asset other than any Gross Expenditure relating to the abandonment of such Borrowing Base Asset; and
(c)for the purposes of determining “C”, “relevant NPV (Field Life)” means the aggregate of A and B.
“NPV (Loan Life)” means, in relation to any Calculation Period, the amount (in dollars) calculated in accordance with the following formula:
NPV (Loan Life) = A + B – C where:

“A” is the net present value of the Projected Net Revenues (in dollars) for that Calculation Period and for each subsequent Calculation Period ending on or before the Final Maturity Date;
“B” is the net present value of the Capex Add-Back Amount for the relevant period starting on the first day of that Calculation Period; and
“C” is an amount which, if not deducted from the aggregate of the A and B values that are attributable to the Borrowing Base Assets (taken together) located in Gabon, would result in the relevant NPV (Loan Life) attributable to the Borrowing Base Assets (taken together) located in Gabon exceeding the Gabon BBA Percentage of the relevant NPV (Loan Life), where:
(a)net present values are calculated, using the Computer Model, by applying the Discount Rate;
(b)in accordance with Clause 6.3 (Key Principles), in determining the Projected Net Revenues, no account shall be taken of any Gross Expenditure or Gross Income relating to any Borrowing Base Asset which is projected to arise after the Field Life End Date for that Borrowing Base Asset other than any Gross Expenditure relating to the abandonment of such Borrowing Base Asset; and
(c)for the purposes of determining “C”, “relevant NPV (Loan Life)” means the aggregate of A and B.
“Obligor” means each Borrower and each Guarantor.
“Obligor Accession Deed” means each document substantially in the form set out in Part 2 (Form of Obligor Accession Deed) of Schedule 6 (Form of Accession Documents).
“Obligor Group” means each member of the VAALCO Energy Group that is an Obligor (other than the Parent).
“Obligors’ Agent” means the Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).
“Offshore Account” means each Offshore Proceeds Account and the Debt Service Reserve Account.
“Offshore Account Bank” means each of:
(a)in relation to the Debt Service Reserve Account, The Mauritius Commercial Bank Limited; and
(b)in relation to each other Offshore Account, Standard Bank (Mauritius) Limited, and in each case any other person that replaces it in such capacity as agreed between the Obligors’ Agent and the Agent.
“Offshore Main Proceeds Account” means the Offshore Proceeds Account of the Parent.
“Offshore Proceeds Account” has the meaning given to that term in Clause 20.3(a)(i) (Offshore Proceeds Account).
“Offshore Proceeds Account Holding Obligor” means:

(a)the Parent;
(b)VAALCO Egypt;
(c)VAALCO Etame;
(d)VAALCO Gabon;
(e)VAALCO CDI; and
(f)any other person designated as an “Offshore Proceeds Account Holding Obligor” by the Agent and the Obligors’ Agent.
“Offshore Security Agent” means The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division), in its capacity as offshore security agent or any other person that replaces it in such capacity in accordance with this Agreement.
“Offtake Agreement” means:
(a)each Initial Offtake Agreement; and
(b)any other agreement entered into between an Obligor in respect of that Obligor’s entitlement to Field Hydrocarbons derived from a Borrowing Base Asset.
“Offtaker Lender” means each Lender that is a party to an Offtake Agreement in the capacity of Qualifying Offtaker.
“Onshore Account Bank” means:
(a)in respect of each Onshore Proceeds Account located in Egypt, HSBC Bank Egypt S.A.E.; and
(b)in respect of each Onshore Proceeds Account located in Gabon, Citibank Gabon S.A.; or
in each case, any other person that replaces it in the relevant capacity in accordance with the relevant Onshore Account Bank Agreement.
“Onshore Account Bank Agreement” means each of:
(a)the onshore account bank agreement delivered pursuant to paragraph 2(e) of Part 1 (Conditions Precedent to Submission of Initial Utilisation Request) of Schedule 2 (Conditions) and made between, amongst others, HSBC Bank Egypt S.A.E. in its capacity as an Onshore Account Bank and VAALCO West Gharib in relation to its Onshore Proceeds Account located in Egypt; and
(b)the onshore account bank agreement delivered pursuant to paragraph 2(e) of Part 1 (Conditions Precedent to Submission of Initial Utilisation Request) of Schedule 2 (Conditions) and made between, amongst others, Citibank Gabon S.A. in its capacity as an Onshore Account Bank and VAALCO Gabon in relation to its Onshore Proceeds Account located in Gabon.
“Onshore Proceeds Account” has the meaning given to that term in Clause 20.4(a) (Onshore Proceeds Account).
“Onshore Proceeds Account Holding Obligor” means:

(a)VAALCO West Gharib;
(b)VAALCO Gabon; and
(c)any other person designated as an “Onshore Proceeds Account Holding Obligor” by the Agent and the Obligors’ Agent.
“Onshore (Egypt) Security Agent” means HSBC Bank Egypt S.A.E. in its capacity as onshore security agent or any other person that replaces it in such capacity in accordance with the Onshore Security Agent (Egypt) Appointment Agreement.
“Onshore (Gabon) Security Agent” means The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division) in its capacity as onshore security agent or any other person that replaces it in such capacity in accordance with the Onshore Security Agent (Gabon) Appointment Agreement.
“Onshore Security Agent” means the Onshore (Egypt) Security Agent or the Onshore (Gabon) Security Agent as applicable.
“Onshore Security Agent (Egypt) Appointment Agreement” means the onshore security agent appointment agreement delivered pursuant to paragraph 2(d) of Part 1 (Conditions Precedent to Submission of Initial Utilisation Request) of Schedule 2 (Conditions) and made between, amongst others, the Agent, the Onshore (Egypt) Security Agent and VAALCO West Gharib in relation to the Security governed by the laws of Egypt.
“Onshore Security Agent (Gabon) Appointment Agreement” means the onshore security agent appointment agreement delivered pursuant to paragraph 2(d) of Part 1 (Conditions Precedent to Submission of Initial Utilisation Request) of Schedule 2 (Conditions) and made between, amongst others, the Agent, the Onshore (Gabon) Security Agent and VAALCO Gabon in relation to the Security governed by the laws of Gabon.
“Onshore Security Agent Appointment Agreement” means the Onshore Security Agent (Gabon) Appointment Agreement or the Onshore Security Agent (Egypt) Appointment Agreement.
“Operating Agreements” means:
(a)the Baobab Operating Agreement;
(b)the Etame Marin Joint Operating Agreement; and
(c)any other agreement designated as a “Operating Agreement” by the Obligors’ Agent and the Agent.
“Operator” means:
(a)in respect of the Initial Ivorian Borrowing Base Assets and its related Infrastructure, CNR International (Côte d’Ivoire) SARL or any permitted replacement entity appointed operator of the Initial Ivorian Borrowing Base Assets;
(b)in respect of the Initial Gabonese Borrowing Base Assets and its related Infrastructure, VAALCO Gabon or any permitted replacement entity appointed operator of the Initial Gabonese Borrowing Base Assets;

(c)in respect of the Initial Egyptian Borrowing Base Assets and its related Infrastructure, PetroBakr or any permitted replacement entity appointed operator of the Initial Egyptian Borrowing Base Assets; and
(d)any in relation to any other Borrowing Base Asset and its related Infrastructure, the person (if any) who is from time to time appointed operator of that Borrowing Base Asset and its related Infrastructure under the relevant Field Agreement.
“Original Financial Statements” means:
(a)in respect of the Parent, the audited financial statements for the financial year ended 31 December 2023; and
(b)in respect of each Relevant VAALCO Entity, the audited financial statements of that Relevant VAALCO Entity for the financial year ended 31 December 2023.
“Original Jurisdiction” means in relation to:
(a)each Original Borrower and each Guarantor, the jurisdiction under whose laws that such Obligor is incorporated as at the date of this Agreement; or
(b)an Acceding Obligor, the jurisdiction under whose laws that Acceding Obligor is incorporated as at the date on which that Acceding Obligor becomes Party as a Borrower or a Guarantor.
“Original Obligor” means an Original Borrower or an Original Guarantor.
“Parent Investment Account” has the meaning given to that term in Clause 20.6(b)(ii) (Permitted Parent Accounts).
“Parent Non-Obligor Group” means any member of the VAALCO Energy Group which is not an Obligor (where for this purpose, VAALCO Gabon is an Obligor).
“Parent Obligor Group” means the Parent and each member of the Obligor Group.
“Parallel Obligation” has the meaning given to that term in Clause 30.31(a) (Parallel Obligation (Covenant to pay the Security Agent)).
“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any instalment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) (including Multiple Employer Plans, but excluding Multiemployer Plans) that is maintained or is contributed to by any US Obligor or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

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“Permitted Currency” has the meaning given to that term in Clause 20.1(g) (General).
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“Permitted Equity Injection” means a payment in respect of:
(a)subscription for shares in the Parent or in the capital reserves of the Parent; or
(b)any Permitted Parent Loan.
“Permitted Financial Arrangement” means any Financial Indebtedness or loan between Obligors that constitute a Permitted Obligor Group Financial Indebtedness, Permitted Parent Financial Indebtedness, Permitted Obligor Group Loan or Permitted Parent Loan.
“Permitted Guarantee” means:
(a)any guarantee or indemnity contained in the Transaction Documents;
(b)any guarantee and indemnity contained in the Existing Facility Agreement provided that such guarantee and indemnity shall be released on or before the first Utilisation;
(c)the endorsement of negotiable instruments in the ordinary course of trade;
(d)any guarantee or indemnity that is Permitted Obligor Group Financial Indebtedness or Permitted Parent Financial Indebtedness;
(e)any guarantee or indemnity given in the ordinary course of the documentation of a Permitted Acquisition or a Permitted Disposal, which guarantee is in a customary form and subject to customary limitations;
(f)any guarantee or indemnity that is given by a member of the Parent Obligor Group in respect of Permitted Obligor Group Financial Indebtedness;

(g)any guarantee or indemnity that is given by the Parent in respect of Financial Indebtedness incurred by any member of the Parent Non-Obligor Group, provided that:
(i)the following conditions are met:
(A)the guarantee is provided by the Parent;
(B)the liability under any such guarantee will be, and shall remain, at all times unsecured; and
(C)no later than ten Business Days prior to the date of the Parent granting such proposed guarantee, the Parent shall deliver to the Agent a VAALCO Energy Group Liquidity Forecast (taking into account such proposed guarantee) demonstrating to the satisfaction of the Agent no Funding Shortfall following the granting such guarantee; and
(ii)the Agent is satisfied that immediately upon granting such guarantee, the Total Net Indebtedness to EBITDAX ratio shall be no greater than 3.00:1; and
(h)any guarantee given in respect of any netting-off or set off arrangements permitted under this Agreement; and
(i)any guarantee or indemnity with the prior written consent of the Majority Lenders.
“Permitted Obligor Group Financial Indebtedness” means, in relation to any member of the Obligor Group:
(a)any Financial Indebtedness incurred pursuant to the terms of the Finance Documents;
(b)any Financial Indebtedness incurred under the Existing Facility Agreement and related finance documents provided that such Financial Indebtedness is repaid or prepaid and cancelled on or before the date of first Utilisation;
(c)any Financial Indebtedness incurred by a member of the Obligor Group arising under any Hedging Agreement entered into in compliance with this Agreement and the Hedging Policy;
(d)any Financial Indebtedness incurred by any member of the Obligor Group (a “Relevant Borrower”) under any loans made available to it by any member of the VAALCO Energy Group (a “Relevant Lender”) provided that:
(i)the Financial Indebtedness of the Relevant Borrower under such loans has been subordinated to the Financial Indebtedness under the Finance Documents pursuant to the Subordination Deed or an Acceptable Intercreditor Agreement;
(ii)the Relevant Borrower and Related Lender have each taken all such steps, and delivered all such documents as the Agent may reasonably request for the purposes of ensuring that such subordination is effective;
(iii)Security, in form and substance satisfactory to the relevant Security Agent has been granted by the Relevant Lender over that Relevant Lender’s rights and interests in respect of such Financial Indebtedness (and any agreement relating thereto) to the Secured Parties or the applicable Security Agent (in its capacity as such);

(iv)the Relevant Borrower and the Relevant Lender have each taken all such steps and delivered all such documents and opinions as the relevant Security Agent may reasonably request with respect to the creation and perfection of such Security;
(e)any Financial Indebtedness arising under credit for goods and services arising in the ordinary course of trading of a member of the Obligor Group;
(f)any Financial Indebtedness owed by a member of the Obligor Group arising out of over- lifting of Hydrocarbon cargoes from a Borrowing Base Asset;
(g)any Financial Indebtedness expressly contemplated under the Material Project Documents;
(h)any Financial Indebtedness arising under the Gabon Customs Guarantee;
(i)any Financial Indebtedness arising under the Existing Etame Intercompany Loan Agreement and the Existing AB Intercompany Loan Agreement, provided that any and all such Financial Indebtedness incurred thereunder becomes, on and from the first Utilisation Date, Permitted Obligor Group Financial Indebtedness pursuant to paragraphs (d)(i) to (d)(iv) (inclusive) above;
(j)any Financial Indebtedness incurred by any member of the Obligor Group under any cash pooling or management arrangement provided that there is no cash pooling between Project Accounts and other accounts; and
(k)any Financial Indebtedness incurred by any member of the Obligor Group with the prior written consent of the Majority Lenders.
“Permitted Obligor Group Loan” means, in relation to any member of the Obligor Group:
(a)any loans granted by a member of the Obligor Group (a “Relevant Lender”) to another member of the Parent Obligor Group (a “Relevant Borrower”) provided that:
(i)the Financial Indebtedness of the Relevant Borrower under such loans has been subordinated to the Financial Indebtedness under the Finance Documents pursuant to the Subordination Deed or an Acceptable Intercreditor Agreement;
(ii)the Relevant Borrower and Related Lender have each taken all such steps, and delivered all such documents as the Agent may reasonably request for the purposes of ensuring that such subordination is effective;
(iii)Security, in form and substance satisfactory to the relevant Security Agent has been granted by the Relevant Lender over that entity’s rights and interests in respect of such Financial Indebtedness (and any agreement relating thereto) to the Secured Parties or the applicable Security Agent (in its capacity as such); and
(iv)the Relevant Borrower and the Relevant Lender have each taken all such steps and delivered all such documents and opinions as the Offshore Security Agent or Onshore Security Agent (as applicable) may reasonably request with respect to the creation and perfection of such Security;
(b)any loan created or existing under the Existing VAALCO Egypt Intercompany Loan Agreement provided that, on and from the first Utilisation Date:
(i)Security, in form and substance satisfactory to the relevant Security Agent has been granted by VAALCO Egypt as lender over that its rights and interests in respect of such Financial Indebtedness (and any agreement relating thereto) to the Secured Parties or the applicable Security Agent (in its capacity as such); and
(ii)VAALCO Energy Holdings LLC as borrower and VAALCO Egypt as lender have each taken all such steps and delivered all such documents and opinions as the relevant Security Agent (as applicable) may reasonably request with respect to the creation of such Security;
(c)any loan which constitutes Permitted Obligor Group Financial Indebtedness;
(d)any customer credit on normal trade terms given in the ordinary course of a member of an Obligor Group’s trading operations; and
(e)any loans made or credit granted by any member of the Obligor Group with the prior written consent of the Majority Lenders.
“Permitted Parent Account” has the meaning given to that term in Clause 20.6(a) (Permitted Parent Accounts).
“Permitted Parent Financial Indebtedness” means in respect of the Parent:
(a)any Financial Indebtedness incurred pursuant to the terms of the Finance Documents;
(b)any Financial Indebtedness incurred under the Existing Facility Agreement and related finance documents provided that such Financial Indebtedness is repaid or prepaid and cancelled on or before the date of the first Utilisation;
(c)any Financial Indebtedness incurred by the Parent under any loans made available to it by any member of the VAALCO Energy Group (a “Relevant Lender”) provided that:
(i)the Financial Indebtedness of the Parent under such loans has been subordinated to the Financial Indebtedness under the Finance Documents pursuant to the Subordination Deed or an Acceptable Intercreditor Agreement;
(ii)the Parent and Related Lender have each taken all such steps, and delivered all such documents as the Agent may reasonably request for the purposes of ensuring that such subordination is effective;
(iii)Security, in form and substance satisfactory to the relevant Security Agent has been granted by the Relevant Lender over the Relevant Lender’s rights and interests in respect of such Financial Indebtedness (and any agreement relating thereto) to the Secured Parties or the applicable Security Agent (in its capacity as such); and
(iv)the Parent and the Relevant Lender have each taken all such steps and delivered all such documents and opinions as the relevant Security Agent may reasonably request with respect to the creation and perfection of such Security;
(d)any Financial Indebtedness incurred by the Parent arising under one or more loans made available to the Parent by any person that is not a member of the VAALCO Energy Group which:
(i)are unsecured and are subordinated to the Financial Indebtedness under the Finance Documents pursuant to an Acceptable Intercreditor Agreement (which shall include, amongst other things, prohibitions on the right of any such provider of Financial Indebtedness to claim against the Parent until the Final Discharge Date has occurred);
(ii)have an amortisation falling not less than 12 months after the Final Maturity Date; and
(iii)are provided by one or more entities which are not Sanctioned Persons, provided that, no later than ten Business Days prior to the date of incurring the proposed Financial Indebtedness, the Parent has delivered to the Agent a VAALCO Energy Group Liquidity Forecast (taking into account the proposed Financial Indebtedness), demonstrating to the satisfaction of the Agent no Funding Shortfall following the incurrence of such Financial Indebtedness;
(e)any Financial Indebtedness arising under the hedging agreement dated 31 May 2018 (“Existing BP Hedging Agreement”) between the Parent and BP Energy Company provided that other than any credit support arrangement requested by the Parent in connection with any hedging transactions existing thereunder, such hedging agreement shall remain unsecured; and
(f)any Financial Indebtedness arising under the Hedging Agreement dated 22 May 2022 between the Parent and Glencore Commodities Limited provided that, such Hedging Agreement shall not be subject to any security other than:
(i)any credit support arrangement requested under that Hedging Agreement;
(ii)prior to the Closing Date, the Existing Security; and
(iii)on and from the Closing Date, the Transaction Security only;
(g)any Financial Indebtedness incurred by the Parent under any Permitted Guarantee;
(h)any Financial Indebtedness incurred by the Parent under any cash pooling or management arrangement provided that there is no cash pooling between Project Accounts and other accounts; and
(i)any Financial Indebtedness incurred by the Parent with the prior written consent of the Majority Lenders, provided that, in each case, the Agent is satisfied that immediately upon incurring such Financial Indebtedness and for so long as such Financial Indebtedness remains outstanding, the Total Net Indebtedness to EBITDAX ratio shall be no greater than 3.00:1.
“Permitted Parent Loan” means in respect of any member of the Parent:
(a)any loan granted by the Parent (a “Related Lender”) to any member of the Obligor Group (a “Related Borrower”) provided that:
(i)the Financial Indebtedness of the Relevant Borrower under such loans has been subordinated to the Financial Indebtedness under the Finance Documents pursuant to the Subordination Deed or an Acceptable Intercreditor Agreement;
(ii)the Relevant Borrower and Related Lender have each taken all such steps, and delivered all such documents as the Agent may reasonably request for the purposes of ensuring that such subordination is effective;

(iii)Security, in form and substance satisfactory to the relevant Security Agent has been granted by the Relevant Lender over that entity’s rights and interests in respect of such Financial Indebtedness (and any agreement relating thereto) to the Secured Parties or the applicable Security Agent (in its capacity as such); and
(iv)the Relevant Borrower and the Relevant Lender have each taken all such steps and delivered all such documents and opinions as the relevant Security Agent (as applicable) may reasonably request with respect to the creation of such Security; and
(b)any loan granted by the Parent (a “Related Lender”) to any member of the Parent Non- Obligor Group (a “Related Borrower”) provided that:
(i)Security, in form and substance satisfactory to the relevant Security Agent has been granted by the Relevant Lender over that entity’s rights and interests in respect of such Financial Indebtedness (and any agreement relating thereto) to the Secured Parties or the applicable Security Agent (in its capacity as such);
(ii)the Relevant Borrower and the Relevant Lender have each taken all such steps and delivered all such documents and opinions as the relevant Security Agent (as applicable) may reasonably request with respect to the creation of such Security; and
(c)any loan created or existing under the Existing Parent Intercompany Loan Agreement provided that such loan becomes, on and from the first Utilisation Date, a Permitted Parent Loan pursuant to paragraph (b) above;
(d)any loan which would constitute Permitted Parent Financial Indebtedness;
(e)any credit on normal trade terms given in the ordinary course of the Parent’s trading operations;
(f)as disclosed to the Agent before the date of this Agreement, any loans made or credit granted by the Parent before the date of this Agreement; and
(g)any loans made or credit granted by the Parent with the consent of the Majority Lenders. “Permitted Security” means:
(a)the Transaction Security;
(b)the Existing Security provided that such Security is released on or before the date of the first Utilisation;
(c)any cash pooling, netting or set-off arrangement entered into by a member of the Parent Obligor Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of Parent Obligor Group but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Parent Non-Obligor Group and (ii) such arrangement does not give rise to other Security over the assets of the Obligors in support of liabilities of members of the Parent Non-Obligor Group;
(d)any payment or close out netting or set-off arrangement pursuant to any Hedging Agreement entered into by an Obligor in compliance with this Agreement and the Hedging Policy;

(e)any lien arising by operation of law and in the ordinary course of trading not more than 30 days overdue;
(f)any Security or Quasi-Security entered into pursuant to any Finance Document;
(g)any Security or Quasi-Security that arises under or pursuant to a Material Project Document which secures only amounts owing under a Material Project Document to another party thereto and does not secure Financial Indebtedness;
(h)the Security created or purported to be created by VAALCO Gabon over the cash collateral account granted in favour of the Onshore Account Bank in Gabon in connection with the Gabon Customs Guarantee;
(i)any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Parent Obligor Group in the ordinary course of trading and on the supplier’s standard or usual terms and (i) not arising as a result of any default or omission by a member of the VAALCO Energy Group and (ii) and where the aggregate amount of Financial Indebtedness secured by such Security does not exceed $500,000 (or the equivalent amount in one or more other currencies);
(j)any Security over or affecting any asset acquired by a member of the Parent Obligor Group after the date of this Agreement if:
(i)the Security was not created in contemplation of the acquisition of that asset by a member of the Parent Obligor Group;
(ii)the principal amount secured has not been increased, in contemplation of or since the acquisition of that asset by a member of the Parent Obligor Group; and
(iii)the Security is removed or discharged within 30 days of the date of acquisition of such asset;
(k)any Security resulting from or arising under any credit support arrangement entered into pursuant to paragraph (e) or paragraph (f) of the definition of “Permitted Parent Financial Indebtedness”; and
(l)any Security created or outstanding with the prior written consent of the Majority Lenders.
“PetroBakr” means PetroBakr Petroleum Company, a joint stock company incorporated under the laws of the Arab Republic of Egypt with its headquarters at 6 Badr Towers, Ring Road, New Maadi, Egypt and its commercial registration number being 89663.
“Project Accounts” means:
(a)each Offshore Account;
(b)each Onshore Proceeds Account; and
(c)any other project bank account designated as a “Project Account” by the Agent and the Obligors’ Agent and shall exclude any Permitted Account and any Decommissioning Account.
“Projected Net Revenues” means, in relation to any Calculation Period, an amount (which may be a negative or positive figure) calculated by deducting “B” from “A” where:

(a)“A” is the aggregate amount of the Gross Income of all Obligors projected to be received in that Calculation Period; and
(b)“B” is the aggregate amount of the Gross Expenditure of all Obligors projected to be made in that Calculation Period.
“Quarter Date” means each 31 March, 30 June, 30 September and 31 December.
“Quarterly Financial Statements” means the unaudited consolidated account of the VAALCO Energy Group for the relevant Financial Quarter as required to be delivered to the Agent pursuant to Clause 22.1 (Financial Statements).
“Quasi-Security” means:
(a)the sale, transfer or otherwise disposing of any assets on terms whereby they are or may be leased to or re-acquired;
(b)the sale, transfer or otherwise disposing of any receivables on recourse terms;
(c)the entry into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or
(d)the entry into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
“Quotation Day” means, in relation to any period for which an interest rate in respect of a Loan is to be determined:
(a)subject to paragraph (b) below, two SOFR Banking Days before the first day of that period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)); or
(b)if the Reference Rate is, or is based on, the Central Bank Rate, two SOFR Banking Days before the first day of that period.
“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
“Redetermination Date” means any Scheduled Redetermination Date or any Interim Redetermination Date.
“Reduction Date” means:
(a)the First Reduction Date; and
(b)each Redetermination Date and each other date on which a Banking Case is adopted in accordance with Clause 6 (Banking Cases).
“Reference Rate” means, in relation to any Loan:
(a)the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of that Loan; or

(b)as otherwise determined pursuant to Clause 12.1 (Unavailability of Term SOFR), and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.
“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
“Relevant Affiliate” means, to the extent that it is not already an Obligor, any wholly owned Subsidiary of an Obligor or any wholly owned Subsidiary of a Holding Company of an Obligor, other than VAALCO Energy (Holdings), LLC.
“Relevant Jurisdiction” means, in relation to a member of the Parent Obligor Group and any Security Grantor:
(a)its Original Jurisdiction;
(b)any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;
(c)any jurisdiction where it conducts its business; and
(d)the jurisdiction whose laws govern the creation, perfection or priority of any Transaction Security granted under the Transaction Security Documents entered into by it including applicable OHADA laws in relation to taking of security.
“Relevant Market” means the market for overnight cash borrowing collateralised by US Government securities.
“Relevant Period” means each period of 12 Months ending on the relevant Test Date.
“Relevant Security Document” has the meaning given to that term in Clause 30.31(f)(ii) (Parallel Obligation (Covenant to pay the Security Agent)).
“Relevant VAALCO Entity” means each of:
(a)VAALCO Gabon;
(b)VAALCO Energy Cote d’Ivoire AB;
(c)VAALCO Energy Cote d’Ivoire Holding AB; and
(d)VAALCO CDI.
“Remaining Reserves” means, in relation to a Borrowing Base Asset and any Calculation Period, the total quantities of Field Hydrocarbons forecast in the then current Banking Case to be derived from that Borrowing Base Asset in that Calculation Period and each subsequent Calculation Period which ends on or before the Field Life End Date for such Borrowing Base Asset.
“Repeating Representations” means each of the representations set out in Clause 21 (Representations) other than the representations set out in Clause 21.8 (Insolvency), Clause 21.9 (No Filing or Stamp Taxes), Clause 21.10 (Deduction of Tax), Clause 21.22 (Taxation), Clauses
21.13 (a) to (d) and (h) (No Misleading information), Clause 21.31(a) (VAALCO Energy Group Structure Chart), Clause 21.36 (Reports), Clause 21.39 (ERISA Compliance) and Clause 21.40 (Investment Company Act).

“Report” means any of the reports delivered pursuant to paragraph 3 of Part 1 (Conditions Precedent to Submission of Initial Utilisation Request) of Schedule 2 (Conditions).
“Report Provider” means any provider of any Report.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Reporting Day” means:
(a)subject to paragraph (b) below, the Quotation Day for the relevant Interest Period; or
(b)if the Reference Rate is, or is based on, the Central Bank Rate, the date falling one Business Day after the Quotation Day for the relevant Interest Period.
“Reporting Time” means the date falling one Business Day after the Quotation Day for the relevant Interest Period.
“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
“Reserve Tail Date” means the last day of the Calculation Period immediately preceding the first Calculation Period in which the aggregate Remaining Reserves for all of the Borrowing Base Assets are projected in the then current Banking Case to be less than 25 per cent. of the Initial Approved Reserves.
“Reserves Report” means:
(a)each Initial Reserves Report; and
(b)each other report (in form and substance satisfactory to the Technical Bank) which is prepared by an Independent Engineering Consultant and, in each case, includes:
(i)evaluations of, and production profiles for, the 1P Reserves and 2P Reserves recoverable from the Borrowing Base Assets;
(ii)all relevant information and data about, and all estimates of the operating and capital expenditure that may be required to be incurred in connection with the recovery of such reserves and/or the achievement of such production profiles; and
(iii)any other information, data or evaluation(s) relating to the Borrowing Base Assets (or as the case may be, the Hydrocarbon Assets that are proposed to be designated as Borrowing Base Assets) as the Technical Bank may reasonably require.
“Resignation Letter” means a letter substantially in the form set out in Schedule 9 (Form of Resignation Letter).
“Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers.
“Restricted Clauses” has the meaning given to that term in Clause 1.6 (Anti-Blocking Law).
“Restricted Lender” means any Lender in respect of which any Restricted Clauses would otherwise result in a violation of, conflict with or liability under any applicable Anti-Blocking Law for that Lender and is designated a “Restricted Lender” by the Agent at the request of any such Lender.

“Rollover Loan” means one or more Loans:
(a)made or to be made on the same day that a maturing Loan is due to be repaid;
(b)the aggregate amount of which is equal to or less than the amount of the maturing Loan; and
(c)made or to be made to the same Borrower for the purpose of refinancing that maturing Loan.
“Sanctioned Country” means any country or territory that is, or whose government is, subject to or the target of country-wide or territory-wide Sanctions.
“Sanctioned Person” means a person that is:
(a)listed on, or directly or indirectly owned or controlled (as such terms are defined by the relevant Sanctions Authority) by, or acting on behalf of, a person listed on any Sanctions List;
(b)the designated target of Sanctions or a subject of Sanctions; or
(c)organised under the laws of, or a citizen or resident of a Sanctioned Country. “Sanctions” means any laws or regulations relating to economic or financial sanctions or trade embargoes or related restrictive measures enacted, administered or enforced from time to time by a Sanctions Authority.
“Sanctions Authority” means each of:
(a)the United States of America;
(b)the United Nations Security Council;
(c)the European Union;
(d)any member state of the European Union;
(e)Switzerland;
(f)the United Kingdom;
(g)the respective governments and official institutions or agencies of any of the foregoing, including the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State and the United States Department of Commerce and His Majesty’s Treasury and the French Ministry of Economy, Finance & Industry Sanctions; and
(h)any other governmental institution or agency with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over any Finance Party, any Security Grantor or any member of the VAALCO Energy Group.
“Sanctions List” means each of:
(a)the Specially Designated Nationals and Blocked Persons list maintained by OFAC and any other targeted sanctions lists administered by OFAC;
(b)the Denied Persons List maintained by the US Department of Commerce;

(c)the Consolidated List of Financial Sanctions Targets and the List of Persons Subject to Restrictive Measures in View of Russia’s Actions Destabilising the Situation in Ukraine, each maintained by His Majesty’s Treasury;
(d)the European Union’s lists of restrictive measures against persons and entities issued pursuant to its Common Foreign and Security Policy, for which a consolidated list is provided on the website of the European External Action Service, as well as any implementing or additional lists of restrictive measures against persons or entities issued by its member states;
(e)the United Nations Security Council Lists established pursuant to United Nations Security council Resolutions;
(f)the Office of Financial Sanctions Implementation (OFSI) List and other targeted Sanctions Lists administered by OFSI;
(g)the Consolidated List of Persons, groups and entities subject to European Union Financial Sanctions;
(h)the Consolidated List of Persons, groups and entities subject to the French Ministry of Economy, Finance & Industry Sanctions; and
(i)any other similar list issued or maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority of persons the target or subject of Sanctions (including investment or related restrictions), each as amended, supplemented or substituted from time to time.
“Scheduled Banking Case” has the meaning given to that term in Clause 6.1(b) (Adoption). “Scheduled Redetermination Date” means:
(a)the First Scheduled Redetermination Date; and
(b)thereafter, each 31 March and 30 September occurring before the Final Maturity Date.
“Secured Hedge Counterparty” means any Lender or any Affiliate of any Lender, in each case that accedes, and becomes a party, to this Agreement as a “Hedge Counterparty” in accordance with this Agreement, to the extent that:
(a)such person is a party to any Hedging Agreement under which a Liability of an Obligor is, or is capable of being, outstanding; or
(b)any amount is owed to such person under any Finance Document pursuant to its having been a Hedge Counterparty pursuant to paragraph (a) above, provided that if the relevant Lender ceases to be a Lender at a time when it or its Affiliate falls within paragraph (a) or (b), it (or its Affiliate, as the case may be) shall nonetheless continue to be a Secured Hedge Counterparty in respect of such Hedging Agreement, and in respect of any amount owed to it as a Secured Hedge Counterparty under any Finance Document, until it no longer falls within paragraph (a) or (b).
“Secured Hedging Agreement” means a Hedging Agreement entered into between an Obligor and a Secured Hedge Counterparty.

“Secured Obligations” means all the Liabilities and all other present and future liabilities and obligations at any time due, owing or incurred by any Obligor or any Security Grantor to any Secured Party under the Finance Documents (including any liabilities due, owing or incurred by an Obligor pursuant to an increase in the Total Commitments pursuant to Clause 2.5 (Accordion)), both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity, provided that, notwithstanding anything herein to the contrary, Excluded Swap Obligations shall be excluded from “Secured Obligations”.
“Secured Parties” means each of the Finance Parties, any Receiver or any Delegate.
“Security” means a mortgage, charge, hypothec, pledge, fiduciary transfer, fiduciary assignment, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Security Agent” means the Offshore Security Agent and the Onshore Security Agent (as the case may be) or any other person that replaces the Security Agent in accordance with this Agreement.
“Security Grantor” means each entity other than an Obligor that has granted Transaction Security in favour of a Security Agent under the Transaction Security Documents.
“Security Property” means:
(a)the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;
(b)all obligations expressed to be undertaken by an Obligor or a Security Grantor to pay amounts under a Finance Document to a Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor or a Security Grantor in favour of a Security Agent as trustee for the Secured Parties;
(c)the Security Agent’s interest in any trust fund created pursuant to any Finance Document; and
(d)any other amounts or property, whether rights, entitlements, choses in action or otherwise actual or contingent, which a Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties.
“Separate Loan” has the meaning given to that term in Clause 7.1(c) (Repayment of Loans).
“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
“SOFR Banking Day” means any day other than:
(a)a Saturday or Sunday; and
(b)a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.
“Solvent” means, as to any person as of any date of determination, that on such date:

(a)the fair value of the property of such person is greater than the total amount of liabilities, including contingent liabilities, of such person;
(b)the present fair saleable value of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured;
(c)such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature; and
(d)such person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such person’s property would constitute an unreasonably small capital.
The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Period” means the time periods set out in the column headed “Specified Period” in Part 3 (The Original Lenders) of Schedule 1 (The Original Parties).
“Stop Notice” means any notice issued by the Agent to the Offshore Account Bank or the Onshore Account Bank (as the case may be) whilst an Event of Default is continuing which confirms that an Account Holding Obligor is no longer permitted to make a withdrawal from the relevant Project Account without the prior consent of the Agent until the relevant Account Bank receives a Withdrawal Notice in respect of that Stop Notice.
“Subordination Deed” means the subordination agreement delivered pursuant to paragraph 2(b) of Part 1 (Conditions Precedent to Submission of Initial Utilisation Request) of Schedule 2 (Conditions) and made between, among others, the Parent, the Obligors, the Agent and the Security Agents.
“Subsidiary” means, in relation to any person (a “parent entity”), any other person (the “relevant entity”) (a) in respect of which that parent entity holds or owns (directly or indirectly) more than 50 per cent. of the issued share capital or other equity interests of the relevant entity, excluding any part of that issued share capital or other equity interests that carries no right to participate beyond a specified amount in a distribution of either profits or capital or (b) over which that parent entity has direct or indirect control, where, for the purposes of this definition, “control” means the power (whether by way of ownership, contract, agency or otherwise) to:
(a)cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the relevant entity; or
(b)appoint or remove all, or the majority, of the directors or other equivalent persons of the relevant entity; or
(c)give directions with respect to the operating and financial policies of the relevant entity with which the directors or other equivalent officers of the relevant entity are obliged to comply.
“Swap” has the meaning given to that term in section 1a(47) of the Commodity Exchange Act.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.

“Swedish Obligor” means any Obligor incorporated in Sweden.
“Swedish Security Documents” means the Transaction Security Documents governed by Swedish law.
“Swedish Transaction Security” means the Transaction Security created or expressed to be created pursuant to a Swedish Security Document.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Technical Assumption” means any assumption (other than an Economic Assumption), and the values ascribed to such assumption, upon which each Banking Case or draft Banking Case and, in each case, the calculations and information therein are, or are to be, based.
“Technical Bank” means The Standard Bank of South Africa Limited in its capacity as technical bank or any other person that replaces it in such capacity in accordance with this Agreement.
“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).
“Test Date” means, in the case of:
(a)a VAALCO Energy Group Liquidity Forecast:
(i)each Quarter Date occurring during the Baobab FPSO Renovation Period; and
(ii)each Redetermination Date occurring prior to the Baobab FPSO Renovation Start Date and following the Baobab FPSO Renovation Completion Date; and
(iii)on each date on which the VAALCO Energy Group Liquidity Forecast is to be tested or provided in accordance with this Agreement, including (without limitation), in respect of any proposed Distribution; and
(b)the Total Net Indebtedness to EBITDAX ratio tested pursuant to Clause 23.3 (Total Net Indebtedness to EBITDAX):
(i)the First Test Date; and
(ii)thereafter, each Scheduled Redetermination Date.
“Total Commitments” means, in relation to any Specified Period or any day falling in that Specified Period, the sum of the Lenders’ Commitments for that Specified Period (which, as at the date of this Agreement and subject to any increase, cancellation, reduction or transfer of any Lender’s Commitment in accordance with this Agreement, is the amount (in dollars) set opposite that Specified Period in the last column (headed “Total Commitments”) of the table in Part 3 (The Original Lenders) of Schedule 1 (The Original Parties) as such table may be amended pursuant to Clause 2.5(m) (Accordion)).
“Total Corporate Sources” means, in relation to the VAALCO Energy Group for any period, the sum (without double counting) of:

(a)the aggregate amount of all committed credit facilities that are available to any member of the VAALCO Energy Group for drawing in that period for the purposes of meeting any Total Corporate Uses in that period;
(b)the unrestricted actual cash balances of the VAALCO Energy Group on the first day of that period that are available for the purposes of meeting any Total Corporate Uses of the VAALCO Energy Group in that period (excluding any cash held by any Operator of a Borrowing Base Asset or any cash which an Obligor is obliged to hold under any contractual obligation);
(c)any proceeds of any insurances (other than in respect of any insurance to be paid in settlement of claims in respect of third party liability) attributable to the Hydrocarbon Assets of the VAALCO Energy Group;
(d)all refunds or reimbursements of Taxes payable to any member of the VAALCO Energy Group;
(e)all amounts payable to any member of the VAALCO Energy Group under any Hedging Agreement;
(f)all tariffs, fees and charges payable to any member of the VAALCO Energy Group in respect of the use of any assets forming part of the Hydrocarbon Assets;
(g)any undrawn equity or shareholder loans that are committed by any member of the VAALCO Energy Group or a counterparty acceptable to the Majority Lenders and in each case, available for drawing by any member of the VAALCO Energy Group in that period for the purposes of meeting any Total Corporate Uses of the VAALCO Energy Group in that period;
(h)the aggregate amount of the proceeds of the sale of Hydrocarbons and refined products that is projected to be received by the VAALCO Energy Group in that period, including clearly setting out separately the proportion of sales which will be received in local currency based on management’s reasonable assumptions on currency and timing of receipt of payments, including in respect of Borrowing Base Assets located in Egypt which should reflect the share of sales to be received in EGP and take into account the likely receipt of such sales; and
(i)any other sources of funds for the VAALCO Energy Group as the Obligors’ Agent and the Agent (acting on the instructions of the Majority Lenders) may agree, where:

(i)for these purposes a credit facility (including the Facility) shall only be treated as being “available” on any date to the extent that no circumstances exist or are continuing on such date which would prohibit any lender under that credit facility from making, or would entitle any such lender to refuse to make, any utilisation available to any borrower under that credit facility;
(ii)the Hydrocarbon prices shall be the higher of:
(A)either:
(1)at any time prior to (and excluding) the Baobab FPSO Renovation Completion Date, 85 per cent. of the Brent Forward Curve; or

(2)at any time after (and including) the Baobab FPSO Renovation Completion Date, 90 per cent. of the Brent Forward Curve; and
(B)those set out in the most recently adopted Banking Case; and
(iii)any other reasonable management assumptions of the Parent.
“Total Corporate Uses” means, in relation to the VAALCO Energy Group for any period, the aggregate amount (without double counting) of all costs, expenditure, outgoings and other payments including abandonment costs and debt service (net of any amounts standing to the credit of any Decommissioning Accounts), that are committed on the first day of that period or, if not committed, can reasonably be projected to be paid by the VAALCO Energy Group in that period including any projected discretionary amounts having regard to the projected Total Corporate Sources for the corresponding period.
“Total Net Indebtedness” means, in relation to the VAALCO Energy Group at any time, the aggregate amount of all obligations of members of the VAALCO Energy Group for or in respect of Financial Indebtedness at that time but:
(a)excluding any such obligations to any member of the VAALCO Energy Group; and
(b)deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the VAALCO Energy Group at that time.
“Transaction Documents” means the Material Project Documents and the Finance Documents.
“Transaction Security” means the Security created or expressed to be created in favour of a Security Agent pursuant to the Transaction Security Documents.
“Transaction Security Documents” has the meaning given to that term in Schedule 12 (Transaction Security Documents).
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Obligors’ Agent.
“Transfer Date” means, in relation to an assignment or a transfer, the later of:
(a)the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
“U.S. Special Resolution Regimes” has the meaning given to that term in Clause 49 (Acknowledgement regarding any supported QFCs).
“UEMOA” means the West African Economic and Monetary Union (Union Economique et Monétaire Ouest Africaine).
“UEMOA FX Regulation” means Regulation no. 06/2024/CM/UEMOA on external financial relations of member states of the UEMOA, including its implementation instructions.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“Unavailable Rate” means, on any date, the percentage rate per annum which is equal to 20 per cent. of the applicable Margin relating to such date.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“Unsecured Hedging Agreement” means any Hedging Agreement entered into by an Obligor and any Acceptable Unsecured Hedging Entity.
“Unutilised Rate” means, on any date, the percentage rate per annum which is equal to 35 per cent. of the applicable Margin relating to such date.
“US” or “United States” means the United States of America, its territories, possessions, any state of the United States or the District of Columbia.
“US Bankruptcy Code” means Title 11 of The United States Code (entitled “Bankruptcy”), as amended from time to time and as now or hereafter in effect, or any successor thereto.
“US Borrower” has the meaning given to it in Clause 10.5 (Interest Rate Limitation).
“US Obligor” means any Obligor that is incorporated or organised under the laws of the United States of America, any state or territory thereof or the District of Columbia.
“US Tax Obligor” means:
(a)a Borrower which is resident for tax purposes in the United States; or
(b)an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.
“US Withholding Tax Form” means whichever of the following is relevant (including in each case any successor form):
(a)IRS Form W-8BEN or W-8BEN-E;
(b)IRS Form W-8IMY (with appropriate attachments);
(c)IRS Form W-8ECI;
(d)IRS Form W-8EXP; or
(e)IRS Form W-9; or
(f)in the case of a Lender relying on the so-called “portfolio interest exemption,” IRS Form W-8BEN or W-8BEN-E and a certificate to the effect that such Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” that is described in section 881(c)(3)(C) of the Code and is related to any Obligor within the meaning of Section 864(d)(4) of the Code; or

(g)any other IRS form by which a person may claim complete exemption from, or reduction in the rate of, withholding (including backup withholding) of US federal income tax on interest and other payments to that person.
“Utilisation” means a utilisation of the Facility.
“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).
“VAALCO CDI” means VAALCO Energy Cote d’Ivoire SPE AB, acting in its capacity as an Original Borrower as set out in Part 1 (The Original Borrowers) of Schedule 1 (The Original Parties).
“VAALCO Egypt” means VAALCO Egypt Holdings Inc., acting in its capacity as an Original Guarantor as set out in Part 2 (The Original Guarantors) of Schedule 1 (The Original Parties).
“VAALCO Energy Group” means the Parent and each of its Subsidiaries.
“VAALCO Energy Group Liquidity Forecast” means in relation to the VAALCO Energy Group, a test statement prepared by the Parent in accordance with Clause 21.16 (VAALCO Energy Group Liquidity Forecast) which:
(a)sets out and itemises the Total Corporate Sources for the VAALCO Energy Group and the Total Corporate Uses for the VAALCO Energy Group for each three month period in the Forecast Period in at least the same level of detail as that included in the Initial VAALCO Energy Group Liquidity Forecast;
(b)is in the same form as the Initial VAALCO Energy Group Liquidity Forecast or in such other form as may be approved by the Majority Lenders (acting reasonably);
(c)[*****]
(d)is signed by an Authorised Signatory of the Parent for and on behalf of the Parent.
“VAALCO Energy Group Structure Chart” means the structure chart of the VAALCO Energy Group set out in Schedule 10 (VAALCO Energy Group Structure Chart).
“VAALCO Energy Group Sustainability Report” means the Sustainability Report published by the Parent which articulates the VAALCO Energy Group’s approach to ESG and management of material risks, in addition providing a description of the VAALCO Energy Group’s performance against key performance indicators and updates on delivery of strategic programs and objectives.
“VAALCO Etame” means VAALCO Gabon (Etame), Inc.
“VAALCO Gabon” means VAALCO Gabon S.A. a company incorporated under the laws of Gabon with registration number RG/POG 2014 B 1487.
“VAT” means:

(a)any value added tax imposed by the Value Added Tax Act 1994;
(b)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.
“West Bakr Initial Egyptian Borrowing Base Asset” means the Hydrocarbons which will be extracted from, the Infrastructure related to and the interests in, in each case, the West Bakr area.
“West Gharib Initial Egyptian Borrowing Base Asset” means the Hydrocarbons which will be extracted from, the Infrastructure related to and the interests in, in each case, the West Gharib area.
“Willing Lender” has the meaning given to that term in Clause 2.5(d) (Accordion). “Withdrawal Notice” means, in respect of any Project Account, any notice issued:
(a)by the Agent in respect of a Stop Notice withdrawing such Stop Notice; or
(b)by the relevant Security Agent in respect of an Enforcement Notice withdrawing such Enforcement Notice.
“Write-Down and Conversion Powers” means:
(a)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(b)in relation to any UK Bail-In Legislation:
(i)any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that UK Bail-In Legislation; and
(c)any other applicable Bail-In Legislation
(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that UK Bail-In Legislation.
1.2Construction
(a)Unless a contrary indication appears, a reference in this Agreement to:
(i)any “Account Bank”, any “Administrative Finance Party”, the “Agent”, any “Finance Party”, any “Secured Hedge Counterparty”, the “Bookrunner”, the “Technical Bank”, any “Lender”, any “Mandated Lead Arranger”, the “Modelling Bank”, any “Obligor”, any “Party”, any “Secured Party”, any “Secured Party”, any “Onshore Security Agent”, the “Offshore Security Agent”, any “Security Agent”, any “Security Grantor” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of any Onshore Security Agent and the Offshore Security Agent, any person for the time being appointed as the relevant Onshore Security Agent or the Offshore Security Agent (as applicable) or the Onshore Security Agents or Offshore Security Agents (as applicable) in accordance with the Finance Documents;
(ii)a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Obligors’ Agent and the Agent or, if not so agreed, is in the form specified by the Agent;
(iii)an “amendment” includes an amendment, supplement, novation, re-enactment, replacement, restatement or variation and “amend” and “amended” shall be construed accordingly;
(iv)“assets” includes present and future properties, revenues and rights of every description;
(v)any form of asset (including any Borrowing Base Asset) shall include a reference to (i) all or any part of that asset and (ii) (in the case of any Borrowing Base Asset) the Field and other Hydrocarbon Asset(s) comprised therein;
(vi)a Lender’s “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;
(vii)“disposal” means any sale, lease, transfer, assignment, grant, licence or other disposal, whether voluntary or involuntary and “dispose” shall be construed accordingly;
(viii)the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the second currency at the Agent’s Spot Rate of Exchange for the purchase of the first currency with the second currency;

(ix)a “Finance Document”, a “Material Project Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Material Project Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(x)a “group of Lenders” includes all the Lenders;
(xi)“guarantee” means (other than in Clause 19 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;
(xii)any matter “including” specific instances or examples of such matter shall be construed without limitation to the generality of that matter (and references to “include” shall be construed accordingly);
(xiii)“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(xiv)a “modification” includes an amendment, extension, replacement, modification or waiver or the giving of any waiver, release or consent having the same commercial effect of any of the foregoing but, for the purposes of Clause 42 (Amendments and Waivers), excludes any transfer or assignment by any Finance Party of its rights and/or obligations under the relevant Finance Documents which has been effected in accordance with the provisions thereof and the provisions of this Agreement (and “modify” shall be construed accordingly);
(xv)any “obligation” of any person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and “due”, “owing”, “payable” and “receivable” shall be similarly construed);
(xvi)a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
(xvii)a “regulation” includes any regulation, rule, official directive, request, guideline, code of practice or policy statement (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(xviii)the “winding up” of a person shall be construed so as to include any amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation of that person, and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets;
(xix)a provision of law is a reference to that provision as amended or re-enacted from time to time;

(xx)a time of day is a reference to Johannesburg time;
(xxi)the singular includes the plural (and vice versa); and
(xxii)the words “other”, “or otherwise” and “whatsoever” when used in any Finance Document shall not be construed ejusdem generis or construed in a narrower way by reference to any preceding words.
(b)Clause and Schedule headings are for ease of reference only.
(c)Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(d)A Default or an Event of Default is “continuing” if it has not been remedied or waived in writing by the Agent provided that on and following the Enforcement Date, an Event of Default is “continuing” if it has not been waived in writing by the Agent.
(e)A Borrowing Base Deficiency is “continuing” until the first date on which, following all repayments of Loans made by the Borrowers under Clause 7 (Repayment), the aggregate outstanding amount of the Loans ceases to exceed the Borrowing Base Amount that is applicable on that date.
(f)For the purposes of this Agreement:
(i)subject to the first sentence in Clause 6.1(a) (Adoption), a reference to the then “current Banking Case” is a reference to the Banking Case most recently adopted pursuant to Clause 6.9 (Adoption of Banking Cases); and
(ii)a reference to the date on which any Banking Case is “due” to be adopted is a reference to the Redetermination Date as of which that Banking Case is to be prepared and adopted under Clause 6.1(b) (Adoption) or, as the case may be, Clause 6.1(f) (Adoption).
(g)Any reference in this Agreement to the Borrowing Base Amount which is “applicable” at any date or period is a reference to the Borrowing Base Amount relating to that date or period as shown in the then-current Banking Case.
(h)A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)any replacement page of that information service which displays that rate; and
(ii) the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Obligors’ Agent.
(i) A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.
1.3Currency Symbols and Definitions
(a)“EGP” means the lawful currency of Egypt;

(b)“F.CFA” or “XAF” denotes the lawful currency of Gabon.
(c)“F.CFA” or “XOF” denotes the lawful currency of Côte d’Ivoire.
(d)“SEK” means the lawful currency of the Kingdom of Sweden.
(e)“$”, “US$” “USD” and “dollars” denote the lawful currency of the United States of America and the Turks and Caicos Islands.
1.4Third Party Rights
(a)Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.
(b)Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
(c)Any Receiver or Delegate may, subject to this Clause 1.4 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.
1.5Accounts
Any reference in this Agreement to any bank account shall include any renewal, redenomination, re-designation or sub-account thereof.
1.6Anti-Blocking Law
Any provision or clause relating to Sanctions in the Finance Documents (the “Restricted Clauses”) shall not apply to any Swedish Obligor or in favour of any person if and to the extent that the application of the Restricted Clauses would result in any violation of, conflict with or liability under any applicable Anti- Blocking Law, where for this purpose, “Anti-Blocking Law” means:
(a)any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom): or
(b)any anti-boycott statute applicable to such person.
For clarification purposes, Sanctions imposed by the United Nations, the US, the EU, the UK or any member states of the EU, as the case may be, shall not be considered as being in violation of or conflict with the provisions referred to in paragraphs (a) and (b) above.
1.7Swedish Terms
(a)In this Agreement and any other Finance Document, where it relates to an entity incorporated or established under the laws of Sweden or any Transaction Security governed under Swedish law:
(i)its constitutional documents include its articles of association (Sw. bolagsordning) and the certificate of registration (Sw. registreringsbevis) issued by the Swedish Companies Registration Office (Sw. Bolagsverket), as in force from time to time;
(ii)a “composition”, “compromise”, “assignment” or “similar arrangement” with any creditor includes (A) any write-down of debt (Sw. skulduppgörelse) as a result of the adoption (Sw. antagande), confirmation (Sw. fastställelse) or a cross-class cram-down (Sw. gruppöverskridande cram-down) as part of a restructuring plan (Sw. rekonstruktionsplan) or any other write-down or change of terms such that the creditor is deemed to be an affected party (Sw. berörd part) following from any procedure of företagsrekonstruktion, under the Swedish Reogranisation Act (Sw. lag om företagsrekonstruktion (2022:964)) (the “Swedish Reorganisation Act”) or (B) any write-down of debt in bankruptcy (Sw. ackord i konkurs) under the Swedish Bankruptcy Act (Sw. konkurslag (1987:672)) (the “Swedish Bankruptcy Act”);
(iii)a “compulsory manager”, “liquidator”, “receiver”, “administrative receiver” and “administrator” includes (A) rekonstruktör under the Swedish Reorganisation Act, (B) konkursförvaltare under the Swedish Bankruptcy Act, or
(C) likvidator under the Swedish Companies Act (Sw. aktiebolagslag (2005:551)) (the “Swedish Companies Act”);
(iv)“gross negligence” means grov vårdslöshet under Swedish law;
(v)a “guarantee” includes any garanti under Swedish law which is independent from the debt to which it relates and any borgen under Swedish law which is accessory to or dependent on the debt to which it relates;
(vi)“merger”, “consolidation” or “amalgamation” includes any fusion implemented in accordance with Chapter 23 of the Swedish Companies Act (or its equivalent from time to time);
(vii)a “reorganisation” includes any contribution of part of its business in consideration of shares (Sw. apport) and any demerger (Sw. delning) implemented in accordance with Chapter 24 of the Swedish Companies Act (or its equivalent from time to time);
(viii)a “suspension of payment” includes any betalningsinställelse; and
(ix)a “winding up”, “administration” or “dissolution” includes a frivillig likvidation or a tvångslikvidation under Chapter 25 of the Swedish Companies Act (or its equivalent from time to time), a “bankruptcy” includes a konkurs under the Swedish Bankruptcy Act and a “company restructuring” includes a företagsrekonstruktion under the Swedish Reorganisation Act.
(b)Each reference to being “in accordance with all applicable laws” shall be interpreted as a reference to being in compliance with and not in contravention of any and all applicable Swedish laws, regulations, statutes (Sw. lagar) (including the Swedish Companies Act and Chapter 21 thereof) and statutory instruments (Sw. förordningar) in force as amended or re-enacted from time to time.
(c)In relation to this Agreement and any other Finance Document, any winding-up, insolvency, bankruptcy proceeding or similar arrangement involving an entity incorporated in Sweden will always be subject to Swedish law and in particular, but not limited to, the procedure set forth in the Swedish Bankruptcy Act, the Swedish Reorganisation Act and the Swedish Companies Act.
(d)Each reference to Transaction Security governed by Swedish law shall be interpreted as a reference to Transaction Security governed by Swedish law and/or perfected in accordance with Swedish law.

(e)Notwithstanding any other provisions in this Agreement and/or the other Finance Documents:
(i)any amalgamation, merger, demerger, consolidation, dissolution or corporate restructuring in respect of an entity incorporated in Sweden the shares of which are subject to Transaction Security governed by and perfected in accordance with Swedish law;
(ii)the release of any perfected Swedish Transaction Security; and
(iii)any dealings in, including, but not limited to, the disposal (including, without limitation, any conversion, set-off or forgiveness of indebtedness which is subject to perfected Swedish Transaction Security) or transfer of, any asset, property and/or interests which is, or is expressed to be, the subject of perfected Swedish Transaction Security, will always be subject to the prior written consent of the Offshore Security Agent (acting in its sole discretion and on a case by case basis without requiring any consent or consultation with any of the Lenders, the Obligors or any member of the VAALCO Energy Group), other than:
(iv)a release of perfected Swedish Transaction Security made following the full discharge of all obligations under this Agreement and the other Finance Documents; or
(v)in relation to a disposal of assets or intragroup restructuring subject to perfected Swedish Transaction Security which is:
(A)made at time when an Event of Default is not continuing;
(B)not prohibited by any other terms of this Agreement and/or any other Finance Document; and
(C)made at full market value for cash proceeds (only) where such cash proceeds are being paid directly to the Offshore Security Agent and are applied in full towards prepayment (together with a corresponding cancellation of the Available Facility in accordance with Clause 8.2 (Voluntary Cancellation)) of the relevant Secured Obligations, and each Finance Party hereby irrevocably and unconditionally authorises the Security Agent to give consent to such releases and/or disposals referred to in (iv) and (v) above immediately and automatically on behalf where such release and/or disposal is made in accordance with the terms of this Agreement and/or any other Finance Document without notification or further reference to the Finance Parties.
(f)If any party to this Agreement that is incorporated in Sweden (the “Obligated Party”) is required to hold an amount on trust on behalf of another party (the “Beneficiary”), the Obligated Party shall hold such money as agent for the Beneficiary on a separate account in accordance with the Swedish act of 1944 in respect of assets held on account (Sw. Lag om redovisningsmedel (1944:181)) and shall promptly pay or transfer the same to the Beneficiary or as the Beneficiary may direct.
(g)Any transfer by novation in accordance with the Finance Documents, shall, as regards Swedish Transaction Security and obligations owed by a Swedish Obligor, be deemed to take effect as an assignment and assumption or transfer of such rights, benefits, obligations and security interests and each such assignment and assumption or transfer shall be in relation to the proportionate part of the security interests granted under the relevant Swedish law governed Transaction Security.
1.8Divisions
For all purposes under the Finance Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (A) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person and (B) if any new person comes into existence, such new person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

2.The Facility
2.1The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrowers a dollar revolving credit facility in an aggregate amount equal to the Total Commitments from time to time.
2.2Increase due to Cancellation
(a)A Borrower may, by giving prior notice to the Agent by no later than the date falling five Business Days after the effective date of a cancellation of:
(i)the Available Commitments of a Defaulting Lender in accordance with Clause 8.5 (Right of Cancellation in Relation to a Defaulting Lender); or
(ii)the Commitments of a Lender in accordance with:
(A)Clause 8.1 (Illegality); or
(B)paragraph (a) of Clause 8.4 (Right of Cancellation and Repayment in relation to a Single Lender), request that the Commitments for each Specified Period be increased (and the Commitments for each Specified Period shall be so increased) in an aggregate amount in dollars of up to the amount of the Commitments for that Specified Period so cancelled as follows:
(1)subject to paragraph (h) below, the increased Commitments for each Specified Period will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Obligors’ Agent (which shall not be a member of the VAALCO Energy Group and each of which is acceptable to the Agent (acting reasonably)) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments for each Specified Period which it is to assume, as if it had been an Original Lender;

(2)each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments for each Specified Period which it is to assume;
(3)each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments for each Specified Period which it is to assume;
(4)the Commitments of the other Lenders for each Specified Period shall continue in full force and effect; and
(5)any increase in the Commitments for each Specified Period shall take effect on the date specified by the Obligors’ Agent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.
(b)An increase in the Commitments for each Specified Period will only be effective on:
(i)the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;
(ii)in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:
(A)the Increase Lender entering into the documentation required for it to accede as a party to this Agreement; and
(B)the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments for each Specified Period by that Increase Lender. The Agent shall promptly notify the Obligors’ Agent and the Increase Lender upon being so satisfied.
(c)Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.
(d)The Parent shall promptly on demand pay the Agent and each Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of a Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 27.3 (Assignment or Transfer Fee) if the increase was a transfer pursuant to Clause 27.5 (Procedure for Transfer) and if the Increase Lender was a New Lender.
(f)The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between such Borrower and the Increase Lender in a Fee Letter.
(g)Clause 27.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;
(ii)the “New Lender” were references to that “Increase Lender”; and
(iii)a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.
(h)No Increase Lender may assume any increased Commitments for any Specified Period (the “relevant Specified Period”) pursuant to the preceding provisions of this Clause 2.2 without also assuming increased Commitments for the other Specified Periods, in each case, in the same proportion borne by the increased Commitments so assumed in the relevant Specified Period to the Total Commitments (before taking into account such increased Commitments) for that relevant Specified Period.
2.3Finance Parties’ Rights and Obligations
(a)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.4Obligors’ Agent
(a)Each Obligor (other than the Parent) by its execution of this Agreement or an Obligor Accession Deed irrevocably appoints the Parent (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and
(ii)each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent, and, in each case, the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
(b)Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.
2.5Accordion
(a)The Obligors’ Agent may, at any time prior to the date falling 30 Months after the date of this Agreement, by notice to the Agent request that the Total Commitments as at the date of this Agreement be increased by a maximum amount of $110,000,000.
(b)No consent from the Lenders shall be required in relation to the proposed increase(s) provided that in the notice referred to in paragraph (a) above, the Obligors’ Agent confirms to the Agent that:
(i)no Default is continuing at the time of the notice or would reasonably be expected to result from the relevant increase;
(i)the Repeating Representations to be made by each Obligor are true in all material respects;
(ii)the amount of the proposed increase is at least $10,000,000;
(iii)the amount of the proposed increase, taking into account any previous increase, does not exceed in aggregate $110,000,000;
(iv)the effective date of the proposed increase will coincide with the first day of an Interest Period. For the avoidance of doubt, if at such date there are outstanding Loans with an Interest Period extending beyond the effective date of the proposed increase, such Loans will have their Interest Periods terminated on the effective date of the proposed increase; and

(v)no more than two requests have been made by the Obligors’ Agent pursuant to Clause 2.5, such notice, an “Increase Notice”.
(c)The Obligors’ Agent shall give the then Existing Lenders (pro rata to their Commitments on the proposed increase date) a right of first refusal in relation to such increase.
(d)No later than ten Business Days after the date on which an offer has been made by the Obligors’ Agent under paragraph (c), each Lender (each a “Willing Lender”) shall notify the Obligors’ Agent of the indicative amount (if any) of increased Commitments that such Lender is willing to assume subject to obtaining any necessary approvals for such Lender to assume such increased Commitments (the “Necessary Approvals”).
(e)If the Obligors’ Agent is unable to obtain the increased Commitments from Willing Lenders who have obtained their Necessary Approvals, no earlier than ten Business Days after the date on which the last offer is made by the Obligors’ Agent to an Existing Lender under paragraph (c), the Obligors’ Agent may subsequently select one or more other banks, financial institutions, trusts, funds or other entities (which shall not be a member of the VAALCO Energy Group) to assume the requisite amount of the increased Commitments (each a “New Party”).
(f)Each New Party shall confirm to the Obligors’ Agent that it is willing to assume the requisite amount of the increased Commitments for each Specified Period.
(g)The Obligors’ Agent shall notify to each Willing Lender and each New Party the increased Commitments for each Specified Period to be assumed by each Willing Lender and/or each New Party.
(h)The Obligors’ Agent shall pay to each Willing Lender and each New Party the arrangement fees (if any) in the manner contemplated by a fee letter.
(i)The Agent shall, subject to paragraph (k) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.
(j)Any increase in the Total Commitments for each Specified Period shall, subject to the conditions set out in paragraph (k) below, take effect on the date specified by the Obligors’ Agent in an Increase Confirmation or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Willing Lender or New Party (as the case may be).
(k)An increase in the Total Commitments for each Specified Period will only be effective on:
(i)the receipt of an Increase Notice by the Agent in accordance with this Clause 2.5;
(ii)the execution by the Agent of an Increase Confirmation delivered to it by the relevant Willing Lender or New Party (as the case may be);
(iii)the New Party acceding to each Onshore Security Agent Appointment Agreement;
(iv)in relation to a New Party, the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that

New Party. The Agent shall promptly notify the Obligors’ Agent and the New Party upon being so satisfied;
(v)the Agent (acting reasonably) being satisfied that, following the proposed increase, the guarantee set forth in Clause 19 (Guarantee and Indemnity) will remain in full force and effect and will continue to guarantee all amounts under the Finance Documents;
(vi)the relevant Security Agent (acting reasonably) being satisfied that, following the proposed increase, the Transaction Security will remain in full force and effect and will continue to secure the Secured Obligations; and
(vii)the receipt by the Agent of evidence that the then outstanding notional amount of any commodity hedging has (if necessary) been increased in order to satisfy the Hedging Policy.
(l)Paragraphs (c) to (h) of Clause 2.2 (Increase due to Cancellation) shall apply mutatis mutandis in this Clause 2.5 in relation to a Willing Lender or a New Party (as the case may be) as if references in those paragraphs to Clause 2.2 (Increase due to Cancellation) were references to this Clause 2.5 and “Increase Lender” were references to a Willing Lender or a New Party (as the case may be).
(m)Following an increase to the Total Commitments pursuant to this Clause 2.5, the Obligors’ Agent shall (i) promptly update the table set out in Part 3 (The Original Lenders) of Schedule 1 (The Original Parties) to reflect the Commitments of the Willing Lender and the New Party (as the case may be) and the updated Total Commitments in each Specified Period (which update shall provide for the Commitments of the Willing Lender and the New Party to reduce pro rata to the reduction schedule of the existing Commitments) (the “Updated Schedule”) and (ii) provide a copy of such Updated Schedule to the Agent to confirm the accuracy of the update. On and from the date on which the Obligors’ Agent and the Agent agree the Updated Schedule, the table set out in Part (The Original Lenders) of Schedule 1 (The Original Parties) shall be amended by the Updated Schedule so approved.
(n)To the extent reasonably practicable, the Obligors’ Agent shall have used its reasonable endeavours to consult with the Agent in advance of issuing an Increase Notice (with any such consultation to include, amongst other things, a discussion in relation to the date of issuance of any such notice, any increase in the Commitments pursuant to this Clause 2.5 becoming effective on and from the last day of an Interest Period, the duration of any applicable Interest Periods and the timelines associated with the proposed increase in Commitments).

3.Purpose
3.1Purpose
(a)Subject to paragraph (b) below, each Borrower shall apply all amounts borrowed by it under the Facility towards:
(i)payment of any Approved Development and Exploration Costs as set out in the then-current Banking Case;

(ii)paying fees, costs and expenses incurred in connection with the Finance Documents;
(iii)refinancing maturing Loans by way of a Rollover Loan; and
(iv)its general corporate purposes.
(b)The amount of the Borrowing Base Amount that can be utilised and which is attributable to the Capex Add-Back Amount may only be utilised and applied to fund the relevant capital expenditure included in Clause 3.1(a)(i).
3.2Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.Conditions of Utilisation
4.1Initial Conditions Precedent
(a)The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) if on or before the date of the first Utilisation Request, the Agent has received all of the documents and other evidence listed in Part 1 (Conditions Precedent to Submission of Initial Utilisation Request) of Schedule 2 (Conditions) in form and substance satisfactory to the Agent (acting on the instructions of all Lenders).
(b)The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being so satisfied.
(c)The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.2Further Conditions Precedent
Subject to Clause 4.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) if:
(a)on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Utilisation, and in the case of any other Utilisation, no Default is continuing or would result from the proposed Loan;
(ii)the Repeating Representations (other than Clauses 21.23 (Anti-Corruption Law) and 21.34 (Sanctions) and any equivalent representation to any of Clauses 21.23 (Anti-Corruption Law) and 21.34 (Sanctions) in any other Finance Document) to be made by each Obligor and each Security Grantor are true in all material respects; the Repeating Representations set out in Clauses 21.23 (Anti-Corruption Law) and
21.34 (Sanctions) and any equivalent representation and warranty to any of Clauses 21.23 (Anti-Corruption Law) and 21.34 (Sanctions) in any other Finance Document to be made by each Obligor and each Security Grantor are true in all respects; and

(iii)at any time prior to the Baobab FPSO Renovation Completion Date, the relevant Borrower (or the Obligors’ Agent on its behalf) shall certify that there are and will be sufficient funds (including cash in hand, cashflow, debt and committed equity) available to it and the Parent Obligor Group to meet all of the Parent Obligor Group’s forecast expenditure;
(b)in relation to the initial Utilisation by each of VAALCO West Bakr Inc. and VAALCO NW Gharib Inc., each Finance Party has confirmed to the Obligors’ Agent that it has completed all money laundering rules and regulations, “know your customer” and similar checks, including (if requested) the PATRIOT Act, in respect of the relevant Obligor at least five days prior to the date of that Obligor’s Utilisation Request in relation to its initial Utilisation.
(c)the Banking Case which is due to be adopted by the most recent Redetermination Date has been so adopted;
(d)the aggregate of:
(i)the aggregate amount of the Loans proposed to be made on the proposed Utilisation Date; and
(ii)the aggregate amount of all outstanding Loans on the proposed Utilisation Date, does not exceed the Total Commitments applicable on such proposed Utilisation Date; and
(e)the aggregate of:
(i)the aggregate amount of the Loans proposed to be made on the proposed Utilisation Date; and
(ii)the aggregate amount of all outstanding Loans on the proposed Utilisation Date, does not exceed the Borrowing Base Amount applicable on such date.
4.3Maximum Number of Loans
(a)No Borrower may deliver a Utilisation Request if, as a result of the proposed Utilisation, more than ten Loans would be outstanding.
(b)Any Separate Loan shall not be taken into account in this Clause 4.3.

5.Utilisation
5.1Delivery of a Utilisation Request
A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 12:30 Johannesburg time on the third Business Day before the proposed Utilisation Date.
5.2Completion of a Utilisation Request for Loans
(a)Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount); and
(iii)the proposed Interest Period complies with Clause 11 (Interest Periods).
(b)Only one Loan may be requested in each Utilisation Request.
5.3Currency and Amount
(a)The currency specified in a Utilisation Request must be dollars.
(b)The amount of the proposed Loan must be a minimum of $1,000,000 or, if less, the Available Facility.
5.4Lenders’ Participation
(a)If the conditions set out in this Agreement have been met, and subject to Clause 7.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
(b)The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
(c)The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by 09:00 Johannesburg time on the second Business Day before the proposed Utilisation Date.
5.5Cancellation of Commitment
The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.Banking Cases
6.1Adoption
(a)Until the adoption of the first new Banking Case in accordance with this Clause 6 (Banking Cases), the Initial Banking Case shall be the current Banking Case for the purposes of this Agreement.
(b)A new Banking Case (each a “Scheduled Banking Case”) shall be prepared in accordance with this Clause 6 (Banking Cases) with the intention of it being adopted as of each Scheduled Redetermination Date.
(c)In addition, a new Banking Case (each an “Interim Banking Case”) shall be prepared in accordance with this Clause 6 (Banking Cases):
(i)if the Technical Bank or the Majority Lenders reasonably believe that the Baobab FPSO Renovation Completion Date will not, or is not expected to, occur by the Baobab FPSO Renovation Longstop Date (or any Obligor notifies the Agent of the same), provided that such request shall be for a desktop update to the most recently adopted Banking Case, taking into account:

(1)the changes to the Baobab FPSO Renovation Completion Date; and
(2)any changes to the Hydrocarbon prices to reflect the then-current Hydrocarbon prices being used by the Technical Bank (acting reasonably and in line with market practice for financings in similar jurisdictions);
(ii)if the Parent, the Majority Lenders or the Technical Bank so request at any time provided that (A) the Parent and (B) the Majority Lenders or the Technical Bank, shall each only be permitted to make one such request in any six Month period;
(iii)if any Obligor requests pursuant to paragraph (h) below that any Borrowing Base Asset cease to be designated as such or that any Hydrocarbon Asset be designated as a Borrowing Base Asset; or
(iv)if the Parent or the Technical Bank (acting on the instructions of the Majority Lenders) so request if there is any change in law, decree, exchange control regulations (including in relation to the CEMAC FX Regulation or the UEMOA FX Regulation) or any similar event in any Relevant Jurisdiction occurring after the date of this Agreement that does or is reasonably expected to prevent, delay or otherwise materially prejudice:
(A)the ability of any Obligor to exchange or convert its domestic currency into dollars;
(B)the transfer by or on behalf of any Obligor of dollars to the Finance Parties in satisfaction of its obligations under any of the Finance Documents (or any judgment in relation thereto); or
(C)the ability of any Obligor to freely pay dollars abroad (including free of any reserve requirement or exchange control).
(d)In addition, each Banking Case will be updated by the Modelling Bank (and without the need for any Lender approval process) if any hedging taken into account in its preparation is closed out, terminated or modified (with the updating taking account only of such close out termination or modification on a desktop basis).
(e)In addition, each Banking Case will be updated by the Modelling Bank on a desktop basis (and without the need for any Lender approval process) if any hedging transactions under any Hedging Agreement that has been taken into account in the current Banking Case is closed out, terminated or modified (with the updating taking account only of such close out termination or modification).
(f)As soon as reasonably practicable following any request for a new Banking Case to be prepared pursuant to Clause 6.1(c) or Clause 6.1(d), the Technical Bank and the Modelling Bank (each acting reasonably and in consultation with the Obligors’ Agent) shall determine and notify the Obligors’ Agent, the Agent and the Lenders of the date (an “Interim Redetermination Date”) as of which such new Banking Case is to be adopted.
(g)If any Interim Banking Case is adopted not more than two Months prior to any Scheduled Redetermination Date, or is in preparation not more than two Months prior to any Scheduled Redetermination Date with the intention of adopting the same by that Scheduled Redetermination Date, the Scheduled Banking Case that was scheduled to be prepared pursuant to Clause 6.1(b) for adoption by that Scheduled Redetermination Date shall not be prepared.
(h)No Hydrocarbon Asset may be designated as a Borrowing Base Asset and no Borrowing Base Asset may cease to be designated as such unless:
(i)the Obligors’ Agent has submitted a request to the Agent for that Hydrocarbon Asset to be designated as a Borrowing Base Asset or for that Borrowing Base Asset to cease to be designated as such (as the case may be);
(ii)a new Banking Case is adopted in accordance with the provisions of this Clause 6 (Banking Cases) in connection therewith;
(iii)the Borrowing Base Asset which the Obligors’ Agent requests to cease to be designated would not result in the contribution of the Initial Ivorian Borrowing Base Asset to the Borrowing Base Amount applicable after such de-designation being less than 40 per cent.; and
(iv)the Majority Lenders have approved, or are deemed to have approved pursuant to Clause 6.6(d) (Consideration of Draft Banking Case by Lenders), of the designation of one or more Hydrocarbon Assets as a Borrowing Base Asset or the relevant Borrowing Base Asset ceasing to be designated as such (as the case may be) in accordance with the provisions of this Clause 6 (Banking Cases).
(i)For the purposes of this Agreement, a “Desktop Banking Case” means any Interim Banking Case which is being prepared pursuant to:
(i)Clause 6.1(c)(i) (a “Baobab FPSO Renovation Desktop Banking Case”) above; or
(ii)Clause 6.1(d) (a “Hedging Desktop Banking Case”).
6.2Content
(a)Each Banking Case and draft Banking Case prepared pursuant to this Clause 6 (Banking Cases) must:
(i)be prepared using the Computer Model;
(ii)be in a form similar to the Initial Banking Case (or such other form as the Modelling Bank and the Technical Bank (each acting reasonably) may approve) and include the same type of information (and in the same level of detail) as that included in the Initial Banking Case;
(iii)be prepared on the basis of the Assumptions that are proposed, approved, agreed and/or determined in accordance with the provisions of this Clause 6 (Banking Cases); and
(iv)without prejudice to Clause 6.2(a)(ii), include:
(A)details of all the Assumptions on which it is based;
(B)the Projected Net Revenues for each Calculation Period ending on or before the Calculation End Date determined on the basis of the Assumptions;

(C)the NPV (Field Life) relating to each Calculation Period ending on or before the Calculation End Date;
(D)the NPV (Loan Life) relating to each Calculation Period ending on or before the Final Maturity Date;
(E)the Borrowing Base Amount relating to each Calculation Period ending on or before the Final Maturity Date;
(F)the Reserve Tail Date; and
(G)the DSCR relating to each Calculation Period ending on or before the Final Maturity Date.
(b)Each Banking Case must include data, forecasts and calculations for:
(i)the Calculation Period which commences on the day after the Redetermination Date on which that Banking Case is due to be adopted or (if the Redetermination Date on which that Banking Case is due to be adopted does not coincide with the last day of a Calculation Period) the Calculation Period in which that Redetermination Date occurs or such other Calculation Period as the Obligors’ Agent, the Modelling Bank and the Technical Bank (each acting reasonably) may select; and
(ii)each subsequent Calculation Period ending on or before the Calculation End Date.
6.3Key Principles
In proposing, agreeing and/or determining Assumptions, preparing and/or approving any Banking Case or draft Banking Case and otherwise in carrying out their obligations and exercising their rights under this Clause 6 (Banking Cases), the Parties shall comply with the following principles:
(a)each Banking Case shall be based on the most recent Reserves Report subject to such adjustments as the Technical Bank (acting reasonably) may determine;
(b)each Banking Case shall disregard any Gross Expenditure or Gross Income relating to any Borrowing Base Asset which is projected to arise after the Field Life End Date for that Borrowing Base Asset other than Abandonment Costs relating to such Borrowing Base Asset and Tax refunds associated with such Abandonment Costs;
(c)each Banking Case must, in projecting Hydrocarbon prices, take due account of the terms of all contracted prices and any Hedging Agreement:
(i)that has been entered into by an Obligor with a Hedge Counterparty;
(ii)provided that projected receipts from Hedging Agreements will only be taken into account where the Hedging Agreement has been entered into with a hedge counterparty that is:
(A)an Initial Hedge Counterparty;
(B)an Original Lender; or
(C)with any other Hedge Counterparty that meets the minimum rating criteria or whose obligations under such Hedging Agreement are guaranteed upon terms satisfactory to the Agent by a person that meets the minimum hedging rating criteria; and
(iii)over which the Secured Parties have, or the Offshore Security Agent (in its capacity as such) has, Security pursuant to a Transaction Security Document, where, for these purposes, “minimum hedging rating criteria” means a credit rating of at least BB- by Standard & Poor’s Rating Services or Fitch Ratings Ltd, Ba2 by Moody’s Investors Service Limited or an equivalent rating from any other internationally recognised credit rating agency acceptable to the Agent (acting reasonably);
(d)any proceeds of insurance paid or payable in respect of any Borrowing Base Asset shall only be included as an item of Gross Income to the extent that:
(i)the Obligor’s Agent can demonstrate to the reasonable satisfaction of the Technical Bank that such proceeds will be received when projected; and
(ii)such proceeds are not paid or payable in respect of any third party liability (other than to the extent that the associated third party liability has already been paid by or on behalf of the relevant Obligor);
(e)all figures for Taxes included in any Banking Case must be based on tax legislation in force on the relevant Redetermination Date on which that Banking Case is due to be adopted and on any official announcements or publications in force as at such date stating that such legislation is to be altered, supplemented or replaced in whole or in part;
(f)at any time, the proportion of the Borrowing Base Amount attributable to the Borrowing Base Assets (taken together) located in Gabon and used in any NPV (Field Life) or NPV (Loan Life) calculation shall be capped at the applicable Gabon BBA Percentage of the relevant Borrowing Base Amount; provided that, in respect of any Redetermination Date which falls at least three Months after the first general election held in Gabon after the date of this Agreement, the Obligor’s Agent shall be permitted to request an increase of such capped percentage subject to the Majority Lenders’ consent (and any such increase shall be deemed to be the new Gabon BBA Percentage) provided that, at the date of such request a Favourable Finance Act has come into force;
(g)reserves and cash flow associated with reserves shall be disregarded to the extent that the Technical Bank (acting reasonably) concludes that, whether by reason of non-payment or delay in payment by any offtakers, the imposition of exchange controls or otherwise, the relevant cash flows may not be received and be available to meet the debt service;
(h)each Banking Case shall take account of the 2P Reserves of the producing Borrowing Base Assets and the 1P Reserves of the development Borrowing Base Assets (in each case, as risk adjusted by the Technical Bank (acting reasonably)), provided that unless otherwise agreed with the prior written consent of the Majority Lenders, no more than 20 per cent. of the total estimated quantities of all 2P Reserves attributable to all Borrowing Base Assets (including all Hydrocarbon Assets proposed to be designated as Borrowing Base Assets) shall come from Hydrocarbon Assets which are situated or located in a jurisdiction outside of Africa; and
(i)the Baobab FPSO Expected Renovation Completion Date shall be the date provided by the Operator.

6.4Preparatory Steps
(a)By the date falling 45 Business Days before each Redetermination Date or, in relation to any Interim Banking Case (other than a Desktop Banking Case), such other date as the Technical Bank may specify:
(i)the Technical Bank shall submit to the Obligors’ Agent its proposals for the Economic Assumptions to be used for that Banking Case; and
(ii)the Obligors’ Agent shall submit to the Technical Bank its proposals for the Technical Assumptions to be used for that Banking Case.
(b)Each of:
(i)the Obligors’ Agent; and
(ii)the Technical Bank,
shall seek to agree the Assumptions to be used for each Banking Case based on the proposals submitted in accordance with Clause 6.4(a) by the date falling 20 Business Days before the relevant Redetermination Date or, in relation to any Interim Banking Case, such other date as the Technical Bank may specify.
(c)If the Obligors’ Agent and the Technical Bank are not able to agree on any such Assumption by the date referred to in Clause 6.4(b) then such Assumption shall be determined by the Technical Bank (acting reasonably) (including, for the avoidance of doubt, such risk adjustments to the Technical Assumptions as the Technical Bank (acting reasonably) may determine in line with market practice for financing in similar jurisdictions).
6.5Draft Banking Cases
(a)The Modelling Bank shall (in consultation with the Technical Bank and the Obligors’ Agent):
(i)in the case of any Banking Case other than a Desktop Banking Case, prepare each draft Banking Case using all the Assumptions that have been agreed or determined pursuant to Clause 6.4 (Preparatory Steps); and
(ii)in the case of a Desktop Banking Case, prepare such Banking Case:
(A)in the case of a Baobab FPSO Renovation Desktop Banking Case, taking into account the changes set out in Clause 6.1(c)(i) above including the impact on the cost to the Baobab FPSO Renovation as a result of any change to the Baobab FPSO Renovation Completion Date, each a “Baobab FPSO Renovation Desktop Assumption”;
(B)in the case of a Hedging Desktop Banking Case, taking due account of any changes in the hedging position of any Obligor applying the principles in Clause 6.3(c) (Key Principles) since the date of the then current Banking Case which the relevant Hedging Desktop Banking Case is intended to supersede; and
(C)in the case of a Baobab FPSO Renovation Desktop Banking Case or a Hedging Desktop Banking Case, otherwise using all other Assumption that were used for the purposes the then current Banking Case which the relevant Desktop Banking Case is intended to supersede,

and

(1)in the case of a Hedging Desktop Banking Case, no Lenders approval to the preparation or adoption of the Hedging Desktop Banking Case shall be required; and
(2)in the case of Baobab FPSO Renovation Desktop Banking Case, each Baobab FPSO Renovation Desktop Assumption shall be subject to the Majority Lenders’ approval in accordance with this Clause 6.
(b)The Obligors’ Agent and the Modelling Bank shall endeavour to provide (through the Agent) each draft Banking Case to the Lenders (together with such additional information or documents that have been provided to the Technical Bank or Modelling Bank under this Agreement in connection with such draft Banking Case as the Technical Bank and/or Modelling Bank (as the case may be) shall deem appropriate) no later than 15 Business Days prior to the Redetermination Date on which such Banking Case is due to be adopted or, in the case of any draft Interim Banking Case, such other date as the Technical Bank may specify.
(c)If:
(i)the Obligors’ Agent has made a request under Clause 6.10 (Asset Base) in connection with the preparation of the relevant Banking Case; or
(ii)the relevant Banking Case is being prepared pursuant to Clause 6.1(c)(iii) (Adoption) in connection with any request by the Obligors’ Agent for any Borrowing Base Asset to cease to be designated as such or for any Hydrocarbon Asset to be designated as a Borrowing Base Asset, then the Obligors’ Agent (through the Agent) shall ensure that the draft Banking Case provided to the Lenders pursuant to Clause 6.5(b) is accompanied by details of the conditions precedent (if any) that the Agent (acting on the instructions of the Majority Lenders and in consultation with the Technical Bank) considers necessary to be satisfied in order for the relevant Hydrocarbon Asset(s) to be designated as a Borrowing Base Asset(s) and/or, as the case may be, the relevant Borrowing Base Asset(s) to cease to be so designated.
(d)The conditions precedent for the designation of a Hydrocarbon Asset as a Borrowing Base Asset must be in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders) and will include, among other things:
(i)that the Hydrocarbon Assets are not subject to Sanctions and are not situated in a Sanctioned Country;
(ii)the completion of satisfactory economic, legal and technical due diligence relating to that Hydrocarbon Asset;
(iii)the provision of adequate Security over that Hydrocarbon Asset and/or the shares of the person that holds the interests in that Hydrocarbon Asset;

(iv)each Lender being satisfied that it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations (including with respect to any person that holds an interest in the applicable Hydrocarbon Asset);
(v)the provision of satisfactory report(s) (including a Reserves Report) from independent consultant(s) and the delivery of any legal opinion(s) that the relevant Security Agent or Agent may reasonably require in connection with the designation or the entry into of any Finance Documents; and
(vi)the production of satisfactory evidence that all Authorisations required for the development and/or exploitation of that Hydrocarbon Asset have been obtained unless the failure to have or obtain such Authorisation would not be reasonably likely to have a Material Adverse Effect.
(e)Without prejudice to Clause 6.5(b), the Modelling Bank shall ensure that it delivers each draft Hedging Desktop Banking Case to the Obligors’ Agent by no later than 15 Business Days prior to the Interim Redetermination Date on which such draft Hedging Desktop Banking Case is due to be adopted; provided that, if the Obligors’ Agent notifies the Modelling Bank in writing prior to the date falling 15 Business Days before such Interim Redetermination Date that it intends to verify the applicable draft Hedging Desktop Banking Case, then the Obligors’ Agent shall:
(i)promptly upon receipt of such draft Hedging Desktop Banking Case, verify that the relevant draft Hedging Desktop Banking Case has been prepared to its satisfaction in accordance with the requirements of Clause 6.5(a); and
(ii)following such verification, the Modelling Bank shall distribute through the Agent a copy of the relevant draft Hedging Desktop Banking Case to each Lender with a view to ensuring that the same is received by each Lender no later than 10 Business Days prior to the Redetermination Date on which such Banking Case is due to be adopted.
6.6Consideration of Draft Banking Case by Lenders
(a)For the purposes of this Clause 6 (Banking Cases), the “Delivery Date” means, in relation to any draft Banking Case, the date on which the Agent delivers copies of the draft Banking Case and other information (if any) to all the Lenders under Clause 6.5(b) (Draft Banking Cases).
(b)Save in the case of any Hedging Desktop Banking Case, each Lender may, within ten Business Days of the Delivery Date, notify (through the Agent) the Technical Bank of whether it approves (acting reasonably) of (as the case may be):
(i)the Assumptions used in the preparation of that draft Banking Case (other than a Desktop Banking Case); and/or
(ii)the Baobab FPSO Renovation Desktop Assumptions used in the preparation of that draft Banking Case if it is a draft Baobab FPSO Renovation Desktop Banking Base; and/or
(iii)any relevant Hydrocarbon Asset being designated as a Borrowing Base Asset and the conditions precedent relating thereto (if any); and/or

(iv)any relevant Borrowing Base Asset ceasing to be designated a Borrowing Base Asset and the conditions precedent relating thereto (if any).
(c)The consent of a Lender to a Borrowing Base Asset ceasing to be so designated may not be withheld where such Lender is satisfied (acting reasonably):
(i)that no Default is continuing or would arise on the adoption of the new Banking Case with the Borrowing Base Asset in question ceasing to be so designated;
(ii)that the risk profile of the remaining portfolio of Borrowing Base Assets, following the Borrowing Base Asset in question ceasing to be so designated, will not be materially worse than the risk profile of the portfolio of Borrowing Base Assets prior to it ceasing to be so designated;
(iii)that the aggregate amount of Loans on the date of adoption of the new Banking Case (with such Borrowing Base Asset ceasing to be so designated) will not exceed the Borrowing Base Amount that would be applicable on the day following such date of adoption; and
(iv)with the conditions precedent relating to the same.
(d)Save in the case of any Hedging Desktop Banking Case, any Lender that does not inform (through the Agent) the Technical Bank to the contrary within ten Business Days of the Delivery Date shall be deemed to have approved of (as the case may be):
(i)the Assumptions used in the preparation of the draft Banking Case; and/or
(ii)the Baobab FPSO Renovation Desktop Assumptions used in the preparation of the draft Banking Case if it is a draft Baobab FPSO Renovation Desktop Banking Base; and/or
(iii)any relevant Hydrocarbon Asset being designated as a Borrowing Base Asset and the conditions precedent relating thereto (if any); and/or
(iv)any relevant Borrowing Base Asset ceasing to be designated a Borrowing Base Asset and the conditions precedent relating thereto (if any).
(e)In any event, the Technical Bank and the Modelling Bank shall on the date falling 15 Business Days after the Delivery Date notify (through the Agent) the Obligors’ Agent and the Lenders of whether Clause 6.7 (Lenders Approve) or Clause 6.8 (Lenders do not Approve) applies with respect to the relevant draft Banking Case.
6.7Lenders Approve
Other than in the case of a Hedging Desktop Banking Case, if the Majority Lenders approve, or are deemed to have approved (as the case may be):
(a)the use of each of the Assumptions for the preparation of the relevant Banking Case (other than a Hedging Desktop Banking Case); and/or
(b)the use of each of the Baobab FPSO Renovation Desktop Assumptions for the preparation of the relevant Banking Case if it is a Baobab FPSO Renovation Desktop Banking Base; and/or

(c)any Hydrocarbon Asset being designated a Borrowing Base Asset and the conditions precedent relating thereto; and/or
(d)any existing Borrowing Base Asset ceasing to be designated a Borrowing Base Asset and the conditions precedent relating thereto, then (as the case may be):
(i)the draft Banking Case shall be adopted as the current Banking Case in accordance with Clause 6.9 (Adoption of Banking Cases); and/or
(ii)the relevant Hydrocarbon Asset shall become a Borrowing Base Asset (upon satisfaction of relevant conditions precedent) pursuant to Clause 6.9 (Adoption of Banking Cases); and/or
(iii)the relevant existing Borrowing Base Asset shall cease to be a Borrowing Base Asset (upon satisfaction of relevant conditions precedent) pursuant to Clause 6.9 (Adoption of Banking Cases).
6.8Lenders do not Approve
(a)Other than in the case of a Hedging Desktop Banking Case if the Majority Lenders (acting reasonably) (x) do not approve of any Assumption (the “rejected Assumption”) used in any draft Banking Case or (y) any Baobab FPSO Renovation Desktop Assumption used in any draft Baobab FPSO Renovation Desktop Banking Case (the “rejected Baobab FPSO Renovation Desktop Assumption”), then:
(i)the Obligors’ Agent and the Majority Lenders (through the Technical Bank) shall seek to agree:
(A)the Assumption(s) to be used for the purposes of the relevant Banking Case instead of the rejected Assumption(s); and/or
(B)the Baobab FPSO Renovation Desktop Assumption(s) to be used for the purposes of the relevant Baobab FPSO Renovation Desktop Banking Case instead of the rejected Baobab FPSO Renovation Desktop Assumption(s);
(ii)if the Majority Lenders (through the Technical Bank) and the Obligors’ Agent have not been able to reach agreement on the relevant Assumption(s) and/or Baobab FPSO Renovation Desktop Assumption (as applicable) to be used in the preparation of the relevant Banking Case instead of the rejected Assumption and/or rejected Baobab FPSO Renovation Desktop Assumption (as applicable) by the date falling five Business Days before the Redetermination Date on which the Banking Case is due to be adopted then the relevant Assumption(s) and/or Baobab FPSO Renovation Desktop Assumption(s) (as applicable) shall be determined by the Majority Lenders (acting reasonably) and in relation to any Assumption in line with market practice for equivalent financings; and
(iii)the Modelling Bank (in consultation with the Technical Bank and the Obligors’ Agent) shall promptly upon the relevant Assumption(s) and/or Baobab FPSO Renovation Desktop Assumption (as applicable) being agreed between the Majority Lenders and the Obligors’ Agent or being determined pursuant to Clause 6.8(a)(ii):

(A)prepare a revised draft Banking Case using the Assumption(s) and/or Baobab FPSO Renovation Desktop Assumption (as applicable) so agreed or determined instead of the rejected Assumption(s) and/or Baobab FPSO Renovation Desktop Assumption (as applicable); and
(B)deliver (through the Agent) a copy of such revised draft Banking Case to the Obligors’ Agent, the Technical Bank and the Lenders (and such draft Banking Case shall be adopted as the current draft Banking Case in accordance with Clause 6.9 (Adoption of Banking Cases)).
(b)If the Majority Lenders:
(i)do not approve the designation of any Hydrocarbon Asset as a Borrowing Base Asset; or
(ii)require conditions relating to the designation of any Hydrocarbon Asset as a Borrowing Base Asset that are not acceptable to the Obligors’ Agent, then the Modelling Bank shall promptly (in consultation with the Obligors’ Agent and the Technical Bank) prepare a revised draft Banking Case:
(A)based on the Assumptions that have been agreed, approved or determined in accordance with the preceding provisions of this Clause 6 (Banking Cases); and
(B)that does not take account of the proposed Hydrocarbon Asset as a Borrowing Base Asset, and deliver (through the Agent) a copy of such revised draft Banking Case to the Technical Bank, the Obligors’ Agent and the Lenders (and such draft Banking Case shall be adopted as the current draft Banking Case in accordance with Clause 6.9 (Adoption of Banking Cases)).
(c)If the Majority Lenders (acting reasonably):
(i)do not approve of an existing Borrowing Base Asset ceasing to be so designated; or
(ii)require conditions relating to an existing Borrowing Base Asset ceasing to be so designated which are not acceptable to the Obligors’ Agent, then the Modelling Bank shall promptly (in consultation with the Obligors’ Agent and the Technical Bank) prepare a revised draft Banking Case:
(A)based on the Assumptions that have been agreed, approved or determined in accordance with the preceding provisions of this Clause 6 (Banking Cases); and
(B)that continues to take account of the relevant Borrowing Base Asset as a Borrowing Base Asset, and deliver (through the Agent) a copy of such revised draft Banking Case to the Technical Bank, the Obligors’ Agent and the Lenders (and such draft Banking Case shall be adopted as the current draft Banking Case in accordance with Clause 6.9 (Adoption of Banking Cases)).

6.9Adoption of Banking Cases
(a)Each draft Banking Case (other than a Hedging Desktop Banking Case) prepared pursuant to (as the case may be) Clauses 6.5 (Draft Banking Cases) or Clause 6.8 (Lenders do not Approve) shall not be adopted as the current Banking Case for the purposes of this Agreement until the latest of:
(i)the relevant Redetermination Date on which the relevant Banking Case is due to be adopted;
(ii)in the case of any Banking Case to be adopted in connection with the designation of any Hydrocarbon Asset as a Borrowing Base Asset (the “relevant designation”) or the ceasing of an existing Borrowing Base Asset to be so designated (the “relevant de-designation”), the date on which any relevant conditions precedent together with any additional conditions that:
(A)the Lenders may require pursuant to the preceding provisions of this Clause 6 (Banking Cases); and
(B)are required to be satisfied in order for the Majority Lenders to approve the relevant designation or, as the case may be, the relevant de-designation are satisfied; and
(iii)in the case of any revised draft Banking Case that has been prepared pursuant to Clause 6.8 (Lenders do not Approve), the date on which the Modelling Bank and the Technical Bank confirm (through the Agent) to the Lenders that they have verified that the relevant revised draft Banking Case has been prepared to their reasonable satisfaction in accordance with the requirements of this Clause 6 (Banking Cases).
(b)If Clause 6.8 (Lenders do not Approve) does not apply, the Technical Bank and the Modelling Bank (through the Agent and at the same time as issuing any notice under Clause 6.6 (Consideration of Draft Banking Case by Lenders)) shall confirm to the Obligors’ Agent and the Lenders:
(i)that the relevant Banking Case (other than a Hedging Desktop Banking Case) will be adopted in accordance with Clause 6.9(a); and
(ii)the Borrowing Base Amount for each Calculation Period ending on or before the Final Maturity Date that will be applicable upon the adoption of such Banking Case.
(c)If Clause 6.8 (Lenders do not Approve) applies for any reason, the Technical Bank and the Modelling Bank (through the Agent) shall, upon the adoption of the relevant Banking Case in accordance with Clause 6.9(a) or as soon as reasonably possible before such adoption, confirm to the Obligors’ Agent and the Lenders:
(i)that the relevant Banking Case has been, or (as the case may be) will be, adopted in accordance with Clause 6.9(a); and
(ii)the Borrowing Base Amount for each Calculation Period ending on or before the Final Maturity Date that will be applicable upon the adoption of such Banking Case.

(d)If any Banking Case has been prepared and adopted in connection with the designation of any Hydrocarbon Asset being designated as such, then on the adoption of that Banking Case in accordance with Clause 6.9(a), that Hydrocarbon Asset shall automatically be designated as a Borrowing Base Asset.
(e)Each Hedging Desktop Banking Case prepared in accordance with Clause 6.5(a)(ii) (Draft Banking Case) shall be adopted on the relevant Redetermination Date on which such Banking Case is due to be adopted. The Technical Banks and the Modelling Bank (though the Agent) shall confirm to the Obligors’ Agent and the Lenders, the Borrowing Base Amount for each Calculation Period ending on or before the Facility Maturity Date that will be applicable upon the adoption of such Banking Case.
(f)If any Banking Case has been prepared and adopted in connection with any Borrowing Base Asset ceasing to be designated as a Borrowing Base Asset, then on the adoption of that Banking Case in accordance with Clause 6.9(a), that Borrowing Base Asset shall automatically cease to be designated as such.
6.10Asset Base
On or before the date falling 30 days before the date by which the Technical Bank and the Obligors’ Agent are required under Clause 6.4(a) (Preparatory Steps) to submit their proposals in respect of the Assumptions to be used for any Banking Case (or such later date as may be agreed by the Technical Bank), the Obligors’ Agent may submit a written request (setting out in reasonable detail the reason for the request) to the Agent, the Technical Bank and the Lenders for any existing Borrowing Base Asset to cease to be designated a Borrowing Base Asset.
6.11Computer Model
(a)The Modelling Bank may, with the prior consent of the Obligors’ Agent and the Majority Lenders (in each case, such consent not to be unreasonably withheld or delayed), make amendments to the Computer Model from time to time to correct any errors in such Computer Model or otherwise to reflect any changes in circumstance since the date of this Agreement.
(b)Following any material amendment to the Computer Model, the Majority Lenders may request for the amended Computer Model to be audited. If the Majority Lenders so request, the amended Computer Model shall be audited (at the cost of the Obligors) by a firm of model auditors appointed by the Modelling Bank. Where an audit has been so requested, until a satisfactory audit in relation to the amended Computer Model has been delivered to the Majority Lenders, the existing unamended version shall continue to be the “Computer Model” for the purpose of this Agreement.
6.12Initial Approved Reserves
(a)Subject to the remaining provisions of this Clause 6.12, the “Initial Approved Reserves” shall be the figure included in the Initial Banking Case, as the aggregate quantities of Hydrocarbons forecast in the Initial Banking Case to be produced from the Initial Borrowing Base Assets in the period commencing on the first day of the first Calculation Period shown in the Initial Banking Case and ending on the Calculation End Date for the Initial Banking Case.
(b)If any Banking Case has been adopted in accordance with this Clause 6 (Banking Cases) in connection with any Borrowing Base Asset ceasing to be designated a Borrowing Base Asset, the Technical Bank (acting reasonably and having regard to that Banking Case and after consulting the Obligors’ Agent) may adjust the Initial Approved Reserves (including by reference to the most recently delivered Reserves Report) to reflect any decrease in the aggregate quantities of Hydrocarbons produced, or forecast to be produced, by the Borrowing Base Assets by reason of a Borrowing Base Asset ceasing to be so designated.
(c)The Technical Bank shall, promptly after making any adjustment pursuant to paragraph (b) above, notify the Lenders and the Obligors’ Agent of the same and until the next adjustment is made pursuant to paragraph (b) above, the adjusted figure so notified by the Technical Bank shall be the “Initial Approved Reserves” for the purposes of this Agreement.

7.Repayment
7.1Repayment of Loans
(a)Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.
(b)Without prejudice to each Borrower’s obligation under paragraph (a) above, if:
(i)one or more Loans are to be made available to a Borrower:
(A)on the same day that a maturing Loan is due to be repaid by that Borrower; and
(B)in whole or in part for the purpose of refinancing the maturing Loan; and
(ii)the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the relevant Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:
(A)if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
(1)the relevant Borrower will only be required to make a payment under Clause 36.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and
(2)each Lender’s participation in the new Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under Clause 36.1 (Payments to the Agent) in respect of its participation in the new Loans; and
(B)if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:
(1)the relevant Borrower will not be required to make a payment under Clause 36.1 (Payments to the Agent); and

(2)each Lender will be required to make a payment under Clause 36.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender’s participation in the maturing Loan.
(c)At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Final Maturity Date and will be treated as separate Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.
(d)Any Separate Loans in respect of a Defaulting Lender shall be reduced and repaid on each date that the Commitment of that Defaulting Lender is reduced, to the extent that the aggregate of such Separate Loans would otherwise exceed that Defaulting Lender’s Commitment.
(e)If a Borrower makes a prepayment of a Utilisation pursuant to Clause 8.3 (Voluntary Prepayment of Loans), a Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving not less than 5 Business Days’ prior notice to the Agent. The proportion borne by the amount of the prepayment of the Separate Loan to the amount of the Separate Loans shall not exceed the proportion borne by the amount of the prepayment of the Utilisation to the Utilisations. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (e) to the Defaulting Lender concerned as soon as practicable on receipt.
(f)Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by (and as agreed with) the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.
(g)The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (f) above, in which case those paragraphs shall prevail in respect of any Separate Loan.
(h)The Total Commitments under the Facility shall reduce to zero on the Final Maturity Date.
7.2Reduction of Loans
(a)Each Borrower that has drawn a Loan shall repay such amount of the Loans as is required to ensure that at all times the aggregate dollar amount of the Loans does not exceed the Total Commitments at that time.
(b)In addition, subject to paragraph (d) below, on or before each Reduction Date, each Borrower shall repay such amount of the Loans as is required to reduce the aggregate dollar amount of the Loans to the Borrowing Base Amount applicable on the day after such Reduction Date.
(c)Any repayments of Loans under paragraphs (a) or (b) above shall be applied towards such Loans of that Borrower as the Agent shall determine.

(d)Without prejudice to paragraph (a) above and to any other provision of this Agreement requiring repayment or prepayment of Loans, where:
(i)a Borrowing Base Deficiency has arisen (save as a result of a designation or de- designation of a Borrowing Base Asset); and
(ii)the Borrowing Base Amount then applicable is less than the Borrowing Base Amount that would have been applicable had the most recent Banking Case not been adopted (such difference being the “Borrowing Base Reduction Amount”):
(A)the Borrowers shall submit to the Agent a remedy plan within ten (10) Business Days of the relevant Reduction Date to which the Borrowing Base Deficiency relates demonstrating that the amount of any repayment required pursuant to paragraph (a) or (b) above up to the Borrowing Base Reduction Amount will be made on or before the date falling 20 Business Days after that Reduction Date (the “Remedy End Date”); and
(B)in any event, no Borrowing Base Deficiency may continue after the Remedy End Date.

8.Illegality, Prepayment and Cancellation
8.1Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:
(a)that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)upon the Agent notifying the Obligors’ Agent, the Available Commitment of that Lender will be immediately cancelled; and
(c)to the extent that the Lender’s participation has not been transferred pursuant to Clause 42.6 (Replacement of Lender), each Borrower shall repay that Lender’s participation in the Loans made to it on the last day of the Interest Period for each Loan occurring after the Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.
8.2Voluntary Cancellation
(a)The Obligors’ Agent may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $5,000,000) of the Available Facility provided that the most recent VAALCO Energy Group Liquidity Forecast (adjusted to reflect such cancellation) does not demonstrate a Funding Shortfall. Any cancellation under this Clause 8.2 shall reduce the Commitments of the Lenders rateably.
(b)On the date (the “cancellation date”) on which the cancellation of any part of the Available Facility pursuant to paragraph (a) takes effect:

(i)the Total Commitments for the Specified Period (the “Initial Specified Period”) in which the cancellation date occurs shall be reduced by the amount of the Available Facility so cancelled pursuant to paragraph (a) and the Commitment of each Lender for the Initial Specified Period shall be reduced by the same proportion by which the Available Facility for the Initial Specified Period is reduced; and
(ii)if, as a result of the reduction of the Available Facility for the Initial Specified Period pursuant to paragraph (a), the Total Commitments for any subsequent Specified Period exceed the reduced Total Commitments for the Initial Specified Period, the Total Commitments for each Specified Period shall be reduced to an amount equal to the reduced Total Commitments for the Initial Specified Period and the Commitments of each Lender in each subsequent Specified Period shall be reduced by the same proportion by which the Total Commitments for that Specified Period are reduced.
8.3Voluntary Prepayment of Loans
A Borrower may give the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice to prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of $1,000,000) provided that the most recent VAALCO Energy Group Liquidity Forecast (adjusted to reflect such prepayment) does not demonstrate a Funding Shortfall.
8.4Right of Cancellation and Repayment in relation to a Single Lender
(a)If:
(i)any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax Gross-Up) or under an equivalent provision of any Finance Document; or
(ii)any Lender claims indemnification from an Obligor under Clause 14.3 (Tax Indemnity) or Clause 15.1 (Increased Costs),
the Obligors’ Agent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice (if such circumstances relate to a Lender) of cancellation of the Commitment(s) of that Lender for each Specified Period and its intention to procure the repayment of that Lender’s participation in the Loans provided that the most recent VAALCO Energy Group Liquidity Forecast (adjusted to reflect such cancellation and repayment) does not demonstrate a Funding Shortfall.
(b)On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Available Commitment(s) of that Lender for each Specified Period shall immediately be reduced to zero.
(c)On the last day of each Interest Period which ends after the Obligors’ Agent has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Obligors’ Agent in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan together with all interest, Break Costs and other amounts accrued under the Finance Documents.

8.5Right of Cancellation in Relation to a Defaulting Lender
(a)If any Lender becomes a Defaulting Lender, the Obligors’ Agent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 15 Business Days’ notice of cancellation of the Available Commitment of that Lender.
(b)On the date (the “cancellation date”) on which the cancellation of the Available Commitment of any Defaulting Lender pursuant to paragraph (a) takes effect:
(i)the Commitment of that Defaulting Lender for the Specified Period (the “Initial Defaulting Lender Specified Period”) in which the cancellation date occurs shall be reduced by an amount equal to the Available Commitment so cancelled; and
(ii)that Defaulting Lender’s Commitment for each subsequent Specified Period shall be reduced by the same proportion by which its Commitment for the Initial Defaulting Lender Specified Period is reduced pursuant to paragraph 8.5(b)(i).
(c)The Agent shall, as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
8.6Mandatory Prepayment - Change of Control
Upon the occurrence of a Change of Control:
(a)the Obligors’ Agent shall promptly notify the Agent upon becoming aware of that event;
(b)no Lender shall be obliged to fund a Utilisation (except for a Rollover Loan); and
(c)if a Lender so requires and notifies the Agent within 10 Business Days of the Obligors’ Agent notifying the Agent of the event, the Agent shall, by not less than 10 Business Days’ notice to the Obligors’ Agent:
(i)cancel the Commitment of that Lender; and
(ii)declare the participation of that Lender in all outstanding Loans, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents (other than any Secured Hedging Agreement) payable to that Lender, immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts payable to that Lender will become immediately due and payable.
8.7Mandatory Prepayment – Sanctions and Anti-Corruption Law
(a)If:
(i)any representation or statement made or deemed to be made by an Obligor pursuant to Clause 21.23 (Anti-Corruption Law) and/or Clause 21.34 (Sanctions) or any equivalent representation or statement to any of the foregoing made or deemed to be made by a Security Grantor or any Obligor in any other Finance Document is or proves to have been incorrect or misleading when made or deemed to be made;
(ii)an Obligor does not comply with any of the provisions of Clause 24.21 (Compliance with Sanctions), Clause 24.22 (Anti-Corruption Law), Clause 24.13 (Loans and Guarantees) and/or Clause 24.14 (Taxes and Royalties) (as applicable to that Obligor) or a Security Grantor or Obligor does not comply with any equivalent provision to any of the foregoing in any other Finance Document; or
(iii)any Security Grantor or member of the VAALCO Energy Group becomes a Sanctioned Person, this shall constitute a “Relevant Event” and the Obligors’ Agent shall notify the Agent promptly upon becoming aware of any Relevant Event and the Agent shall promptly notify the Lenders upon receipt of the Obligors’ Agent’s notice (or, if any Finance Party becomes aware of any Relevant Event and notifies the Agent, the Agent shall notify the Obligors’ Agent and the other Finance Parties).
(b)If a Relevant Event has occurred, no Lender shall be obliged to comply with Clause 5.4 (Lenders’ Participation) on any subsequent (proposed or actual) Utilisation Date and if any Lender so requires and notifies the Agent, the Agent shall, by not less than ten Business Days’ notice to the Obligors’ Agent:
(i)cancel the Commitment of that Lender; and
(ii)declare the participation of that Lender in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents payable to that Lender, immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts payable to that Lender will become immediately due and payable.

9.Restrictions
9.1Notices of Cancellation or Prepayment
Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 8 (Illegality, Prepayment and Cancellation) shall (subject to the terms of that Clause) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
9.2Interest and other Amounts
Any repayment or prepayment under this Agreement shall be made together with accrued interest on the amount repaid or prepaid and, subject to any Break Costs, without premium or penalty.
9.3Reborrowing of Facility
Unless a contrary indication appears in this Agreement, any part of the Facility which is repaid or prepaid may be reborrowed in accordance with the terms of this Agreement.
9.4Prepayment in accordance with Agreement
No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
9.5No Reinstatement of Commitments
Subject to Clause 2.2 (Increase due to Cancellation), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6Agent’s Receipt of Notices
If the Agent receives a notice under Clause 8 (Illegality, Prepayment and Cancellation) it shall promptly forward a copy of that notice to the Obligors’ Agent or the affected Lender, as appropriate.
9.7Application of Prepayments
Any prepayment of a Loan (other than a prepayment pursuant to Clause 8.1 (Illegality), Clause 8.4 (Right of Cancellation and Repayment in relation to a Single Lender), Clause 8.6 (Mandatory Prepayments - Change of Control) or Clause 8.7 (Mandatory Prepayment – Sanctions and Anti- Corruption Law)) shall be applied pro rata to each Lender’s participation in that Loan.

10.Interest
10.1Calculation of Interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
(a)Margin; and
(b)the Reference Rate.
10.2Payment of Interest
Each Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.
10.3Default Interest
(a)If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.
(b)If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.
(c)Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4Notifications
(a)The Agent shall promptly upon an Interest Payment being determinable notify:
(i)the relevant Borrower of that Interest Payment;
(ii)each relevant Lender of the proportion of that Interest Payment which relates to that Lender’s participation in the relevant Loan; and
(iii)the relevant Lenders and the relevant Borrower of:
(A)each applicable rate of interest relating to the determination of that Interest Payment; and
(B)to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Loan.
This paragraph (a) shall not apply to any Interest Payment determined pursuant to Clause
12.3 (Cost of Funds).
(b)The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.
(c)The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Loan to which Clause 12.3 (Cost of Funds) applies.
(d)This Clause 10.4 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.
10.5Interest Rate Limitation
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Utilisation by a Borrower that is organized, incorporated or formed under the laws of the US or any state thereof (including the District of Columbia) (a “US Borrower”), together with all fees, charges and other amounts which are treated as interest on such Utilisation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Utilisation in accordance with applicable law, the rate of interest payable in respect of such Utilisation, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Utilisation but were not payable as a result of the operation of this Clause 10.5 shall be cumulated and the interest and Charges payable to such Lender in respect of other Utilisation or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the rate otherwise applicable to Utilisations at such time (to the extent permitted by applicable law and not to exceed the Maximum Rate) to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Utilisation or refunded to the applicable Borrower so that at no time shall the interest and charges paid or payable in respect of such Utilisation exceed the maximum amount collectible at the Maximum Rate.

11.Interest Periods
11.1Duration of Interest Periods
(a)A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.
(b)Subject to Clause 11 (Interest Periods), a Borrower (or the Parent on behalf of a Borrower) may select an Interest Period of one, three or six Months or of any other period agreed between the Parent and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).
(c)An Interest Period for a Loan shall not extend beyond the Final Maturity Date.
(d)Each Interest Period for a Loan shall start on the Utilisation Date.
(e)A Loan has one Interest Period only.
(f)No Interest Period shall be longer than six Months.
11.2Non-Business Days
If an Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.Changes to the Calculation of Interest
12.1Unavailability of Term SOFR
(a)Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of a Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.
(b)Shortened Interest Period: If no Term SOFR is available for the Interest Period of a Loan and it is not possible to calculate the Interpolated Term SOFR, the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Reference Rate for that shortened Interest Period shall be determined pursuant to the definition of “Reference Rate”.
(c)Shortened Interest Period and Historic Term SOFR: If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Term SOFR is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for that Loan.
(d)Shortened Interest Period and Interpolated Historic Term SOFR: If paragraph (c) above applies but no Historic Term SOFR is available for the Interest Period of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of that Loan.
(e)Fixed Central Bank Rate: if paragraph (d) above applies, but it is not possible to calculate the Interpolated Historic Term SOFR, the applicable Reference Rate shall be:

(i)the percentage rate per annum which is the aggregate of:
(A)the Central Bank Rate for the Quotation Day; and
(B)the applicable Central Bank Rate Adjustment; or
(ii)if the Central Bank Rate for the Quotation Day is not available, the percentage rate per annum which is the aggregate of:
(A)the most recent Central Bank Rate for a day which is no more than 5 days before the Quotation Day; and
(B)the applicable Central Bank Rate Adjustment.
(f)Cost of Funds: If paragraph (e) above applies but there is no Central Bank Rate, the applicable Reference Rate shall be determined in accordance with Clause 12.3(Cost of Funds).
12.2Market Disruption
If before 17:00 London time on the Reporting Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of the relevant Market Disruption Rate then Clause 12.3 (Cost of Funds) shall apply to that Loan for the relevant Interest Period.
12.3Cost of Funds
(a)If this Clause 12.3 applies to a Loan for an Interest Period, Clause 10.1 (Calculation of Interest) shall not apply to that Loan for that Interest Period and the rate of interest on each Lender’s share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:
(i)the applicable Margin; and
(ii)the rate notified to the Agent by that Lender as soon as practicable and in any event by the Reporting Time, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.
(b)If this Clause 12.3 applies and the Agent or the Obligors’ Agent so requires, the Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.
(d)If this Clause 12.3 applies pursuant to Clause 12.1(a) (Market Disruption) and:
(i)a Lender’s Funding Rate is less than the Market Disruption Rate; or
(ii)a Lender does not notify a rate to the Agent by the Reporting Time, that Lender’s cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate.

12.4Notification to the Obligors’ Agent
If Clause 12.3 (Cost of Funds) applies, the Agent shall, as soon as is practicable, notify the Obligors’ Agent.
12.5Break Costs
(a)Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by such Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
(b)Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

13.Fees
13.1Commitment Fee
(a)On and from the date of this Agreement, the Parent shall pay to the Agent (for the account of the Lenders in accordance with the proportion borne by their respective Available Commitments to the Total Commitments):
(i)a fee computed at the applicable Unavailable Rate on the daily amount (if any) by which the then Total Commitments exceeds the higher of the total outstanding Loans and the Borrowing Base Amount; and
(ii)a fee computed at the applicable Unutilised Rate on the daily amount of the difference (if any) by which the Borrowing Base Amount exceeds the then outstanding Loans.
(b)The accrued commitment fees are payable on:
(i)the last day of each successive period of three Months which ends during the Availability Period;
(ii)the last day of the Availability Period; and
(iii)if cancelled in full, the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.
(c)No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.
13.2Upfront Fee
The Parent shall pay the Agent (for the account of each Original Lender) an upfront fee in the amount and at the times agreed in a Fee Letter.
13.3Technical Bank and Modelling Fee
The Parent shall pay the Technical Bank and the Modelling Bank (for their own account) a technical and modelling bank fee in the amount and at the times agreed in a Fee Letter.

13.4Agent Fee
The Parent shall pay the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
13.5Onshore (Gabon) Security Agent Fee
The Parent shall pay the Onshore (Gabon) Security Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
13.6Offshore Security Agent Fee
The Parent shall pay the Offshore Security Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

14.Tax Gross up and Indemnities
14.1Definitions
In this Agreement:
“Designated Lender” means any Original Lender which the Parent agrees to be so designated.
“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.
“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax Gross-Up) or a payment under Clause 14.3 (Tax Indemnity).
Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
14.2Tax Gross-Up
(a)Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)The Obligors’ Agent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Obligors’ Agent and that Obligor.
(c)If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(e)Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(f)Solely in the case of a payment in respect of a US Borrower, a payment shall not be increased under paragraph (c) above by reason of a Tax Deduction required by the United States if, on the date the payment falls due:
(i)a Tax Deduction is required to be made in respect of any payment under or in connection with a Loan to a US Borrower for US federal withholding Tax except:
(A)in respect of any Tax Deduction that is required to be made to a Designated Lender (and without prejudice to Clause 17.1(b) (Mitigation));
(B)to the extent any such Tax Deduction is required to be made to a Lender as a result of a change in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority binding on such Lender after the date on which it became a Lender under this Agreement; or
(C)to the extent any such increased amounts were payable to such Lender’s assignor immediately before the Lender became a party hereto pursuant to clause (B) above, or
(ii)the Lender (other than a Designated Lender) has not complied with its obligations under Clause 14.9 (US Withholding Tax Forms).
14.3Tax Indemnity
(a)The Obligors’ Agent shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)Paragraph (a) above shall not apply:
(i)with respect to any Tax assessed on a Finance Party:
(A)under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)to the extent a loss, liability or cost:
(A)is compensated for by an increased payment under Clause 14.2 (Tax Gross-Up); or
(B)relates to a FATCA Deduction required to be made by a Party.
(c)A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Obligors’ Agent.
(d)A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.
14.4Tax Credit
(a)If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(i)a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(ii)that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
(b)If any Finance Party makes a payment to the Obligor under paragraph (a) above and such Finance Party subsequently determines that the Tax Credit in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such Tax Credit in full or in part, the Obligor shall, within five Business Days of demand therefrom in writing from such Finance Party, reimburse such Finance Party an amount equal to the Tax Credit or the portion of the Tax Credit that was not available or has been withdrawn or that the Finance Party was unable to use.
(c)Nothing in this Clause 14.4 shall interfere with each Finance Party’s right to arrange its tax affairs in whatever manner it thinks fit and, without limiting the foregoing, no Finance Party shall be under any obligation to claim any Tax Credit in priority to any other claims, relieves, credits or deductions available to it.
14.5Stamp Taxes
The Obligors’ Agent shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document and shall pay to each Finance Party, within five Business Days of demand, such amount as may be necessary to ensure that the Finance Party is indemnified against any documented liability, loss or costs suffered in connection with: (i) any failure by a Borrower to pay or any delay by a Borrower in paying any such Taxes; or (ii) any tax assessment, investigations or other procedures in relation to such Taxes.
14.6VAT
(a)All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT or other similar taxes (such as CSS (1 per cent.) in Gabon) purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT or other similar taxes (such as CSS (1 per cent.) in Gabon) is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT or other similar taxes (such as CSS (1 per cent.) in Gabon), that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT or other similar taxes (such as CSS (1 per cent.) in Gabon) (and such Finance Party must promptly provide an appropriate VAT or other similar taxes (such as CSS (1 per cent.) in Gabon) invoice to that Party).
(b)If VAT or other similar taxes (such as CSS (1 per cent.) in Gabon) is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)(where the Supplier is the person required to account to the relevant tax authority for the VAT or other similar taxes (such as CSS (1 per cent.) in Gabon)) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT or other similar taxes (such as CSS (1 per cent.) in Gabon) chargeable on that supply; and
(ii)(where the Recipient is the person required to account to the relevant tax authority for the VAT or other similar taxes (such as CSS (1 per cent.) in Gabon)) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT or other similar taxes (such as CSS (1 per cent.) in Gabon).
(c)Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT or other similar taxes (such as CSS (1 per cent.) in Gabon), save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT or other similar taxes (such as CSS (1 per cent.) in Gabon) from the relevant tax authority.
(d)Any reference in this Clause 14.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT or other similar taxes (such as CSS (1 per cent.) in Gabon) purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the

European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).
(e)In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
14.7FATCA Information
(a)Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(A)a FATCA Exempt Party; or
(B)not a FATCA Exempt Party;
(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and
(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.
(b)If a Party confirms to another Party pursuant to paragraph 14.7(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph 14.7(a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality.
(d)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph 14.7(a)(i) or
(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(e)If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of:

(i)where such Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)where such Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;
(iii)the date a new US Tax Obligor accedes as a Borrower; or
(iv)where no Borrower is a US Tax Obligor, the date of a request from the Agent, supply to the Agent:
(A)a withholding certificate on IRS Form W-8, IRS Form W-9 or any other relevant form; or
(B)any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the applicable Borrower.
(g)If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisation or waiver to the applicable Borrower.
(h)The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.
14.8FATCA Deduction
(a)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Obligors’ Agent and the Agent and the Agent shall notify the other Finance Parties.
14.9US Withholding Tax Forms
Any Finance Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document shall deliver to a Borrower, at the time or times reasonably requested by such Borrower, such properly completed and executed documentation reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding, provided that a Finance Party shall not be required to deliver such other documentation (other than a US Withholding Tax Form) if in the Finance Party’s reasonable judgment the completion, execution or submission would subject such Finance Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Finance Party. In addition, each Finance Party, if reasonably requested by a Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower as will enable the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements, provided that a Finance Party shall not be required to deliver such other documentation (other than a US Withholding Tax Form) if in the Finance Party’s reasonable judgment the completion, execution or submission would subject such Finance Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Finance Party. Without limiting the foregoing, on or prior to the date on which a Lender or Agent to a US Borrower becomes a Party to this Agreement (and from time to time thereafter) upon the request of such Borrower or the Agent, as applicable, or on the invalidity or obsolescence of any previously delivered US Withholding Tax Form, such Lender or Agent shall provide to each such Borrower and Agent, as applicable, two (2) copies of properly completed US Withholding Tax Forms. However, no Lender or Agent shall be required to submit any US Withholding Tax Form or other documentation requested by a Borrower if that Lender or Agent is not legally entitled to do so (in which case that Lender or Agent shall notify the relevant Borrower in writing of its inability to do so).

15.Increased Costs
15.1Increased Costs
(a)Subject to Clause 15.3 (Exceptions), the Obligors’ Agent shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or
(ii)compliance with any law or regulation,
in each case, made after the date of this Agreement including, in each case, for the avoidance of doubt, Basel III or CRD IV.
(b)In this Clause 15:
(i)“Basel II” means “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III).
(ii)“Basel III” means:
(A)the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(C)any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
(iii)“CRD IV” means:
(A)Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms in the form existing on the date of this Agreement; and
(B)Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC each in the form existing on the date of this Agreement.
(iv)“Increased Costs” means:
(A)a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(B)an additional or increased cost; or
(C)a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
15.2Increased Cost Claims
(a)A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Obligors’ Agent.
(b)Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
15.3Exceptions
(a)Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)attributable to a FATCA Deduction required to be made by a Party;
(iii)compensated for by Clause 14.3 (Tax Indemnity) (or would have been compensated for under Clause 14.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax Indemnity) applied);

(iv)attributable to the implementation or application of, or compliance with, Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV, in each case to the extent that the relevant Secured Party would reasonably be able to calculate the relevant Increased Cost with sufficient accuracy as at the date of this Agreement or, if later, the date it became a Secured Party;
(v)attributable to the implementation or application of or compliance with Basel II or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or
(vi)attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)In this Clause 15.3, reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.Other Indemnities
16.1Currency Indemnity
(a)If any sum due from an Obligor or a Security Grantor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)making or filing a claim or proof against that Obligor or Security Grantor; or
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, each Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)Without prejudice to Clause 16.1(a), each Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability which that Secured Party incurs as a result of that Secured Party receiving an amount in respect of an Obligor’s or a Security Grantor’s liability under any Finance Document in a currency other than the currency in which that liability is expressed to be payable under that Finance Document.
(c)Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
16.2Other Indemnities
The Obligors’ Agent shall (or shall procure that another Obligor will), within three Business Days of demand, indemnify the Secured Parties against any cost, loss or liability incurred by it as a result of:

(a)the occurrence of any Event of Default;
(b)a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 35 (Sharing among the Finance Parties);
(c)funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Secured Party alone);
(d)a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower;
(e)the release of any Security constituted by any Finance Document or the release of any Obligor pursuant to this Agreement;
(f)taking any action, or placing any reliance on any notice, demand or other communication received by such Secured Party from the Obligors’ Agent on behalf of any Obligor in connection with the Finance Documents;
(g)any Environmental Contamination relating to any Hydrocarbon Asset in which a member of the VAALCO Energy Group has an interest or caused by a member of the VAALCO Energy Group (where such cost, loss or liability (A) has arisen as a result of the relevant Secured Party being a party to this Agreement or any other Finance Document and (B) is not caused by the gross negligence or wilful default of the relevant Secured Party);
(h)any Environmental and Social Claim against the relevant Secured Party relating to any Hydrocarbon Asset in which a member of the VAALCO Energy Group has an interest or caused by a member of the VAALCO Energy Group arising as a result of the relevant Secured Party being a party to this Agreement or any other Finance Document save to the extent that such cost, loss or liability is caused by the gross negligence or wilful default of the relevant Secured Party; or
(i)any abandonment of any Hydrocarbon Asset in which any member of the VAALCO Energy Group has an interest where such cost, loss or liability has arisen as a result of the relevant Secured Party being a party to this Agreement or any other Finance Document.
16.3Indemnity to the Administrative Finance Parties
The Obligors’ Agent shall (or shall procure that another Obligor will) promptly and by no later than five Business Days of demand indemnify each Administrative Finance Party against:
(a)any cost, loss or liability incurred by it (acting reasonably) as a result of:
(i)(in the case of the Agent) investigating any event which it reasonably believes is a Default;
(ii)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(iii)instructing lawyers, accountants, tax advisers, surveyors, or other professional advisers or experts as permitted under this Agreement; and

(b)any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by it (otherwise than by reason of its gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 36.11 (Disruption to Payment Systems, etc.) notwithstanding its negligence, gross negligence or any other category of liability whatsoever but not including any claim based on its fraud) in acting as an Administrative Finance Party under the Finance Documents.

17.Mitigation by the Lenders
17.1Mitigation
(a)Each Finance Party shall, in consultation with the Obligors’ Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 14 (Tax Gross Up and Indemnities) or Clause 15 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)To the extent that after the date of this Agreement any payment required to be made by any Obligor results in a material increase in the cost of the Financial Indebtedness incurred under and in accordance with the terms of this Agreement for the Obligor Group (individually or as a whole), the Obligor’s Agent may issue a notice to the Agent (a “Discussion Notice”) to discuss in good faith any amendments to be made to this Agreement to mitigate such material increase in the cost of maintaining the Loans. From the date of the Discussion Notice, the Obligor’s Agent, the relevant Finance Parties and the Agent shall enter into good faith discussions for a period of 20 Business Days with a view to amending this Agreement to mitigate the material increase in such cost in relation to a Lender’s participation. For the avoidance of doubt, this Clause 17.1(b) is without prejudice to the obligations of the Finance Party under Clause 17.1(a) (which are subject always to Clause 17.2 (Limitation of Liability)) or the rights of the Obligors under Clause 42.6 (Replacement of Lender).
(c)Neither paragraph (a) nor paragraph (b) above shall in any way limit the obligations of any Obligor under the Finance Documents.
17.2Limitation of Liability
(a)The Obligors’ Agent shall promptly, and by no later than five Business Days of demand, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).
(b)A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.Costs and Expenses
18.1Transaction Expenses
The Obligors’ Agent shall, subject to any agreed fee arrangement, within five Business Days of demand, pay the Administrative Finance Parties the amount of all out-of-pocket costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of any Security Agent, by any Receiver or Delegate) in connection with:

(a)the negotiation, preparation, printing, execution, syndication and perfection of:
(i)this Agreement and any other documents referred to in this Agreement and the Transaction Security Documents; and
(ii)any other Finance Documents executed after the date of this Agreement;
(b)the delivery of any legal opinion that any Security Agent or Agent may reasonably require in connection with the entry into of any Finance Document after the date of this Agreement;
(c)the completion of the transactions contemplated by any Finance Document and/or the perfection of the Security intended to be created pursuant to the Transaction Security Documents;
(d)the maintenance of a debt domain site or equivalent;
(e)the designation of any Hydrocarbon Asset as a Borrowing Base Asset or the ceasing of any Borrowing Base Asset to be designated as such;
(f)the accession of an Acceding Obligor to, or the release of any existing Obligor (in its capacity as such) from, the Finance Document(s); and/or
(g)the release of any Security constituted by any Finance Document.
18.2Amendment Costs
If:
(a)an Obligor requests an amendment, waiver or consent; or
(b)an amendment is required pursuant to Clause 36.10 (Change of Currency), the Obligors’ Agent shall (or shall procure that another Obligor will), within three Business Days of demand, reimburse the Agent and each Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and each Security Agent (and, in the case of any Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.
18.3Enforcement Costs and Preservation
The Obligors’ Agent shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against a Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.
18.4Advisers’ Fees
(a)Any Administrative Finance Party (other than a Mandated Lead Arranger) may appoint any legal adviser, insurance adviser, financial adviser, accounting or tax consultant, model auditor, environmental consultant, engineering consultant or other independent expert or adviser (each, a “Lenders’ Adviser”) in connection with the exercise of that Administrative Finance Party’s (other than a Mandated Lead Arranger’s) or, as the case may be, the Lenders’ or the Finance Parties’ rights and discretions, or the performance of its or their duties and obligations, under the Finance Documents, provided that (save where such appointment is made in circumstances where a Default has occurred and is continuing)

the relevant Administrative Finance Party shall consult with the Obligors’ Agent prior to making any such appointment.
(b)The Obligors’ Agent shall, within five Business Days of demand by any Administrative Finance Party (other than a Mandated Lead Arranger) pay, or reimburse the relevant Administrative Finance Party (other than a Mandated Lead Arranger) for any payments that it has made in relation to the fees, costs and expenses of any Lenders’ Adviser appointed by that Administrative Finance Party (other than a Mandated Lead Arranger) provided that save where:
(i)such Lenders’ Adviser has been appointed in circumstances where a Default has occurred and is continuing; or
(ii)such fee, costs and expenses have been incurred pursuant to Clause 18.2 (Amendment Costs) or Clause 18.3 (Enforcement Costs and Preservation),
the Obligors’ Agent has approved the fee arrangements for that Lenders’ Adviser (such approval not to be unreasonably withheld or delayed).

19.Guarantee and Indemnity
19.1Guarantee and Indemnity
Each Guarantor irrevocably and unconditionally, jointly and severally:
(a)guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents (other than Excluded Swap Obligations) including, without limitation:
(i)obligations which, but for the automatic stay under section 362(a) of the US Bankruptcy Code, or any similar law, would become due; and
(ii)any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim in any such proceeding;
(b)undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.
19.2Continuing Guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any Security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
19.4Waiver of Defences
The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:
(a)any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the VAALCO Energy Group;
(c)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;
(d)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under, any Finance Document or other document or security;
(f)any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security; or
(g)any insolvency or similar proceedings.
19.5Guarantor Intent
Without prejudice to the generality of Clause 19.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6Immediate Recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
19.7Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)refrain from applying or enforcing any other moneys, Security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.
19.8Deferral of Guarantors’ Rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:
(a)to be indemnified by an Obligor;
(b)to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
(c)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(d)to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and Indemnity);
(e)to exercise any right of set-off against any Obligor; and/or
(f)to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 36 (Payment Mechanics).

19.9Release of Guarantors’ Right of Contribution
If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:
(a)that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
(b)each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other Security taken pursuant to, or in connection with, any Finance Document where such rights or Security are granted by or in relation to the assets of the Retiring Guarantor.
19.10Additional Security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by any Finance Party.
19.11Guarantee Limitations - General
This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under the laws of the Original Jurisdiction of the relevant Guarantor and, with respect to any Guarantor that is an Acceding Obligor, is subject to any limitations set out in the Obligor Accession Deed applicable to such Guarantor.
19.12Guarantee Limitations – Entities incorporated in Sweden
Notwithstanding any other provisions of this Agreement, the obligations and liabilities of any Swedish Obligor under any Finance Document in respect of obligations and liabilities owed by parties other than itself and any of its wholly-owned Subsidiaries shall be limited, if (and only if) required by the provisions of the Swedish Companies Act relating to distribution of assets (Chapter 17, Sections 1-4 (or its equivalent from time to time)) and it is understood that the obligations and liabilities of each Swedish Obligor under any Finance Document and any terms and conditions under any Finance Document only apply to the extent permitted by the above mentioned provisions of the Swedish Companies Act. For the avoidance of doubt, no guarantee, security or indemnity provided by a Swedish Obligor shall guarantee any of VAALCO Energy (Holdings), LLC’s present or future obligations or liabilities under the Finance Documents.
19.13Limitations on guarantee under US Law
(a)Each Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions contemplated by the Finance Documents (including utilisations thereunder).
(b)Notwithstanding anything to the contrary contained herein or in any other Finance Document:

(i)each Finance Party agrees that the maximum liability of each Guarantor under this Clause 19 (Guarantee and Indemnity) and under the other Finance Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under any applicable Fraudulent Transfer Law, in each case after giving effect to:
(A)all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Law (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to any Borrower to the extent that such intercompany indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder); and
(B)the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to:
(1)applicable law; or
(2)any other agreement providing for an equitable allocation among such Guarantor and any Borrower and other Guarantors of obligations arising under this Agreement or other guarantees of such obligations by such parties; and
(ii)each party agrees that, in the event any payment or distribution is made on any date by a Guarantor under this Clause 19 (Guarantee and Indemnity), each such Guarantor shall be entitled to be indemnified from each other Guarantor, to the greatest extent permitted under applicable law and subject to the other limitations of this Clause 19.13 in an amount equal to such payment or distribution, in each case multiplied by a fraction of which the numerator shall be the net worth of the contributing Guarantor and the denominator shall be the aggregate net worth of all the Guarantors.
19.14Excluded Swap Obligations
Notwithstanding anything to the contrary in this Agreement or any other Finance Document, the guarantee of each Guarantor under this Clause 19 (Guarantee and Indemnity) does not apply to any Excluded Swap Obligation of such Guarantor (and no amount received from any Guarantor under any Finance Document shall be applied to any Excluded Swap Obligation of such Guarantor).

20.Project Accounts
20.1General
(a)Each Offshore Proceeds Account Holding Obligor shall maintain the Offshore Proceeds Accounts with an Offshore Account Bank in accordance with Clause 20.3 (Offshore Proceeds Accounts) until the Final Maturity Date in (i) Mauritius or (ii) such other jurisdiction as the relevant Obligor and the Agent acting on the instructions of the Majority Lenders may agree.
(b)The Onshore Proceeds Accounts referred to in Clause 20.4 (Onshore Proceeds Account) shall be maintained by an Onshore Proceeds Account Holding Obligor with an Onshore Account Bank in accordance with this Clause 20 (Project Accounts). If there is a conflict between the terms of an Onshore Account Bank Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.
(c)The Debt Service Reserve Account shall be maintained by the Parent in accordance with this Clause 20 (Project Accounts) until the Final Maturity Date with an Offshore Account Bank in (i) Mauritius or (ii) such other jurisdiction as the Parent and the Agent acting on the instructions of the Majority Lenders may agree.
(d)The Permitted Parent Accounts referred to in Clause 20.6 (Permitted Parent Accounts) shall be maintained by the Parent in accordance with the relevant provisions of this Clause 20 (Project Accounts).
(e)No Obligor may establish or maintain any other Project Account or any other account which is not a Project Account (other than a Permitted Account) without the prior written approval of the Agent (acting on the instructions of the Majority Lenders).
(f)The Parent (or any other Obligor) shall promptly notify the Agent and the Security Agent of the establishment of each of the Project Accounts, any Decommissioning Account or any other accounts established in accordance with Clauses 20.1(d) and (e).
(g)Each Project Account shall be a separate account of the relevant Account Bank. Each Project Account must be denominated in EGP, XAF, XOF, USD or such other currency(ies) as may be agreed between the relevant Obligor and the Security Agent (each, a “Permitted Currency”). If any Obligor receives any moneys for crediting to a Project Account in a currency other than a Permitted Currency, the Obligor must convert those moneys into a Permitted Currency on the date on which they are received. The amount must be paid into the relevant Project Account immediately after it is converted into a Permitted Currency.
(h)None of:
(i)the existence of the Project Accounts;
(ii)the insufficiency of funds in the Project Accounts;
(iii)the restrictions on the withdrawal of funds from the Project Accounts contained in any Finance Document; or
(iv)the inability to apply any funds in any of the Project Accounts towards the relevant payment, shall affect the obligations of an Obligor to make all payments required to be made to the Secured Parties on the respective due dates for payment in accordance with the Finance Documents.
(i) The detailed operating procedures for the Project Accounts will be agreed (with the prior written consent of the Agent and the Security Agent) from time to time between the relevant Obligor and the relevant Account Bank. In the event of any inconsistency between this Agreement and those procedures, this Agreement will prevail.
20.2Withdrawals
(a)No payments to, or withdrawals from, any Project Account may be made except as expressly permitted by this Agreement.

(b)No Obligor may make any withdrawal from any Project Account:
(i)if such Project Account would become overdrawn as a result (save to the extent that any Permitted Financial Arrangements permits any Project Accounts to be overdrawn provided that the aggregate balance of the pooled Project Accounts subject to those Permitted Financial Arrangements remains positive); or
(ii)if the Agent has issued a Stop Notice in respect of that Project Account unless and until a Withdrawal Notice relating to such Stop Notice has been issued; or
(iii)if the Security Agent has issued an Enforcement Notice, unless and until a Withdrawal Notice relating to that Enforcement Notice has been issued.
(c)Notwithstanding any other provision of this Agreement, if the Enforcement Date has occurred:
(i)no amount will be payable to any Obligor, or may be withdrawn by any Obligor, from the Project Accounts; and
(ii)the relevant Security Agent will be entitled (but not obliged) without prior notice to, or the consent of, any Obligor to be the sole signatory on the Project Accounts.
20.3Offshore Proceeds Accounts
(a)Subject to Clause 24.28 (Conditions Subsequent), each Offshore Proceeds Account Holding Obligor shall and each other Obligor:
(i)may maintain USD accounts with the relevant Offshore Account Bank for the purpose, among other things, of receiving all its revenues derived from the Borrowing Base Assets (each, an “Offshore Proceeds Account”) save for any Local Currency Gross Income which must be paid to an Onshore Proceeds Account in accordance with Clause 20.4(a) (Onshore Proceeds Account); and
(ii)in respect of the Obligors, each Obligor shall procure that:
(A)all proceeds of the Loans made to it;
(B)all amounts received by it (or to its order) under each Hedging Agreement to which it is a party; and
(C)all other items of Gross Income and other amounts in connection with any Borrowing Base Asset and/or its interests therein which are, in each case, received by it (or to its order) save in the case of Local Currency Gross Income to the extent that the same is paid to an Onshore Proceeds Account, in each case, are paid directly to an Offshore Proceeds Account.
(b)Subject to Clause 20.2 (Withdrawals) and subject always to the applicable FX Regulation and related Authorisations, an Obligor may withdraw amounts from the Offshore Proceeds Accounts maintained by it at the following times and for the following purposes:
(i)first, at any time, in or towards payment of any item of Gross Expenditure (other than any Hedging Costs and Hedging Termination Payments falling within paragraphs (ii), (iii) or (v) below) payable by that Obligor when the same falls due to the extent the relevant item of Gross Expenditure has been provided for in the relevant period in the then current Banking Case;
(ii)second, at any time, in or towards payment pro rata of any fees, commission costs, expenses accrued interest or Hedging Costs (including any interest accruing on any Hedging Termination Payments) due but unpaid under the Finance Documents or any Secured Hedging Agreement;
(iii)third, at any time, in or towards payment pro rata of any principal or Hedging Termination Payments due but unpaid under the Finance Documents or any Secured Hedging Agreement (provided that, in the case of any such Hedging Termination Payments, the same is payable in respect of one or more transactions under a Secured Hedging Agreement that have been terminated in accordance with this Agreement);
(iv)fourth, in or towards payment to the Debt Service Reserve Account until the DSRA Required Balance is standing to the credit of that account in accordance with Clause 20.5 (Debt Service Reserve Account);
(v)fifth, at any time, in or towards voluntary prepayment of any Loans or any other outstanding amounts under the Finance Documents or payment of any Hedging Costs or Hedging Termination Payments that are, in each case, payable under any Unsecured Hedging Agreement and to the extent that the amount of any such payments do not exceed the amount of such costs that have been taken into account in the most recent VAALCO Energy Group Liquidity Forecast;
(vi)sixth, at any time,
(A)in respect of the Offshore Main Proceeds Account, in or towards payment of any item of expenditure in relation to any Hydrocarbon Asset that is not a Borrowing Base Asset to the extent that the amount of such payments does not exceed the amount of such expenditure that have been taken into account in the most recent VAALCO Energy Group Liquidity Forecast; or
(B)in respect of any Offshore Proceeds Accounts, payment towards its general corporate purposes (other than for the purpose of making a Distribution) as set out in the most recent VAALCO Energy Group Liquidity Forecast, in each case, including on-lending to other member of the VAALCO Energy Group to the extent permitted under this Agreement;
(vii)seventh, at any time, towards payment of Distributions subject to the conditions set in Clause 24.15 (Distributions) and/or Clause 25.10 (Distributions) (as applicable) being satisfied.
(c)Any withdrawals from an Offshore Proceeds Account may only be made in the order of priority set out in Clause 20.3(b) (Offshore Proceeds Accounts). Accordingly, no withdrawal may be made for a purpose set out in any paragraph or sub-paragraph of Clause 20.3(b) (Offshore Proceeds Accounts) if any amount of a kind referred to in a preceding paragraph or sub-paragraph is due but unpaid.
(d)Without prejudice to the other provisions of Clause 20 (Project Accounts), each Obligor may, at any time and subject always to the applicable FX Regulation and related

Authorisations, transfer amounts from an Offshore Proceeds Account maintained by it which is denominated in any one currency:
(i)to any other Offshore Proceeds Account maintained by it which is denominated in another currency; or
(ii)to any other Offshore Proceeds Account maintained by an Obligor; or
(iii)to an Onshore Proceeds Account maintained by it or to any Onshore Proceeds Account maintained by another Obligor; or
(iv)from an Offshore Proceeds Account maintained by it to a Permitted Account;
provided that:
(A)the transfer is made for purposes of Clause 20.3(b)(i) (Offshore Proceeds Account) or general and administrative purposes;
(B)in respect of any transfer to a Decommissioning Account, the amount does not exceed the maximum amount required to be transferred to such Decommissioning Account in accordance with the relevant Material Project Documents and applicable law and the amount has been provided for in the relevant period in the then current Banking Case.
20.4Onshore Proceeds Account
(a)Each Onshore Proceeds Account Holding Obligor shall and each other Obligor may establish and maintain in accordance with the applicable FX Regulation and related Authorisation one or more accounts denominated in a Permitted Currency with an Onshore Account Bank in (i) an Applicable Jurisdiction either relating to such Obligor or relating to any Borrowing Base Asset which such Obligor operates or (ii) such other jurisdiction as the relevant Obligor and the Agent acting on the instructions of the Majority Lenders may agree (each, an “Onshore Proceeds Account”), in each case for the purpose of receiving:
(i)all proceeds corresponding to Local Currency Gross Income that it receives in the relevant Permitted Currency (the “Local Currency Gross Income”);
(ii)any amount of any Permitted Parent Loan or Permitted Obligor Group Loan made to an Onshore Proceeds Account Holding Obligor; or
(iii)any amount from an Offshore Proceeds Account or otherwise permitted by the relevant FX Regulation, for purposes of paying an amount of Gross Expenditure including all proceeds which it is required to repatriate pursuant to the applicable FX Regulation.
(b)Subject to Clause 20.2 (Withdrawals) and subject always to the applicable FX Regulation and related Authorisation, an Obligor may withdraw:
(i)amounts from the Onshore Proceeds Accounts maintained by it in EGP, XAF or XOF, at any time, in or towards payment of any item of Gross Expenditure, when the same falls due, to the extent the relevant item of Gross Expenditure has been provided for in the relevant period in the then-current Banking Case; or
(ii)amounts from the Onshore Proceeds Accounts maintained by it in a Permitted Currency other than EGP, XAF or XOF, at any time, in or towards:

(A)an Offshore Proceeds Account or to any other Onshore Proceeds Account; or
(B)any payment permitted pursuant to Clause 20.3(b) (Offshore Proceeds Account) provided that any such withdrawal may only be made in the order of priority set out in Clause 20.3(b) (Offshore Proceeds Accounts).
(c)VAALCO Etame shall procure that, subject to the CEMAC FX Regulation and related Authorisations, VAALCO Gabon shall promptly transfer all amounts that it receives and holds in any Onshore Proceeds Account maintained by it to an Offshore Account maintained and secured in favour of the Secured Parties by any Obligor; provided that VAALCO Gabon is permitted to maintain the required balance necessary to meet its anticipated payment obligations in accordance with Clause 20.4(b)(i) above.
20.5Debt Service Reserve Account
(a)The Parent shall:
(i)maintain an account with the Offshore Account Bank denominated in Dollars for the purpose of holding the DSRA Required Balance (the “Debt Service Reserve Account”); and
(ii)ensure that, subject as provided in paragraph (c) below, for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, the amount standing to the credit of the Debt Service Reserve Account is not less than the DSRA Required Balance applicable at such time.
(b)Subject as provided in paragraph (c) below, the Parent may only withdraw amounts from the Debt Service Reserve Account to the extent that following such withdrawal, the aggregate amount that remains standing to the credit of the Debt Service Reserve Account will be at least equal to the DSRA Required Balance.
(c)If, on any date, the balance on the Offshore Proceeds Accounts is insufficient to pay any payment of principal and interest under the Facility that is then due and payable:
(i)the Parent shall withdraw cash up to the amount of such shortfall from the Debt Service Reserve Account to pay such principal and interest then due; and
(ii)if the Parent fails to make a withdrawal pursuant to paragraph (c)(i) above:
(A)the Agent may (and is hereby entitled to) withdraw cash up to the amount of such shortfall from the Debt Service Reserve Account to pay such principal and interest; and
(B)no later than the date falling 45 days after each withdrawal in accordance with paragraph (c)(ii)(A) above, the Parent shall be obliged to make a payment to the Debt Service Reserve Account until the DSRA Required Balance is standing to the credit of that account in accordance with paragraph (a) above.
20.6Permitted Parent Accounts
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20.7Decommissioning Accounts

(a)To the extent required by the terms of a Material Project Document, an Authorisation or applicable law, an Obligor shall establish and/or maintain and/or contribute to individual account(s) denominated in a Permitted Currency for the benefit of the appropriate governmental or other regulatory authority or otherwise as required pursuant to the terms of the applicable Material Project Document, an Authorisation or applicable law relating to the relevant Borrowing Base Asset exclusively for the purposes of funding decommissioning liabilities in relation to a Borrowing Base Asset (each a “Decommissioning Account”), in accordance with the terms of relevant Material Project Document, Authorisation or the applicable law.
(b)The Obligors may not be entitled to withdraw proceeds from the Decommissioning Accounts, other than in accordance with the terms of the relevant Material Project Document, Authorisation or the applicable law.

(c)Save for this Clause 20.7 or unless expressly specified in Clause 20, the provisions of Clause 20 shall not apply to any such Decommissioning Accounts.
20.8Project Accounts: Obligors’ administration
(a)Each Obligor shall provide the Agent and/or the Security Agent and any of their representatives with access, on reasonable notice and during normal business hours, to review the books and records of the Project Accounts and (to the extent possible under applicable law) the Decommissioning Accounts.
(b)Each Obligor shall give to each relevant Account Bank all authorisations and directions necessary to enable the relevant Account Bank to operate the Project Accounts in accordance with the terms of the Finance Documents.
(c)Except where this Agreement specifically provides otherwise, no Obligor may exercise any right which it may have under any applicable law to direct an Account Bank to transfer any amount standing to the credit of a Project Account to it or to its order.
(d)Each Obligor undertakes to the Agent and the Security Agent that it will not at any time require any Account Bank to act in a manner inconsistent with the Finance Documents.
(e)Each sum credited to a Project Account will, from the time it is credited until the time it is withdrawn, bear interest at such rate as the relevant Obligor may from time to time agree with that Account Bank; provided that, any such interest will be credited to the relevant Project Account.
20.9Project Accounts: Security
(a)Neither the ability of the Obligors to make any withdrawal from a Project Account in accordance with this Agreement nor any such withdrawal will be construed as a waiver of any Security over the Project Accounts.
(b)Any amounts received or recovered by an Obligor otherwise than by credit to the Project Accounts shall be held subject to the Security created by the Transaction Security Documents and immediately be paid into the relevant Project Account or to the Agent or any Security Agent in the same funds as received or recovered.
(c)Each Obligor shall give such notices as the Agent or the Security Agent may require in connection with the perfection or protection of Security over the Project Accounts or for the purpose of giving effect to the provisions of this Clause 20 (Project Accounts).
(d)Each Obligor shall:
(i)to the extent that such Security has not been effected under the terms of an existing Transaction Security Document, enter into a Transaction Security Document (in form and substance satisfactory to the Security Agent) for the purposes of creating Security over each of the Project Accounts maintained by it (and the sums standing to the credit of such Project Accounts) in favour of the Security Agent;
(i)deliver to the Security Agent, or procure the delivery to the Security Agent of, any legal opinion or other document (“relevant document”) that the Security Agent may reasonably require in connection with the entry into of such Transaction Security Document; and

(ii)without prejudice to Clause 24.29 (Transaction Security Documents and Further Assurance), promptly obtain all such Authorisations as may be necessary in order for such Security to be granted.
(e)Each such Transaction Security Document must be entered into, each such Authorisation must be obtained and each relevant document must be delivered on the date on which such Project Account is opened.
(f)Each Obligor that opens, or is required to open, any Onshore Proceeds Account shall ensure that:
(i)it accedes to an Onshore Account Bank Agreement or otherwise enters into an agreement with the relevant bank holding such Project Account, the Security Agent and the Agent in form and substance substantially similar to the Onshore Account Bank Agreement with respect to such Onshore Proceeds Account; and
(ii)it provides such other documents to the Security Agent and the relevant Account Bank as the Security Agent may reasonably require in connection with such accession or its entry into such agreement.

21.Representations
21.1General
Each Obligor makes the representations and warranties set out in this Clause 21.1 to each Finance Party. The representations and warranties are made at the times stated in Clause 21.41 (Times When Representations Made).
21.2Status
(a)It is a company with limited liability, duly incorporated and validly existing (and in respect of the Parent, in good standing) under the laws of its Original Jurisdiction.
(b)It has the power to own its assets and to carry on its business as it is being conducted.
21.3Binding Obligations
Subject to the Legal Reservations:
(a)the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and
(b)(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.
21.4Non-Conflict with Other Obligations
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:
(a)any law or regulation applicable to it;
(b)the constitutional documents of any Obligor; or

(c)any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument, and in the case of any Material Project Documents, which conflict would, or would reasonably be likely to, have a Material Adverse Effect.
21.5Power and Authority
(a)It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.
(b)No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.
21.6Validity and Admissibility in Evidence
(a)Subject to the Legal Reservations, all Authorisations required or desirable:
(i)to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;
(ii)to ensure the legality, validity and enforceability of the Transaction Documents; and
(iii)to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect and save to the extent that in respect of any Material Project Document, the failure to obtain or effect those Authorisations would not have or be likely to have to have a Material Adverse Effect.
(b)All material Authorisations that are required in connection with the use, possession, ownership, exploration, development, construction, operation, and/or exploitation of each Borrowing Base Asset as contemplated by the Finance Documents, the Material Project Documents and the then-current Banking Case (in each case) have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect by the date on which they are required.
(c)No steps have been taken which are likely to lead to the revocation, termination or suspension of any Authorisation referred to in Clause 21.6(b) which has been granted; or any variation of any such Authorisation.
(d)All Authorisations necessary for the conduct of the business of an Obligor have been obtained or effected and are in full force and effect except if failure to obtain or effect those Authorisations would not have or be reasonably likely to have a Material Adverse Effect.
21.7Governing Law and Enforcement
Subject to the Legal Reservations:
(a)the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions;

(b)any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions; and
(c)any arbitral award obtained in relation to a Finance Document in the seat of that arbitral tribunal as specified in that Finance Document will be recognised and enforced in its Relevant Jurisdictions.
21.8Insolvency
(a)No:
(i)corporate action, legal proceeding or other procedure or step described in Clause 26.8 (Insolvency Proceedings); or
(ii)creditors’ process described in Clause 26.9 (Creditors’ Process), has been taken or, to the knowledge of any Obligor, threatened in relation to any Obligor or Security Grantor; and none of the circumstances described in Clause 26.7 (Insolvency) applies to any Obligor or Security Grantor.
21.9No Filing or Stamp Taxes
Under the laws of its Relevant Jurisdiction, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:
(a)any registration, notarisation, filing, recording, translation or enrolling or any tax or fee payable:
(i)in relation to a Finance Document to which VAALCO Gabon is a party or which is governed by Gabonese law, to the tax administration in Gabon in relation to the admissibility of such Finance Document in front of any official and/or the Gabon courts; and
(ii)in relation to any Finance Document which is referred to in any legal opinion delivered pursuant to this Agreement and in that Transaction Security Document, and which will be made or paid promptly after the date of the relevant Finance Document.
21.10Deduction of Tax
Save for Gabon and without prejudice to the provisions of Clause 14 (Tax Gross up and Indemnities), it is not required to make any Tax Deduction (as defined in Clause 14.1 (Definitions)) from any payment it may make under any Finance Document; provided that with respect to any Tax imposed by the United States on a Loan to any US Borrower, this Clause 21.10 shall not apply unless the Finance Party complies with the requirements of Clause 14.9 (U.S. Withholding Tax Forms).
21.11No Default
(a)No Event of Default and, on the date of this Agreement, no Default is continuing or is reasonably likely to result from the making of a Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.
21.12Pensions
(a)The payment of any material amount in respect of pension liabilities of any member of the Parent Obligor Group is not overdue.
(b)No material claims or investigations are being, or are reasonably likely to be, made or conducted against any member of the Parent Obligor Group with respect to pensions liabilities.
21.13No Misleading Information
(a)So far as it is aware having made due and careful enquiry, any factual information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.
(b)Any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.
(c)The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.
(d)So far as it is aware having made due and careful enquiry, no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect as at the date of the relevant information.
(e)The estimates, forecasts and financial projections contained in each monthly report referred to in Clause 22.6 (Monthly Reports) and in each quarterly report referred to in Clause 22.7 (Quarterly Reports and Presentation) most recently delivered to the Agent have been prepared with due care and attention on the basis of recent historical information and assumptions which it considers to be reasonable.
(f)The factual information contained in each monthly report referred to in Clause 22.6 (Monthly Reports) and in each quarterly report referred to in Clause 22.7 (Quarterly Reports and Presentation) most recently delivered to the Agent was in all material respects accurate, and not misleading, as at the date such quarterly report or information (as the case may be) was prepared or as at the date the information was expressed to be given.
(g)Each expression of opinion or intention on behalf of the Obligors in each monthly report referred to in Clause 22.6 (Monthly Reports) and in each quarterly report referred to in Clause 22.7 (Quarterly Reports and Presentation) most recently delivered to the Agent has been made in good faith, with due care and after careful consideration and enquiry and on the basis of assumptions it considers to be reasonable as at the date it was prepared.
(h)All other written information provided by any Obligor (including its advisers) to a Finance Party or the provider of any Report:
(i)has been prepared with due care and was true, complete and accurate in all material respects as at the date it was provided and does not contain any material misleading statements or material omissions;
(ii)contains estimates and opinions that are bona fide and reasonably arrived at;
(iii)in relation to any calculation contained in such written information:
(A)the arithmetic of each such calculation is accurate in all material respects; and
(B)the assumptions upon which each calculation is based are reasonable.
The representations and warranties made with respect to the Reports are made by each Obligor in this Clause 21.13 only so far as it is aware after making due and careful enquiries.
21.14Financial Statements
(a)The most recent financial statements delivered pursuant to Clause 22.1 (Financial Statements):
(i)have been prepared in accordance with the Accounting Principles; and
(ii)give a true and fair view of (if audited) or fairly represent (if unaudited) the financial condition (or, if consolidated, consolidated financial condition) of the relevant person(s) as at the end of, and the results of operations (or consolidated results of operations, if consolidated) of the relevant person(s) for, the period to which they relate.
(b)Since the date of the most recent financial statements delivered pursuant to Clause 22.1 (Financial Statements) there has been no material adverse change in the assets, business or financial condition of any member of the Parent Obligor Group.
21.15Banking Case Assumptions and Preparation
(a)The then-current Banking Case:
(i)is based on assumptions it considers to be reasonable at the time it is prepared;
(ii)is consistent with the provisions of the Transaction Documents in all material respects;
(iii)(to the extent prepared by an Obligor) has been prepared in good faith and with due care; and
(iv)fairly represents the Obligors’ expectations as at the date that Banking Case was produced and adopted,

except, in the case of sub-paragraphs (i) and (iv), to the extent that the relevant Assumption has been imposed by the Technical Bank, the Modelling Bank or the Majority Lenders pursuant to the terms of this Agreement.
(b)All information provided by, or on behalf of, the Obligors for the purposes of preparing the then-current Banking Case:
(i)in the case of any factual information, was true in all material respects as at the date it was provided;
(ii)did not, when provided, omit any further information which, if disclosed, would make such information untrue or misleading in any material respect; and
(iii)has been prepared and provided in good faith and with due care on the basis of recent historical information and assumptions which it considers to be reasonable as at the date such information was supplied.
(c)To the best of its knowledge and belief, (i) the Computer Model is consistent with the provisions of the Transaction Documents in all material respects and (ii) does not contain any error which would render any information produced using it misleading in any material respect.
21.16VAALCO Energy Group Liquidity Forecast
Each VAALCO Energy Group Liquidity Forecast:
(a)is based on management assumptions the Obligors consider to be reasonable as at the time it is prepared;
(b)has been prepared in good faith and with due care;
(c)fairly represents the Obligors’ expectations as at the date the relevant VAALCO Energy Group Liquidity Forecast was produced; and
(d)did not, when delivered to the Agent, omit any information which, if disclosed, would make the information included in the relevant VAALCO Energy Group Liquidity Forecast untrue or misleading in any material respect.
21.17No Proceedings Pending or Threatened
(a)No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency (including in relation to Taxes), which if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it.
(b)No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction (other than any Sanction) of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect (to the best of its knowledge and belief (having made due and careful enquiry)) has been made against it.
21.18No Breach of Laws
Each Obligor is in compliance with all laws applicable to it in all material respects and, on and from the date of this Agreement, the Borrowing Base Assets in all material respects.

21.19Development Consents
All Development Consents in respect of the Borrowing Base Assets have been received and no other Development Consents which have not been obtained and disclosed to the Agent in writing are currently required from any person for the performance by the Obligors of any of their obligations under this Agreement or under any of the Field Agreements save where the failure to obtain the same would not have or be reasonably likely to have a Material Adverse Effect.
21.20Insurance for the Initial Borrowing Base Assets
The Obligors have insured, or the Parent has procured that insurance has been obtained within a group insurance policy or by each Operator of the Initial Borrowing Base Assets for, all its properties, assets and activities and in respect of all liabilities arising out of the operation or development of such properties and assets in accordance with Good Industry Field Practice in the relevant jurisdiction and such insurance remains in full force and effect, all premiums due and payable in respect of such insurance have been paid and (to the best of its knowledge and belief having made due and careful enquiry) no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer under such insurance to avoid its liability or otherwise reduce its liability.
21.21Environmental and Social Matters
(a)To the best of its knowledge and belief having made due and careful enquiry, on the date of this Agreement each member of the VAALCO Energy Group has obtained all requisite material Environmental and Social Permits (or, where a member of the VAALCO Energy Group is not the operator of a Field, has used reasonable endeavours to procure that the operator has obtained all requisite material Environmental and Social Permits) and has not received notice of any material breach of, and to the best of its knowledge (having made all due and diligent enquiry) is in compliance in all material respects with (or, where a member of the VAALCO Energy Group is not the operator of a Field, has used reasonable endeavours to procure that the relevant operator is in compliance in all material respects with) the terms and conditions of such Environmental and Social Permits and all other applicable material Environmental Law, where for this purpose “material” means such Environmental and Social Permits or applicable Environmental Law which, if not obtained or not complied with would reasonably likely be material and adverse to the interests of the Lenders.
(b)To the best of its knowledge and belief having made due and careful enquiry, no material Dangerous Substance has been used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted at, on, from or under any infrastructure (whether or not owned, leased, occupied or controlled by it and including any off-site waste management or disposal location utilised by a member of the VAALCO Energy Group) other than in accordance with applicable material Environmental Law.
(c)To the best of its knowledge and belief having made due and careful enquiry, there is no material Environmental Contamination on any Hydrocarbon Asset in which any member of the VAALCO Energy Group has an interest, other than as disclosed to the Original Lenders with reference to this Clause prior to the date of this Agreement.
(d)There are no material Environmental and Social Claims outstanding or pending or threatened, against any member of the VAALCO Energy Group or connected with any Hydrocarbon Asset in which any member of the VAALCO Energy Group has any interest, other than as disclosed to the Original Lenders with reference prior to the date of this Agreement.
(e)It is in compliance in all material respects with the Environmental and Social Action Plan then under implementation.
(f)It is in compliance with the Environmental and Social Requirements and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance.
21.22Taxation
(a)Each member of the Parent Obligor Group:
(i)has complied in all material respects with all material Tax and social security laws and regulations to which it may be subject where for this purpose “material” means such Tax and social security law and regulation which, if not complied with would reasonably likely be material and adverse to the interests of the Lenders;
(ii)has filed or caused to be filed, within the time and in the manner prescribed by law, Tax and social security returns and reports which are required to be filed by it and such returns and reports accurately reflect its liabilities for Taxes and/or social security contributions for the periods covered thereby;
(iii)has duly and timely paid all material Taxes and social security contributions required to be paid by it unless:
(A)such Taxes and/or social security contributions are contested in good faith and with appropriate means pursuant to applicable law;
(B)adequate reserves in connection thereof are set up and maintained in accordance with the Accounting Principles; and
(iv)has duly, punctually and timely levied and paid as prescribed by law all material withholding Taxes and social security withholdings.
(b)It is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax of $150,000 (or its equivalent in any other currency) or more.
(c)Save as disclosed in writing to the Agent, no claims or investigations are being, or are to the best of its knowledge and belief, reasonably likely to be, made or conducted against any member of the Parent Obligor Group with respect to Taxes.
(d)Each Obligor is resident for Tax purposes only in its Original Jurisdiction.
(e)No member of the Parent Obligor Group has entered into any tax sharing or tax loss transactions with any other party who is not in the Parent Obligor Group.
(f)No transaction contemplated by the Transaction Documents nor any transaction to be carried out in connection with any transaction contemplated by the Transaction Documents meets any hallmark set out in Annex IV of DAC 6.

21.23Anti-Corruption Law
(a)Each member of the VAALCO Energy Group has conducted its businesses in compliance with applicable anti-corruption (including anti-money laundering and anti-bribery) laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws by itself, its officers, directors, employees or agents.
(b)No member of the VAALCO Energy Group nor, to the best of its knowledge, any of its corporate bodies, directors, employees, or agents, or any of its Affiliates, their corporate bodies, officers, employees, or agents has (have) (i) been engaged in an activity or has (have) violated any anti-corruption laws applicable in any of the jurisdictions in which each member of the VAALCO Energy Group and its Affiliates are operating, (ii) used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund, and/or (iii) made any false or fictitious entries in any books or records of any member of the VAALCO Energy Group relating to any prohibited payment with respect to the transactions contemplated by this Agreement.
(c)Each member of the VAALCO Energy Group has taken and shall take at any time all measures it deems appropriate to prevent the risk of corruption, influence peddling, and, more generally, in order to prevent offences against probity by itself, its corporate bodies, officers, employees or agents as well as its Affiliates their corporate bodies, officers, employees or agents.
(d)To the best of each Obligor’s knowledge and belief, no actions or investigations by any governmental or regulatory agency are ongoing or threatened against any member of the VAALCO Energy Group or any of their directors, officers, employees, Affiliates or agents, in relation to a breach of any anti-corruption laws applicable to it.
21.24Security and Financial Indebtedness
(a)No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Parent Obligor Group other than as permitted by this Agreement.
(b)No member of the Parent Obligor Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.
21.25Ranking
(a)Without limiting paragraph (b) below, its payment obligations under the Finance Documents rank at least pari passu with all other claims present or future of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
(b)Subject to (i) the making of the appropriate registrations contemplated by the relevant Transaction Security Document, (ii) the registration of the release agreement relating to the Existing Gabonese Security with the applicable commercial court registry in Gabon and
(iii) the Legal Reservations, each Transaction Security Document creates (or, once entered into, will create) in favour of the relevant Security Agent, for the benefit of the Secured Parties, the Security which it is expressed to create, fully perfected (if required according to its terms) and with the ranking and priority it is expressed to have.

21.26Good Title to Assets
It has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted save where the failure to have an Authorisation would have or is reasonably likely to have a Material Adverse Effect.
21.27Material Project Documents
(a)Each Material Project Document:
(i)constitutes the legal, valid, binding and enforceable obligations of each Obligor party to it; and
(ii)is in full force and effect, except to the extent that such circumstances would not, and would not reasonably be expected to, have a Material Adverse Effect.
(b)All terms of each Material Project Document have been complied with by the relevant Obligor and (to the best of its knowledge and belief having made due and careful enquiry) the other parties thereto, no notice of any intention to revoke or terminate any Material Project Document has been received by any Obligor, and neither it nor (to the best of its knowledge and belief having made due and careful enquiry) any other party thereto has repudiated or disclaimed any liability or obligation thereunder or formally given notice that it does not consider itself bound by or does not intend to comply with any provision thereof, except to the extent that such circumstances would not, and would not reasonably be expected to, have a Material Adverse Effect.
(c)No steps have been taken which are likely to lead to the revocation, termination or suspension of any Authorisation referred to in Clause 21.6 (Validity and Admissibility in Evidence) or Clause 24.8(c) (Field Operations) which has been granted or any variation of any such Authorisation.
(d)An Obligor owns or will at the requisite time own, or has sufficient access to and the right to use, all assets necessary for the use, possession, ownership, exploration, development, construction, operation and/or exploitation of the Borrowing Base Assets as contemplated by the Material Project Documents and the then-current Banking Case.
(e)No Obligor is under any obligation (other than under this Agreement) to create any Security over all or any part of a Borrowing Base Asset save for any Permitted Security.
21.28Title to Field Interests
In relation to the Borrowing Base Assets in which an Obligor has an interest, under and by virtue of the Field Licences and Field Agreements and subject to the provisions thereof, that Obligor owns legally and beneficially the Field Interests referred to in such Field Licences and Field Agreements.
21.29Shares
(a)The shares or other equity interests of any member of the VAALCO Energy Group which are subject to the Transaction Security are validly issued, fully paid and, with respect to any corporation, nonassessable, and save for any pre-emption rights or similar rights arising under any Material Project Document, not subject to any option to purchase or similar rights.

(b)The constitutional documents of the members of the VAALCO Energy Group whose shares or other equity interests are subject to the Transaction Security do not restrict or inhibit any transfer of those shares or other equity interests on creation or enforcement of the Transaction Security save in each case, for any pre-emption rights or similar rights arising under any Material Project Document.
(c)Save for any pre-emption rights or similar rights arising under any Material Project Document, there are no agreements in force which provide for the issue or allotment of or grant any person the right to call for the issue or allotment of, any share or loan capital of any Obligor (including any option or right of pre-emption or conversion).
21.30Intellectual Property
It:
(a)or another Obligor is the sole legal and beneficial owner of or has licensed to it by a person who is not a member of the VAALCO Energy Group on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Banking Case;
(b)does not in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and
(c)has taken all formal or procedural actions (including payment of fees) required to maintain any Intellectual Property owned by it, save to the extent a failure to do so is not reasonably likely to have a Material Adverse Effect.
21.31VAALCO Energy Group Structure Chart
[*****]
21.32Accounting Reference Date
The financial year end of each Original Obligor is 31 December.

21.33No Adverse Consequences
(a)It is not necessary under the laws of its Relevant Jurisdictions:
(i)in order to enable any Finance Party to enforce its rights under any Finance Document; or
(ii)by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document;
that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.
(b)No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.
21.34Sanctions
(a)No member of the VAALCO Energy Group nor any member of the VAALCO Energy Group’s directors or officers nor, to the best of any member of the VAALCO Energy Group’s knowledge, any of their respective employees or Affiliates:
(i)is (or is directly or indirectly owned or controlled by a person that is) a Sanctioned Person;
(ii)acts directly or indirectly on behalf of, or to benefit, a Sanctioned Person; and
(iii)has received notice of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.
(b)No member of the VAALCO Energy Group is incorporated, located, operating or resident in a Sanctioned Country.
(c)Each member of the VAALCO Energy Group is in compliance with all applicable Sanctions and is not to the best of that member of the VAALCO Energy Group’s knowledge after having made careful enquiries engaged in any activities that would result in or would reasonably be expected to result in a member of the VAALCO Energy Group being designated as a Sanctioned Person.
21.35Security
(a)Each member of the VAALCO Energy Group or any other Security Grantor that has entered into a Transaction Security Document is the legal and beneficial owner of the assets over which Security is purported to be given under such Transaction Security Document and subject to any qualifications as to matters of law set out in any legal opinions delivered in relation to such Transaction Security Document or any required perfection or registration thereof and the registration of the release agreement relating to the Existing Gabonese Security with the applicable commercial court registry in Gabon (insofar as it relates to the ranking or priority of Security in Gabon), such Transaction Security Document:
(i)creates (or, once entered into, will create) the Security of the type it purports to create over the assets over which such Security is purported to be given and such Security is first-ranking; and

(ii)is:
(A)valid and enforceable against that member of the VAALCO Energy Group or Security Grantor and creditors; and
(B)not capable of being avoided or set aside whether in that member of the VAALCO Energy Group’s or Security Grantor’s winding-up, administration, dissolution or otherwise.
(b)No Security (or agreement to create the same) exists over any of its assets over which Security has been, or is purported to be, constituted under any Transaction Security Document, in each case, save for any Permitted Security.
21.36Reports
To the best of the knowledge, information and belief of each Obligor, all factual information relating to the Initial Borrowing Base Assets contained in the Reports was accurate in all material respects at the date of the relevant Report or (if different) at the date ascribed thereto in such Report.
21.37No Immunity
In any proceedings taken in its jurisdiction of incorporation in relation to the Finance Documents to which it is a party, it will not be entitled to claim for itself or any of its assets immunity from suit, execution or other legal process.
21.38Private and Commercial Acts
Its execution of the Finance Documents to which it is a party constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes.
21.39ERISA Compliance
Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Pension Plan and, to each US Obligor’s knowledge, each Multiemployer Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) no ERISA Event has occurred, and no US Obligor nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event.
21.40Investment Company Act
No Obligor is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
21.41Times When Representations Made
(a)All the representations and warranties in this Clause 21 (Representations) are made by the Original Obligors on the date of this Agreement (other than the representation and warranty set out in Clause 21.21(e) (Environmental and Social Matters) and the representations and warranties set out in paragraphs 21.13(a)(a) to (d) of Clause 21.13 (No Misleading information) which are deemed to be made by each Obligor with respect to the Information Package, on the date of this Agreement and on any later date on which the Information Package (or part of it) is released to the Mandated Lead Arrangers for distribution in connection with syndication).

(b)Each Obligor makes the representation and warranty set out in Clause 21.9 (No Filing or Stamp Taxes) to each Finance Party on each date on which a Finance Document is entered into with respect to that Finance Document.
(c)Each Obligor makes the representation and warranty set out in paragraphs (e), (f) and (g) of Clause 21.13 (No Misleading Information) to each Finance Party on each date on which each monthly report, each quarterly report or information referred to therein is delivered to the Agent with respect to that monthly report, quarterly report or information.
(d)The representations and warranties in Clause 21.15 (Banking Case Assumptions and Preparation) are deemed to be made on the date each Banking Case is adopted.
(e)Each Obligor makes the representations and warranties set out in Clause 23.1 (VAALCO Energy Group Liquidity Forecast) on the date on which each VAALCO Energy Group Liquidity Forecast is delivered to the Agent with respect to that VAALCO Energy Group Liquidity Forecast.
(f)The representations and warranties in Clause 21.35 (Security) are deemed to be made on each date on which a Transaction Security Document is entered into with respect to that Transaction Security Document.
(g)The Repeating Representations are deemed to be made by each Obligor on:
(i)the date of each Utilisation Request;
(ii)each Utilisation Date;
(iii)the first day of each Interest Period;
(iv)the date of each Increase Notice; and
(v)each Increase Date.
(h)The Repeating Representations are deemed to be made by the Acceding Obligor on the day on which it becomes (or it is proposed that it becomes) an Obligor.
(i)Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
(j)The representation and warranty set out in Clause 21.21(e) (Environmental and Social Matters) is deemed to be made on and from the first Utilisation Date.

22.Information Undertakings
Save as otherwise specified in this Clause 22 (Information Undertakings), the undertakings in this Clause 22 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
22.1Financial Statements
(a)The Obligors’ Agent will furnish to the Agent (in sufficient copies for all the Lenders if the Agent so requires) in form and substance satisfactory to the Agent (acting reasonably):

(i)as soon as practicable (and in any event within 120 days after the end of the Financial Year) in respect of the Parent, the Annual Financial Statements for that Financial Year of the VAALCO Energy Group;
(ii)as soon as practicable (and in any event within 120 days after the end of the Financial Year) in respect of VAALCO Egypt, the unaudited annual financial statements for that Financial Year of VAALCO Egypt;
(iii)as soon as practicable (and in any event within 270 days after the end of the Financial Year) in respect of each Relevant VAALCO Entity, the Annual Financial Statements of that Relevant VAALCO Entity for that Financial Year; and
(iv)as soon as practicable (and in any event within 90 days after the end of the relevant Financial Quarter), the Quarterly Financial Statements of the VAALCO Energy Group.
(b)Each set of financial statements supplied under this Clause 22.1 (Financial Statements) must include income statements, cash flows and balance sheets.
22.2Requirements as to Financial Statements
(a)Each set of Financial Statements delivered pursuant to Clause 22.1 (Financial Statements) shall be certified by an Authorised Signatory of the relevant Obligor or the Parent (as applicable) as giving a true and fair view (in the case of audited Financial Statements) or fairly representing (in the case of unaudited Financial Statements) its financial condition and results of operations as at the date as at which those financial statements were drawn up and for the relevant period.
(b)Each Guarantor shall procure that each set of Financial Statements delivered pursuant to Clause 22.1(a) (Financial Statements):
(i)is prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of Financial Statements, it notifies the Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and (if so requested by the Agent) its auditors promptly after such events deliver to the Agent:
(A)a description of any change necessary for those Financial Statements to reflect Accounting Principles or accounting practices and reference periods upon which the Original Financial Statements were prepared; and
(B)sufficient information, in form and substance as may be reasonably required by the Agent, and to determine whether Clause 23 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.
(c)Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

22.3Compliance Certificate
(a)The Parent shall supply a Compliance Certificate to the Agent with each set of Financial Statements delivered pursuant to Clause 22.1 (Financial Statements) and as at each Redetermination Date.
(b)The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to its compliance with Clause 23 (Financial Covenants).
(c)Each Compliance Certificate shall be signed by two Authorised Signatories of the Obligors’ Agent.
22.4Field Information
Each Obligor undertakes that it will:
(a)Changes to Material Project Documents: promptly upon becoming aware of the same give notice in writing to the Agent and the Technical Bank of (i) any proposed modification to, and of any proposed surrender, abandonment, revocation or termination in respect of any Material Project Document and supply the Agent and the Technical Bank promptly after it is made with a copy of any modification to any such document unless such modification, surrender, abandonment, revocation or termination is immaterial to the interests of the Lenders and of (ii) any new Material Project Document;
(b)Production interruptions: notify the Agent and the Technical Bank of any material unplanned suspension or interruption in relation to a Borrowing Base Asset where the impact of the same has not been taken into account in the then current Banking Case and which has exceeded or could reasonably be expected to exceed 20 continuous days in the production of any Field Hydrocarbons promptly after becoming aware of the same where for this purpose, “material unplanned suspension” means that such suspension or interruption is in relation to a Borrowing Base Asset which represents at least 5 per cent. of the then applicable Borrowing Base Amount;
(c)Material deviations from Assumptions: promptly upon becoming aware of the same, give to the Agent full details of any event or information (other than general information relating to fluctuations in the price of Hydrocarbons) which is reasonably likely to have a material and adverse effect on any material Assumption in the then current Banking Case;
(d)Inspection of Borrowing Base Assets and related Infrastructure: upon reasonable notice being given by the Technical Bank and, where practicable, take all reasonable steps with a view to procuring that any one or more representatives of the Technical Bank be allowed to have access during normal business hours to any Borrowing Base Assets and related Infrastructure specified in such notice and to inspect or observe all or any facilities or operations, in each case, no more than once in any calendar year unless an Event of Default is continuing;
(e)Operations: provide to the Technical Bank in connection with the preparation of each new Banking Case in accordance with Clause 6 (Banking Cases), all material information in relation to the operation and development of the Borrowing Base Assets including any information of a material nature which relates to:
(i)the estimated quantities of 1P Reserves and 2P Reserves attributable to the Field;
(ii)the production profile of each Borrowing Base Asset; or

(iii)the amount of operating costs, Abandonment Costs or Development Costs with respect to each Borrowing Base Asset; and
(f)Copies of Material Project Documents: deliver to the Technical Bank promptly upon receipt of the same, copies of any Material Project Documents as the Technical Bank may at any time reasonably request and, in relation to any confidentiality restrictions, take reasonable steps to obtain consent to disclose the Material Project Documents from the relevant counterparty.
(g)Production and sales data:
On and from the date of this Agreement, the Obligors’ Agent will provide to the Technical Bank:
(i)within 20 Business Days after the end of each calendar month; and
(ii)promptly upon the request of the Technical Bank,
reasonable details of production from each Borrowing Base Asset and the aggregate amount of sales of Hydrocarbons from each Borrowing Base Asset, in respect of:
(A)the immediately preceding month (in respect of which information is provided pursuant to paragraph (i) above); and
(B)in respect of any period of time as requested by the Technical Bank (in respect of which information is provided pursuant to paragraph (ii) above).
22.5Reserves Reports and Borrower Updates
(a)The Obligors’ Agent shall procure that a Reserves Report is commissioned, at the Obligors’ expense, and prepared:
(i)on an annual basis for the purposes of each Banking Case to be adopted in accordance with Clause 6 (Banking Cases);
(ii)if the Majority Lenders so request in connection with the preparation and adoption of any new Banking Case pursuant to Clause 6 (Banking Cases) where the Majority Lenders (acting reasonably) are of the opinion that if a new Reserves Report were to be prepared, it is likely to include data, analyses or other information which is materially different from that contained in the latest Reserves Report delivered under this Agreement in one or more material respects; and
(iii)if the Obligors’ Agent makes a request for a Hydrocarbon Asset to be designated a Borrowing Base Asset, provided that any Reserves Report commissioned pursuant to paragraph (iii) above need only include data and/or information relating to the relevant Hydrocarbon Asset that is intended to be designated a Borrowing Base Asset.
(b)The Obligors’ Agent shall ensure that each Reserves Report which is commissioned and prepared:
(i)pursuant to Clause 22.5(a)(i), is delivered to the Technical Bank and the Modelling Bank on or before the date falling 90 days after the 31 December as of which that Reserves Report is to be prepared (except for the Initial Reserves Report) with a final draft of each Reserves Report to be sent to the Technical Bank and Modelling Bank as soon as possible prior to that date; and
(ii)pursuant to Clause 22.5(a)(ii), is delivered to the Technical Bank and the Modelling Bank within 60 days of the relevant request being made by the Technical Bank or the Majority Lenders; and
(iii)pursuant to Clause 22.5(a)(iii), is delivered to the Technical Bank and the Modelling Bank within 40 days of the relevant request being made by an Obligor for the relevant Hydrocarbon Asset to be designated a Borrowing Base Asset and, in any event, by the date by which the relevant Parties are required under Clause 6.4(a) (Preparatory Steps) to submit their proposals for the Assumptions to be used in the relevant Banking Case that is proposed to be adopted in connection with the proposed designation of such Hydrocarbon Asset as a Borrowing Base Asset.
(c)The Obligors’ Agent shall ensure that each Reserves Report that is prepared pursuant to this Clause 22.5 (Reserves Reports and Borrower Updates) is addressed in a manner which ensures that the Independent Engineering Consultant owes a duty of care to the Finance Parties.
(d)The Obligors’ Agent shall deliver, or procure the delivery of, the Borrower Update to the Technical Bank by no later than 40 Business Days prior to each Scheduled Redetermination Date unless a Reserves Report will be delivered on that Scheduled Redetermination Date.
22.6Monthly Reports
On and from the date of this Agreement, the Obligors’ Agent will provide to the Technical Bank, within 20 Business Days of the end of each calendar month a report (in form and substance satisfactory to the Technical Bank and the Modelling Bank) which includes:
(a)
(i)the then-current production report delivered in accordance with Clause 22.4(g); and
(ii)the monthly greenhouse gas emissions from each Borrowing Base Asset;
(b)    during the Baobab FPSO Renovation Period, a Baobab FPSO Renovation Update Report.
22.7Quarterly Reports and Presentation
(a)On and from the date of this Agreement, the Obligors’ Agent will provide to the Agent, within 15 Business Days of every Quarter Date:
(i)any relevant updates in respect of foreign exchange in respect of any Applicable Jurisdiction;
(ii)any changes to any other tax related or other liabilities related to the Borrowing Base Assets or the Obligors;
(iii)a summary of positions under all Hedging Agreements to which an Obligor is a party as at the last Business Day of the quarter period in respect of which the information is being provided;

(iv)any lifting of Hydrocarbons in relation to the Initial Egyptian Borrowing Base Assets which shall include a breakdown between: (A) liftings in relation to EGPC, with the applicable EGPC Statements; and (B) liftings in relation to all other third party offtakers, in each case, in respect of the calendar quarter ending on such Quarter Date; and
(v)a list of all the Project Accounts of each Obligor and any Permitted Parent Account showing the balance of such accounts and supplying the account statements of each such accounts for that period, provided that when a Default is continuing, such information shall be provided to the Agent promptly upon its request.
(b)Once every calendar quarter during the period from (and excluding) the First Test Date to the Baobab FPSO Renovation Completion Date, the Obligors’ Agent shall hold for the Lenders a presentation (which may be by video or audio conference or other electronic format) from the Obligors’ Agent’s management in relation to the information provided pursuant to this Clause 22.7 as well as a general update on the performance of the Borrowing Base Assets (including in respect of production, the Baobab FPSO, drilling, liftings and sales) and provide to the Lenders any information within the Obligors’ possession or control which is reasonably required by the Agent (acting on the instructions of the Majority Lenders) for the purposes of this presentation.
22.8Agreed Insurances
(a)On and from the date on which any Agreed Insurance is required to be in place pursuant to Clause 24.11 (Agreed Insurances), the Obligor’s Agent or any other relevant Insuring Obligor shall provide to the Agent:
(i)promptly upon receipt of a written request from the Agent, a copy of the policy certificate or cover note relating to any Agreed Insurance and the receipt for the payment of any premium;
(ii)within five Business Days of the relevant renewal date, evidence that any Agreed Insurance has been renewed;
(iii)promptly upon becoming aware of the same, details of any incident involving any material damage to any Borrowing Base Assets and related Infrastructure and any proposal for reinstatement; and
(iv)promptly upon becoming aware of the same, details of any event reasonably expected to give rise to any material claim under any Agreed Insurance and details of any material claim made in relation to any insurances relating to a Borrowing Base Asset, and upon the Agent’s request from time to time, the current status of any such material claim.
(b)On the date on which any Agreed Insurance is required to be in place pursuant to Clause
24.11 (Agreed Insurances), and on each anniversary of such date thereafter, the relevant Insuring Obligor or the Obligors’ Agent shall procure that each insurance broker and reinsurance broker (each such broker to be reputable and internationally recognised (or if not internationally recognised, in partnership with an internationally recognised broker)) each issues a broker letter, such letter to be in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders, acting reasonably) in relation to the Borrowing Base Assets in which any of the Obligors have an interest which confirms,

22.9DAC 6

among other things, (i) that the Obligors’ Agent (or any such relevant Insuring Obligor) is in compliance with its obligations under Clause 24.11 (Agreed Insurances) and this Clause
22.8 and (ii) the level and adequacy of the Agreed Insurances that have been effected with respect to the Obligors’ Agent (or any such relevant Insuring Obligor) and the business and activities of the Obligors’ Agent (including those relating to the Borrowing Base Assets in which any of the Obligors has an interest).

The Obligors’ Agent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Transaction Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Transaction Documents contains a hallmark as set out in Annex IV of DAC6; and
(b)(promptly upon the making of such reporting and to the extent permitted by applicable law and regulation) any reporting made to any governmental or taxation authority by or on behalf of any member of the VAALCO Energy Group or by any adviser to such member of the VAALCO Energy Group in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).
22.10Information: Miscellaneous
Each Obligor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)at the same time as dispatched, all documents dispatched by it to its shareholders (or any class of them) or to its creditors generally (or any class of them);
(b)promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending in connection with (i) any member of the Parent Obligor Group, or (ii) a Borrowing Base Asset (or any activity relating thereto) against any Obligor arising following the date of this Agreement, where for this purpose “material” means any claim or dispute the quantities of which exceed
$5,000,000 (or its equivalent in any other currency) and if applicable, details of any material changes to such claims and/or their expected outcomes;
(c)promptly upon becoming aware of them, the details of any material judgment or order of a court, arbitral body or agency which is made against any member of the Parent Obligor Group, where for this purpose “material” means any judgment or order the quantities of which exceed $5,000,000 (or its equivalent in any other currency);
(d)promptly upon receipt of the same, a copy of any claim or challenge to the operatorship of any Borrowing Base Asset and copies of all correspondence relating thereto;
(e)promptly upon receipt of the same a copy of any material external report received with respect to one or more Borrowing Base Assets;

(f)promptly upon receipt (or the making) of the same provide to the Agent, the Technical Bank and the Modelling Bank copies of the minutes of each operating committee and technical committee meeting relating to each Borrowing Base Asset;
(g)promptly upon becoming aware of the same, supply to the Agent details of any claim, action, suit, proceedings or investigation which are current, threatened or pending with respect to Sanctions or anti-corruption laws made against any member of the VAALCO Energy Group or any director, officer, agent or employee of any such member;
(h)promptly following any relevant change, information related to any changes in any Tax law or regulation in any jurisdiction in which it is subject to taxation which change is relevant to the calculation of the Projected Net Revenues for any Calculation Period;
(i)promptly upon becoming aware of the same, details of any potential or actual claim or any other dispute under any Material Project Document or in respect of a Borrowing Base Asset, in each case, unless immaterial;
(j)promptly upon receipt of the same, a copy of any notice of default (howsoever called) served upon any Obligor under any Material Project Document;
(k)promptly upon becoming aware of the same, details of the occurrence of any default (howsoever called) under any Material Project Document;
(l)promptly upon becoming aware of the same, details of any change to any corporate entities within the VAALCO Energy Group;
(m)at the end of each Financial Half-Year and Financial Year, and at the request of the Technical Bank (acting reasonably), a list of all intercompany loans made between any Obligor and any other member of the VAALCO Energy Group and the amounts then outstanding thereunder;
(n)promptly thereafter, details of the close out (in whole or part) of any hedging transaction under any Hedging Agreement that has been taken into account in the Banking Case;
(o)from the date falling 18 months prior to the expiry date of any Field Licence, details of the steps being taken by the Obligors to renew and/or extend such Field Licence with regular progress updates to be provide on a quarterly basis until such Field Licence has been renewed and/or extended to the satisfaction of the Agent;
(p)promptly thereafter (provided that, with respect to Multiemployer Plans, promptly upon becoming aware of), the occurrence of any Event that, either individually or together with any other ERISA Events, could reasonably be expected to have a Material Adverse Effect;
(q)promptly upon request, such further information relating to any Borrowing Base Asset or regarding the financial condition, business, assets and operations of any member of the Parent Obligor Group and any Security Grantor or the compliance by any Obligor or Security Grantor with any Transaction Document, in each case, as any Finance Party (through the Agent) may reasonably request.
22.11Information: Notification of Default
(a)Each Obligor shall, promptly upon becoming aware of the same, notify the Agent of (i) any Default and the steps, if any, being taken to remedy it and (ii) any other event likely to have a Material Adverse Effect.

(b)Promptly upon a request by the Agent, the Obligors’ Agent shall supply to the Agent a certificate signed by two Authorised Signatories on behalf of the Obligors’ Agent certifying that no Default is continuing (or if a Default is continuing, specifying the relevant Default and the steps, if any, being taken to remedy it).
(c)Each Obligor shall allow any representative of the Agent and/or the Technical Bank, upon reasonable notice following the occurrence of an Event of Default which is continuing to have access to and to inspect any and all books, records and other relevant data or information in the possession of, or available to, such Obligor during regular business hours.
22.12Environmental Matters and ESG
(a)Each Obligor shall, promptly and by no later than five Business Days upon becoming aware of the same, notify the Agent of:
(i)any material non-compliance by (i) an Operator of a Borrowing Base Asset with any Environmental and Social Requirements or (ii) an Obligor or an Operator in respect of the Environmental and Social Action Plan;
(ii)any material Environmental and Social Claim against any member of the VAALCO Energy Group which is current, or to its knowledge, pending or threatened;
(iii)any circumstances reasonably likely to result in a material Environmental and Social Claim against any member of the VAALCO Energy Group; and
(iv)any actual or reasonably suspected Environmental Contamination by it or by an Operator.
(b)The Obligors’ Agent shall no later than 30 September in each calendar year, deliver to the Agent the latest Environmental and Social Action Plan prepared by the Independent E&S Consultant in accordance with Clause 24.10(d) (Environmental and Social).
22.13Quality of Information
Each Obligor shall ensure that with respect to all written information supplied, and any report, certificate or statement to be furnished, by it to any Administrative Finance Party for any purpose of or connected with the Finance Documents to the best of its knowledge and belief:
(a)it has been prepared with due care and does not contain any material misleading statements or material omissions;
(b)all estimates and opinions are bona fide and reasonably arrived at;
(c)the arithmetic of each calculation is accurate in all material respects; and
(d)the assumptions upon which each calculation is based are reasonable.
22.14“Know Your Customer” Checks
(a)If:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)any change in the status of any Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of any Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or
(iii)a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges any Administrative Finance Party or any Lender, Receiver, Delegate (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of any Administrative Finance Party, Receiver, Delegate or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Administrative Finance Party, Receiver, Delegate or any Lender) (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the relevant Administrative Finance Party, Receiver, Delegate or relevant Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(c)The Obligors’ Agent shall, by not less than ten Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that the Acceding Obligor becomes an Obligor pursuant to Clause 28 (Changes to the Obligors).
(d)Following the giving of any notice pursuant to paragraph (c) above, if the accession of the Acceding Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Obligors’ Agent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of the Acceding Obligor to this Agreement as an Obligor.
22.15VAALCO Energy Group Sustainability Report
The Obligors’ Agent shall provide to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) on an annual basis, by no later than 180 days after the end of each Financial Year of the Parent, the VAALCO Energy Group Sustainability Report.

22.16Information: FX Regulations
The Obligors’ Agent shall immediately upon becoming aware and no later than five Business Days after becoming aware, inform the Agent of:
(a)any change to the CEMAC FX Regulation after the date of this Agreement;
(b)any change to the UEMOA FX Regulation after the date of this Agreement; and
(c)the entry into force of a new finance act in Gabon,
in each case, where such change or enactment does or is reasonably expected to prevent, delay or otherwise prejudice (i) the ability of any Obligor to exchange or convert its domestic currency into dollars; (ii) the transfer by or on behalf of any Obligor of dollars to the Finance Parties in satisfaction of its obligations under any of the Finance Documents (or any judgment in relation thereto); or (iii) the ability of any Obligor to freely pay dollars abroad (including free or any reserve requirement or exchange control).

23.Financial Covenants
23.1VAALCO Energy Group Liquidity Forecast
(a)The Obligors’ Agent shall provide to the Agent no earlier than 15 Business Days and no later than 10 Business Days prior to:
(i)each Test Date; and
(ii)at other times if the Parent so elects,
a VAALCO Energy Group Liquidity Forecast for the relevant Forecast Period starting on such date, which shall demonstrate for that relevant Forecast Period in relation to which such VAALCO Energy Group Liquidity Forecast is prepared that Total Corporate Sources equal or exceed Total Corporate Uses.
(b)The Parent shall promptly and by no later than five Business Days inform the Agent if any of the actual Total Corporate Sources and/or Total Corporate Uses of the VAALCO Energy Group materially and adversely differ from the forecasted amounts stated in the most recent VAALCO Energy Group Liquidity Forecast.
23.2DSCR
The Obligors shall ensure that on each Redetermination Date occurring after the Baobab FPSO Renovation Completion Date, the DSCR for the relevant Calculation Period commencing on the day immediately following that Redetermination Date is at least 1.2:1.
23.3Total Net Indebtedness to EBITDAX
The Obligors shall ensure that on the First Test Date and each Test Date occurring thereafter the ratio of Total Net Indebtedness as at such Test Date to EBITDAX for the Relevant Period ending on such Test Date is not greater than 3:1.
23.4Interpretation
Each calculation for the purposes of this Clause 23 shall be made on the following basis:

(a)figures shall be expressed in dollars and, where any currency has to be converted into dollars for this purpose, such conversion shall be made:
(i)in respect of the calculations made in respect of Clause 23.1 (VAALCO Energy Group Liquidity Forecast), at the rate of exchange applied in the most recent Banking Case in respect of any Obligor and/or any Borrowing Base Assets and otherwise at the rate of exchange applied on the date on which the relevant VAALCO Energy Group Liquidity Forecast is delivered to the Agent; and
(ii)in respect of the calculations made in respect of Clause 23.3 (Total Net Indebtedness to EBITDAX) at the rate of exchange applied in the financial statements most recently delivered to the Agent pursuant to Clause 22.1 (Financial Statements);
(b)figures shall be taken from the financial statements of the VAALCO Energy Group most recently delivered to the Agent pursuant to Clauses 22.1(a) (Financial Statements) but shall be adjusted to remove any inconsistencies between the figures contained in those financial statements and the figures that would have been contained in those financial statements if they had been drawn up using the accounting standards, principles, policies and practices applied in the preparation of the Original Financial Statements; and
(c)where an acquisition of a business or asset which materially impacts the calculation of EBITDAX has occurred during a Relevant Period, EBITDAX will be calculated on a pro forma basis as if the acquisition had occurred on the first day of the Relevant Period.

24.General Undertakings – Obligor Group
Save as otherwise specified in this Clause 24, the undertakings and covenants contained in this Clause 24 remain in force from the date of this Agreement so long as any amount is outstanding under the Finance Documents, any Secured Hedging Agreement or any Commitment is in force. Unless a contrary indication appears, all references to an “Obligor” in this Clause 23 shall exclude the Parent.
24.1Authorisations
(a)Subject to the Legal Reservations, each Obligor shall (and the Parent shall ensure that each member of the Obligor Group will) promptly:
(i)obtain, comply with and do all that is necessary to maintain in full force and effect; and
(ii)supply certified copies to the Agent upon request of,
any Authorisation required under any law or regulation of any Relevant Jurisdiction to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of those Finance Documents.
(b)Each Obligor shall (and the Parent shall ensure that each member of the Obligor Group that is a party to a Material Project Document will) promptly:
(i)obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)supply copies to the Agent upon request of,
any Authorisation required under any law or regulation to enable it to perform its obligations under the Material Project Documents to which it is party and to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of those Material Project Documents, if failure to so obtain, comply with or maintain the same has or is reasonably likely to have a Material Adverse Effect.
24.2Compliance with Laws
Each Obligor shall (and the Parent shall ensure that each member of the Obligor Group will) comply in all material respects with all laws to which it is subject.
24.3Negative Pledge
(a)No Obligor shall (and the Parent shall ensure that no member of the Obligor Group will) create or permit to subsist any Security or any Quasi-Security over any Borrowing Base Asset or any of its other assets.
(b)Paragraph (a) above do not apply to any Security or (as the case may be) Quasi-Security, which is Permitted Security.
24.4Disposals
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24.5Acquisitions
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24.6Merger and Maintenance of Corporate Existence
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24.7Change of Business
Each Obligor shall (and the Parent shall ensure that each member of the Obligor Group will) procure that no substantial change is made to the general nature of its business from that carried on by it at the date of this Agreement.
24.8Field Operations
Each Obligor shall (and the Parent shall ensure that each member of the Obligor Group will):
(a)Operation: use reasonable endeavour to ensure that each Material Project Document to which it is a party is adhered to and implemented and that the Borrowing Base Assets are at all times explored, developed, exploited and operated in all material respects in accordance with Good Industry Field Practice, the provisions of the Material Project Documents and applicable laws and regulations except to the extent that, in each case, that any failure to do so would not be reasonably likely to have a Material Adverse Effect.
(b)Performance of Material Project Documents:
(i)perform and comply with its obligations under the Material Project Documents to which it is a party and take all reasonable steps to maintain the same in effect and to enforce its rights thereunder, except to the extent that, in each case, that any failure to do so would not be reasonably likely to have a Material Adverse Effect;
(ii)exercise such votes and other rights as it may have under the Material Project Documents for the purposes of ensuring (so far as it is able) that:
(A)the Borrowing Base Assets are at all times exploited and operated in a reasonable and prudent manner and in accordance with Good Oil Field Practice, all applicable laws (including all Environmental and Social Requirements) and the provisions of the Transaction Documents to which it is a party except in each case, to the extent that any failure to do so would not be reasonably likely to have a Material Adverse Effect;
(B)an Operator does not take any action that would constitute a breach of an Authorisation or a Transaction Document to which it is a party;
(C)an Operator is in compliance with the then-applicable Environmental and Social Action Plan; and
(D)all Environmental Contamination within a Field for which a member of the Obligor Group and/or an Operator are responsible is remedied in accordance with the requirements of any Environmental and Social Requirements applicable to the Field.
(c)Maintain consents: obtain and maintain in full force and effect the Field Licences, the Development Consents and all Authorisations necessary for the performance of its obligations under the Material Project Documents to which it is a party and for the exploration, exploitation and development of the Borrowing Base Assets and the production, transportation and sale of Hydrocarbons therefrom and shall comply with all conditions and obligations to which such Authorisations may be subject, in each case except to the extent that any failure to do so would not be reasonably likely to have a Material Adverse Effect;
(d)Maintenance of Infrastructure:
(i)use reasonable endeavours to procure that the Borrowing Base Assets and all related Infrastructure are diligently operated and maintained for the production of Hydrocarbons in a good and workmanlike manner in accordance with Good Industry Field Practice and the provisions of all Material Project Documents and all applicable laws and regulation save to the extent it would not reasonably likely have a Material Adverse Effect;
(ii)that all Infrastructure is kept in all material respects in good, efficient operating condition and that all repairs, renewals, replacements, additions and improvements thereto as are required shall promptly be made; and
(iii)exercise its rights under the Material Project Documents in a manner that is consistent with the Finance Documents in all material respects and act in a reasonable and prudent manner with regards to enforcement of counterparty obligations under the Material Project Documents.
24.9Field Preservation
Each Obligor shall (and the Parent shall ensure that each member of the Obligor Group will):
(a)Abandonment: not make, or agree to, any proposal for the abandonment of the development or decommissioning of a Borrowing Base Asset or the related Infrastructure or any material part thereof which has not been contemplated by the most recent Banking Case;
(b)Alterations to Material Project Documents: not, without the prior written consent of the Agent, terminate, suspend or limit any of its rights or concur in the termination or accept any repudiation, revocation or termination, suspension or limitation of any of its rights under any Material Project Document or enter into any new Material Project Document or modify any Material Project Document, except, in each case, to the extent that (i) the termination relates to the Mercuria Offtake Agreement for the purpose of replacing the same with an offtake agreement intended to take effect as an Offtake Agreement and to be entered into with Glencore (UK) Limited or any of its Affiliates as a buyer or (ii) such action would not, and would not reasonably be expected to, have a Material Adverse Effect; and
(c)Offtake Agreements:
(i)other than pursuant to a Transaction Security Document, not, without the prior written consent of the Agent, assign the benefit of any contract for the sale of Field Hydrocarbons or the proceeds of sale or disposal thereof;
(ii)ensure that each new Offtake Agreement in relation to any Applicable Jurisdiction contains commercial terms that are, taken as a whole, comparable to offtake agreements generally seen in the market in respect of comparable assets in such Applicable Jurisdiction (except as otherwise agreed with the consent of the Majority Lenders); and

(iii)promptly following entry into any new Offtake Agreement, grant Security over its rights thereunder to each Security Agent for the benefit of the Secured Parties and deliver such documents as each Security Agent may require in connection with any legal opinion that each Security Agent may reasonably require in connection with the entry into such Transaction Security Document in respect of such Offtake Agreement.
24.10Environmental and Social
Each Obligor shall (and the Parent shall ensure that each member of the Obligor Group will) procure that it and each Operator takes all reasonable safeguards to prevent Environmental Contamination and in particular (without prejudice to the foregoing) will:
(a)obtain and maintain in full force and effect and comply in all material respects with the terms and conditions of all Environmental and Social Permits applicable to it and all other applicable Environmental Law;
(b)promptly upon receipt of the same, notify the Agent of any material claim, notice or other communication served on it or any Operator in respect of any alleged breach of or corrective or remedial obligation or liability under any Environmental Law ;
(c)act diligently to remedy or procure the remedy of any breach of any Environmental Law or where any Environmental Contamination occurs in relation to a Borrowing Base Asset; and
(d)on an ongoing basis:
(i)cooperate with and permit the Independent E&S Consultant to conduct a review of its business in relation to Environmental and Social Matters, including on an annual basis to permit the Independent E&S Consultant to update the Environmental and Social Action Plan to the satisfaction of the Majority Lenders (acting reasonably) and which shall include (without limitation) update on greenhouse gas emissions and reduction targets; and
(ii)take all reasonable steps to comply in all material respects with the then current Environmental and Social Action Plan.
24.11Agreed Insurances
(a)In relation to:
(i)each Initial Borrowing Base Asset (other than the Initial Gabonese Borrowing Base Assets), on and from the date of this Agreement;
(ii)each Initial Gabonese Borrowing Base Asset, on and from the Closing Date; and
(iii)each and every other Borrowing Base Asset, on and from the date of designation of that Hydrocarbon Asset as a Borrowing Base Asset, and
(in each case) including all activities associated with each such Borrowing Base Asset, the Obligors’ Agent shall, or shall procure that any other Obligor shall (in each applicable case, the “Insuring Obligor”):
(A)ensure that all Agreed Insurances are taken out and maintained:

(1)in such amounts, against such risks and on such terms consistent with those that would apply to the insurances or reinsurances taken out by a prudent international owner and/or operator (acting in accordance with Good Industry Field Practice) of comparable assets to the Borrowing Base Assets in the region in which those relevant assets are located or activities are taking place, including loss of production insurance; and
(2)against any other risks which the Agent may reasonably require (having regard to, among other things, the availability of the same at commercial rates);
(B)ensure that all Agreed Insurances are taken out and maintained:
(1)with insurers or underwriters that meet the minimum rating criteria or are otherwise acceptable to the Agent (acting reasonably); or
(2)(to the extent that the relevant persons are obliged under any applicable laws or regulation to maintain such Agreed Insurances with local insurers or underwriters) reinsured, to the maximum amount permitted by any applicable law or regulation, with insurers or underwriters that are acceptable to the Agent (acting reasonably); and
(3)on terms consistent with those that would apply to the insurances taken out by prudent owners and/or operators (acting in accordance with Good Industry Field Practice) of assets comparable to a Borrowing Base Asset, where, for these purposes, “minimum rating criteria” means:
(I)at the time the Agreed Insurance is or was entered into, a credit rating of at least BBB+ from Standard & Poor’s Rating Services or Baa1 from Moody’s Investor Services Limited; and
(II)thereafter, a credit rating of not lower than BBB from Standard & Poor’s Rating Services or Baa2 from Moody’s Investor Services Limited, or in each case, an equivalent rating from any other internationally recognised credit rating agency acceptable to the Agent (acting reasonably);
(C)ensure that with respect to any Agreed Insurances that have been reinsured where the primary insurer or underwriter does not meet the minimum rating criteria mentioned in paragraph (B) above, to the extent requested by the Agent (acting reasonably in consultation with the Obligors’ Agent) and to the extent that such clauses or provisions are permitted under any applicable law or regulation, the relevant policies contain such cut-through clauses and/or provisions relating to the assignment of reinsurance proceeds as may be reasonably requested by the Agent;

(D)procure that all moneys received or receivable by the Insuring Obligor under any Agreed Insurances relating to third party liability are applied to the person to whom the liability to which the sum relates was incurred, or to the relevant insured party in reimbursement of moneys expended in satisfaction of such liability;
(E)procure that the Insuring Obligor and the relevant Security Agent (as security trustee for the Finance Parties) are named as co-insured or an additional insured party upon the policy, certificate or cover note relating to each Agreed Insurance and that the relevant Security Agent is named loss payee other than in respect of any third party liability Agreed Insurances;
(F)without prejudice to paragraph (D) above, and save to the extent that the same would result in a material breach of any Material Project Document, ensure that all proceeds of any Agreed Insurances that are attributable to the Obligors’ (or the Parent’s) interests are payable, and paid, to an Obligor (or the Parent) or the Security Agent;
(G)not do, or knowingly permit anything to be done, which may make any Agreed Insurance taken out by the Insuring Obligor void, voidable, unavailable or unenforceable or render any sums which may be paid out under any Agreed Insurances repayable in whole or in part;
(H)promptly pay all premiums, calls and contributions due from it and do all other things necessary to keep all Agreed Insurances maintained by the Insuring Obligor in full force and effect;
(I)promptly following a request by the Agent (acting reasonably), produce to the Agent:
(1)the policy, certificate or cover note relating to any Agreed Insurance;
(2)the receipt for the payment of any premium for any Agreed Insurance; and
(3)such other details of any Agreed Insurances as the Agent may reasonably request;
(J)ensure that every policy relating to each Agreed Insurance contains a non-vitiation clause and any other lender endorsements that the Agent may reasonably request, in each case, in such form as the Agent (acting reasonably) may approve (where, for these purposes, “lender endorsements” means any endorsements or clauses relating to the protection of the relevant Security Agent and/or the Secured Parties with respect to its or their interests in any Agreed Insurances);
(K)if the relevant Security Agent so requires:
(1)enter into a Transaction Security Document (in form and substance satisfactory to the Security Agent) for the purposes of granting Security over the Agreed Insurances and the proceeds thereof in favour of that Security Agent (unless such Security has been granted under an existing Transaction Security Document);
(2)promptly obtain all such Authorisations as may be necessary in order for such Security to be granted; and
(3)deliver to that Security Agent, or procure the delivery to the Security Agent of, any documents that may be required in connection with the provision of any legal opinion that that Security Agent may reasonably require in connection with the entry into of such Transaction Security Document;
(L)ensure that subject to paragraph (b) below no Finance Party shall have any liability for the payment of premiums or any other amount owing in respect of any Agreed Insurances and the Insuring Obligor shall ensure that this is the case notwithstanding the inclusion of the relevant Security Agent as co-insured, additional insured and/or loss-payee upon the policy, certificate or cover note relating to any Agreed Insurances; and
(M)use its reasonable endeavours to obtain, promptly upon request by the Agent, a letter (in form and substance satisfactory to the Agent) from the Insuring Obligor’s insurance brokers confirming that the Agreed Insurances required by this Clause 24.11 are in place.
(b)If any Insuring Obligor fails to pay any costs relating to any Agreed Insurances the Agent may, at its sole discretion, pay any costs due and the Insuring Obligor or the Obligors’ Agent shall immediately on demand reimburse and indemnify the Agent for all such costs and payments made by it.
(c)Each Insuring Obligor shall obtain, promptly upon the renewal or replacement of the Agreed Insurances or otherwise upon request by the Agent or the relevant Security Agent, a letter (in form and substance satisfactory to the Agent or that Security Agent (as the case may be)) from such Insuring Obligor’s insurance broker and reinsurance broker relating to the maintenance of the Agreed Insurances.
24.12Financial Indebtedness
No Obligor shall (and the Parent shall ensure that no member of the Obligor Group will) incur or assume or permit to subsist any Financial Indebtedness from any person except for Permitted Obligor Group Financial Indebtedness or Permitted Guarantees.
24.13Loans and Guarantees
(a)No Obligor shall (and the Parent shall ensure that no member of the Obligor Group will) be a creditor in respect of any Financial Indebtedness or provide any guarantee, indemnity, any other form of credit or any financial accommodation to any person.
(b)Paragraph (a) does not apply to Permitted Obligor Group Loans or Permitted Guarantees.
24.14Taxes and Royalties
Each Obligor shall (and the Parent shall ensure that each member of the Obligor Group will):
(a)comply in all material respects with all Tax and social security laws and regulations;

(b)pay and discharge all Taxes, social security contributions, assessments and governmental charges prior to the date on which the same shall become overdue unless and to the extent that:
(i)such payment shall be contested by any of them in good faith by appropriate means pursuant to applicable law; and
(ii)where required under applicable accounting principles or local law, adequate reserves are being maintained with respect to any such Taxes, assessments or governmental charges (as applicable) and the costs required to contest them;
(c)pay all royalties as the same fall due for payment;
(d)file all tax and social security returns and reports required to be filed by it within the period and in the manner required by law and ensure that such returns and reports accurately reflect its liabilities for Taxes and/or social security contributions for the periods covered thereby;
(e)duly, punctually and timely levy and pay as prescribed by law all material withholding Taxes and social security withholdings;
(f)apply all tax credits, losses, reliefs and allowances taken into account in the Banking Case in the manner at the time and to the extent they were so taken into account;
(g)not change its residence for Tax purposes without the prior written consent of the Agent; and
(h)not enter into any tax sharing or tax loss transactions without the prior written consent of the Agent.
24.15Distributions
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24.16Corporate Action
No Obligor shall (and the Parent shall ensure that no member of the Obligor Group will) make any alteration to its memorandum and articles of association (or equivalent constitutional documents) in a manner that could adversely affect the interests of the Finance Parties.
24.17Accounts
Each Obligor undertakes and agrees that the Project Accounts shall be opened and operated in accordance with the terms of this Agreement and the applicable Onshore Account Bank Agreements.
24.18Pari Passu Ranking
Each Obligor (including the Parent) shall ensure that the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.
24.19Arm’s Length Basis
Other than in respect of a Distribution made in compliance with Clause 24.15 (Distributions) or a shareholder or intercompany loan permitted under this Agreement and subordinated pursuant to the Subordination Deed or an Acceptable Intercreditor Agreement, no Obligor shall (and the Parent shall ensure that no member of the Obligor Group will) enter into any material transaction with any person except on arm’s length terms.
24.20Share Capital
No Obligor and the Parent shall procure that no other member of the VAALCO Energy Group whose shares are subject to a Transaction Security Document shall:
(a)purchase, reduce, cancel, repay, redeem, subdivide, combine, consolidate or reclassify any of its share capital;
(b)issue any shares or other equity interests or grant or allow to subsist any right (including options, warrants or convertible securities) to acquire or be issued any of its shares or other equity interests other than in favour of the person which has entered into the relevant Transaction Security Document;
(c)alter the nature of, or any rights attaching to, any of its shares or other equity interests in a manner which would be adverse to the interests of the Lenders;
(d)acquire, invest in or create any new Subsidiary; or
(e)take any step having an analogous effect to any of the steps described in paragraphs (a) to
(d) above.
24.21Compliance with Sanctions
(a)Each Obligor shall (and the Parent shall ensure that each member of the Obligor Group will):
(i)comply in all respects with all Sanctions;
(ii)not, and shall not permit or authorise any other person to, directly or indirectly, use, lend, make payments of, or otherwise make available, all or any part of the proceeds of the Facility:
(A)for the purpose of financing or making funds available to any Sanctioned Person or in a Sanctioned Country;
(B)in connection with any trade, business or other activities with or for the benefit of any Sanctioned Person or in a Sanctioned Country; or
(C)in any other manner that would result in or would reasonably be expected to result in any member of the VAALCO Energy Group or a Finance Party being in breach of any Sanctions, being subject to any penalties or restrictive measures being imposed pursuant to Sanctions or being designated as a Sanctioned Person; and

(iii)not fund any payment under any Finance Document from proceeds derived, directly or indirectly, from any activity or transaction with a Sanctioned Person or in a Sanctioned Country or in any other manner that would cause any party hereto to be in breach of any Sanctions.
(b)Each Obligor shall (and the Parent shall ensure that each member of the Obligor Group will) ensure that appropriate controls and safeguards, designed to prevent any breach of compliance with paragraph (a), are in place.
(c)No Obligor shall (and the Parent shall ensure that no member of the Obligor Group will) engage in any business involving Sanctioned Persons.
24.22Anti-Corruption Law
(a)No Obligor shall (and the Parent shall ensure that no member of the Obligor Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.
(b)Each Obligor shall (and the Parent shall ensure that each member of the Obligor Group will):
(i)conduct its businesses in compliance with applicable anti-corruption (including anti-money laundering) laws; and
(ii)maintain policies and procedures designed to promote and achieve compliance with such laws.
(c)In connection with the transactions contemplated by this Agreement, no Obligor will (and the Parent shall ensure that no member of the Obligor Group will), directly or indirectly, authorise, offer, promise, or make payments of anything of value, including but not limited to cash, cheques, wire transfers, tangible and intangible gifts, favours, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to: (i) an executive, official, employee or agent of a governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or controlled company or business, (iii) a political party or official thereof, or candidate for political office, (iv) a Foreign Public Official, or
(v) any other person; while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (1) influencing any act, decision or failure to act by any such person in his or her official capacity, (2) inducing any such person to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (3) securing an unlawful advantage; in order to obtain, retain or direct business.
24.23Gross Expenditure
No Obligor shall (and the Parent shall ensure that no member of the Obligor Group will) incur any material expenditure or make any material payment save to the extent the same has been taken into account in the Banking Case, the latest VAALCO Energy Group Liquidity Forecast or the Parent has delivered an updated VAALCO Energy Group Liquidity Forecast, taking into account the proposed expenditure or payment that demonstrates no Funding Shortfall.

24.24Material Contracts
No Obligor shall (and the Parent shall ensure that no member of the Obligor Group will) enter into any contract or agreement that imposes material obligations on it except:
(a)the Transaction Documents and contracts and agreements required to be entered into pursuant to, or contemplated by, any Transaction Document;
(b)contracts or agreements expressly contemplated by or expressly permitted under the Finance Documents;
(c)contracts or agreements entered into in the ordinary course of day to day business and on arm’s length terms; or
(d)contracts relating to Permitted Acquisitions, Permitted Disposals, Permitted Security,
Permitted Obligor Group Loans and Permitted Obligor Group Financial Indebtedness; or
(e)with the prior written consent of the Majority Lenders.
24.25Joint Ventures
(a)No Obligor shall (and the Parent shall ensure that no member of the Obligor Group will):
(i)enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or
(ii)transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).
(b)Paragraph (a) does not apply to:
(i)any company established in respect of the operation and management of any Initial Egyptian Borrowing Base Asset or any Borrowing Base Asset located in Egypt; or
(ii)any other Joint Venture in any other jurisdiction with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).
24.26Offtake from the Borrowing Base Assets
(a)Each Obligor (including the Parent) shall only enter into contractual arrangements with respect to the sale or marketing of Field Hydrocarbons:
(i)in respect of the Initial Borrowing Base Asset, under the Initial Offtake Agreements;
(ii)in respect of any other Borrowing Base Asset, with a Qualifying Offtaker; and
(iii)in respect of each member of the Obligor Group only, that are governed by English law.
(b)For the purposes of paragraph (a) above, “Qualifying Offtaker” means:
(i)an Approved Entity; or
(ii)an offtaker or marketer:

(A)that is a reputable offtaker or marketer of Hydrocarbons in the energy sector; and is (or its ultimate parent company is) an Investment Grade Entity; or
(B)is otherwise approved by the Agent (acting reasonably); or
(iii)any Offtaker Lender; or
(iv)any other offtaker or marketer that is a party to any sale or marketing of Hydrocarbons arrangement existing at the date of this Agreement and disclosed in writing to the Agent.
24.27Local Accounts and Local Subsidiaries
(a)Without prejudice to each Onshore Proceeds Account Holding Obligor who must maintain its applicable Onshore Proceeds Account in accordance with Clause 20.4, the Obligors’ Agent shall procure that each other Obligor who operates a Borrowing Base Asset shall, at any time after the date of the Agreement, open and maintain an onshore bank account in such Applicable Jurisdiction (each such account, a “Local Account”) if the opening and/or maintenance of such a Local Account is required under the laws or regulations of its Applicable Jurisdiction or as a result of any change in precedent by the industry in its Applicable Jurisdiction.
(b)Each Local Account will be opened as soon as is reasonably practical (and by no later than three months following the change in law or practice referred to in paragraph (a) above or such shorter period required by law) with a Lender or an Affiliate of a Lender (or if no Lender has a branch in the relevant Applicable Jurisdiction, with a bank acceptable to the Agent (acting reasonably on the instructions of the Majority Lenders)) and the Obligors’ Agent shall procure that that Obligor will ensure that it grants, perfects and maintains a first ranking charge or equivalent Security over such Local Account in favour of the Onshore Security Agent promptly and by no later than 60 days following the opening of such Local Account.
(c)The Obligors’ Agent undertakes that it shall (and shall procure that each appropriate Obligor that operates or holds interests in any Borrowing Base Assets located in an Applicable Jurisdiction will) incorporate a subsidiary in an Applicable Jurisdiction (such subsidiary, a “Local Subsidiary”) in the event that any change in the law or a change in precedent by the industry in such Applicable Jurisdiction requires it (or the relevant Obligor) to incorporate such Local Subsidiary and the Obligors’ Agent shall procure that subject to any applicable law or regulation not prohibiting or restricting the same, (i) the relevant Local Subsidiary accedes as an Additional Obligor to this Agreement; and (ii) Security is granted over the shares in such Local Subsidiary in favour of the Secured Parties.
24.28Conditions Subsequent
(a)VAALCO Gabon will, by no later than the date falling 90 days (or such later date that may be agreed between the Parent and the Agent (acting on the instructions of the Majority Lenders)) after the Closing Date:
(i)enter into an amendment to the Existing Etame Intercompany Loan Agreement which, inter alia, amends the maturity date of the facility made thereunder to a maturity date that extends beyond the Final Maturity Date; and

(ii)provide the Agent with evidence (in form and substance satisfactory to it) of the submission to BEAC (Banque des Etats de l’Afrique Centrale) and the Ministère de l’Economie et des Participations of the Republic of Gabon of documents attesting to all amendments to the Existing Etame Intercompany Loan Agreement.
(b)No later than 60 days after the Closing Date, the relevant Obligors shall procure evidence of registration of the release agreement relating to the Existing Gabonese Security with the applicable Gabon commercial court registry.
(c)No later than 90 days after the date of entry into of any Transaction Security Documents governed by Gabonese law, the relevant Obligors shall (and the Parent shall procure (as applicable) that each applicable Security Grantor will) procure evidence of registration to the applicable Gabon commercial court registry of the Transaction Security Documents.
(d)VAALCO Gabon shall (and the Parent shall procure that VAALCO Gabon will):
(i)by no later than the date falling three months after the Closing Date, open and maintain in accordance with the applicable FX Regulation and related Authorisations one or more Offshore Proceeds Accounts with an Offshore Account Bank;
(ii)promptly upon, and no later than five Business Days from the date of the opening of an Offshore Proceeds Account, enter into a Transaction Security Document (in form and substance satisfactory to the Offshore Security Agent) for the purposes of granting Security over such Offshore Proceeds Account in favour of the Offshore Security Agent;
(iii)until the opening of an Offshore Proceeds Account with an Offshore Account Bank and subject to the CEMAC FX Regulations and related Authorisation, operate its Existing Offshore Proceeds Account in accordance with Clause 20.3 (Offshore Proceeds Account);
(iv)as soon as reasonably practicable and in any event within three Business Days after the opening of the relevant Offshore Proceeds Account (i) transfer in accordance with the applicable FX Regulation and related Authorisations the amount standing to the credit of its Existing Offshore Proceeds Account to its Offshore Proceeds Account and (ii) take all steps necessary to ensure the immediate closure of its Existing Offshore Proceeds Account; and
(v)deliver or procure the delivery of any legal opinions or other documents that any Security Agent or the Agent may require in connection with the entry into of any Transaction Security Document.
(e)The Parent shall ensure that the hedging transaction under the Existing BP Hedging Agreement are terminated by no later than 31 March 2025.
(f)No later than 60 days after the Closing Date, each Obligor shall (and the Parent shall ensure that each Obligor will) to the extent not already provided to the Agent under any other provisions of this Agreement, provide evidence to the Agent (in form and substance satisfactory to it) that it has closed all of its bank accounts that are not Project Accounts or Permitted Accounts.

(g)The Parent shall (and the Parent shall procure that each of VAALCO Etame, VAALCO CDI and VAALCO Egypt shall), by no later than three Business Days after the Closing Date, provide evidence in form and substance satisfactory to the Agent that:
(i)each Existing RBL Project Account maintained by it has been closed and any balance standing to the credit of such accounts has been transferred to the Offshore Proceeds Account of the Parent or VAALCO Etame (as applicable);
(ii)the Existing Parent Investment Account has been closed and any balance standing to the credit of such account has been transferred to the Parent Investment Account;
(iii)the Existing VAALCO CDI Accounts have been closed and any balance standing to the credit of such accounts has been transferred to the Offshore Proceeds Account maintained by VAALCO CDI; and
(iv)the Existing VAALCO Egypt Account has been closed and any balance standing to the credit of such account has been transferred to the Offshore Proceeds Account of VAALCO Egypt.
(h)The Parent shall (and the Parent shall procure that VAALCO Gabon shall), by no later than three Business Days after the Closing Date, provide evidence to the Agent that each Existing TPAA Account has been closed with evidence that, at the time of such closure, the balance standing to the credit of each such account was no greater than $100.
(i)The Parent shall ensure that:
(i)the Mercuria Offtake Agreement is terminated and replaced by an Offtake Agreement in form and substance satisfactory to the Agent by no later than 60 days after the Closing Date;
(ii)immediately upon entry into of the new Offtake Agreement as described in paragraph (i) above, to the extent that Security has not been effected under the terms of an existing Transaction Security Document, it enters into a Transaction Security Document (in form and substance satisfactory to the relevant Security Agent) for the purposes of creating Security over the new Offtake Agreement in favour of the relevant Security Agent; and
(iii)deliver or procure the delivery of any legal opinions or other documents that any Security Agent or the Agent may require in connection with the entry into of any Transaction Security Document.
(j)The Parent and the Modelling Bank shall procure that, by no later than 15 April 2025 a model review of the Computer Model used to prepare the Initial Banking Case is completed by a reputable model auditor appointed by the Modelling Bank in consultation with the Parent to check that the Computer Model functions correctly and produces output results as intended (to the satisfaction of the Modelling Bank).
24.29Transaction Security Documents and Further Assurance
(a)Each Obligor shall (and the Parent shall procure that each other member of the Parent Obligor Group that is a party to a Transaction Security Document and each Security Grantor will) promptly do all such acts or execute or deliver all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the relevant

Security Agent may reasonably specify (and in such form as that Security Agent may reasonably require in favour of that Security Agent or its nominee(s)):
(i)to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents in accordance with its terms (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Secured Parties provided by or pursuant to the Finance Documents or by law;
(ii)to confer on that Security Agent, or confer on the Secured Parties, Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or
(iii)to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security Documents.
(b)Each Obligor shall (and the Parent shall procure that each other member of the Parent Obligor Group that is a party to a Transaction Security Document and each Security Grantor will) take all such action or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as is available to it and/or as the Agent may reasonably specify (and in such form as the Agent may reasonably require) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Offshore Security Agent or the Secured Parties by or pursuant to the Transaction Security Documents.
(c)Each Obligor shall (and the Parent shall procure that each other member of the Parent Obligor Group and each Security Grantor will) promptly pay all stamp, registration, filing and similar taxes or fees that are payable in connection with each Transaction Security Document for which it is a party.

25.General Undertakings – Parent
Save as otherwise specified in this Clause 25, the undertakings and covenants contained in this Clause 25 remain in force from the date of this Agreement so long as any amount is outstanding under the Finance Documents or the Secured Hedging Agreements or any Commitment is in force.
25.1Authorisations
Subject to the Legal Reservations, the Parent will promptly:
(a)obtain, comply with and do all that is necessary to maintain in full force and effect;
(b)supply certified copies to the Agent upon request of; and
any Authorisation required under any law or regulation of any Relevant Jurisdiction to:
(i)enable it to perform its obligations under the Finance Documents to which it is a party; and
(ii)to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of those Finance Documents.

25.2Compliance with Laws
The Parent will comply with all laws and regulations applicable to it, save to the extent that non-compliance would not be reasonably likely to have a Material Adverse Effect.
25.3Negative Pledge
The Parent shall not, and the Parent shall procure the no member of the VAALCO Energy Group will, create or permit to subsist any Security over any of its shares or other ownership interests in the other Obligors or over any of the Borrowing Base Assets, except for the Transaction Security.
25.4Disposals
The Parent shall not, and the Parent shall procure the no member of the VAALCO Energy Group will, enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to dispose of all or part of assets which are the subject of Transaction Security other than a Permitted Disposal.
25.5Acquisitions
(a)The Parent shall not make any acquisition of any shares, securities or any business, undertaking or any interest in any Hydrocarbon Asset or approve the development of any Hydrocarbon Asset.
(b)Paragraph (a) above does not apply to any Permitted Acquisition.
(c)The Parent shall not acquire (directly or indirectly) any assets which are the subject of Sanctions or are located in a Sanctioned Country.
25.6Environmental
The Parent shall and the Parent shall procure that each member of the VAALCO Energy Group shall procure that all reasonable safeguards are taken to prevent Environmental Contamination and in particular (without prejudice to the foregoing) will:
(a)obtain and maintain in full force and effect and comply in all material respects with the terms and conditions of all Environmental and Social Permits applicable to it and all other applicable Environmental Law and Environmental and Social Requirements (or, where a member of the VAALCO Energy Group is not the operator of a Field, shall use reasonable endeavours to procure that the relevant operator obtains all such Environmental and Social Permits and is in compliance in all material respects with the terms and conditions of such Environmental and Social Permits and all other applicable Environmental Law and Environmental and Social Requirements);
(b)promptly upon receipt of the same, notify the Agent of any material claim, notice or other communication served on it in respect of any alleged breach of or corrective or remedial obligation or liability under any Environmental Law or Environmental and Social Requirements; and
(c)act diligently to remedy any breach of any Environmental Law or Environmental and Social Requirements, or where any Environmental Contamination occurs in relation to any Hydrocarbon Asset in which any member of the VAALCO Energy Group has an interest.

25.7Financial Indebtedness
The Parent shall not incur or assume or permit to subsist any Financial Indebtedness from any person except for any Permitted Parent Financial Indebtedness.
25.8Loans and Guarantees
(a)The Parent shall not be a creditor in respect of any Financial Indebtedness or provide any guarantee, indemnity, any other form of credit or any financial accommodation to any person in respect of such Financial Indebtedness.
(b)Paragraph 24.13(a) does not apply to Permitted Obligor Group Financial Indebtedness, Permitted Parent Loans or Permitted Guarantees.
25.9Taxes and Royalties
The Parent shall:
(a)pay and discharge all Taxes, assessments and governmental charges imposed on it or its assets within the time period allowed without incurring penalties unless and only to the extent:
(i)such payment is being contested in good faith by appropriate means; and
(ii)where required under applicable accounting principles or local law, adequate reserves are being maintained for those Taxes, assessments or governmental charges (as applicable) and the cost required to contest them; and
(b)not change its residence for tax purposes without the prior written consent of the Agent.
25.10Distributions
(a)The Parent shall not make or pay, or permit to be made or paid, any Distribution unless the Distribution Conditions have been satisfied.
(b)The Parent shall not subdivide shares of its stock without the prior consent of the Agent (acting on the instructions of the Majority Lenders).
25.11Change of Business
The Parent shall procure that no substantial change is made to the general nature of the business of the Parent Obligor Group taken as a whole from that carried on by the Parent Obligor Group at the date of this Agreement.
25.12Arm’s Length Basis
The Parent shall not enter into any material transaction with any third party except on arm’s length terms.
25.13Compliance with Sanctions
(a)The Parent shall, and the Parent shall procure that each other member of the VAALCO Energy Group shall:
(i)comply in all respects with all Sanctions;

(ii)not, and shall not permit or authorise any other person to, directly or indirectly, use, lend, make payments of, or otherwise make available, all or any part of the proceeds of the Facility:
(A)for the purpose of financing or making funds available to any Sanctioned Person or in a Sanctioned Country;
(B)in connection with any trade, business or other activities with or for the benefit of any Sanctioned Person or in a Sanctioned Country; or
(C)in any other manner that would result in or would reasonably be expected to result in any member of the VAALCO Energy Group or a Finance Party being in breach of any Sanctions, being subject to any penalties or restrictive measures being imposed pursuant to Sanctions or being designated as a Sanctioned Person.
(b)The Parent shall not fund any payment under the Facility from proceeds derived, directly or indirectly, from any activity or transaction with a Sanctioned Person or in a Sanctioned Country or in any other manner that would cause any Party to be in breach of any Sanctions.
(c)The Parent shall, and shall ensure that each other member of the VAALCO Energy Group shall, ensure that appropriate controls and safeguards, designed to prevent any breach of compliance with paragraph 25.13(a)(i) above, are in place.
(d)The Parent shall not, and shall ensure that no other member of the VAALCO Energy Group shall, engage in any business involving Sanctioned Persons.
25.14Anti-Corruption Law
(a)The Parent shall not and shall procure that no member of the VAALCO Energy Group shall directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.
(b)The Parent shall and the Parent shall ensure that each other member of the VAALCO Energy Group shall:
(i)conduct its businesses in compliance with applicable anti-corruption (including anti-money laundering) laws; and
(ii)maintain policies and procedures designed to promote and achieve compliance with such laws.
25.15Margin Stock
The Parent shall not and shall procure that no member of the VAALCO Energy Group shall use the proceeds of the Facility, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

26.Events of Default
Each of the events or circumstances set out in this Clause 26 is an Event of Default (save for Clause
26.29 (US Bankruptcy of Obligors) and Clause 26.30 (Acceleration) and any circumstance(s) described thereunder).
26.1Non-Payment
An Obligor or Security Grantor does not pay on the due date any amount payable pursuant to a Finance Document to which it is a party at the place at and in the currency in which it is expressed to be payable unless:
(a)its failure to pay is caused by:
(i)administrative or technical error; or
(ii)a Disruption Event; and
(b)payment is made within five Business Days of its due date.
26.2Funding Shortfall
(a)Any VAALCO Energy Group Liquidity Forecast delivered pursuant to Clause 23.1 (VAALCO Energy Group Liquidity Forecast) demonstrates a Funding Shortfall, unless within ten days of the delivery of the relevant VAALCO Energy Group Liquidity Forecast, the Obligors’ Agent has delivered to the Agent a plan (reasonably satisfactory to the Majority Lenders) to remedy the Funding Shortfall (the “Remedial Plan”) and within 45 days of the delivery of the relevant VAALCO Energy Group Liquidity Forecast:
(b)the Funding Shortfall is cured by a Permitted Equity Injection (in an amount not less than the Funding Shortfall); or
(c)the VAALCO Energy Group or Obligor Group (as applicable) has established a revised expenditure plan acceptable to the Majority Lenders (the “Revised Expenditure Plan”),
each, a “Liquidity Cure Right”, provided that:
(i)if any Liquidity Cure Right is utilised in relation to a Funding Shortfall, no Liquidity Cure Rights may be exercised in relation to any Funding Shortfall demonstrated by the immediately following VAALCO Energy Group Liquidity Forecast; and
(ii)no more than three Liquidity Cure Rights in total may be utilised prior to the Final Maturity Date.
(d)The Remedial Plan and/or the Revised Expenditure Plan is not complied with and/or implemented in all respects.
26.3Financial Covenants and Other Obligations
(a)Any requirement of Clause 23 (Financial Covenants) is not satisfied.
(b)An Obligor or a Security Grantor does not comply with any provision of any Transaction Security Document.

26.4Other Obligations
(a)An Obligor or Security Grantor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.21 (Compliance with Sanctions), Clause 24.22 (Anti-Corruption Law), Clause 24.13 (Loans and Guarantees), Clause 24.14 (Taxes and Royalties) any equivalent provision to any of Clause 24.21 (Compliance with Sanctions), Clause 24.22 (Anti-Corruption Law), Clause 24.13 (Compliance with Sanctions) and Clause 24.14 (Anti-Corruption Law) in any Finance Document, Clause 26.1 (Non-Payment), Clause 26.2 (Funding Shortfall), Clause 26.3 (Financial Covenant and Other Obligations) or paragraph (c) below).
(b)Subject to paragraph (c) below, no Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the relevant Obligor or Security Grantor and
(ii) an Obligor or Security Grantor becoming aware of the failure to comply.
(c)If an Obligor or Security Grantor does not pay on the due date any amount payable pursuant to a Finance Document when required by a Remedial Plan, an Event of Default shall arise pursuant to Clause 26.1 (Non-Payment).
26.5Misrepresentation
(a)Any representation or statement made or deemed to be made by an Obligor or a Security Grantor in the Finance Documents or any other document delivered by or on behalf of any Obligor or a Security Grantor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.
(b)No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the relevant Obligor or Security Grantor and
(ii) an Obligor or a Security Grantor becoming aware of the failure to comply.
(c)Paragraph (a) above shall not apply to any misrepresentation under Clause 21.34 (Sanctions) or Clause 21.23 (Anti-Corruption Law) or any equivalent representation to any of the foregoing in any other Finance Document.
26.6Cross Default
(a)Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.
(b)Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).
(d)Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).
(e)No Event of Default will occur under this Clause 26.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to
(d) above is less than $5,000,000 (or its equivalent in any other currency or currencies).

26.7Insolvency
(a)Any Obligor or any Security Grantor:
(i)is unable or admits inability to pay its debts as they fall due;
(ii)is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)suspends or threatens to suspend making payments on any of its debts; or
(iv)by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.
(b)The value of the assets of any member of the Parent Obligor Group is less than its liabilities (taking into account contingent and prospective liabilities).
(c)A moratorium is declared in respect of any indebtedness of any Obligor or any Security Grantor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
26.8Insolvency Proceedings
(a)Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, bankruptcy, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Security Grantor;
(ii)a composition, compromise, assignment or arrangement with any creditor of any Obligor or Security Grantor;
(iii)the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or Security Grantor; or
(iv)the enforcement of any Security over any assets of any Obligor or Security Grantor, or any analogous procedure or step is taken in any jurisdiction.
(b)Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 15 Business Days of commencement.
(c)An involuntary case or other proceeding is commenced under the US Bankruptcy Code against any Obligor, or a custodian (as defined in the US Bankruptcy Code) is appointed for any Obligor or for all or substantially all of the property of any Obligor, and any such case, proceeding or appointment shall continue without dismissal or stay for a period of 60 consecutive days, or an order granting the relief requested in such case, proceeding or appointment under the US Bankruptcy Code shall be entered.

26.9Creditors’ Process
Any attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor or Security Grantor having an aggregate value of $500,000 or greater which is not discharged within 20 Business Days.
26.10Unlawfulness and Invalidity
(a)Subject to the Legal Reservations:
(i)it is or becomes unlawful for any Obligor or any Security Grantor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under an Acceptable Intercreditor Agreement is or becomes unlawful;
(ii)any obligation or obligations of any Obligor or any Security Grantor under any Finance Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interest of the Lenders under the Finance Documents;
(iii)any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective or any Transaction Document is not or ceases to be admissible in evidence in all Relevant Jurisdictions;
(iv)any Transaction Security Document is not in full force and effect or subject to the registration of the release agreement relating to the Existing Gabonese Security with the applicable commercial court registry in Gabon (insofar as it relates to the ranking or priority of Security in Gabon), does not create in favour of the relevant Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have; or
(v)the subordination created under an Acceptable Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective.
(b)It is or becomes unlawful for an Obligor to perform any of its obligations under the Material Project Documents and the same has, or is reasonably likely to have, a Material Adverse Effect.
(c)Any obligation or obligations of any Obligor under any Material Project Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively has, or is reasonably likely to have, a Material Adverse Effect.
(d)Any Material Project Document ceases to be in full force and effect and the same has, or is reasonably likely to have, a Material Adverse Effect.
26.11Cessation of Business
Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a disposal which is permitted under this Agreement.

26.12Change of Ownership
(a)Any Obligor (other than the Parent) ceases to be a direct or indirect Subsidiary of the Parent.
(b)Any Egyptian Borrower ceases to be a wholly owned direct Subsidiary of VAALCO Egypt.
(c)VAALCO Gabon ceases to be a wholly owned direct Subsidiary of VAALCO Etame.
(d)VAALCO CDI ceases to be a wholly owned direct Subsidiary of VAALCO Energy Cote d’Ivoire Holding AB.
(e)VAALCO Energy Cote d’Ivoire Holding AB ceases to be a wholly owned direct Subsidiary of VAALCO Energy Cote d’Ivoire AB.
26.13Audit Qualification
The auditors of an Obligor qualify any of the Annual Financial Statements of that Obligor in a manner which is material and adverse.
26.14Expropriation
(a)The authority or ability of an Obligor to conduct its business with respect to any Borrowing Base Asset is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person (an “Authority”) announces its intention to do any of the foregoing.
(b)All or part of any Borrowing Base Asset or all or part of the shares of any Obligor or any Hydrocarbons or revenues from the sale of Hydrocarbons derived or to be derived from any Borrowing Base Asset is or are seized, expropriated, nationalised or compulsorily acquired by any Authority (as defined in paragraph (a)) or any Authority announces its intention to do any of the foregoing.
26.15Repudiation and Rescission of Agreements
(a)An Obligor or Security Grantor (or any other relevant person) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.
(b)Any Material Project Document or any material Authorisation relating to a Borrowing Base Asset is revoked, relinquished, rescinded, repudiated, terminated, varied (unless such variation is otherwise permitted under this Agreement) or otherwise ceases to be legal, valid, binding and enforceable and such event has or is reasonably likely to have a Material Adverse Effect.
26.16Payments under Material Project Documents
An Obligor does not pay when due any fee under any Field Licence or cash call under any Operating Agreement unless:
(a)such payment is being contested in good faith and adequate reserves are being maintained (being no less than equal to the amount contested) and which has been made validly and to which there is no reasonable defence and such non-payment continues for more than ten Business Days; or
(b)non-payment has arisen due to administrative or technical error and the same is remedied immediately and in any event with any applicable grace period for payment under the relevant document, and in the case of paragraph (b) above, payment is made within 10 Business Days of its due date.
26.17Acceptable Intercreditor Agreement
Any:
(a)party to an Acceptable Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, that Acceptable Intercreditor Agreement; or
(b)representation or warranty given by that party in an Acceptable Intercreditor Agreement is incorrect in any material respect, and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 15 Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.
26.18Default under Material Project Documents and Related Matters
A notice of termination (howsoever called) is issued under or a default occurs by any party to any Material Project Document and such circumstances have, or are reasonably likely to have, a Material Adverse Effect.
26.19Litigation
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened, or any judgement or order of a court, arbitral tribunal or other tribunal or any order or sanction (other than any Sanction) of any governmental or other regulatory body is made, in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Obligor or its assets which have been or are reasonably likely to be adversely determined and if adversely determined have or are reasonably likely to have a Material Adverse Effect.
26.20Political Events
Foreign exchange controls, law or regulations are introduced after the date of this Agreement or any adverse change in the interpretation, administration or application of any foreign exchange controls, laws or regulations applicable to the Obligors or a political event occurs in any jurisdiction where a Borrowing Base Asset is located which, in each case, has a material adverse effect on an Obligor’s ability to pay on the due date any amount due under any Finance Documents.
26.21Cessation of Production
The production of Hydrocarbons from a Borrowing Base Asset ceases for a period in excess of 30 continuous days other than:
as a result of planned maintenance which has been set out in the then-current Banking Case;
(a)where the impact of the same is not reasonably likely to have a Material Adverse Effect;

(b)such cessation has been taken into account in the then-current Banking Case.
26.22Accounts
Without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) any Project Account is closed or requested to be closed (other than in accordance with the terms of this Agreement).
26.23Material Adverse Change
Any event or circumstance occurs which has or is reasonably likely to have, a Material Adverse Effect if it occurs at any time thereafter.
26.24Baobab FPSO Renovation
The Baobab FPSO Renovation Completion Date has not occurred prior to the Baobab FPSO Renovation Longstop Date.
26.25Borrowing Base Deficiency
If any Borrowing Base Deficiency is continuing after its applicable Remedy End Date.
26.26Field Licence
If any Field Licence is not renewed on substantially the same terms by the date falling three months before the date on which such Field Licence would otherwise expire.
26.27Change of Operator
If a Change of Operator occurs to which the consent of the Majority Lenders (acting reasonably) has not been obtained.
26.28ERISA
If any ERISA Event occurs which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
26.29Acceleration Under US Bankruptcy of Obligors
Notwithstanding Clause 26.30 (Acceleration), in case of any event with respect to any Obligor described in Clause 26.8 (Insolvency Proceedings) under the US Bankruptcy Code, the Total Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other amounts accrued or outstanding under the Finance Documents to which such Obligor is a party, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.
26.30Acceleration
Subject to Clause 26.29 (US Bankruptcy of Obligors), on and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:
(a)by notice to the Obligors’ Agent:
(i)cancel the Total Commitments at which time they shall immediately be cancelled;

(ii)declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or
(iii)declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(b)exercise or direct each Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

27.Changes to the Lenders
27.1Assignments and Transfers by the Lenders
Subject to this Clause 27, a Lender (the “Existing Lender”) may:
(a)assign any of its rights; or
(b)transfer by novation any of its rights and obligations,
under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).
27.2Conditions of Assignment or Transfer
(a)The consent of the Obligors’ Agent is required for an assignment or transfer by an Existing Lender unless the assignment or transfer is:
(i)to another Lender or an Affiliate of a Lender or a Mandated Lead Arranger or any Affiliate of a Mandated Lead Arranger; or
(ii)to a fund or Related Fund of that Existing Lender; or
(iii)when an Event of Default is continuing.
(b)The consent of the Obligors’ Agent to an assignment or transfer must not be unreasonably withheld or delayed and such consent shall be deemed to have been given ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Obligors’ Agent within that time.
(c)Unless such assignment or transfer is made at a time when a Default is continuing or where the Obligors’ Agent otherwise consents, an assignment or transfer of part but not the whole of a Lender’s participation:
(i)must be in a minimum amount of $10,000,000 unless the assignment or transfer is:
(A)to another Lender which participates in the Loans in an aggregate amount of $10,000,000 (taking into account the amount of the Loan which is the subject of the assignment or transfer); or
(B)to an Affiliate of a Lender; and

(ii)shall not be permitted if it would result in the participation of a Lender in the Loans (together with any participation of that Lenders’ Affiliate in the Loans) being less than $10,000,000, unless, in each case, where the relevant Lender and its Affiliates who are also Lenders are transferring the whole of their respective participation in the Loans.
(d)An assignment will only be effective on:
(i)receipt by the Agent and the Security Agents (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Parties as it would have been under if it was an Original Lender; and
(ii)the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(e)A transfer will only be effective if the procedure set out in Clause 27.5 (Procedure for Transfer) is complied with.
(f)If:
(i)a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax Gross Up and Indemnities) and Clause 15 (Increased Costs),
then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under such Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (f) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.
(g)A Lender may not assign or transfer any of its Commitment for any Specified Period without also assigning or transferring an equal portion of its Commitment for each of the other Specified Periods.
(h)Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.3Assignment or Transfer Fee
(a)Subject to paragraph (b) below, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $3,000.
(b)No fee is payable pursuant to paragraph (a) above if the Agent agrees that no fee is payable.
27.4Limitation of responsibility of Existing Lenders
(a)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;
(ii)the financial condition of any Obligor;
(iii)the performance and observance by any Obligor of its obligations under the Transaction Documents or any other documents; or
(iv)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and
(ii)will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)Nothing in any Finance Document obliges an Existing Lender to:
(i)accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or
(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.
27.5Procedure for Transfer
(a)Subject to the conditions set out in Clause 27.2 (Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the New Lender accedes to each Onshore Security Agent Appointment Agreement and each (if applicable) Transaction Security Document that is governed by Gabonese law. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)Subject to Clause 27.10 (Pro Rata Interest Settlement), on the Transfer Date:
(i)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);
(ii)each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)each of the existing Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the existing Finance Parties and the Existing Lender shall each be released from further obligations to each other under the Finance Documents;
(iv)the New Lender shall become a Party as a “Lender”; and
(v)any transfer shall include a transfer of a proportional interest of the Swedish Transaction Security together with a proportional interest in the Swedish Security Documents.
27.6Procedure for Assignment
(a)Subject to the conditions set out in Clause 27.2 (Conditions of Assignment or Transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender and the New Lender accedes to each Onshore Security Agent Appointment Agreement and (if applicable) each Transaction Security Document that is governed by Gabonese law. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)Subject to Clause 27.10 (Pro Rata Interest Settlement), on the Transfer Date:
(i)the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;
(ii)the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security);
(iii)the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations; and
(iv)any assignment shall include an assignment of a proportional interest of the Swedish Transaction Security together with a proportional interest in the Swedish Security Documents.
(d)Lenders may utilise procedures other than those set out in this Clause 27.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 27.5 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 27.2 (Conditions of Assignment or Transfer).
27.7Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Obligors’ Agent
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Obligors’ Agent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.
27.8Accession of Secured Hedge Counterparties
Any Lender may, at any time, request that it or any of its Affiliates that has entered, or is to enter, into a Hedging Agreement with an Obligor in accordance with this Agreement be given the benefit of the Security constituted by the Transaction Security Documents by becoming a Secured Hedge Counterparty. Following any such request (which shall be submitted to the Agent), and without prejudice to the definition of “Secured Hedge Counterparty” set out in Clause 1.1 (Definitions), the relevant Lender or its Affiliate (as applicable) shall accede, and become a party, to this Agreement as a Secured Hedge Counterparty upon the date of acceptance by the Agent of a Hedge Counterparty Accession Deed duly executed and delivered by the relevant Lender or its Affiliate (as applicable) and the accession of the Secured Hedge Counterparty to each Onshore Security Agent Appointment Agreement and (if applicable) each Transaction Security Document that is governed by Gabonese law (in each case, together with all such other documents as any Security Agent or the Agent may reasonably request).
27.9Security over Lenders’ Rights
(a)In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including without limitation:

(i)any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(ii)in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(A)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or
(B)require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
27.10Pro Rata Interest Settlement
(a)If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.5 (Procedure for Transfer) or any assignment pursuant to Clause 27.6 (Procedure for Assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(i)any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and
(ii)the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:
(A)when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and
(B)the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.10, have been payable to it on that date, but after deduction of the Accrued Amounts.
(b)In this Clause 27.10 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.
(c)An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 27.10 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.
27.11Prohibition on Debt Purchase Transactions
The Obligors shall not, and the Parent shall procure that each other member of the VAALCO Energy Group shall not, be a Lender or enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of “Debt Purchase Transaction”.

28.Changes to the Obligors
28.1Assignments and transfer by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
28.2Additional Borrowers
(a)Subject to compliance with Clause 22.14 (“Know Your Customer” Checks), the Obligors’ Agent may request that any Relevant Affiliate becomes an Additional Borrower in connection with the designation of any Hydrocarbon Asset owned or held by that Relevant Affiliate as a Borrowing Base Asset in accordance with Clause 6 (Banking Cases). That Relevant Affiliate shall become an Additional Borrower if:
(i)it is either:
(A)incorporated in any Applicable Jurisdiction and the Majority Lenders approve the addition of that Relevant Affiliate as an Additional Borrower; or
(B)incorporated in any other jurisdiction and all the Lenders approve the addition of that Relevant Affiliate as an Additional Borrower;
(ii)the requisite Lenders approve the designation of the relevant Hydrocarbon Asset owned or held by that Relevant Affiliate as a Borrowing Base Asset in accordance with Clause 6 (Banking Cases);
(iii)the Relevant Affiliate delivers to the Agent a duly completed and executed Obligor Accession Deed;
(iv)unless all the Lenders otherwise agree, the Relevant Affiliate is an Additional Guarantor or will become an Additional Guarantor pursuant to Clause 28.4 (Additional Guarantors) simultaneously with becoming a Borrower;
(v)the Parent confirms that no Default is continuing or would occur as a result of that Relevant Affiliate becoming an Additional Borrower; and
(vi)the Agent has received all of the documents and other evidence listed in Part 2 (Conditions precedent to be delivered by an Additional Obligor) of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.
(b)The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 (Conditions precedent to be delivered by an Additional Obligor) of Schedule 2 (Conditions).
(c)Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
28.3Resignation of a Borrower
(a)The Obligors’ Agent may request that a Borrower (other than the Parent) ceases to be a Borrower, where such Borrower does not have an interest in any Borrowing Base Asset or an interest in any other member of the VAALCO Energy Group, which directly or indirectly has an interest in any Borrowing Base Asset, by delivering to the Agent a Resignation Letter.
(b)The Agent shall accept a Resignation Letter from such Borrower and notify the Obligors’ Agent and the Lenders of its acceptance if:
(i)no Default is continuing or would result from the acceptance of such Resignation Letter (and the Obligors’ Agent has confirmed this is the case);
(ii)where the Borrower is also a Guarantor, its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect and the amount guaranteed by it as a Guarantor is not decreased (and the Parent has confirmed this is the case); and
(iii)the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents, whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.
(c)The Agent may, at the cost and expense of the Obligors’ Agent, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph 28.3(b)(ii) above and the Agent shall be under no obligation to accept such Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.
28.4Additional Guarantors
(a)Subject to compliance with Clauses 22.14 (“Know Your Customer” Checks), the Obligors’ Agent may request that any Relevant Affiliate becomes an Additional Guarantor. That Relevant Affiliate shall become an Additional Guarantor if:
(i)all Lenders approve the addition of that Relevant Affiliate as an Additional Guarantor;
(ii)that Relevant Affiliate (a) delivers to the Agent a duly completed and executed Obligor Accession Deed and (b) executes and enters into all other documents and takes all such other steps as the Agent may reasonably require in connection with its accession to, or entry into, all relevant Finance Documents as an Additional Guarantor; and
(iii)the Agent has received all of the documents and other evidence listed in Part 2 (Conditions precedent to be delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, and any Security Grantor, each in form and substance satisfactory to the Agent.

(b)The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 (Conditions precedent to be delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent).
(c)Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 28.2(c), the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
28.5Resignation of a Guarantor
(a)The Obligors’ Agent may request that a Guarantor (other than the Parent) ceases to be a Guarantor, where such Guarantor does not have an interest in any Borrowing Base Asset or an interest in any other member of the VAALCO Energy Group, which directly or indirectly has an interest in any Borrowing Base Asset, by delivering to the Agent a Resignation Letter.
(b)The Agent shall accept a Resignation Letter from such Guarantor and notify the Obligors’ Agent and the Lenders of its acceptance if:
(i)no Default is continuing or would result from the acceptance of such Resignation Letter (and the Obligors’ Agent has confirmed this is the case);
(ii)all the Lenders have consented to the Obligors’ Agent’s request;
(iii)no payment is due from the Guarantor under Clause 19.1 (Guarantee and indemnity); and
(iv)the Guarantor is under no actual or contingent obligations as a Guarantor under any Finance Documents, whereupon that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents.
(c)The Agent may, at the cost and expense of the Obligors’ Agent, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph 28.5(b)(ii) above and the Agent shall be under no obligation to accept such Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.
28.6Repetition of Representations
Delivery of an Obligor Accession Deed constitutes confirmation by the relevant intended Additional Obligor that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

29.Role of the Agent, the Mandated Lead Arrangers and Others
29.1Appointment of the Agent, the Technical Bank and the Modelling Bank
(a)Each Finance Party (other than the Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)Each other Finance Party authorises each of the Agent, the Technical Bank and the Modelling Bank to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
29.2Instructions
(a)Each of the Agent, the Technical Bank and the Modelling Bank shall:
(i)unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it in accordance with any instructions given to it by:
(A)all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)in all other cases, the Majority Lenders; and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)Each of the Agent, the Technical Bank and the Modelling Bank shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and it may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent, the Technical Bank or the Modelling Bank by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agents.
(d)Each of the Agent, the Technical Bank and the Modelling Bank may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
(e)In the absence of instructions, each of the Agent, the Technical Bank and the Modelling Bank may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)None of the Agent, the Technical Bank and the Modelling Bank are authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

29.3Duties of the Agent, the Technical Bank and the Modelling Bank
(a)The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)Without prejudice to Clause 27.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Obligors’ Agent), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.
(d)Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, a Mandated Lead Arranger, the Bookrunner, the Technical Bank, the Modelling Bank or the Security Agents) under this Agreement, it shall promptly notify the other Finance Parties.
(g)Each of the Agent, the Technical Bank and the Modelling Bank shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
(h)Notwithstanding any other provision of this Agreement, the Agent shall not be responsible for determining whether or not a Lender is a Defaulting Lender.
29.4Role of the Mandated Lead Arrangers and the Bookrunner
(a)Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.
(b)Except as specifically provided in the Finance Documents, the Bookrunner has no obligations of any kind to any other Party under or in connection with any Finance Document.
29.5No Fiduciary Duties
(a)Nothing in any Finance Document constitutes the Agent, the Technical Bank, the Modelling Bank, any Mandated Lead Arranger or the Bookrunner as a trustee or fiduciary of any other person.
(b)None of the Agent, the Technical Bank, the Modelling Bank, the Bookrunner nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.6Business with the VAALCO Energy Group
The Agent, each Mandated Lead Arranger, the Bookrunner, the Technical Bank, the Security Agents and the Modelling Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the VAALCO Energy Group.
29.7Rights and Discretions
(a)The Agent, the Technical Bank and the Modelling Bank may:
(i)rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)assume that:
(A)any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)rely on a certificate from any person:
(A)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
(b)Each of the Agent, the Technical Bank and the Modelling Bank may assume (unless it has received notice to the contrary in such capacity) that:
(i)no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-Payment));
(ii)any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
(iii)any notice or request made by the Obligors’ Agent (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)Each of the Agent, the Technical Bank and the Modelling Bank may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent, the Technical Bank and the Modelling Bank may at any time engage and pay for the services of any lawyers to act as independent counsel to it (and so separate from any lawyers instructed by the Lenders) if such Party in its reasonable opinion deems this to be desirable.

(e)Each of the Agent, the Technical Bank and the Modelling Bank may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by it or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)Each of the Agent, the Technical Bank and the Modelling Bank may act in relation to the Finance Documents through its officers, employees and agents and shall not:
(i)be liable for any error of judgment made by any such person; or
(ii)be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by its gross negligence or wilful misconduct.
(g)Unless a Finance Document expressly provides otherwise each of the Agent, the Technical Bank and the Modelling Bank may disclose to any other Party any information it reasonably believes it has received in such capacity under this Agreement.
(h)Without prejudice to the generality of paragraph (g) above, each of the Agent, the Technical Bank and the Modelling Bank:
(i)may disclose; and
(ii)    on the written request of the Obligors’ Agent or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Obligors’ Agent, to any Secured Hedge Counterparty and to the other Finance Parties.
(i)Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Technical Bank, the Modelling Bank, the Bookrunner nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(j)Notwithstanding any provision of any Finance Document to the contrary, none of the Agent, the Technical Bank or the Modelling Bank are obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
29.8Responsibility for Documentation
None of the Agent, the Technical Bank, the Modelling Bank, the Bookrunner nor any Mandated Lead Arranger is responsible or liable for:
(a)the adequacy, accuracy or completeness of any information (whether oral or written) supplied by it, an Obligor or any other person in or in connection with any Transaction Document, the Reports or the Information Package or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; or
(b)the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Transaction Security; or
(c)any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
29.9No Duty to Monitor
None of the Agent, the Technical Bank or the Modelling Bank shall be bound to enquire:
(a)whether or not any Default has occurred;
(b)as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)whether any other event specified in any Finance Document has occurred.
29.10Exclusion of Liability
(a)Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Technical Bank or the Modelling Bank), none of the Agent, the Technical Bank or the Modelling Bank will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:
(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;
(ii)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or
(iii)without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any

Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)No Party (other than the Agent, the Technical Bank or the Modelling Bank (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, any Technical Bank or the Modelling Bank, in respect of any claim it might have against the Agent, any Technical Bank or the Modelling Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, the Technical Bank or the Modelling Bank may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.
(c)The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
(d)Nothing in this Agreement shall oblige the Agent, the Technical Bank, the Modelling Bank, the Bookrunner or any Mandated Lead Arranger to carry out:
(i)any “know your customer” or other checks in relation to any person; or
(ii)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent, the Bookrunner, each Mandated Lead Arranger, the Technical Bank and the Modelling Bank that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any such person.
(e)Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Technical Bank and/or the Modelling Bank, any liability of the Agent, the Technical Bank or the Modelling Bank arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default by such person or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to such person at any time which increase the amount of that loss. In no event shall the Agent, the Technical Bank or the Modelling Bank be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not such person has been advised of the possibility of such loss or damages.
29.11Lenders’ Indemnity to the Administrative Finance Parties
(a)Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Administrative Finance Parties within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by such person (otherwise than by reason of such person’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 36.11 (Disruption to Payment Systems, Etc.), notwithstanding such person’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the any such person in acting in such capacity under the Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Finance Document)).
(b)Subject to paragraph (c) below, the Obligors shall immediately on demand reimburse any Lender for any payment that Lender makes to an Administrative Finance Party pursuant to paragraph (a) above.
(c)Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of an Administrative Finance Party to an Obligor.
29.12Resignation of the Agent, the Technical Bank and the Modelling Bank
(a)Each of the Agent, the Technical Bank and the Modelling Bank may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Obligors’ Agent.
(b)Alternatively, each of the Agent, the Technical Bank and the Modelling Bank may resign by giving 30 days’ notice to the Lenders and Obligors’ Agent, in which case the Majority Lenders (after consultation with the Obligors’ Agent) may appoint a successor.
(c)If the Majority Lenders have not appointed a successor Agent, Technical Bank or Modelling Bank (as the case may be) in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Party (after consultation with the Obligors’ Agent) may appoint a successor.
(d)If the Agent, the Technical Bank or the Modelling Bank wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain a Party in such capacity and it is entitled to appoint a successor Agent under paragraph (c) above, it may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor to become a party to this Agreement) agree with the proposed successor amendments to this Clause 29 and any other term of this Agreement dealing with the rights or obligations of the Agent, the Technical Bank or the Modelling Bank (as the case may be) consistent with then current market practice for the appointment and protection of such parties together with any reasonable amendments to the agency fee, Technical Bank fee or Modelling Bank fee payable under this Agreement which are consistent with the successor’s normal fee rates and those amendments will bind the Parties.
(e)The retiring Agent, Technical Bank or Modelling Bank (as the case may be) shall, at its own cost, make available to the successor Agent, Technical Bank or Modelling Bank (as the case may be) such documents and records and provide such assistance as the successor may reasonably request for the purposes of performing its functions under the Finance Documents. The Obligors’ Agent shall (or shall procure that another Obligor shall), within five Business Days of demand, reimburse the retiring Party for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.
(f)The Agent’s, the Technical Bank’s or the Modelling Bank’s (as the case may be) resignation notice shall only take effect upon the appointment of a successor.
(g)Upon the appointment of a successor, the retiring Agent, Technical Bank or Modelling Bank (as the case may be) shall be discharged from any further obligation in respect of the

Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Administrative Finance Parties) and this Clause 29 (and any fees for the account of the retiring Agent, Technical Bank or Modelling Bank as the case may be (in such capacity) shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(h)The Agent shall resign in accordance with paragraph (b) above (and to the extent applicable, may use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)the Agent fails to respond to a request under Clause 14.7 (FATCA Information) and the Obligors’ Agent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Agent pursuant to Clause 14.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Agent notifies the Obligors’ Agent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Obligors’ Agent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Obligors’ Agent or that Lender, by notice to the Agent, requires it to resign.
29.13Replacement of the Agent, the Technical Bank and the Modelling Bank
(a)After consultation with the Obligors’ Agent, the Majority Lenders may, by giving 30 days’ notice to the Agent, the Technical Bank or the Modelling Bank (as the case may be) (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace such Party by appointing a successor.
(b)The retiring Agent, Technical Bank or the Modelling Bank (as the case may be) shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor such documents and records and provide such assistance as the successor may reasonably request for the purposes of performing its functions as Agent, Technical Bank or Modelling Bank (as the case may be) under the Finance Documents.
(c)The appointment of the successor Agent, Technical Bank or the Modelling Bank (as the case may be) shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent, Technical Bank or the Modelling Bank (as the case may be). As from this date, the retiring Agent, the applicable Technical Bank or the Modelling Bank (as the case may be) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Administrative Finance Parties) and this

Clause 29 (and any agency, Technical Bank or Modelling Bank fees for the account of the retiring Party shall cease to accrue from (and shall be payable on) that date).
(d)Any successor Agent, Technical Bank or the Modelling Bank (as the case may be) and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
29.14Confidentiality
(a)In acting as Agent, Technical Bank or the Modelling Bank (as the case may be) for the Finance Parties, such Party shall be regarded as acting through its relevant division which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by another division or department of the Agent, the Technical Bank or the Modelling Bank (as the case may be) it may be treated as confidential to that division or department and the Agent, Technical Bank or the Modelling Bank (as the case may be) shall not be deemed to have notice of it.
29.15Relationship with the Lenders
(a)Subject to Clause 27.10 (Pro Rata Interest Settlement), each Administrative Finance Party may treat the person shown in its records as Lender at the opening of business (in the place of its principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)entitled to or liable for any payment due under any Finance Document on that day; and
(ii)entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)Any Finance Party may by notice to an Administrative Finance Party appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Finance Party under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 38.6 (Electronic Communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Finance Party for the purposes of Clause 38.2 (Addresses) and the relevant Administrative Finance Party shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Finance Party.
29.16Credit Appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agents, the Bookrunner, each Mandated Lead Arranger, the Technical Bank and the Modelling Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)the financial condition, status and nature of each member of the VAALCO Energy Group;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;
(c)whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;
(d)the adequacy, accuracy or completeness of the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(e)the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and, each Finance Party warrants to each Administrative Finance Party and each Lender that it has not relied on and will not at any time rely on any administrative Finance Party or any Lender in respect of any of these matters.
29.17Management time
If an Event of Default has occurred and is continuing, any amount payable to the Agent under Clause 16.3 (Indemnity to the Administrative Finance Parties), Clause 18 (Costs and Expenses) and Clause 29.11 (Lenders’ Indemnity to the Administrative Finance Parties) shall include any additional remuneration that may be agreed between the Agent and the Obligor’s Agent (for and on behalf of the Obligors), and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).
29.18Deduction from Amounts Payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
29.19Reliance and Engagement Letters
(a)Each Finance Party confirms that each Administrative Finance Party has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by any such person) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by third parties in connection with the

Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.
(b)To the extent that the liability of a Report Provider under a reliance letter issued to the Finance Parties in respect of a Report is limited to an aggregate amount to be shared between the Obligors’ Agent, any of its Affiliates, the Finance Parties and/or any third parties, the Obligors’ Agent shall not, and the Obligors’ Agent shall procure that none of its Affiliates shall, make any claim under that reliance letter without the prior written consent (not to be unreasonably withheld or delayed) of the Agent and any such claim shall be subordinated to the claims of the Finance Parties thereunder.

30.The Security Agents
30.1The Security Agents as Trustee
(a)Each other Secured Party appoints the Offshore Security Agent and the Onshore (Gabon) Security Agent to act as its agent under and in connection with the Finance Documents including as “Agent des Sûretés” in relation to all Transaction Security Documents subject to Gabonese law in accordance with the Onshore Security Agent (Gabon) Appointment Agreement, and the Offshore Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement.
(b)Each of the other Secured Parties authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent (whether under this Agreement or under the Onshore Security Agent (Gabon) Appointment Agreement) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
(c)Each of the other Secured Parties authorises the Offshore Security Agent to enter into the Swedish Security Documents on its behalf and to act as its authorised representative and to exercise (in its name and on its behalf) its rights as pledgee under the Swedish Security Documents as well as any other rights which a pledgee may have under Swedish law to enforce the pledges granted pursuant to the Swedish Security Documents, in accordance with the provisions of this Agreement, any Acceptable Intercreditor Agreement (as applicable) and the Swedish Security Documents.
(d)The terms and conditions under which the Onshore (Gabon) Security Agent is appointed in such capacity, and accepts such appointment, are governed by the Onshore Security Agent Appointment Agreement. In the event of discrepancy between this Agreement and the Onshore Security Agent (Gabon) Appointment Agreement, the latter shall prevail.
30.2Instructions
(a)The Security Agent shall:
(i)subject to paragraph (e) and (f) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any written instructions given to it by the Agent; and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or if the relevant Finance Document stipulates the matter is a decision for any Lender or group of Lenders in accordance with instructions given to it by that Lender or group of Lenders).
(b)The Security Agent may carry out what in its discretion it considers to be administrative acts, or acts which are incidental to any instruction, without any instructions (though not contrary to any such instruction), but so that no such instruction shall have any effect in relation to any administrative or incidental act performed prior to actual receipt of such instruction by the Security Agent.
(c)The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent (or, if the relevant Finance Document stipulates the matter is a decision for any Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives any such written instructions or clarification that it has requested.
(d)Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary intention appears in the relevant Finance Document, any instructions given to the Security Agent by the Agent shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.
(e)Paragraph (a) above shall not apply:
(i)where a contrary indication appears in this Agreement;
(ii)where a Finance Document requires the Security Agent to act in a specified manner or to take a specified action;
(iii)in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, Clauses 29.5 (No Fiduciary Duty) to Clause 29.10 (Exclusion of liability), Clause 29.14 (Confidentiality) to Clause 29.16 (Credit Appraisal by the Finance Parties), Clause 29.19 (Reliance and Engagement Letters) to Clause 30.21 (Custodians and Nominees) and Clause 30.24 (Acceptance of Title) to Clause 30.28 (Disapplication of Trustee Acts); or
(iv)in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:
(A)Clause 31.1 (Order of Application); and
(B)Clause 31.4 (Permitted Deductions).
(f)If giving effect to instructions given by the Agent on behalf of the Majority Lenders would (in the Security Agent’s opinion) have an effect equivalent to an amendment or waiver which is subject to Clause 42.2 (All Lender Matters), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

(g)In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:
(i)it has not received any written instructions as to the exercise of that discretion; or
(ii)the exercise of that discretion is subject to paragraph 30.2(e)(iv) above, the Security Agent shall do so having regard to the interests of all the Secured Parties.
(h)The Security Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.
(i)Without prejudice to the provisions of and the remainder of this Clause 30, in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.
30.3Duties of the Security Agent
(a)The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)The Security Agent shall promptly:
(i)forward to the Agent and to each Hedge Counterparty a copy of any document received by the Security Agent from the Parent or any Obligor under any Finance Document; and
(ii)forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.
(c)Except where a Finance Document to which it is a party specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(d)If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Agent.
(e)The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
30.4No Fiduciary Duties to Obligors
Nothing in the Finance Documents constitutes the Security Agent as an agent, trustee or fiduciary of any Obligor or any Security Grantor.
30.5No Duty to Account
The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

30.6Business with the VAALCO Energy Group
The Security Agent and entities associated with the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business or contractual relationships with any member of the VAALCO Energy Group or any other Party to the Finance Documents and their Affiliates and Subsidiaries, and profit therefrom without being obliged to account for such profits.
30.7Rights and Discretions
(a)The Security Agent may:
(i)rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)assume that:
(A)any instructions received by it from the Agent are duly given in accordance with the terms of the Finance Documents;
(B)unless it has received notice of revocation, that those instructions have not been revoked; and
(C)if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and
(iii)rely on a certificate from any person:
(A)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
(b)The Security Agent shall be entitled to carry out all dealings with the Lenders through the Agent and may give the Agent any notice or other communication required to be given by the Security Agent to the Lenders.
(c)The Security Agent may assume (unless it has received written notice to the contrary in its capacity as Security Agent for the Secured Parties) that:
(i)no Default has occurred;
(ii)all Parties to the Finance Documents (other than the Security Agent) are complying with their obligations thereunder;
(iii)any right, power, authority or discretion vested in any Party or any group of Secured Parties has not been exercised; and
(iv)any notice made by the Obligors’ Agent is made on behalf of and with the consent and knowledge of all the Obligors.

(d)The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(e)Without prejudice to the generality of paragraph (d) above or paragraph (f) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by any other Secured Party) if the Security Agent in its reasonable opinion deems this to be desirable or necessary.
(f)The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(g)The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:
(i)be liable for any error of judgment made by any such person; or
(ii)be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person, unless such error or such loss was directly caused by the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.
(h)Unless this Agreement expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as security trustee under this Agreement.
(i)Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation (including any foreign law or regulation) or a breach of any of its obligations under any Finance Document or a breach of a fiduciary duty or duty of confidentiality.
(j)Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
30.8Responsibility for Documentation
None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:
(a)the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property; or
(c)any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
30.9No Duty to Monitor
The Security Agent shall not be bound to enquire and shall not have a duty to monitor:
(a)whether or not any Default has occurred;
(b)as to the performance (financial or otherwise), default or any breach by any Party of its obligations under any Finance Document; or
(c)whether any other event specified in any Finance Document has occurred.
30.10Exclusion of Liability
(a)Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, any Receiver nor any Delegate will be liable for:
(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property unless directly caused by its gross negligence or wilful misconduct;
(ii)exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;
(iii)any shortfall which arises on the enforcement or realisation of the Security Property; or
(iv)without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.
(c)Nothing in this Agreement shall oblige the Security Agent to carry out:
(i)any “know your customer” or other checks in relation to any person; or
(ii)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Secured Party, on behalf of any Secured Party and each Secured Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.
(d)Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.
30.11Obligors’ Indemnity to the Security Agent
(a)Each Obligor jointly and severally shall promptly and by no later than five Business Days of demand indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability (together with any applicable VAT) incurred by any of them as a result of:
(i)any failure by any Obligor to comply with obligations under Clause 18 (Costs and Expenses);
(ii)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)the taking, holding, protection or enforcement of the Security Property;
(iv)the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent, each Receiver and each Delegate by the Finance Documents or by law;

(v)any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(vi)instructing lawyers, accountants, tax advisers, surveyors, a financial adviser or other professional advisers or experts as permitted under this Agreement; or
(vii)acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).
(b)Each Obligor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 30.11 will not be prejudiced by any release of Security, disposal of assets or the discharge of any of the Transaction Documents, and shall continue in full force and effect in such circumstances.
(c)The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 30.11 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.
30.12Secured Parties’ Indemnity to the Security Agent
(a)Each other Secured Party shall (in the proportion that the Liabilities due to it bear to the aggregate Liabilities due to all the Secured Parties for the time being (or, if the Liabilities due to the Secured Parties are zero, immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).
(b)For the purposes only of paragraph (a) above and the reference to Liabilities due to a Secured Party, to the extent that any hedging transaction under a Hedging Agreement has not been terminated or closed-out, the Hedging Liabilities due to any Hedge Counterparty in respect of that hedging transaction will be deemed to be:
(i)if the relevant Hedging Agreement is based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement in respect of those hedging transactions, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which an Obligor is the Defaulting Party (as defined in the relevant ISDA Master Agreement); or
(ii)if the relevant Hedging Agreement is not based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction, if the date on which the calculation is made was deemed to be the date on which an event similar in meaning and effect (under that Hedging Agreement) to an Early Termination Date (as defined in the relevant ISDA Master Agreement) occurred under that Hedging Agreement for which an

Obligor is in a position similar in meaning and effect (under that Hedging Agreement) to that of a Defaulting Party (under and as defined in the same ISDA Master Agreement), that amount, in each case as calculated in accordance with the relevant Hedging Agreement.
(c)Subject to paragraph (d) below, the Obligors’ Agent shall immediately on demand reimburse any Secured Party for any payment that Secured Party makes to the Security Agent pursuant to paragraph (a) above.
(d)Paragraph (c) above shall not apply to the extent that the indemnity payment in respect of which the Secured Party claims reimbursement relates to a liability of the Security Agent to an Obligor.
30.13Resignation of the Security Agent
(a)The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Agent and the Obligors’ Agent.
(b)Alternatively, the Security Agent may resign by giving 30 days’ notice to the Agent and the Obligors’ Agent, in which case the Agent (acting on the instructions of the Lenders) may appoint a successor Security Agent.
(c)If the Agent has not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Obligors’ Agent, the Agent and the Hedge Counterparties) may appoint a successor Security Agent.
(d)The retiring Security Agent shall make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Obligors’ Agent shall (or shall procure that an Obligor shall) within three Business Days of demand reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.
(e)The Security Agent’s resignation notice shall only take effect upon:
(i)the appointment of a successor and registration if required, of such new Security Agent in relevant Gabonese administration; and
(ii)(in the case of the Security Agent) the transfer of all the Security Property to that successor.
(f)Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 30.26 (Winding Up of Trust) and paragraph (d) above) but shall remain entitled to the benefit of this Clause 30 (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)The Agent may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.
30.14Confidentiality
(a)In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.
(c)Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or
(ii) any other information, if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.
30.15Information from the Finance Parties
Each Finance Party shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.
30.16Credit Appraisal by the Finance Parties
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each other Finance Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)the financial condition, creditworthiness, solvency, status and nature of each member of the VAALCO Energy Group, any Obligor or any Security Grantor;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;
(c)whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;
(d)the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.
30.17Security Agent’s Management Time and Additional Remuneration
(a)Any amount payable to the Security Agent under Clause 30.11 (Obligors’ Indemnity to the Security Agent), Clause 30.12 (Secured Parties’ Indemnity to the Security Agent) or Clause 18 (Costs and Expenses) shall include the cost of utilising the Security Agent’s management time or other resources incurred or employed by the Security Agent in connection with the enforcement of the Transaction Security Documents and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the Parent and the Secured Parties, and is in addition to any other fee paid or payable to the Security Agent.
(b)Without prejudice to paragraph (a) above, in the event of:
(i)a Default; or
(ii)the Security Agent being requested by an Obligor or the Agent to undertake duties which the Security Agent and the Obligors’ Agent agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or
(iii)the Security Agent and the Obligors’ Agent agreeing that it is otherwise appropriate in the circumstances, the Obligors’ Agent shall pay to the Security Agent any additional remuneration (together with any applicable VAT) that may be agreed between them or determined pursuant to paragraph (c) below.
(c)If the Security Agent and the Obligors’ Agent fail to agree upon the nature of the duties or upon the additional remuneration referred to in paragraph (a) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Obligors’ Agent or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Obligors’ Agent) and the determination of any investment bank shall be final and binding upon the Parties.
30.18Reliance and Engagement Letters
(a)The Security Agent may obtain and rely on any certificate or report from any Obligor or any Obligor’s auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including restrictions on the auditor’s liability and the extent to which that certificate or report may be relied on or disclosed).
(b)The Security Agent shall be entitled to call for and rely on (and will not be liable for acting, or not acting, or relying on such information in good faith) any certificate of any Party as to any matter on which the Security Agent requires to be satisfied.

30.19No Responsibility to Perfect Transaction Security
The Security Agent takes no responsibility for and shall not be liable for any failure to:
(a)require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor or any Security Grantor to any of the Charged Property;
(b)obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;
(c)register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;
(d)take, or to require any Obligor or Security Grantor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or
(e)require any further assurance in relation to any Transaction Security Document.
30.20Insurance by Security Agent
(a)The Obligors acknowledge, and it is agreed that, the Security Agent shall not be obliged:
(i)to insure any of the Charged Property;
(ii)to require any other person to maintain any insurance;
(iii)to verify any obligation to arrange or maintain insurance contained in any Finance Document, and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance; or
(iv)to pay, or be liable for, any premium or other amounts payable under such insurances to the insurers.
(b)Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent requests it to do so in writing and the Security Agent fails to do so within 14 days after receipt of that request.
30.21Custodians and Nominees
The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

30.22Delegation by the Security Agent
(a)Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.
(b)That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, consider to be appropriate.
(c)No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.
30.23Additional Security Agents
(a)The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:
(i)if it considers in its discretion that appointment to be appropriate;
(ii)for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or
(iii)for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Obligors’ Agent and the Secured Parties of that appointment.
(b)Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.
(c)The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.
30.24Acceptance of Title
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor or any Security Grantor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor or any Security Grantor to remedy, any defect in its right or title.
30.25Releases
Upon a disposal of any of the Charged Property pursuant to the enforcement of the Transaction Security by a Receiver or the Security Agent, the Security Agent is irrevocably authorised (at the cost of the Obligors and without any consent, sanction, authority or further confirmation from any other Secured Party) to release, without recourse or warranty, that property from the Transaction Security, and to execute any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

30.26Winding Up of Trust
If the Security Agent, with the written approval of the Agent and each Hedge Counterparty, determines that:
(a)all of the Secured Obligations and all other obligations secured by the Transaction Security Documents have been fully and finally discharged; and
(b)no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, then:
(i)the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and
(ii)any Security Agent which has resigned pursuant to Clause 30.13 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Transaction Security Document.
30.27Powers Supplemental to Trustee Acts
The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.
30.28Disapplication of Trustee Acts
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, (and any other Finance Documents) in favour of the Security Agent the provisions of this Agreement (or the relevant Finance Documents) shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement (or the relevant Finance Documents) shall constitute a restriction or exclusion for the purposes of that Act.
30.29Non-Cash Distributions
If the Security Agent or any other Secured Party receives a distribution in a form other than cash in respect of the Secured Obligations, the Secured Obligations will not be reduced by that distribution until and except to the extent that the realisation proceeds are actually applied towards the Secured Obligations.
30.30Amounts received by Obligors
If any of the Obligors receives or recovers any amount which, under the terms of any of the Finance Documents, should have been paid to the Security Agent, that Obligor will hold the amount received or recovered, on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement.

30.31Parallel Obligation (Covenant to pay the Security Agent)
(a)Notwithstanding any other provision of this Agreement, for the purposes of any Relevant Security Document, each Affected Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent, as creditor in its own right and not as representative of the other Finance Parties, sums equal to and in the currency of each amount payable by any Obligor to each of the Finance Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document or would have fallen due for payment under the relevant Finance Document or would have fallen due but for any discharge resulting from failure of another Finance Party to take appropriate steps, in insolvency proceedings affecting the Affected Obligor, to preserve such Finance Party’s entitlement to be paid that amount (the “Parallel Obligation”).
(b)The Security Agent shall have its own independent right to demand payment of the amounts payable by any Affected Obligor under this Clause 30.31 irrespective of any discharge of the Affected Obligor’s obligation to pay those amounts to the other Finance Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting the Affected Obligor, to preserve their entitlement to be paid those amounts.
(c)Any amount due and payable by any Affected Obligor to the Security Agent under this Clause 30.31 shall be decreased to the extent that the other Finance Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by any Affected Obligor to the other Finance Parties under those provisions shall be decreased to the extent that the Security Agent has received (and is able to retain) payment in full of the corresponding amount under this Clause 30.31.
(d)The rights of the Finance Parties (other than the Security Agent) to receive payment of amounts payable by any Affected Obligor under the Finance Documents are several and are separate and independent from, and without prejudice to, the rights of the Security Agent to receive payment under this Clause 30.31.
(e)All monies received or recovered by the Security Agent pursuant to this Clause 30.31 and enforcement proceeds received or recovered by the Security Agent pursuant to this Clause
30.31 shall be applied by the Security Agent in accordance with this Agreement.
(f)For the purposes of this Clause 30.31:
(i)“Affected Obligor” refers to any Obligor which is a party to a Relevant Security Document; and
(ii)“Relevant Security Document” means any Transaction Security Document governed by the laws of (i) Gabon or (ii) any other relevant jurisdiction identified by the Security Agent and notified to all the other Parties.

31.Application of Proceeds
31.1Order of Application
All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Documents or Secured Hedging Agreements, or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 31, the “Recoveries”) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 31), in the following order of priority:
(a)in discharging any sums owing to the Security Agent (in its capacity as such), any Receiver or any Delegate;
(b)in discharging any costs and expenses incurred by any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;
(c)in payment or distribution to the Agent, on its own behalf and on behalf of the other Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents or Secured Hedging Agreements in accordance with Clause 36.6 (Partial Payments);
(d)if none of the Obligors is under any further actual or contingent liability under any of the Finance Documents or Secured Hedging Agreements, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and
(e)the balance, if any, in payment or distribution to the relevant Obligor.
31.2Investment of Proceeds
Prior to the application of the proceeds of the Transaction Security in accordance with Clause 31.1 (Order of Application), the Security Agent may, at its discretion, hold all or part of those proceeds in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent’s discretion in accordance with the provisions of Clause 31.1 (Order of Application).
31.3Currency Conversion
(a)For the purpose of, or pending the discharge of, any of the Secured Obligations, the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate of exchange at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.
(b)The obligations of any Obligor to pay any amount in any currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
31.4Permitted Deductions
The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or the Secured Hedging Agreements or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

31.5Good Discharge
(a)Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Secured Parties and any distribution or payment made in that way shall be a good discharge, to the extent of that payment or distribution, by the Security Agent.
(b)The Security Agent is under no obligation to make payment to the Agent in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

32.Enforcement of Transaction Security
32.1Enforcement Instructions
(a)The Security Agent may refrain from enforcing the Transaction Security unless instructed in writing otherwise by the Agent.
(b)Subject to the Transaction Security having become enforceable in accordance with its terms, the Agent may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.
(c)The Security Agent is entitled to rely on and comply with written instructions given in accordance with this Clause 32.1.
32.2Manner of Enforcement
(a)If the Transaction Security is being enforced pursuant to Clause 32.1 (Enforcement Instructions), the Security Agent shall enforce the Transaction Security in such manner (including the selection of any administrator (or any analogous officer in any jurisdiction) of any Obligor or Security Grantor to be appointed by the Security Agent) as the Agent shall instruct in writing or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.
(b)The Security Agent shall not be responsible for any deduction or other withholding of Taxes or governmental charges in respect of any amount paid by the Security Agent from the proceeds of any enforcement of any Transaction Security.
32.3Waiver of Rights
To the extent permitted under applicable law and subject to Clause 32.1 (Enforcement Instructions), Clause 32.2 (Manner of Enforcement) and Clause 31 (Application of Proceeds), each of the Secured Parties and the Obligors waive all rights they may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.
32.4Enforcement through Security Agent Only
(a)The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Transaction Security Documents except through the Security Agent.

(b)Each other Secured Party shall immediately upon request provide the Security Agent with any such documents, including a written power of attorney (in form and substance satisfactory to the Security Agent) that the Security Agent deems necessary for the purpose of carrying out its duties under any of the Finance Documents. The Security Agent is under no obligation to represent a Party which does not comply with such request.

33.Conduct of Business by the Finance Parties
No provision of this Agreement will:
(a)interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

34.Hedging and Hedge Counterparties
34.1Hedging
(a)Each Obligor shall ensure that it is at all times in compliance with the Hedging Policy.
(b)Each Obligor shall ensure that each Hedging Agreement to which it is party is governed by English law.
(c)Each Obligor that is party to a Hedging Agreement shall promptly on becoming a party to that Hedging Agreement:
(i)enter into a Transaction Security Document (in form and substance satisfactory to the Offshore Security Agent (acting reasonably)) for the purposes of granting Security over that Hedging Agreement in favour of the Secured Parties or the Offshore Security Agent (in its capacity as such) unless such Security has been granted under an existing Transaction Security Document;
(ii)without prejudice to Clause 24.29 (Transaction Security Documents and Further Assurance), promptly provide evidence that all Authorisations necessary or desirable for the validity, effectiveness, priority and enforceability of such Security have been obtained or carried out and that all steps necessary or desirable for the perfection of such Security have been completed; and
(iii)deliver to the Offshore Security Agent, or procure the delivery to the relevant Offshore Security Agent of, any documents that may be required in connection with the provision of any legal opinion that the Offshore Security Agent may reasonably require in connection with the entry into of such Transaction Security Document.
(d)In connection with the preparation of each new Banking Case, by no later than 40 Business Days prior to the Redetermination Date on which that Banking Case is adopted, the Obligors’ Agent shall provide to the Technical Bank and the Modelling Bank details of all current Hedging Agreements entered into by any Obligor.

34.2Information to Secured Hedge Counterparties
If a person is a Secured Hedge Counterparty but it, or its Affiliate, has ceased to be a Lender, it may notify the Agent of the same and, if so notified, the Agent shall continue to provide information to that person as if it were a Lender until the Agent is notified by such person that such person is not a Secured Hedge Counterparty or does not wish to receive such information. Any such person shall notify the Agent promptly upon ceasing to be a Secured Hedge Counterparty.
34.3Close Out by Hedge Counterparties
(a)A Hedge Counterparty may exercise its rights under any Secured Hedging Agreement to terminate or close out any Secured Hedging Agreement (and any hedging transaction thereunder) and to demand payment of sums outstanding thereunder provided that (unless the Offshore Security Agent or the Majority Lenders otherwise consent) it shall only exercise such rights if:
(i)an Illegality or Force Majeure Event (each as defined in the applicable ISDA Master Agreement) has occurred;
(ii)a Tax Event or Tax Event Upon Merger (each as defined in the applicable ISDA Master Agreement) has occurred;
(iii)an Obligor has not paid an amount due under a Secured Hedging Agreement on its stated due date and such payment has not been made within three Business Days of the date on which the relevant Hedge Counterparty notifies the relevant Obligor, the Offshore Security Agent and the Agent of such failure to pay on such due date (and of such Hedge Counterparty’s intention to terminate or close out);
(iv)any Event of Default referred to in Clauses 26.7 (Insolvency) or 26.8 (Insolvency Proceedings) occurs;
(v)the Enforcement Date has occurred and all or any amounts accrued or outstanding under the Finance Documents (other than the Secured Hedging Agreements) have become immediately due and payable;
(vi)the Agent has confirmed that no amount under the Finance Documents (other than any Secured Hedging Agreements) is outstanding or is capable of being outstanding;
(vii)subject to Clause 34.3(d), pursuant to Clause 8.1 (Illegality), Clause 8.6 (Mandatory Prepayment - Change of Control) or Clause 8.7 (Mandatory Prepayment – Sanctions and Anti-Corruption Law), the relevant Hedge Counterparty’s participation (or its Affiliate’s participation) as a Lender in the Facility has been repaid in full or transferred;
(viii)it is so required under Clause 34.3(e)(iii);
(ix)any action has been taken to enforce the Transaction Security in accordance with the Finance Documents;
(x)on or immediately following a refinancing, repayment, prepayment or cancellation in full of the Facility; or
(xi)to the extent necessary to comply with the Hedging Policy.

(b)If a Hedge Counterparty exercises its termination rights:
(i)pursuant to paragraph (a) above, then save where it exercises such rights pursuant to paragraphs 34.3(a)(i), 34.3(a)(ii) or 34.3(a)(xi), it must terminate all the hedging transactions under the Secured Hedging Agreements to which it is a party; and
(ii)pursuant to paragraph 34.3(a)(i), 34.3(a)(ii) or 34.3(a)(xi) above, it may only terminate the Affected Transactions (as defined in the applicable ISDA Master Agreement).
(c)Save for any Security or guarantee constituted by any Transaction Security Documents, any Permitted Security or Permitted Parent Financial Indebtedness and the guarantees given under this Agreement and, for the avoidance of doubt, without prejudice to any Hedge Counterparty’s right to enter into one-way collateralisation arrangements for the benefit of an Obligor, no Hedge Counterparty shall permit to subsist or receive the benefit of any margin call arrangement, any collateral or credit support, any Security or any guarantee or other assurance against financial loss for, or in respect of, any Hedging Liability.
(d)In the event that (i) a Lender which is a Hedge Counterparty or in respect of which a Hedge Counterparty is an Affiliate ceases to be a Lender or (ii) in the case of an Initial Hedge Counterparty, an Original Lender ceases to be a Lender (the “Relevant Hedge Counterparty”), an Obligor may novate any Hedging Agreement entered into by such Relevant Hedge Counterparty to another Lender or a Hedge Counterparty provided that if that Obligor does not novate following 20 Business Days of a request by the Relevant Hedge Counterparty, the Relevant Hedge Counterparty (i) may close out or terminate any Hedging Agreement to which it is a party and (ii) shall bear all costs and expenses in connection with that close out or termination only if such Relevant Hedge Counterparty ceases to be a Lender other than by reason of the events described in Clause 34.3(a)(vii) or other than by reason of the exercise by an Obligor of its right to replace a Lender pursuant to Clause 42.6(a) (Replacement of Lender).
(e)Each Obligor that is party to a Hedging Agreement and each Hedge Counterparty agrees that unless the Agent otherwise consents:
(i)each Secured Hedging Agreement to which it is a party shall be entered into under the terms of an ISDA Master Agreement;
(ii)at any time on or after the Enforcement Date, if an amount falls due from a Hedge Counterparty to that Obligor under any Secured Hedging Agreement, that amount shall be paid by that Hedge Counterparty to the Agent or the Offshore Security Agent (in full discharge of its obligations to make such payments to that Obligor) for application in accordance with Clause 35 (Sharing among the Finance Parties) and Clause 36 (Payment Mechanics); and
(iii)promptly on the occurrence of the Enforcement Date, each Hedge Counterparty and that Obligor will, if so instructed by the Offshore Security Agent, exercise any rights it may have to terminate or close out all or any of the hedging transactions under each Secured Hedging Agreement to which it is a party (provided that the Offshore Security Agent shall not be entitled to issue any instructions under this Clause 34.3(e)(iii) once all amounts outstanding under the Finance Documents (other than under any Secured Hedging Agreements) have been paid or repaid in full).

(f)Promptly upon request, the Obligors’ Agent and each Hedge Counterparty will provide to the Agent and the Offshore Security Agent copies of all Secured Hedging Agreements to which an Obligor is a party.
(g)The Obligors’ Agent and the relevant Hedge Counterparty shall promptly notify the Offshore Security Agent of the details of the termination or closing-out of any Secured Hedging Agreement or any hedging transaction thereunder or the modification in any material respect of any Secured Hedging Agreement and if so requested by the Offshore Security Agent, promptly provide any documents relating to such termination, closing-out or modification (as the case may be).
(h)Each of the Hedge Counterparties shall on request by the Offshore Security Agent from time to time notify the Offshore Security Agent of the details of the outstanding amount of all of the Hedging Liabilities (if any) owed to that Hedge Counterparty.
(i)Each Hedge Counterparty and each Obligor agrees that each Secured Hedging Agreement to which it is a party shall operate subject to the terms of this Agreement and, accordingly, in the event of any inconsistency between the terms of such Secured Hedging Agreement and this Agreement the terms of this Agreement shall prevail.
(j)Each Hedge Counterparty that is a party to any Hedging Agreement with an Obligor:
(i)consents to the grant by that Obligor of Security over its rights and interests in such Hedging Agreement (without prejudice to any close-out netting, payment netting or set-off provisions under such Hedging Agreement) in favour of the Secured Parties or, as the case may be, the Offshore Security Agent (in its capacity as such); and
(ii)to the extent that such Security has been granted pursuant to a Transaction Security Document, acknowledges that it has received notice that each such Hedging Agreement to which it is a party is the subject of such Security.
34.4Hedging Payments
(a)Before the Enforcement Date:
(i)an Obligor may make, and each Hedge Counterparty may receive and retain, payment of all Hedging Costs, including any scheduled payments or partial payments arising under the terms of the relevant Secured Hedging Agreement and any Hedging Termination Payments payable to such Hedge Counterparty pursuant to the termination of any Secured Hedging Agreement (or hedging transaction thereunder) which is permitted under this Agreement;
(ii)each Hedge Counterparty may only discharge any Hedging Liability by set-off in accordance with Clause 37 (Set-Off) and only to the extent that such Hedging Liability is permitted to be paid under Clause 34.4(a)(i); and
(iii)each Hedge Counterparty may only discharge any Hedging Liability under any netting arrangements in accordance with the terms of the relevant Secured Hedging Agreement but only to the extent that such Hedging Liability is permitted to be paid under Clause 34.4(a)(i).
(b)Prior to the Enforcement Date, no Hedge Counterparty may receive or retain any payment of, or any distribution in respect of (or on account of), any Hedging Liability in cash or in kind, or apply any money or assets in or towards the repayment or discharge of any Hedging Liability save as provided in Clause 34.4(a).
(c)On and from the Enforcement Date, no Hedge Counterparty may receive or retain any payment of, or any distribution in respect of (or on account of), any Hedging Liability in cash or in kind, or apply any money or assets in or towards the repayment or discharge of any Hedging Liability which would otherwise be permitted under the preceding provisions of this Clause 34.4 (Hedging Payments). On and from the Enforcement Date, any Hedging Liability may only be repaid or discharged pursuant to a distribution by the Agent made in accordance with Clause 35 (Sharing among the Finance Parties) and Clause 36 (Payment Mechanics). The foregoing provisions shall not prevent a netting of payments pursuant to Sections 2(c) or 6(e) of the ISDA Master Agreement or their equivalent in any Agreed CGD Master provided that (on and from the Enforcement Date) any resulting amount due to a Hedge Counterparty is made to and/or through the Agent in accordance with Clause 36.1 (Payments to the Agent).
34.5Voting Rights of Hedge Counterparties
(a)To take into account the interest of the Hedge Counterparties at any time when a Hedging Termination Payment under a Secured Hedging Agreement has fallen due for payment but has not been paid, all references to all Lenders shall be deemed to be references to all Creditors and all references to Majority Lenders shall be deemed to be references to Majority Creditors.
(b)The relevant Hedge Counterparty shall notify the Agent of any Hedging Termination Payment under a Secured Hedging Agreement that has fallen due for payment but has not been paid.
(c)In this Agreement:
“Creditor” means any Lender or any Hedge Counterparty.
“Creditor Participation” means, in relation to a Creditor, the aggregate of:
(a)its Available Commitment;
(b)its aggregate participation in any outstanding Utilisations; and
(c)in respect of any Secured Hedging Agreement that has, as of the date the calculation is made, been early terminated or closed out, in whole or part, in accordance with the terms of that Secured Hedging Agreement, the amounts, if any, payable by an Obligor under that Secured Hedging Agreement in respect of any termination or close-out after giving effect to any set-off between Hedging Agreements permitted under this Agreement, to the extent that the amounts are unpaid (that amount to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Secured Hedging Agreement).
“Majority Creditors” means, at any time, those Creditors whose Creditor Participations at that time aggregate more than 66⅔ per cent. of the aggregate amount of all Creditor Participations at that time.

35.Sharing among the Finance Parties
35.1Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 36 (Payment Mechanics) or Clause 34.4 (Hedging Payments) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:
(a)the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(b)the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 36 (Payment Mechanics) or, as the case may be, Clause 34.4 (Hedging Payments) without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 36.6 (Partial Payments) or, as the case may be, Clause 34.4 (Hedging Payments).
35.2Redistribution of Payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 36.6 (Partial Payments) or, as the case may be, Clause 34.4 (Hedging Payments), towards the obligations of that Obligor to the Sharing Finance Parties.
35.3Recovering Finance Party’s Rights
On a distribution by the Agent under Clause 35.2 (Redistribution of Payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
35.4Reversal of Redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and
(b)as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

35.5Exceptions
(a)This Clause 35 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)it notified the other Finance Party of the legal or arbitration proceedings; and
(ii)the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

36.Payment Mechanics
36.1Payments to the Agent
(a)On each date on which an Obligor or a Lender is required to make a payment under a Finance Document that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State) and with such bank as the Agent, in each case, specifies.
(c)At all times prior to the Enforcement Date, all payments by an Obligor or a Hedge Counterparty under or in respect of any Secured Hedging Agreement shall be made directly between the relevant Obligor and the relevant Hedge Counterparty (and not through the Agent pursuant to Clause 36.1(a) (Payments to the Agent)) and, accordingly, at all such times, all references in Clause 36.6 (Partial Payments) to Secured Hedging Agreements, Hedging Costs and Hedging Termination Payments shall be disregarded.
(d)On and from the Enforcement Date, all payments by an Obligor or a Hedge Counterparty under or in respect of any Secured Hedging Agreement shall be made to and/or through the Agent in accordance with Clause 36.1(a) (Payments to the Agent) as if the references to “Lender” and “Finance Documents” in that paragraph were references to “Hedge Counterparty” and “Hedging Agreements” respectively.
36.2Distributions by the Agent
Each payment received by the Agent under the Finance Documents or the Secured Hedging Agreements for another Party shall, subject to Clause 36.3 (Distributions to an Obligor) and Clause 36.4 (Clawback and Pre-Funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State).

36.3Distributions to an Obligor
The Agent and each Security Agent may (with the consent of the Obligor or in accordance with Clause 37 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or any Secured Hedging Agreement or in or towards purchase of any amount of any currency to be so applied.
36.4Clawback and Pre-Funding
(a)Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(c)If the Agent is willing to make available amounts for the account of the applicable Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to that Borrower:
(i)the Agent shall notify the Obligors’ Agent of that Lender’s identity and the Obligors’ Agent shall on demand refund it to the Agent; and
(ii)the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Obligors’ Agent, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
36.5Impaired Agent
(a)If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents or the Secured Hedging Agreements to the Agent in accordance with Clause 36.1 (Payments to the Agent) may instead either:
(i)pay that amount direct to the required recipient(s); or
(ii)if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (b) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents or the Secured Hedging Agreements.
(b)All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
(c)A Party which has made a payment in accordance with this Clause 36.5 shall be discharged of the relevant payment obligation under the Finance Documents or the Secured Hedging Agreements and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.
(d)Promptly upon the appointment of a successor Agent in accordance with Clause 29.13 (Replacement of the Agent, the Technical Bank and the Modelling Bank), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 36.2 (Distributions by the Agent).
(e)A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)that it has not given an instruction pursuant to paragraph (d) above; and
(ii)that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.
36.6Partial Payments
(a)If the Agent receives a payment for application against amounts due in respect of any Finance Document or Secured Hedging Agreement (including any amount received pursuant to Clause 31.1 (Order of Application)) that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents and Secured Hedging Agreements in the following order:
(i)first, in or towards payment pro rata of any unpaid amount owing to the Administrative Finance Parties, any Receiver or Delegate under the Finance Documents and Secured Hedging Agreements;
(ii)secondly, in or towards payment pro rata of any accrued interest, fee or commission or Hedging Costs due but unpaid under the Finance Documents and Secured Hedging Agreements;
(iii)thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents and any Hedging Termination Payments; and
(iv)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents and Secured Hedging Agreements.
(b)The Agent shall, if so directed by the Majority Lenders and (if the variation would adversely affect any of them) the Secured Hedge Counterparties, vary the order set out in paragraphs 36.6(a)(i) to (iv) above.

(c)Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
(d)Notwithstanding the foregoing or any other provision of a Finance Document, amounts received from any Guarantor shall not be applied to any obligation that is an Excluded Swap Obligation of such Guarantor.
36.7Set-Off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
36.8Business Days
(a)Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
36.9Currency of Account
(a)Subject to paragraphs (b) to (e) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.
(c)Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.
(d)Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
36.10Change of Currency
(a)Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Obligors’ Agent); and
(ii)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Obligors’ Agent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
36.11Disruption to Payment Systems, Etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Obligors’ Agent that a Disruption Event has occurred:
(a)the Agent may, and shall if requested to do so by the Obligors’ Agent, consult with the Obligors’ Agent with a view to agreeing with the Obligors’ Agent such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;
(b)the Agent shall not be obliged to consult with the Obligors’ Agent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)any such changes agreed upon by the Agent and the Obligors’ Agent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 42 (Amendments and Waivers);
(e)the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 36.11; and
(f)the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
36.12Amounts paid in error
(a)If the Agent pays an amount to another Party and the Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent.
(b)Neither:
(i)the obligations of any Party to the Agent; nor
(ii)the remedies of the Agent,
(whether arising under this Clause 36.12 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c)All payments to be made by a Party to the Agent (whether made pursuant to this Clause 36.12 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
(d)In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent to another Party which the Agent determines (in its sole discretion) was made in error.

37.Set-Off
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

38.Notices
38.1Communications in Writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, electronic communication or letter.
38.2Addresses
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38.3Delivery
(a)Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)if by way of fax, when received in legible form; or
(ii)if by way of electronic communication, in accordance with Clause 38.6 (Electronic Communication); or
(iii)if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 38.2 (Addresses), if addressed to that department or officer.
(b)Any communication or document to be made or delivered to an Administrative Finance Party will be effective only when actually received by that Administrative Finance Party and then only if it is expressly marked for the attention of the department or officer identified with Administrative Finance Party’s signature below (or any substitute department or officer as the Administrative Finance Party shall specify for this purpose).
(c)All notices from or to an Obligor shall be sent through the Agent other than in respect of any Secured Hedging Agreement.

(d)Any communication or document made or delivered to the Obligors’ Agent in accordance with this Clause 38.3 will be deemed to have been made or delivered to each of the Obligors.
(e)Any communication or document which becomes effective, in accordance with paragraphs 38.3(a)(i) or (iii) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
38.4Notification of Address, Electronic Communication and Fax Number
Promptly upon receipt of notification of any change of address, electronic communication or fax number including pursuant to Clause 38.2 (Addresses) or changing its own address, electronic communication or fax number, in each case, the Agent shall notify the other Parties.
38.5Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

38.6Electronic Communication
(a)Any electronic communication as specified in Clause 38.3(a)(ii) (Delivery) (as may be changed and notified to the Agent in accordance with the provisions of this Clause 38) and made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or a Security Agent only if it is addressed in such a manner as the Agent or that Security Agent shall specify for this purpose.
(b)Any electronic communication that becomes effective, in accordance with paragraph (a) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(c)Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 38.6.
38.7Use of Websites
(a)Each Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Obligors’ Agent and the Agent (the “Designated Website”) if:
(i)the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
(ii)both the Obligors’ Agent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)the information is in a format previously agreed between the Obligors’ Agent and the Agent.
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Obligors’ Agent accordingly and the Obligors’ Agent shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Obligors’ Agent shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.
(b)The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors’ Agent and the Agent.
(c)The Obligors’ Agent shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)the Designated Website cannot be accessed due to technical failure;
(ii)the password specifications for the Designated Website change;
(iii)any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)the Obligors’ Agent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Obligors’ Agent notifies the Agent under paragraph 38.7(c)(i) or paragraph 38.7(c)(v) above, all information to be provided by the Obligors’ Agent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.
(d)Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors’ Agent shall at its own cost comply with any such request within ten Business Days.
38.8English Language
(a)Any notice given under or in connection with any Finance Document must be in English.
(b)All other documents provided under or in connection with any Finance Document must be:
(i)in English; or
(ii)if not in English, and if so required by the Agent or a Security Agent, accompanied by a certified English translation promptly on request (and at the Obligors’ Agent’s cost) and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

39.Calculations and Certificates
39.1Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
39.2Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
39.3Day Count Convention and Interest Calculation
(a)Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:
(i)on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and
(ii)subject to paragraph (b) below, without rounding.

(b)The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

40.Partial Invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

41.Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

42.Amendments and Waivers
42.1Required Consents
(a)Subject to Clause 42.2 (All Lender Matters) and Clause 42.3 (Other Exceptions), any term of the Finance Documents (other than the Fee Letters) may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.
(b)The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 42.
(c)Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 29.7 (Rights and Discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for effecting any amendment, waiver or consent under this Agreement.
(d)Each Obligor agrees to any such amendment or waiver permitted by this Clause 42 which is agreed to by the Obligors’ Agent. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.
(e)Paragraph (c) of Clause 27.10 (Pro Rata Interest Settlement) shall apply to this Clause 42.
42.2All Lender Matters
Subject to Clause 42.4 (Changes to Reference Rates), an amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to any of the following:
(a)the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)the definitions of “Sanctioned Country”, “Sanctioned Person”, “Sanctions”, “Sanctions Authority” or “Sanctions List” in Clause 1.1 (Definitions);
(c)the definition of “Change of Control” in Clause 1.1 (Definitions);
(d)Clause 1.2(a)(i) (Construction);
(e)an extension to the date of payment of any amount under the Finance Documents;
(f)a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(g)a change in currency of payment of any amount under the Finance Documents;
(h)an increase in any Commitment or the Total Commitments (other than an increase in accordance with Clause 2.2 (Increase due to Cancellation) or Clause 2.5 (Accordion)), an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;
(i)any provision which expressly requires the consent of all the Lenders;
(j)Clause 8.1 (Illegality);
(k)Clause 2.3 (Finance Parties’ Rights and Obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 8.6 (Mandatory Prepayment - Change of Control), Clause 8.7 (Mandatory Prepayment – Sanctions and Anti-Corruption Law), Clause 9.7 (Application of Prepayments), Clause 21.23 (Anti-Corruption Law), Clause 21.34 (Sanctions), Clause
22.9 (DAC 6), Clause 24.21 (Compliance with Sanctions), Clause 24.22 (Anti-Corruption Law), Clause 28 (Changes to the Obligors), Clause 35 (Sharing among the Finance Parties), this Clause 42, Clause 46 (Governing Law) or Clause 47.1 (Arbitration);
(l)(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:
(i)the guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity);
(ii)the Charged Property; or
(iii)the manner in which the proceeds of enforcement of the Transaction Security are distributed,
(except in the case of paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);
(m)the release of any guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity) or of any Transaction Security unless expressly permitted under this Agreement, or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement, or any other Finance Document or arises in connection with a release of liabilities of, or of Transaction Security granted by or over the shares of, an Obligor in connection with the sale of that Obligor or a person of which it is a Subsidiary pursuant to an enforcement of any Transaction Security;
(n)the order of priority or subordination under an Acceptable Intercreditor Agreement;

(o)any change to the provisions relating to the Lenders’ rights and obligations between themselves, including Clause 36.6 (Partial Payments), the sharing of recoveries and proceeds of Transaction Security Documents or Clause 27 (Changes to the Lenders); and
(p)a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);
and, in each case, shall not be made, or given, without the prior consent of all the Lenders (and in respect of (m) and any Swedish Transaction Security, the prior written consent of the Offshore Security Agent in accordance with Clause 1.7 (Swedish Terms)), provided that the consent of a Restricted Lender will not be required for any amendment or waiver of a provision relating to Sanctions of which such Restricted Lender does not have the benefit.
42.3Other Exceptions
(a)An amendment or waiver which relates to:
(i)the rights or obligations of an Administrative Finance Party or a Secured Hedge Counterparty (each in their capacity as such) may not be effected without the consent of that Administrative Finance Party or that Secured Hedge Counterparty, as the case may be; and
(ii)while any amount remains due but unpaid to any Secured Hedge Counterparty under any Secured Hedging Agreement, any matter referred to in paragraphs (l), (m), (n) and (p) of Clause 42.2 may not be effected, in each case, without the consent of that Secured Hedge Counterparty.
(b)For the purposes of a request for any amendment, waiver or approval that has the effect of changing any provision of an Offtake Agreement in a manner that is adverse to the Obligors (other than as a result of any change in accordance with any applicable law or regulation), the Commitments of the Offtaker Lender that is a party to such Offtake Agreement and/or the participation of such Offtaker Lender shall not be included for the purposes of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.
42.4Changes to Reference Rates
(a)Subject to paragraph (a) of Clause 42.3 (Other Exceptions), if a Published Rate Replacement Event has occurred in relation to that Published Rate, any amendment or waiver which relates to:
(i)providing for the use of a Replacement Reference Rate in place of that Published Rate; and
(ii)
(1)aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(2)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that

Replacement Reference Rate to be used for the purposes of this Agreement);
(3)implementing market conventions applicable to that Replacement Reference Rate;
(4)providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(5)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors’ Agent.
(b)An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Loan under this Agreement to any recommendation of a Relevant Nominating Body which:
(i)relates to the use of a risk-free reference rate on a compounded basis in the international or any relevant domestic syndicated loan markets; and
(ii)is issued on or after the date of this Agreement,
may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors’ Agent.
(c)In this Clause 42.4: “Published Rate” means:
(a)the CME Term SOFR for any Quoted Tenor; or
(b)SOFR.
“Published Rate Replacement Event” means, in relation to a Published Rate:
(a)the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders, and the Obligors’ Agent materially changed;

(b)

(i)

(1)the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(2)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal,

exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(ii)the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(iii)the supervisor of the administrator of that Published Rate publicly announces that that Published Rate has been or will be permanently or indefinitely discontinued;
(iv)the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;
(c)the administrator of that Published Rate determines that SOFR should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors’ Agent) temporary; or
(d)in the opinion of the Majority Lenders and the Obligors’ Agent, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily published.
“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
“Replacement Reference Rate” means a reference rate which is:
(a)formally designated, nominated or recommended as the replacement for a Published Rate by:
(i)the administrator of SOFR (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(ii)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;
(b)in the opinion of the Majority Lenders and the Obligors’ Agent, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)in the opinion of the Majority Lenders and the Obligors’ Agent, an appropriate successor to a Published Rate.
42.5Excluded Commitments
If:
(a)any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 Business Days of that request being made; or
(b)a Lender which is not a Defaulting Lender fails to respond to a request for a consent, waiver, amendment of, or in relation to, any term of any Finance Document, or any other vote of Lenders under the terms of this Agreement or any other Finance Document within 15 Business Days (or such longer period as expressly permitted under the terms of a Finance Document) of that request being made,
(unless, in each case, the Obligors’ Agent and the Agent agree to a longer time period in relation to any request):
(i)its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and
(ii)its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
42.6Replacement of Lender
(a)If at any time:
(i)any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or
(ii)an Obligor becomes obliged to repay any amount in accordance with Clause 8.1 (Illegality) or to pay additional amounts pursuant to Clause 15.1 (Increased Costs), Clause 14.2 (Tax Gross-Up) or Clause 14.3 (Tax Indemnity) to any Lender,
then the Obligors’ Agent may, on 15 Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (which shall not be a member of the VAALCO Energy Group) (a “Replacement Lender”) selected by the Obligors’ Agent and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 27 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.10 (Pro Rata Interest Settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)The replacement of a Lender pursuant to this Clause 42.6 shall be subject to the following conditions:
(i)the Obligors shall have no right to replace a Lender in its capacity as an Administrative Finance Party;
(ii)neither the Agent nor the Lender shall have any obligation to the Obligors to find a Replacement Lender;
(iii)in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 60 days after the date on which that Lender is deemed a Non-Consenting Lender;
(iv)in no event shall the Lender replaced under this Clause 42.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and
(v)the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.
(c)A Lender shall perform the checks described in paragraph 42.6(b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Obligors’ Agent when it is satisfied that it has complied with those checks.
(d)In the event that:
(i)the Obligors’ Agent or the Agent has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;
(ii)the consent, waiver or amendment in question requires the approval of all the Lenders; and
(iii)Lenders whose Commitments aggregate more than 80 per cent. of the Total Commitments (or if the Total Commitments have been reduced to zero, aggregated more than 80 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment or all Lenders except one have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.
42.7Disenfranchisement of Defaulting Lenders
(a)For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
(i)the Majority Lenders; or
(ii)whether:
(A)any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(B)the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.
(b)For the purposes of this Clause 42.7, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)any Lender which has notified the Agent that it has become a Defaulting Lender;
(ii)any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
42.8Replacement of a Defaulting Lender
(a)The Obligors’ Agent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 15 Business Days’ prior written notice to the Agent and such Lender:
(i)replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;
(ii)require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or
(iii)require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (which shall not be a member of the VAALCO Energy Group) (a “Replacement Lender”) selected by the Obligors’ Agent and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 27 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:
(A)in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.10 (Pro Rata Interest Settlement)) and/or Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)in an amount agreed between that Defaulting Lender, the Replacement Lender and the Obligors’ Agent and which does not exceed the amount described in paragraph (A) above.
(b)Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 42.8 shall be subject to the following conditions:
(i)the Obligors shall have no right to replace a Lender in its capacity as an Administrative Finance Party;
(ii)neither the Agent nor the Defaulting Lender shall have any obligation to the Obligors to find a Replacement Lender;
(iii)the transfer must take place no later than 90 days after the notice referred to in paragraph (a) above;
(iv)in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(v)the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.
(c)The Defaulting Lender shall perform the checks described in paragraph (v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Obligors’ Agent when it is satisfied that it has complied with those checks.

43.Confidential Information
43.1Confidentiality
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 43.2 (Disclosure of Confidential Information) and Clause 43.3 (Disclosure to Numbering Service Providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
43.2Disclosure of Confidential Information
Any Finance Party may disclose:
(a)to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, service providers, auditors, insurers, insurance brokers, reinsurers, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)to any person:
(i)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as an Agent, an Onshore Security Agent or an Offshore Security Agent (as the case may be) and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(ii)with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(iii)appointed by any Finance Party or by a person to whom paragraph 43.2(b)(i) or 43.2(b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph 29.15(b) of Clause 29.15 (Relationship with the Lenders));
(iv)who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph 43.2(b)(i) or 43.2(b)(ii) above;
(v)to whom information is required or requested to be disclosed by any court or tribunal of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.9 (Security over Lenders’ Rights);
(viii)acting as an insurance broker to a Finance Party or who provides or is to provide insurance or credit protection to a Finance Party in relation to all or any part of the Facility;
(ix)who is a Party;
(x)to the extent necessary for such calculation, with whom a Secured Hedge Counterparty obtains market quotations for calculating the amount of any Hedging Termination Payment;
(xi)with the consent of the Obligors’ Agent,
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)in relation to paragraphs 43.2(b)(i), 43.2(b)(ii) and 43.2(b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking (it being agreed that a limited amount of Confidential Information may be disclosed as required for the purpose of negotiating the terms of the Confidentiality Undertaking including, but not limited to, the name of the Obligors and the term of the Facility) except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)in relation to paragraphs 43.2(b)(iv), 43.2(b)(vii) and 43.2(b)(x) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking (it being agreed that a limited amount Confidential Information may be disclosed as required for the purpose of negotiating the terms of the Confidentiality Undertaking, including, but not limited to, the name of the Obligors and the term of the Facility) or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)in relation to paragraphs 43.2(b)(v), 43.2(b)(vi) and 43.2(b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)to any person appointed by that Finance Party or by a person to whom paragraph 43.2(b)(i) or 43.2(b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including, without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Obligors’ Agent and the relevant Finance Party;
(d)to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and
(e)on and following the occurrence of a Default which is continuing, to any governmental or regulatory authority which has issued or is party to any Field Licence if the person to whom the Confidential Information is given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
43.3Disclosure to Numbering Service Providers

(a)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(i)names of Obligors;
(ii)country of domicile of Obligors;
(iii)place of incorporation of Obligors;
(iv)date of this Agreement;
(v)Clause 46 (Governing Law);
(vi)the names of the Agent and each Mandated Lead Arranger;
(vii)date of each amendment and restatement of this Agreement;
(viii)amount of Total Commitments;
(ix)currency of the Facility;
(x)type of Facility;
(xi)ranking of Facility;
(xii)Final Maturity Date;
(xiii)changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and
(xiv)such other information agreed between such Finance Party and the Obligors’ Agent, to enable such numbering service provider to provide its usual syndicated loan numbering identification services. The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(b)Each Obligor represents that none of the information set out in paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.
(c)The Agent shall notify the Obligors’ Agent and the other Finance Parties of:
(i)the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
43.4Entire Agreement
This Clause 43 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

43.5Inside Information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
43.6Notification of Disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Obligors’ Agent:
(a)of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 43.2(b)(v) of Clause 43.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that Confidential Information has been disclosed in breach of this Clause 43.
43.7Continuing Obligations
The obligations in this Clause 43 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:
(a)the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)the date on which such Finance Party otherwise ceases to be a Finance Party.

44.Confidentiality of Funding Rates
44.1Confidentiality and Disclosure
(a)The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)The Agent may disclose:
(i)any Funding Rate to the Obligors’ Agent pursuant to Clause 10.4 (Notifications); and
(ii)any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)The Agent and each Obligor may disclose any Funding Rate, to:
(i)any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;
(ii)any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iii)any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and
(iv)any person with the consent of the relevant Lender.
44.2Related Obligations
(a)The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.
(b)The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)of the circumstances of any disclosure made pursuant to paragraph 44.1(c)(ii) of Clause 44.1 (Confidentiality and Disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)upon becoming aware that any information has been disclosed in breach of this Clause 44.
44.3No Event of Default
No Event of Default will occur under Clause 26.4 (Other Obligations) by reason only of an Obligor’s failure to comply with this Clause 44.

45.Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of such Finance Document.

46.Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

47.Enforcement
47.1Arbitration
(a)The Parties agree that any claim, dispute or difference of whatever nature arising under, out of or in connection with this Agreement (including a claim, dispute or difference regarding its existence, termination or validity or any non-contractual obligations arising out of or in connection with this Agreement) (a “Dispute”), shall be referred to and finally settled by arbitration in accordance with the Arbitration Rules of the London Court of International Arbitration (the “LCIA Rules”), which Rules shall be deemed incorporated into this clause. The Parties agree to opt out of Article 9B (Emergency Arbitrator) of the LCIA Rules.
(b)The seat of the arbitration shall be London, England.
(c)The language of the arbitration shall be English.
(d)The number of arbitrators shall be three, the claimant(s) in the Request for Arbitration (as defined in the LCIA Rules) shall nominate one arbitrator and the respondent(s) shall nominate in the Response one arbitrator, and the third arbitrator, who shall act as president, shall be nominated by the two party-nominated arbitrators, provided that if the third arbitrator has not been nominated within 15 Business Days of the nomination of the second party-nominated arbitrator, such third arbitrator shall be appointed by the LCIA Court.
(e)This arbitration agreement, including its validity and scope, shall be governed by English law.
(f)If any arbitration commenced in relation to a Dispute concerns or involves more than two Parties, the arbitration may proceed as a multi-party arbitration. Each Party to any arbitration proceedings consents to:
(i)being joined to any arbitration commenced under this Agreement; and
(ii)the consolidation of any two or more arbitrations commenced under this Agreement into a single arbitration. When bringing a dispute on behalf of the Finance Parties, the Agent constitutes one party for the purposes of this Agreement.
(g)The Parties undertake to keep confidential all awards and orders in the arbitration, as well as all materials created for the purpose of the arbitration not otherwise in the public domain, save and to the extent that a disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

(h)Notwithstanding paragraphs (a) to (g) above, no Secured Party shall at its sole option be prevented from submitting a Dispute to the courts of England, which in that case will have exclusive jurisdiction to determine the Dispute.
(i)If any Obligor has already commenced arbitration proceedings under this Clause 47.1 in relation to a Dispute before a Secured Party has commenced court proceedings, it is agreed that before any Secured Party has filed a Response as defined in the LCIA Rules the Agent may, by notice in writing to all other Parties, require that the Dispute be heard by the courts of England and the Parties agree that the courts of England which in that case will have exclusive jurisdiction to determine a Dispute. If the Agent gives such notice, it is agreed that any arbitral tribunal already appointed or to be appointed, will have no jurisdiction in respect of the Dispute and the arbitration proceedings shall be discontinued within five (5) Business Days of receipt of such notice. Each Party will bear its own costs in connection with the arbitration proceeding.
(j)Any Party may apply to the courts of England for any interim or conservatory measures before the formation of the Arbitral Tribunal (as defined in the LCIA Rules).
(k)Should a Secured Party elect to take proceedings relating to a Dispute in the courts of England, the Parties agree that the courts of England are the most appropriate and convenient courts to settle the Dispute and accordingly no Party will argue to the contrary.
(l)Each arbitral award shall be final and binding on the parties and shall be in lieu of any other remedy including, without limitation, any appeal under section 69 of the Arbitration Act 1996.
47.2Service of Process
(a)Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)irrevocably appoints The Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in support of, or in connection with, an arbitration commenced pursuant to Clause
47.1 (Arbitration); and
(ii)agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Obligors’ Agent (on behalf of all the Obligors) must immediately (and in any event within five Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.
(c)Each Obligor expressly agrees and consents to the provisions of this Clause 47 and Clause 46 (Governing Law).
47.3Waiver of Immunity
(a)Each Obligor waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(i)the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and
(ii)the issue of any process against its assets or revenues for the enforcement of a judgment or award or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.
(b)Each Obligor agrees that in any proceedings in England this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of the English State Immunity Act 1978.

48.Contractual recognition of Bail-In
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail- In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)any Bail-In Action in relation to any such liability, including (without limitation):
(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)a cancellation of any such liability; and
(b)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

49.Acknowledgement regarding any supported QFCs
49.1Acknowledgement regarding any supported QFCs
To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S.

Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Clause 49, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12
C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12
C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12
C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

50.Notice Under USA Patriot Act
50.1Each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107 56 (signed into law 26 October, 2001)) (as amended from time to time, the “PATRIOT Act”) hereby notifies the Obligors’ Agent that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies any member of the Parent Obligor Group, which information includes the name and address of such member of the Parent Obligor Group and other information that will allow such Lender to identify such member of the Parent Obligor Group in accordance with the PATRIOT Act.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Parties

Part 1
The Original Borrowers

Name of Original Borrower	Registration number (or equivalent, if any) Original Jurisdiction
VAALCO Energy, Inc.	Delaware, United States of America, Delaware Secretary of State file number 2188793
VAALCO Gabon (Etame), Inc.	Delaware, United States of America, Delaware Secretary of State file number 2515801
VAALCO Energy Cote d’Ivoire SPE AB (formerly known as SPE CI AB)	Sweden, registration number 556665-4884, operating as foreign branch in Côte d’Ivoire under registration number CI-ABJ-03-2002- B21-277791
VAALCO West Gharib Inc. (formerly known as TransGlobe West Gharib Inc.)	Turks and Caicos Islands, registration number TC.047973
VAALCO West Bakr Inc. (formerly known as TransGlobe West Bakr Inc.)	Turks and Caicos Islands, registration number TC.039822
VAALCO NW Gharib Inc. (formerly known as TG NW Gharib Inc.)	Turks and Caicos Islands, registration number TC.040964
Part 2
The Original Guarantors

Name of Original Guarantor	Registration number (or equivalent, if any) Original Jurisdiction
VAALCO Energy, Inc.	Delaware, United States of America, Delaware Secretary of State file number 2188793
VAALCO Gabon (Etame), Inc.	Delaware, United States of America, Delaware Secretary of State file number 2515801
VAALCO Egypt Holdings Inc. (formerly known as TransGlobe Petroleum International Inc.)	Turks and Caicos Islands, registration number TC.031395
VAALCO Energy Cote d’Ivoire Holding AB (formerly known as SPE CI Holding AB)	Sweden, registration number 556688-3541

VAALCO Energy Cote d’Ivoire AB (formerly known as Svenska Petroleum Exploration Aktiebolag)	Sweden, registration number 556093-2583
VAALCO Energy Cote d’Ivoire SPE AB (formerly known as SPE CI AB)	Sweden, registration number 556665-4884, operating as foreign branch in Côte d’Ivoire under registration number CI-ABJ-03-2002-B21-277791
VAALCO West Gharib Inc. (formerly known as TransGlobe West Gharib Inc.)	Turks and Caicos Islands, registration number TC.047973
VAALCO West Bakr Inc. (formerly known as TransGlobe West Bakr Inc.)	Turks and Caicos Islands, registration number TC.039822
VAALCO NW Gharib Inc. (formerly known as TG NW Gharib Inc.)	Turks and Caicos Islands, registration number TC.040964
VAALCO Gabon S.A.	Gabon, registration number RG/POG 2014 B 1487

Part 3
The Original Lenders

Specified Period	The Standard Bank of South Africa Limited, Isle of Man Branch $	FirstRand Bank Limited, acting through its Rand Merchant Bank Division $	The Mauritius Commercial Bank Limited $	Glencore Energy UK Ltd. $	Total Commitments $
From the date of this Agreement up to and including the First Reduction Date	80,000,000.00	50,000,000.00	40,000,000.00	20,000,000.00	190,000,000.00
From the First Reduction Date up to and including the first Scheduled Redetermination Date to occur after the First Reduction Date (the “Second Reduction Date”)	72,000,000.00	45,000,000.00	36,000,000.00	18,000,000.00	171,000,000.00
From the Second Reduction Date up to and including the first Scheduled Redetermination Date to occur after the Second Reduction Date (the “Third Reduction Date”)	64,000,000.00	40,000,000.00	32,000,000.00	16,000,000.00	152,000,000.00
From the Third Reduction Date up	56,000,000.00	35,000,000.00	28,000,000.00	14,000,000.00	133,000,000.00

Specified Period	The Standard Bank of South Africa Limited, Isle of Man Branch $	FirstRand Bank Limited, acting through its Rand Merchant Bank Division $	The Mauritius Commercial Bank Limited $	Glencore Energy UK Ltd. $	Total Commitments $
to and including the first Scheduled Redetermination Date to occur after the Third Reduction Date (the “Fourth Reduction Date”)
From the Fourth Reduction Date up to and including the first Scheduled Redetermination Date to occur after the Fourth Reduction Date (the “Fifth Reduction Date”)	48,000,000.00	30,000,000.00	24,000,000.00	12,000,000.00	114,000,000.00
From the Fifth Reduction Date up to and including the first Scheduled Redetermination Date to occur after the Fifth Reduction Date (the “Sixth Reduction Date”)	40,000,000.00	25,000,000.00	20,000,000.00	10,000,000.00	95,000,000.00

Specified Period	The Standard Bank of South Africa Limited, Isle of Man Branch $	FirstRand Bank Limited, acting through its Rand Merchant Bank Division $	The Mauritius Commercial Bank Limited $	Glencore Energy UK Ltd. $	Total Commitments $
From the Sixth Reduction Date up to and including the first Scheduled Redetermination Date to occur after the Sixth Reduction Date (the “Seventh Reduction Date”)	32,000,000.00	20,000,000.00	16,000,000.00	8,000,000.00	76,000,000.00
From the Seventh Reduction Date up to and including the first Scheduled Redetermination Date to occur after the Seventh Reduction Date (the “Eighth Reduction Date”)	24,000,000.00	15,000,000.00	12,000,000.00	6,000,000.00	57,000,000.00
From the Eighth Reduction Date up to and including the first Scheduled Redetermination Date to occur after the Eighth Reduction Date	16,000,000.00	10,000,000.00	8,000,000.00	4,000,000.00	38,000,000.00

Specified Period	The Standard Bank of South Africa Limited, Isle of Man Branch $	FirstRand Bank Limited, acting through its Rand Merchant Bank Division $	The Mauritius Commercial Bank Limited $	Glencore Energy UK Ltd. $	Total Commitments $
(the “Ninth Reduction Date”)
From the Ninth Reduction Date up to the Final Maturity Date	8,000,000.00	5,000,000.00	4,000,000.00	2,000,000.00	19,000,000.00
On and from the Final Maturity Date	0.00	0.00	0.00	0.00	0.00

Schedule 2 Conditions
Part 1
Conditions Precedent to Submission of Initial Utilisation Request
1.The Original Obligors and the Security Grantors
(a)A copy of the constitutional documents and certificate of incorporation or registration (and any certificate on change of name), and any amendments thereto, of each Original Obligor and each Security Grantor.
(b)A copy of a resolution of the board of directors of each Original Obligor and each Security Grantor:
(i)approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party (and in the case of each Swedish Obligor, also approving the appointment of the Obligor’s Agent and the process agent specified in Clause 47.2 (Service of process));
(ii)authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.
(d)A copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than the Parent and each Swedish Obligor) approving the terms of, and the transactions contemplated by, the Finance Documents to which such Original Obligor is a party.
(e)A certificate of a director or officer of each of Original Obligor and each Security Grantor certifying that:
(i)borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded;
(ii)each copy document relating to it specified in this Part 1 of Schedule 2 (Conditions) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement; and

(iii)(other than in the case of the Parent, VAALCO Etame, VAALCO Energy Cote d’Ivoire AB, VAALCO Energy Cote d’Ivoire Holding AB and VAALCO CDI) the statutory registers of the relevant Company are being maintained in accordance with all applicable statutory requirements under the laws of its jurisdiction of incorporation;
(iv)(in the case of the Parent and VAALCO Etame) its books and records are being maintained in accordance with all applicable statutory requirements under the laws of its jurisdiction of incorporation, if any, and its certificate of incorporation and bylaws;
(v)(in the case of VAALCO Energy Cote d’Ivoire AB, VAALCO Energy Cote d’Ivoire Holding AB and VAALCO CDI), its share register is being maintained in accordance with all applicable statutory requirements under the laws of its jurisdiction of incorporation, if any, and its constitutional documents;
(vi)(x) each Original Obligor (other than VAALCO Etame and the Parent) is solvent as of the date of the certificate and (y) each of VAALCO Etame and the Parent is Solvent as of the date of the certificate; and
(vii)in respect of the Parent only, the list of all of the Obligor accounts which are existing at the date of the certificate set out in an annex to that director or officer certificate constitutes the list of all Permitted Accounts as at the Closing Date.
(f)A certificate of non-bankruptcy (“non-faillite” / “non-ouverture de procedure collective”) relating to VAALCO CDI less than ninety (90) days.
(g)A certificate of pledges and charges (“état des nantissements et privileges”) relating to VAALCO CDI less than ninety (90) days.
(h)A certificate of non-bankruptcy (“non-faillite”) relating to VAALCO Gabon less than ninety (90) days.
(i)A certificate of non-opening of collective proceedings (“non-ouverture de procedure collective”) relating to VAALCO Gabon less than ninety (90) days.
(j)A certificate of pledges and charges (“état des nantissements et privileges”) relating to VAALCO Gabon less than ninety (90) days.
(k)In the case of VAALCO Gabon, evidence of the authorisation from the BEAC to regularise/authorise all foreign (hard) currency accounts (onshore and/or offshore), if already opened.
2.Finance Documents
(a)This Agreement duly executed by the Parties.
(b)The Subordination Deed duly executed by each of the parties thereto.
(c)Each Fee Letter duly executed by each of the parties thereto.
(d)Each Onshore Security Agent Appointment Agreement.
(e)Each Onshore Account Bank Agreement.
(f)Each of the Transaction Security Documents listed in paragraph 1 of Schedule 12 (Transaction Security Documents) and (if applicable), an original thereof.

(g)A copy of all notices and other deliverables required to be sent or delivered in accordance with the terms of the Transaction Security Documents referred to in paragraph (f) above.
(h)All original share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Original Obligor or Security Grantor (as applicable) in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents referred to in paragraph (f) above.
3.Reports
Copies of:
(a)the Initial Reserves Report addressed to the Agent and the Technical Bank prepared by Independent Engineering Consultant;
(b)the Legal Due Diligence Report;
(c)the Environmental and Social Action Plan; and
(d)the report dated 4 November 2024 entitled “Environmental, Health and Safety Assessment – Final” prepared by the Independent E&S Consultant.
4.Material Project Documents
A copy (duly executed by all the parties thereto) of the Material Project Documents.
5.Other Documents and Evidence
(a)Evidence that the Initial Ivorian Field Licences, including in relation to the Block CI-40 licence, are reasonably likely to be extended.
(b)Confirmation from each Finance Party that it has completed all money laundering rules and regulations, “know your customer” and similar checks, including the PATRIOT Act, that it is required to carry out in relation to the Parent and each other Original Obligor, in each case at least five days prior to the date of the initial Utilisation Request, to the extent such rules, regulations and checks were requested at least ten (10) days prior to the date of the initial Utilisation Request.
(c)Evidence that each Original Obligor and each Security Grantor has appointed its process agent for the purposes of the English law Finance Documents to which it is or shall become a party.
(d)Each of an insurance broker letter of undertaking (issued by CAC Speciality) and reinsurance broker letter of undertaking (issued by CAC Speciality), in each case, in relation to the Borrowing Base Assets.
(e)All fees, costs and expenses (including legal fees) payable by the Original Obligors and/or the Security Grantor under the Finance Documents as at the Closing Date have been paid or will be paid simultaneously with the proceeds of the first Utilisation.
(f)Evidence that all Project Accounts that are required to be maintained in accordance with this Agreement have been opened with the relevant Account Banks.
(g)The Original Financial Statements of the Parent and each Relevant VAALCO Entity.

(h)Any other document relating to a Security Grantor or any Original Obligor confirmed by or on behalf of the Agent to the Obligors’ Agent as being required by any legal counsel for the purposes of any legal opinion referred to in paragraph 6 below.
(i)A copy of any other Authorisation or other document, opinion or assurance which the Lenders consider to be necessary in connection with (i) the entry by the Original Obligors and Security Grantors into, and performance by the Original Obligors and the Security Grantors of, the transactions contemplated by the Finance Documents; (ii) the grant by the Original Obligors or any Security Grantor of Security over its assets; or (iii) for the validity and enforceability of any Finance Document.
(j)Evidence that:
(i)the Existing Facility Agreement has been or will be simultaneously with the first Utilisation fully prepaid and cancelled;
(ii)all Existing Security granted pursuant to the Existing Facility Agreement has been or will be, simultaneously with the first Utilisation irrevocably and unconditionally released; and
(iii)the Etame Field Trustee and Paying Agent Agreement has been or will be simultaneously with the first Utilisation fully terminated and cancelled.
(k)Evidence that VAALCO CDI has notified the Minister of Mines, Petroleum and Energy of Côte d’Ivoire of its understanding that VAALCO CDI continues to hold the respective VAALCO interests in the Initial Ivorian Field Licences, and no dispute or request for clarification has been received in connection with such notification.
(l)A copy of the certificate of incumbency issued by the Registered Agent for each of (i) VAALCO Egypt, (ii) VAALCO West Gharib Inc., (iii) VAALCO West Bakr Inc., and (iv) VAALCO NW Gharib Inc.
(m)A certificate of good standing issued by the Financial Services Commission for each of (i) VAALCO Egypt, (ii) VAALCO West Gharib Inc., (iii) VAALCO West Bakr Inc., and (iv) VAALCO NW Gharib Inc.
(n)A certified true copy of the statutory registers for each of (i) VAALCO Egypt, (ii) VAALCO West Gharib Inc., (iii) VAALCO West Bakr Inc., and (iv) VAALCO NW Gharib Inc.
(o)A copy of each letter entered into between the Parent and a Designated Lender.
6.Legal Opinions
The following legal opinions, each addressed to the Agent and the Finance Parties as at the date of the relevant opinion:
(a)a legal opinion of White & Case LLP, as to English law;
(b)a legal opinion of White & Case LLP, as to Swedish law;
(c)a legal opinion of White & Case LLP, as to Egyptian law;
(d)a legal opinion of Bracewell LLP, as to New York law;
(e)a legal opinion of Bracewell LLP, as to Delaware law;

(f)a legal opinion of Cabinet FDKA, as to Ivorian law;
(g)a legal opinion of Alevina & Partners, as to Gabonese law;
(h)a legal opinion of Project Lawyers, as to Gabonese law;
(i)a legal opinion of Griffiths and Partners, as to Turks and Caicos Islands law;
(j)a legal opinion of Miller Simons O’Sullivan, as to Turks and Caicos Islands law;
(k)a legal opinion of BLC Robert & Associates, as to Mauritius law, each substantially in the form distributed to the Original Lenders prior to the Closing Date.
7.The Initial Banking Case and Initial VAALCO Energy Group Liquidity Forecast
(a)A copy of the Initial Banking Case generated by the Computer Model which demonstrates that the DSCR for the relevant Calculation Period commencing on the Closing Date is not less than 1.2:1.
(b)A VAALCO Energy Group Liquidity Forecast issued on the Closing Date, with a Forecast Period commencing on the expected date first Utilisation demonstrating no Funding Shortfall.

Part 2
Conditions precedent required to be delivered by an Additional Obligor
1.An Obligor Accession Deed executed by the Additional Obligor and the Parent.
2.A copy of the constitutional documents of the Additional Obligor.
3.A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Obligor:
(a)approving the terms of, and the transactions contemplated by, the Obligor Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Obligor Accession Deed and any other Finance Document to which it is party;
(b)authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;
(c)authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and
(d)authorising the Parent to act as its agent in connection with the Finance Documents.
4.If applicable, a copy of a resolution of the board of directors of the Additional Obligor, establishing the committee referred to in paragraph 3 above.
5.A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.
6.If applicable, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.
7.If applicable, a copy of a resolution of the board of directors of each corporate shareholder of each Additional Guarantor approving the terms of the resolution referred to in paragraph 6 above.
8.A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.
9.A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 2 of Schedule 2 (Conditions) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Obligor Accession Deed.
10.A copy of any other Authorisation or other document or assurance which the Agent considers to be necessary or desirable (acting reasonably) in connection with the entry into and performance of the transactions contemplated by the Obligor Accession Deed or for the validity and enforceability of any Finance Document.
11.If available, the latest audited financial statements of the Additional Obligor.

12.The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:
(a)A legal opinion of the legal advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Obligor Accession Deed.
(b)If the Additional Obligor is incorporated in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Obligor Accession Deed.
13.If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 47.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.
14.Any documents creating Security over the assets of the Additional Obligor on the same security principles as the Security granted by the Original Obligors (and where applicable, in a form and substance similar to the Transaction Security Document) to be executed by the proposed Additional Obligor or its immediate Holding Company.
15.Any notices or documents required to be given or executed under the terms of those security documents.

Schedule 3
Utilisation Request
From: [Borrower] To:    [Agent]
Dated:
Dear Sirs
Project Archway – up to $[],000,000 Borrowing Base Facility Agreement dated [] (the “Senior Facility Agreement”)
1.We refer to the Senior Facility Agreement. This is a Utilisation Request. Terms defined in the Senior Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.We wish to borrow a Loan on the following terms:
(a)Borrower: [●]
(b)Proposed Utilisation Date: [●] (or, if that is not a Business Day, the next Business Day)
(c)Amount: $[●] or, if less, the Available Facility
(d)Interest Period: [●]
3.We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) of the Senior Facility Agreement is satisfied on the date of this Utilisation Request.
4.[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan].]
/ [The proceeds of this Loan should be credited to [insert relevant Offshore Proceeds Account].]
5.[We confirm that there are sufficient funds (cash in hand, cashflow, debt and equity) available to us and the Parent Obligor Group to meet all of the Parent Obligor Group’s forecast expenditure.]
6.[The Obligors’ Agent has confirmed that each Finance Party has completed all money laundering rules and regulations, “know your customer” and similar checks, including the PATRIOT Act, that it is required to carry out in relation to the Borrower at least five days prior to the date of this Utilisation Request.]1
7.This Utilisation Request is irrevocable.

Yours faithfully
authorised signatory for [Borrower]

1    Note to Draft: To be inserted in the initial Utilisation Request to be delivered by each of VAALCO West Bakr Inc. and VAALCO NW Gharib Inc.

Schedule 4
Form of Transfer Certificate

To:    [●] as Agent, [●] as Onshore (Gabon) Security Agent and [●] as Offshore Security Agent
From: [The Existing Lender[s]] (the “Existing Lender[s]”) and [The New Lender] (the “New Lender”)
Copy: [●] as Onshore (Egypt) Security Agent
Dated:
[Gabonese formalities to be considered, if any]
Project Archway – up to $[],000,000 Borrowing Base Facility Agreement dated [] (the “Senior Facility Agreement”)
1.We refer to the Senior Facility Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Senior Facility Agreement. Terms defined in the Senior Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.
2.We refer to Clause 27.5 (Procedure for Transfer) of the Senior Facility Agreement:
(a)The Existing Lender[s] and [the] [each] New Lender agree to the Existing Lender[s] transferring to [the] [each] New Lender[s] by novation and in accordance with Clause 27.5 (Procedure for Transfer) all of the Existing [Lender’s] [Lenders’] rights and obligations (including a proportionate part of the security interest under the Transaction Security Documents governed by Swedish law) under the Senior Facility Agreement and the other Finance Documents which relate to that portion of the Existing [Lender’s] [Lenders’] Commitment(s) and participations in Loans under the Senior Facility Agreement as specified in the Schedule.
(b)The proposed Transfer Date is [●].
(c)The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 38.2 (Addresses) are set out in the Schedule.
3.[The] [Each] New Lender expressly acknowledges the limitations on the Existing [Lender’s] [Lenders’] obligations set out in paragraph (c) of Clause 27.4 (Limitation of Responsibility of Existing Lenders).
4.[The New Lender] [New Lender] confirms that it is not a member of the VAALCO Energy Group or any Affiliate of any member of the VAALCO Energy Group.
5.This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
6.This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
7.This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:    The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender[s]]

By:

[New Lender[s]]

By:
This Agreement is accepted as a Transfer Certificate for the purposes of the Senior Facility Agreement by the Agent and the Transfer Date is confirmed as [●].

[Agent]

By:

[Onshore (Gabon) Security Agent]

By:

[Offshore Security Agent]

By:
Note:    This Transfer Certificate does not effect a transfer of Hedging Agreements. The Existing Lender should consider how it wishes to address its position under Hedging Agreements.

Schedule 5
Form of Assignment Agreement

To:    [●] as Agent, [●] as Onshore (Gabon) Security Agent, [●] as Offshore Security Agent and [●] as
the Obligors’ Agent, for and on behalf of each Obligor
From: [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)
Copy: [●] as Onshore (Egypt) Security Agent
Dated:
Project Archway – up to $[],000,000 Borrowing Base Facility Agreement dated [] (the “Senior Facility Agreement”)
1.We refer to the Senior Facility Agreement. This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Senior Facility Agreement. Terms defined in the Senior Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.
2.We refer to Clause 27.6 (Procedure for Assignment) of the Senior Facility Agreement:
(a)The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Senior Facility Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Senior Facility Agreement as specified in the Schedule.
(b)The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Senior Facility Agreement specified in the Schedule.
(c)The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
3.The proposed Transfer Date is [●].
4.On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.
5.The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 38.2 (Addresses) are set out in the Schedule.
6.The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).
7.The New Lender confirms that it is not a member of the VAALCO Energy Group or an Affiliate of a member of the VAALCO Energy Group.
8.This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 27.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Obligors’ Agent), to the Obligors’ Agent (on behalf of each Obligor) of the assignment referred to in this Agreement.

9.This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
10.This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
11.This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Commitment/rights and obligations to be transferred by assignment, release and accession
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender[s]]

By:

[New Lender[s]]

By:
This Agreement is accepted as an Assignment Agreement for the purposes of the Senior Facility Agreement by the Agent and the Transfer Date is confirmed as [●].
Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Onshore (Gabon) Security Agent]

By:

[Offshore Security Agent]

By:
Note:    This Assignment Agreement does not effect a transfer of Hedging Agreements. The Existing Lender should consider how it wishes to address its position under Hedging Agreement.

Schedule 6
Form of Accession Documents

Part 1
Form of Hedge Counterparty Accession Deed
To:    [●] as Agent
From: [Name of new Secured Hedge Counterparty]
Project Archway – up to $[],000,000 Borrowing Base Facility Agreement dated [●] (the “Senior
Facility Agreement”)
1.We refer to the Senior Facility Agreement. This deed (the “Hedge Counterparty Accession Deed”) shall take effect as a Hedge Counterparty Accession Deed for the purposes of the Senior Facility Agreement. Terms defined in the Senior Facility Agreement have the same meaning in this Hedge Counterparty Accession Deed.
2.[●] agrees to become a Secured Hedge Counterparty and to be bound by the terms of the Senior Facility Agreement and the other Finance Documents as a Secured Hedge Counterparty, pursuant to Clause 27.8 (Accession of Hedge Counterparties).
3.[New Secured Hedge Counterparty’s] administrative detail for the purposes of the Senior Facility Agreement are as follows:
Address:
Fax No.:
Attention:
4.This Hedge Counterparty Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Executed as a Deed
By:    [insert name of company]

Director director/secretary]
or

[Executed as a Deed
By:    [insert name of company]

Signature of Director Name of Director
in the presence of

Signature of witness Name of witness Address of witness Occupation of witness] Address:
Fax:
This Hedge Counterparty Accession Deed is accepted by the Agent:

The Agent
[Full Name of Current Agent]

By: Date:

Part 2
Form of Obligor Accession Deed
To:    [Agent]
From: [New Obligor] and Obligors’ Agent Dated:
Dear Sir or Madam,
Project Archway – up to $[],000,000 Borrowing Base Facility Agreement dated [] (the “Senior Facility Agreement”)
1.We refer to the Senior Facility Agreement. This is an Obligor Accession Deed. Terms defined in the Senior Facility Agreement have the same meaning in this Obligor Accession Deed unless given a different meaning in this Obligor Accession Deed.
2.[[●] agrees to become a [[Borrower] [and] [a] [Guarantor]] and to be bound by the terms of the Senior Facility Agreement and the other Finance Documents as [[Borrower] [and] [a] [Guarantor]]. [●] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a [limited liability] company with registered number [●].]
3.[●]’s administrative details are as follows:
Address:
Fax No:
Attention:
4.This Obligor Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
5.[This Obligor Accession Deed is entered into by deed].2

Yours faithfully

authorised signatory for [●]

authorised signature for Obligor’s Agent
This Obligor Accession Deed is accepted by the Agent.
[Agent]
By:

2    Note to Draft: If this is to be entered into as a deed, execution blocks will need to be adjusted as appropriate.

Schedule 7
Form of Compliance Certificate

To:    [●] as Agent From: [Obligors’ Agent] Dated:
Dear Sirs
Project Archway – up to $[],000,000 Borrowing Base Facility Agreement dated [●] (the “Senior
Facility Agreement”)
1.We refer to the Senior Facility Agreement. This is a Compliance Certificate. Terms defined in the Senior Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.We confirm that the ratio of Total Net Indebtedness to EBITDAX of the VAALCO Energy Group for the Relevant Period ended [] is not greater than 3:1.
3.We confirm that as at [] the ratio of the Total Corporate Sources of the VAALCO Energy Group to the Total Corporate Uses of the VAALCO Energy Group is not less than 1:1.
4.We confirm that as at [] the DSCR is not less than 1.2:1.
5.[We confirm that no Default or Event of Default has occurred or is continuing.]*

Signed
of [Obligors’ Agent]

Director

Signed
of [Obligors’ Agent]

Director
Notes:
*    If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 8
Form of Increase Confirmation

To:    [●] as Agent, [●] as Onshore (Gabon) Security Agent, [●] as Offshore Security Agent and [●] as
the Obligors’ Agent, for and on behalf of each Obligor From: [Increase Lender/ ] (the “Increase Lender”)
Copy: [●] as Onshore (Egypt) Security Agent
Dated:
Project Archway – up to $[],000,000 Borrowing Base Facility Agreement dated [●] (the “Senior
Facility Agreement”)
1.We refer to the Senior Facility Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Senior Facility Agreement. Terms defined in the Senior Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.
2.We refer to [Clause 2.2 (Increase due to Cancellation)] / [Clause 2.5 (Accordion)] of the Senior Facility Agreement.
3.The [Increase Lender] agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Senior Facility Agreement.
4.The proposed date on which the increase in relation to the [Increase Lender] and the Relevant Commitment is to take effect (the “Increase Date”) is [●].
5.On the Increase Date, the [Increase Lender] becomes party to the relevant Finance Documents as a Lender.
6.The Facility Office and address, fax number and attention details for notices to the [Increase Lender] for the purposes of Clause 38.2 (Addresses) are set out in the Schedule.
7.The [Increase Lender] expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of Clause 2.2 (Increase due to Cancellation).
8.This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
9.This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
10.This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note: The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Relevant Commitment/rights and obligations to be assumed by the Increase Lender
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:
This Agreement is accepted as an Increase Confirmation for the purposes of the Senior Facility Agreement by the Agent, and the Increase Date is confirmed as [●].

[Agent]

By:

[Onshore (Gabon) Security Agent]

By:

[Offshore Security Agent]

By:

Schedule 9
Form of Resignation Letter

To:    [●] as Agent
From: [name of resigning Borrower/Guarantor] and [●] (the “Obligors’ Agent”)
Dated: [●]
Project Archway – up to $[●],000,000 Borrowing Base Facility Agreement dated [●] (the “Senior
Facility Agreement”)
1.We refer to the Senior Facility Agreement. This is a Resignation Letter (the “Resignation Letter”). Terms defined in the Senior Facility Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2.Pursuant to [Clause 28.3 (Resignation of a Borrower)] / [Clause 28.5 (Resignation of a Guarantor)] of the Senior Facility Agreement, we request that [name of resigning Borrower/Guarantor] be released from its obligations as a [Borrower] / [Guarantor] under the Senior Facility Agreement.
3.We confirm that:
(a)no Default is continuing or would result from the acceptance of this request;
(b)[the obligations of [name of resigning Borrower] in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect and the amount guaranteed by it as a Guarantor is not decreased;]3
(c)[no payment is due from [name of resigning Guarantor] under Clause 19.1 (Guarantee and Indemnity) of the Senior Facility Agreement;] and4
(d)[name of resigning Borrower/Guarantor] is under no actual or contingent obligations as a [Borrower] / [Guarantor] under any Finance Documents.
4.This Resignation Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Resignation Letter.
5.This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

3    Note to Draft: To be inserted if the resigning Borrower is also a Guarantor under the Senior Facility Agreement.
4    Note to Draft: To be inserted in the case of a resigning Guarantor.

[resigning Borrower / Guarantor]

By:

[Obligors’ Agent]

By:

This letter is accepted as a Resignation Letter for the purposes of the Senior Facility Agreement by the Agent.

[Agent]

By:

Schedule 10

[*****]

Schedule 11 Hedging Policy
1.Introduction
(a)This Hedging Policy applies to the Parent Obligor Group.
(b)All hedging transactions entered into by a member of the Parent Obligor Group shall be implemented and adhered to in accordance with this Hedging Policy and in accordance with the terms and conditions of the Finance Documents (“Permitted Hedging Transactions”).
2.Purpose
The purpose of this Hedging Policy is to ensure that in relation to the Facility and the Borrowing Base Assets, the Obligors have (a) appropriate controls governing their use of financial derivative transactions and (b) a prudent approach to mitigating their exposure to fluctuations in (i) commodity prices in energy markets and (ii) foreign exchange and interest rates in capital markets.
3.Interest Rate Hedging
(a)Subject to paragraph (b) below, any Obligor may enter into Permitted Hedging Transactions which relate to interest rate hedging in respect of amounts outstanding under the Facility in the ordinary course of treasury management and not for speculative purposes.
(b)The Obligors shall ensure that, at any time, not more than 100 per cent. of amounts outstanding under the Facility shall be hedged under interest rate hedging agreements.
4.Foreign Exchange Hedging
The Obligors may enter into Permitted Hedging Transactions which relate to foreign exchange hedging in respect of amounts outstanding under the Facility in the ordinary course of treasury management and not for speculative purposes.
5.Commodity Hedging
If the aggregate amount of the Loans exceeds 35 per cent. of the lower of (a) the applicable Total Commitments and (b) the applicable Borrowing Base Amount, the Obligors shall be required to enter into a hedging agreement covering:
(a)at least 40 per cent. of its projected production volumes for the immediately following six months as set out in the then-current Banking Case; and
(b)at least 30 per cent. of its projected production volumes for the subsequent period of six months as set out in the then-current Banking Case.
The Obligors shall comply with the following requirements in relation to any such hedging arrangements:

(c)no more than 100 per cent. of the most recent unmodified forecast 2P reserves related to the Borrowing Base Assets that constitute “Proved plus Probable Reserves” in accordance with the June 2018 SPE / WPC / AAPG / SPEE / SEG / EAGE / SPWLA Petroleum

Resources Management System may be hedged in respect of any period using any commodity hedging transaction including (but not limited to) any transaction which is a forward rate agreement, option, future, swap, cap, floor and any combination of the foregoing;
(d)the maximum tenor of each commodity hedging transaction must not exceed five years, unless an extension of that period is approved by the Majority Lenders; and
(e)each commodity hedging transaction must be in the ordinary course of treasury management and not for speculative purposes.
6.Hedging with non Lenders
Any Obligor may enter into any Permitted Hedging Transactions with any Acceptable Unsecured Hedging Entity on an unsecured basis; provided that, at all times the aggregate amount of all such unsecured hedging liabilities does not exceed 35 per cent. of an Obligor’s total hedging liabilities in relation to the Borrowing Base Assets at such time.

Schedule 12 Transaction Security Documents
For the purposes of this Agreement “Transaction Security Documents” means each of the following documents evidencing Transaction Security together with any other document entered into by an Obligor or a Security Grantor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.
1.Transaction Security Documents to be delivered as a Condition Precedent to the submission of the Initial Utilisation Request
(a)A first ranking English law security agreement entered into by each Obligor creating security in favour of the Offshore Security Agent over any English law intercompany loans made by that Obligor, Hedging Agreements to which that Obligor is a party, that Obligor’s insurances governed by English law and each Offtake Agreement governed by English law to which that Obligor is a party.
(b)A first ranking English law security agreement entered into by VAALCO Gabon creating security in favour of the Offshore Security Agent over each Offtake Agreement to which is a party.
(c)A first ranking Swedish law share pledge entered into by VAALCO Energy Cote d’Ivoire Holding AB creating security over the entire issued share capital of VAALCO CDI.
(d)A first ranking Swedish law share pledge entered into by VAALCO Energy Cote d’Ivoire AB creating security over the entire issued share capital of VAALCO Energy Cote d’Ivoire Holding AB.
(e)A first ranking Swedish law share pledge entered into by VAALCO Energy (Holdings), LLC creating security over the entire issued share capital of VAALCO Energy Cote d’Ivoire AB.
(f)A first ranking Swedish law security agreement entered into by VAALCO Energy Cote d’Ivoire AB creating security over each Existing Intercompany Loan to which it is a party.
(g)A first ranking Turks and Caicos Islands law charge of certified shares agreement entered into by VAALCO Energy (Holdings), LLC creating security over the entire issued share capital of VAALCO Egypt.
(h)A first ranking Turks and Caicos Islands law charge of certified shares agreement entered into by VAALCO Egypt creating security over the entire issued share capital of each of (i) VAALCO West Gharib Inc., (ii) VAALCO West Bakr Inc. and (iii) VAALCO NW Gharib Inc.
(i)A first ranking New York law security agreement entered into by the Parent creating security over the entire issued share capital of VAALCO Etame.
(j)A first ranking New York law security agreement entered into by the Parent, VAALCO Egypt and VAALCO Etame over each Existing Intercompany Loan to which the Parent, VAALCO Egypt or VAALCO Etame is a party.

(k)A first ranking Mauritius law security agreement entered into by each Offshore Proceeds Account Holding Obligor creating security over each of their respective Offshore Proceeds Accounts.
(l)A first ranking Egyptian law governed account pledge agreement in respect of the bank accounts in the Arab Republic Egypt and made between VAALCO West Gharib Inc. and the Onshore Account Bank in Egypt.
(m)An Egyptian law governed irrevocable payment instruction issued by each of the Egyptian Borrowers to the Egyptian General Petroleum Corporation in respect of proceeds of each Initial Egyptian Borrowing Base Asset.
(n)A Gabonese law governed security agreement entered into by VAALCO Etame creating security over the entire issued share capital of VAALCO Gabon.
(o)A Gabonese law governed security agreement entered into by VAALCO Gabon creating security over the Onshore Account of VAALCO Gabon held by the Onshore Account Bank in Gabon.

Schedule 13
Initial Borrowing Base Asset
The interest of each relevant Obligor in the following Licences (together with that Obligor’s interests under all related field documentation and all related facilities and infrastructure):

Licence	Field Name	Working Interest	Paying Interest	Operator	Country
CI-40	Baobab Field	27.39%	30.43%	CNR International (Côte d’Ivoire) SARL	Côte d’Ivoire
Etame Marin Permit	(a)Etame (b)South East Etame (c)Ebouri (d)Avouma (e)North Tchibala (f)South Tchibala	58.81%	63.575%	VAALCO Gabon S.A.	Gabon
Initial Egyptian Field Licence which contains: (a)West Gharib (b)West Bakr (c)North West Gharib	(a)West Gharib (i)Hana/Hana West (ii)East Arta (iii)Arta (iv)Hoshia (b)West Bakr (i)H Field (ii)K Field (iii)M Field (c)North West Gharib (i)NWG-38	100%	NA	PetroBakr Petroleum Company S.A.E.	Egypt

Schedule 14 Offtaker Whitelist
[*****]

SIGNATORIES

VAALCO Energy, Inc.
as the Parent

By:	/s/ Ronald Bain
Name:	Ronald Bain
Title:	Chief Financial Officer

VAALCO Energy, Inc.
as an Original Borrower

By:	/s/ Ronald Bain
Name:	Ronald Bain
Title:	Chief Financial Officer

VAALCO Gabon (Etame), Inc.
as an Original Borrower

By:	/s/ Ronald Bain
Name:	Ronald Bain
Title:	Chief Financial Officer

VAALCO Energy Cote d’Ivoire SPE AB (formerly known as SPE CI AB)
as an Original Borrower

By:	/s/ Ronald Bain
Name:	Ronald Bain
Title:	Director

VAALCO West Gharib Inc.
(formerly known as TransGlobe West Gharib Inc.)
as an Original Borrower

By:	/s/ Iman Hill
Name:	Iman Hill
Title: Director	Director

VAALCO West Bakr Inc.
(formerly known as TransGlobe West Bakr Inc.)
as an Original Borrower

By:	/s/ Iman Hill
Name:	Iman Hill
Title: Director	Director

VAALCO NW Gharib Inc.
(formerly known as TG NW Gharib Inc.)
as an Original Borrower

By:	/s/ Iman Hill
Name:	Iman Hill
Title: Director	Director

VAALCO Energy, Inc.
as an Original Guarantor

By:	/s/ Ronald Bain
Name:	Ronald Bain
Title:	Chief Financial Officer

VAALCO Gabon (Etame), Inc.
as an Original Guarantor

By:	/s/ Ronald Bain
Name:	Ronald Bain
Title:	Chief Financial Officer

VAALCO Egypt Holdings Inc.
(formerly known as TransGlobe Petroleum International Inc.)
as an Original Guarantor

By:	/s/ Iman Hill
Name:	Iman Hill
Title: Director	Director

VAALCO Energy Cote d’Ivoire Holding AB (formerly known as SPE CI Holding AB)
as an Original Guarantor

By:	/s/ Ronald Bain
Name:	Ronald Bain
Title:	Director

VAALCO Energy Cote d’Ivoire AB
(formerly known as Svenska Petroleum Exploration Aktiebolag)
as an Original Guarantor

By:	/s/ Ronald Bain
Name:	Ronald Bain
Title:	Director

VAALCO Energy Cote d’Ivoire SPE AB (formerly known as SPE CI AB)
as an Original Guarantor

By:	/s/ Ronald Bain
Name:	Ronald Bain
Title:	Director

VAALCO West Gharib Inc.
(formerly known as TransGlobe West Gharib Inc.)
as an Original Guarantor

By:	/s/ Iman Hill
Name:	Iman Hill
Title: Director	Director

VAALCO West Bakr Inc.
(formerly known as TransGlobe West Bakr Inc.)
as an Original Guarantor

By:	/s/ Iman Hill
Name:	Iman Hill
Title: Director	Director

VAALCO NW Gharib Inc.
(formerly known as TG NW Gharib Inc.)
as an Original Guarantor

By:	/s/ Iman Hill
Name:	Iman Hill
Title: Director	Director

VAALCO Gabon S.A.
as an Original Guarantor

By:	/s/ Ronald Bain
Name:	Ronald Bain
Title:	Chief Financial Officer of VAALCO Energy Inc

The Standard Bank of South Africa Limited, Isle of Man Branch
as an Original Lender

By:	/s/ Odete Lauritzson
Name:	Odete Lauritzson
Title:	Executive

FirstRand Bank Limited, acting through its Rand Merchant Bank Division as an Original Lender

By:	/s/ Werner Joubert
Name:	Werner Joubert
Title:	Authorised signatory

By:	/s/ Charlotte Armstrong-Kingsley
Name:	Charlotte Armstrong-Kingsley
Title:	Authorised signatory

The Mauritius Commercial Bank Limited
as an Original Lender

By:	/s/ Vij Dhayan
Name:	Vij Dhayan
Title:	Senior Relationship Manager

By:	/s/ Hashim Oozeer
Name:	Hashim Oozeer
Title:	Credit Manager

Glencore Energy UK Ltd.
as an Original Lender

By:	/s/ Ann V. Nash
Name:	Ann V. Nash
Title:	Authorised signatory

The Standard Bank of South Africa Limited, Isle of Man Branch
as a Mandated Lead Arranger

By:	/s/ Odete Lauritzson
Name:	Odete Lauritzson
Title:	Executive

The Mauritius Commercial Bank Limited
as a Mandated Lead Arranger

By:	/s/ Vij Dhayan
Name:	Vij Dhayan
Title:	Senior Relationship Manager

By:	/s/ Hashim Oozeer
Name:	Hashim Oozeer
Title:	Credit Manager

Glencore Energy UK Ltd.
as a Mandated Lead Arranger

By:	/s/ Ann V. Nash
Name:	Ann V. Nash
Title:	Authorised signatory

FirstRand Bank Limited, acting through its Rand Merchant Bank Division as a Mandated Lead Arranger

By:	/s/ Werner Joubert
Name:	Werner Joubert
Title:	Authorised signatory

By:	/s/ Charlotte Armstrong-Kingsley
Name:	Charlotte Armstrong-Kingsley
Title:	Authorised signatory

The Standard Bank of South Africa Limited, Isle of Man Branch
as the Bookrunner

By:	/s/ Odete Lauritzson
Name:	Odete Lauritzson
Title:	Executive

The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division)
as the Agent

By:	/s/ Venashan V Seerangam
Name:	Venashan V Seerangam
Title:	Vice President: Agency Front Office

The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division)
as the Offshore Security Agent

By:	/s/ Venashan V Seerangam
Name:	Venashan V Seerangam
Title:	Vice President: Agency Front Office

The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division)
as the Onshore (Gabon) Security Agent

By:	/s/ Venashan V Seerangam
Name:	Venashan V Seerangam
Title:	Vice President: Agency Front Office

The Standard Bank of South Africa Limited
as the Modelling Bank

By:	/s/ Odete Lauritzson
Name:	Odete Lauritzson
Title:	Executive

The Standard Bank of South Africa Limited
as the Technical Bank

By:	/s/ Odete Lauritzson
Name:	Odete Lauritzson
Title:	Executive